UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

On September 15, 2008, Merrill Lynch & Co., Inc. and Bank of America Corporation announced a strategic business combination in which a subsidiary of Bank of America will merge with and into Merrill Lynch. If the merger is completed, holders of Merrill Lynch common stock will have a right to receive 0.8595 of a share of Bank of America common stock for each share of Merrill Lynch common stock held immediately prior to the merger. In connection with the merger, Bank of America expects to issue approximately 1.710 billion shares of common stock and 359,100 shares of preferred stock (the terms of which are described starting on page 93).

The market value of the merger consideration will fluctuate with the market price of Bank of America common stock. The following table shows the closing sale prices of Bank of America common stock and Merrill Lynch common stock as reported on the New York Stock Exchange on September 12, 2008, the last trading day before public announcement of the merger, and on October 30, 2008, the last practicable trading day before the distribution of this document. This table also shows the implied value of the merger consideration proposed for each share of Merrill Lynch common stock, which we calculated by multiplying the closing price of Bank of America common stock on those dates by 0.8595, the exchange ratio.

			Implied Value of One
	Bank of America	Merrill Lynch	Share of Merrill Lynch
	Common Stock	Common Stock	Common Stock

At September 12, 2008	$33.74	$17.05	$29.00
At October 30, 2008	$22.78	$17.78	$19.58

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and holders of Merrill Lynch common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Merrill Lynch common stock for shares of Bank of America common stock in the merger, except with respect to any cash received instead of fractional shares of Bank of America common stock. However, under some circumstances described in this document, the merger will not qualify as a reorganization, and each of us has agreed that in such circumstances we would complete the merger on a taxable basis.

The market prices of both Bank of America common stock and Merrill Lynch common stock will fluctuate before the merger. You should obtain current stock price quotations for Bank of America common stock and Merrill Lynch common stock. Bank of America common stock is quoted on the NYSE under the symbol “BAC.” Merrill Lynch common stock is quoted on the NYSE under the symbol “MER.”

At a special meeting of Bank of America stockholders, Bank of America stockholders will be asked to vote on the issuance of Bank of America common stock in the merger and certain other matters. The stock issuance proposal requires the votes cast in favor of such proposal to exceed the votes cast against such proposal at the special meeting by holders of Bank of America common stock and 7% Cumulative Redeemable Preferred Stock, Series B, which we refer to as Series B Preferred Stock, voting together without regard to class.

At a special meeting of Merrill Lynch stockholders, Merrill Lynch stockholders will be asked to vote on the adoption of the merger agreement and certain other matters. To adopt the merger agreement and to approve the related certificate amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Merrill Lynch common stock entitled to vote.

Holders of Merrill Lynch preferred stock and holders of depositary shares representing Merrill Lynch preferred stock are not entitled to and are not being requested to vote at the Merrill Lynch special meeting.

The Bank of America board of directors unanimously recommends that Bank of America stockholders vote FOR the proposal to issue shares of Bank of America common stock in the merger and FOR the other related proposals.

The Merrill Lynch board of directors unanimously recommends that Merrill Lynch stockholders vote FOR adoption of the merger agreement and FOR the other related proposals.

This document describes the special meetings, the merger, the documents related to the merger and other related matters. Please carefully read this entire document, including “Risk Factors” beginning on page 23 for a discussion of the risks relating to the proposed merger. You also can obtain information about our companies from documents that each of us has filed with the Securities and Exchange Commission.

KENNETH D. LEWIS Chairman, Chief Executive Officer and President Bank of America Corporation	JOHN A. THAIN Chairman and Chief Executive Officer Merrill Lynch & Co., Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Bank of America common stock or preferred stock to be issued under this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this document is October 31, 2008, and it is first being mailed or otherwise delivered to Bank of America and Merrill Lynch stockholders on or about November 3, 2008.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Merrill Lynch & Co., Inc. (Merrill Lynch) will hold a special meeting of stockholders at Merrill Lynch Headquarters, 4 World Financial Center, New York, NY at 8:00 a.m., local time, on December 5, 2008 to consider and vote upon the following matters:

•	a proposal to adopt the Agreement and Plan of Merger, dated as of September 15, 2008, by and between Merrill Lynch & Co., Inc. and Bank of America Corporation, as such agreement may be amended from time to time;

•	a proposal to amend the restated certificate of incorporation of Merrill Lynch, contingent upon the approval of the foregoing proposal and satisfaction of all other conditions to the closing of the merger set forth in the merger agreement, and effective immediately prior to the effective time of the merger, to provide that holders of 9.00% Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock, Series 2, and the 9.00% Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock, Series 3, shall be entitled to 600 votes per share, and to vote together as a single class with, the holders of Merrill Lynch common stock on matters submitted for a vote of such holders; and

•	a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to adopt the foregoing proposals.

The Merrill Lynch board of directors has fixed the close of business on October 10, 2008 as the record date for the holders of Merrill Lynch common stock for the special meeting. The Merrill Lynch & Co., Canada Ltd. (Merrill Lynch Canada) board of directors has fixed the close of business on October 21, 2008 as the record date for the holders of exchangeable securities issued by Merrill Lynch Canada for the special meeting. Only Merrill Lynch stockholders (including holders of exchangeable securities issued by Merrill Lynch Canada) of record at the applicable time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. In order for the merger and the certificate amendment proposal to be approved, the holders of at least a majority of the Merrill Lynch shares outstanding and entitled to vote thereon must vote in favor of adoption of the merger agreement and approval of the certificate amendment.

Regardless of whether you plan to attend the special meeting, please submit your proxy with voting instructions. Please vote as soon as possible by accessing the internet site listed on the Merrill Lynch proxy card, by calling the toll-free number listed on the Merrill Lynch proxy card or by submitting your proxy card by mail. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instruction form included with these materials and forwarded to you by your bank or broker. This voting instruction form provides instructions on voting by mail, telephone or the internet at www.proxyvote.com. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of Merrill Lynch common stock who is present at the special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the special meeting in the manner described in the accompanying document.

If you plan to attend, we ask that you notify our Corporate Secretary by calling (212) 670-0432 or sending an email to corporate_secretary@ml.com.

Holders of Merrill Lynch preferred stock and holders of depositary shares representing Merrill Lynch preferred stock are not entitled to and are not being requested to vote at the special meeting.

The Merrill Lynch board of directors, by unanimous vote at a meeting duly called, approved the merger and the merger agreement and unanimously recommends that Merrill Lynch stockholders vote “FOR” adoption of the merger agreement and “FOR” approval of the related certificate amendment proposal and “FOR” the adjournment of the Merrill Lynch special meeting if necessary or appropriate to permit further solicitation of proxies.

Please do not send any stock certificates at this time.

BY ORDER OF THE BOARD OF DIRECTORS,

Judith A. Witterschein
Corporate Secretary

October 31, 2008

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY, REGARDLESS
OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING.

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates by reference important business and financial information about Bank of America and Merrill Lynch from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from the appropriate company at the following addresses:

Bank of America Corporation	Merrill Lynch & Co., Inc.
Bank of America Corporate Center	222 Broadway — 17th Floor
100 N. Tryon Street	New York, New York 10038
Charlotte, North Carolina 28255	Attention: Judith A. Witterschein
Investor Relations	Corporate Secretary
Telephone: (704) 386-5681	Telephone: (212) 670-0432

You will not be charged for any of these documents that you request. Bank of America and Merrill Lynch stockholders requesting documents should do so by November 28, 2008, in order to receive them before their respective special meetings.

You should rely only on the information contained or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated October 31, 2008, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to Merrill Lynch stockholders or Bank of America stockholders nor the issuance by Bank of America of shares of Bank of America common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this document regarding Merrill Lynch has been provided by Merrill Lynch and information contained in this document regarding Bank of America has been provided by Bank of America.

See “Where You Can Find More Information” on page 123.

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ii

APPENDICES

APPENDIX A
Agreement and Plan of Merger, dated as of September 15, 2008, by and between Merrill Lynch & Co., Inc. and Bank of America Corporation (including Amendment No. 1, dated as of October 21, 2008)	A-1
APPENDIX B
Stock Option Agreement, dated as of September 15, 2008, by and between Merrill Lynch & Co., Inc. and Bank of America Corporation	B-1
APPENDIX C
Opinion of J.C. Flowers & Co. LLC	C-1
APPENDIX D
Opinion of Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC	D-1
APPENDIX E
Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated	E-1
APPENDIX F
Amendment to Bank of America’s 2003 Key Associate Stock Plan, as Amended and Restated	F-1

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QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETINGS

Q:	What do Merrill Lynch stockholders need to do now?

A:	After you have carefully read this document and have decided how you wish to vote your shares, please vote your shares promptly. Please vote as soon as possible by accessing the internet site listed on the Merrill Lynch proxy card, by calling the toll-free number listed on the Merrill Lynch proxy card or by submitting your proxy card by mail. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instruction form included with these materials and forwarded to you by your bank or broker. This voting instruction form provides instructions on voting by mail, telephone or the internet at www.proxyvote.com. Submitting your proxy card or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the Merrill Lynch special meeting. If you participate in the Merrill Lynch Retirement Accumulation Plan, the Merrill Lynch Employee Stock Ownership Plan or the Merrill Lynch 401(k) Savings & Retirement Plan, and your account has investments in shares of Merrill Lynch common stock, you must provide voting instructions to the plan trustee (either via the proxy card or by internet or telephone) in order for your shares to be voted as you instruct. If no voting instructions are received, the trustees will vote these shares in the same ratio as the shares for which voting instructions have been provided. Your voting instructions will be held in strict confidence. If you participate in the Merrill Lynch Employee Stock Purchase Plan, your shares must be voted in order to count. If you would like to attend the Merrill Lynch special meeting, see “Can I attend the Merrill Lynch special meeting and vote my shares in person?”

Q:	What do Bank of America stockholders need to do now?

A:	After you have carefully read this document and have decided how you wish to vote your shares, please vote promptly by accessing the internet site listed on your proxy card, by calling the toll-free number listed on your proxy card or by submitting your proxy card by mail. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Submitting your proxy card or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the Bank of America special meeting; see “Can I attend the Bank of America special meeting and vote my shares in person?” If you participate in The Bank of America 401(k) Plan, The Bank of America 401(k) Plan for Legacy Companies or the Countrywide Financial Corporation 401(k) Savings and Investment Plan and your account has investments in shares of Bank of America common stock, you must provide voting instructions to the plan trustees (either via the proxy card or by internet or telephone) in order for your shares to be voted as you instruct. If no voting instructions are received, your shares will not be voted. Your voting instructions will be held in strict confidence.

Q:	Why is my vote as a Merrill Lynch stockholder important?

A:	If you do not vote by proxy, telephone or internet or vote in person at the Merrill Lynch special meeting, it will be more difficult for Merrill Lynch to obtain the necessary quorum to hold its special meeting. In addition, your failure to vote, by proxy, telephone, internet or in person, will have the same effect as a vote against adoption of the merger agreement and approval of the related certificate amendment. The merger agreement must be adopted and the related certificate amendment must be approved by the holders of a majority of the outstanding shares of Merrill Lynch common stock entitled to vote at a special meeting. The Merrill Lynch board of directors unanimously recommends that you vote to adopt the merger agreement and approve the related certificate amendment.

Q:	Why is my vote as a Bank of America stockholder important?

A:	If you do not vote by proxy, telephone or internet or vote in person at the Bank of America special meeting, it will be more difficult for Bank of America to obtain the necessary quorum to hold its special meeting. In addition, your failure to vote, by proxy telephone, internet or in person, will have the same effect as a vote against the proposal to increase the number of authorized shares of Bank of America common stock. The proposal to increase the number of authorized shares of Bank of America common stock must be approved by the holders of a majority of the votes represented by the outstanding shares of Bank of

America common stock and Series B Preferred Stock entitled to vote at its special meeting, voting together without regard to class. Under Delaware law, the affirmative vote of a majority of the votes represented by the outstanding shares of Bank of America common stock entitled to vote at the special meeting, counted separately as a class without the Series B Preferred Stock, is also required to increase the number of authorized shares of Bank of America common stock. In addition, the proposals to issue Bank of America common stock in the merger and to amend the Stock Plan each require the votes cast in favor of each such proposal to exceed the votes cast against such proposal at the special meeting, assuming a quorum. The Bank of America board of directors unanimously recommends that you vote to approve the issuance of the common stock in the merger, the increase the number of authorized shares of common stock and the amendment to the Stock Plan.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker cannot vote your shares without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker. Without instructions, your shares will not be voted, which will have the effect described below.

Q:	What if I abstain from voting or fail to instruct my broker?

A:	If you are a Merrill Lynch stockholder and you abstain from voting or fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, a “broker non-vote,” the abstention or broker non-vote will be counted toward a quorum at the Merrill Lynch special meeting, but it will have the same effect as a vote against adoption of the merger agreement and against approval of the related certificate amendment. With respect to the proposal to adjourn the special meeting if necessary or appropriate in order to solicit additional proxies, an abstention will have the same effect as a vote against this proposal. If you fail to instruct your broker to vote your shares your broker may vote your shares in its discretion on this proposal.

If you are a Bank of America stockholder, an abstention or broker non-vote will be counted toward a quorum at the Bank of America special meeting, but it will have the same effect as a vote against the proposal to increase the number of authorized shares of Bank of America common stock. Abstentions from voting, as well as broker non-votes, are not treated as votes cast and, therefore, will have no effect on the proposal to approve the issuance of shares of Bank of America common stock in the merger or the proposal to amend the Stock Plan, assuming a quorum.

Q:	Can I attend the Merrill Lynch special meeting and vote my shares in person?

A:	Yes. All holders of Merrill Lynch common stock and exchangeable shares (issued by one of Merrill Lynch’s Canadian subsidiaries, each exchangeable into one share of Merrill Lynch common stock), including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Merrill Lynch special meeting. Holders of record of Merrill Lynch common stock and exchangeable shares as of their respective record dates can vote in person at the Merrill Lynch special meeting. If you are not a stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Merrill Lynch special meeting. If you plan to attend the Merrill Lynch special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. Merrill Lynch reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification.

Q:	Can I attend the Bank of America special meeting and vote my shares in person?

A:	Yes. All holders of Bank of America common stock and Series B Preferred Stock, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Bank of America special meeting. Holders of Bank of America common stock and Series B Preferred Stock can vote in person at the Bank of America special meeting. If you are not a stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the Bank of America special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. Bank of America reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification.

Q:	Will Merrill Lynch be required to submit the merger agreement to its stockholders even if the Merrill Lynch board of directors has withdrawn, modified or qualified its recommendation?

A:	Yes. Unless the merger agreement is terminated before the Merrill Lynch special meeting, Merrill Lynch is required to submit the merger agreement to its stockholders even if the Merrill Lynch board of directors has withdrawn, modified or qualified its recommendation, consistent with the terms of the merger agreement.

Q:	Will Bank of America be required to submit the proposal to issue shares of Bank of America common stock in the merger to its stockholders even if the Bank of America board of directors has withdrawn, modified or qualified its recommendation?

A:	Yes. Unless the merger agreement is terminated before the Bank of America special meeting, Bank of America is required to submit the proposal to issue shares of Bank of America common stock in the merger to its stockholders even if the Bank of America board of directors has withdrawn, modified or qualified its recommendation, consistent with the terms of the merger agreement.

Q:	Is the merger expected to be taxable to Merrill Lynch stockholders?

A:	The merger is currently intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and holders of Merrill Lynch common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Merrill Lynch common stock for shares of Bank of America common stock in the merger, except with respect to cash received instead of fractional shares of Bank of America common stock.

However, as discussed below under “Recent Developments,” under some circumstances Merrill Lynch may issue preferred stock to the U.S. Treasury pursuant to the Treasury’s Capital Purchase Program. Because that issuance would prevent the merger from qualifying as a “reorganization,” both Bank of America and Merrill Lynch have agreed that they would waive the tax opinion conditions to completion of the merger that would otherwise apply and complete the merger as a taxable transaction. If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the merger generally will be a taxable transaction to you, and you will generally recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of the value of the Bank of America common stock plus the amount of any cash received instead of fractional shares of Bank of America common stock and (ii) your adjusted tax basis in the shares of Merrill Lynch common stock exchanged in the merger.

You should read “United States Federal Income Tax Consequences of the Merger” beginning on page 97 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:	If I am a Merrill Lynch stockholder, can I change or revoke my vote?

A:	Yes. Regardless of the method you used to cast your vote, if you are a holder of record, you may change your vote by signing and returning a new proxy card with a later date, by calling the toll-free number listed on the Merrill Lynch proxy card or by accessing the internet site listed on the Merrill Lynch proxy card by 11:59 p.m. Eastern time on December 4, 2008, or by attending the Merrill Lynch special meeting and voting by ballot at the special meeting.

If you are a Merrill Lynch stockholder of record and wish to revoke rather than change your vote, you must send written, signed revocation to Merrill Lynch & Co., Inc., c/o BroadRidge Financial Services, Registered Issuer Client Services Department, 51 Mercedes Way, Edgewood, NY 11717, which must be received by 11:59 p.m. Eastern time on December 4, 2008. You must include your control number.

If you hold your shares in street name, and wish to change or revoke your vote, please refer to the information on the voting instruction form included with these materials and forwarded to you by your bank, broker or other holder of record to see your voting options.

Any holder of Merrill Lynch common stock entitled to vote in person at the Merrill Lynch special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence of a stockholder at the special meeting will not constitute revocation of a previously given proxy.

Q:	If I am a Bank of America stockholder, can I change my vote?

A:	Yes. You may revoke any proxy at any time before it is voted by signing and returning a proxy card with a later date, delivering a written revocation letter pursuant to the instructions below, or by attending the Bank of America special meeting in person, notifying the Corporate Secretary and voting by ballot at the special meeting. Bank of America stockholders may send their written revocation letter to Bank of America Corporation, Attention: Corporate Secretary, 101 S. Tryon Street, NC1-002-29-01, Charlotte, North Carolina 28255. If you have voted your shares by telephone or through the internet, you may revoke your prior telephone or internet vote by recording a different vote using telephone or internet voting, or by signing and returning a proxy card dated as of a date that is later than your last telephone or internet vote.

Any stockholder entitled to vote in person at the Bank of America special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying the Secretary of Bank of America) of a stockholder at the special meeting will not constitute revocation of a previously given proxy.

Q:	If I am a Merrill Lynch stockholder with shares represented by stock certificates, should I send in my Merrill Lynch stock certificates now?

A:	No. You should not send in your Merrill Lynch stock certificates at this time. After the merger, Bank of America will send you instructions for exchanging Merrill Lynch stock certificates for the merger consideration. Unless Merrill Lynch stockholders specifically request to receive Bank of America stock certificates, the shares of Bank of America stock they receive in the merger will be issued in book-entry form. Please do not send in your stock certificates with your proxy card.

Q:	When do you expect to complete the merger?

A:	We currently expect to complete the merger on or after December 31, 2008. However, we cannot assure you when or if the merger will occur. We must first obtain the approvals of Merrill Lynch and Bank of America stockholders at the special meetings and the required regulatory approvals described below in “Regulatory Approvals Required for the Merger.”

Q:	Whom should I call with questions?

A:	Merrill Lynch stockholders should call Georgeson Inc., Merrill Lynch’s proxy solicitor, toll-free at (866) 873-6990 about the merger and related transactions. Bank of America stockholders should call Laurel Hill Advisory Group, LLC, Bank of America’s proxy solicitor, toll-free at (866) 889-7083.

SUMMARY

This summary highlights material information from this document. It may not contain all of the information that is important to you. We urge you to carefully read the entire document and the other documents to which we refer in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” on page 123. Each item in this summary refers to the page of this document on which that subject is discussed in more detail. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

In the Merger, Merrill Lynch Stockholders Will Have a Right to Receive 0.8595 of a Share of Bank of America Common Stock per Share of Merrill Lynch Common Stock (page 76)

We are proposing the merger of Merrill Lynch with MER Merger Corporation, referred to as Merger Sub, which is a newly formed wholly owned subsidiary of Bank of America. If the merger is completed, Merrill Lynch will survive as a consolidated subsidiary of Bank of America, and Merrill Lynch common stock will no longer be publicly traded. Under the terms of the merger agreement, holders of Merrill Lynch common stock will have the right to receive 0.8595 of a share of Bank of America common stock for each share of Merrill Lynch common stock held immediately prior to the merger. Bank of America will not issue any fractional shares of Bank of America common stock in the merger. Holders of Merrill Lynch common stock who would otherwise be entitled to a fractional share of Bank of America common stock will instead receive an amount in cash based on the net proceeds from the sale in the open market by the exchange agent, on behalf of all such holders, of the aggregate fractional shares of Bank of America common stock that would otherwise have been issued.

Example: If you hold 100 shares of Merrill Lynch common stock, you will have a right to receive 85 shares of Bank of America common stock and a cash payment instead of the 0.95 shares of Bank of America common stock that you otherwise would have received.

What Holders of Merrill Lynch Stock Options and Other Equity-Based Awards Will Receive (page 76)

Upon completion of the merger, Merrill Lynch stock options, restricted shares, restricted share units, capital accumulation units, referred to as cap units, and deferred equity units that are outstanding immediately before completion of the merger will become stock options, restricted shares, restricted share units, cap units and deferred equity units, respectively, of or on shares of Bank of America common stock. The number of common shares subject to these stock options, stock appreciation rights, restricted share units, cap units, and deferred equity units, and the exercise price of the Merrill Lynch stock options, will be adjusted based on the exchange ratio of 0.8595. In addition, the Merrill Lynch 1986 Employee Stock Purchase Plan will be assumed by Bank of America in connection with the merger, with Bank of America common stock being substituted for Merrill Lynch common stock.

Treatment of Merrill Lynch Preferred Stock in the Merger (page 77)

Upon completion of the merger, (i) each share of Merrill Lynch Floating Rate Non-Cumulative Preferred Stock, Series 1, referred to as Merrill Lynch Preferred Stock Series 1, issued and outstanding immediately prior to completion of the merger will be converted into one share of Bank of America Floating Rate Non-Cumulative Preferred Stock, Series 1, referred to as Bank of America Preferred Stock Series 1, (ii) each share of Merrill Lynch Floating Rate Non-Cumulative Preferred Stock, Series 2, referred to as Merrill Lynch Preferred Stock Series 2, issued and outstanding immediately prior to completion of the merger will be converted into one share of Bank of America Floating Rate Non-Cumulative Preferred Stock, Series 2, referred to as Bank of America Preferred Stock Series 2, (iii) each share of Merrill Lynch 6.375% Non-Cumulative Preferred Stock, Series 3, referred to as Merrill Lynch Preferred Stock Series 3, issued and outstanding immediately prior to completion of the merger will be converted into one share of Bank of America 6.375% Non-Cumulative Preferred Stock, Series 3, referred to as Bank of America Preferred Stock Series 3, (iv) each share of Merrill Lynch Floating Rate Non-Cumulative Preferred Stock, Series 4, referred to as Merrill Lynch Preferred Stock Series 4, issued and outstanding immediately prior to completion of the merger will be converted into one share of Bank of America Floating Rate Non-Cumulative Preferred Stock, Series 4, referred to as Bank of America Preferred Stock Series 4, (v) each share of Merrill Lynch Floating Rate Non-

Cumulative Preferred Stock, Series 5, referred to as Merrill Lynch Preferred Stock Series 5, issued and outstanding immediately prior to completion of the merger will be converted into one share of Bank of America Floating Rate Non-Cumulative Preferred Stock, Series 5, referred to as Bank of America Preferred Stock Series 5, (vi) each share of Merrill Lynch 6.70% Noncumulative Perpetual Preferred Stock, Series 6, referred to as Merrill Lynch Preferred Stock Series 6, issued and outstanding immediately prior to completion of the merger will be converted into one share of Bank of America 6.70% Noncumulative Perpetual Preferred Stock, Series 6, referred to as Bank of America Preferred Stock Series 6, (vii) each share of Merrill Lynch 6.25% Noncumulative Perpetual Preferred Stock, Series 7, referred to as Merrill Lynch Preferred Stock Series 7, issued and outstanding immediately prior to completion of the merger will be converted into one share of Bank of America 6.25% Noncumulative Perpetual Preferred Stock, Series 7, referred to as Bank of America Preferred Stock Series 7, and (viii) each share of Merrill Lynch 8.625% Non-Cumulative Preferred Stock, Series 8, referred to as Merrill Lynch Preferred Stock Series 8, issued and outstanding immediately prior to completion of the merger will be converted into one share of Bank of America 8.625% Non-Cumulative Preferred Stock, Series 8, referred to as Bank of America Preferred Stock Series 8.

The terms of the Bank of America Preferred Stock Series 1, Bank of America Preferred Stock Series 2, Bank of America Preferred Stock Series 3, Bank of America Preferred Stock Series 4, Bank of America Preferred Stock Series 5, Bank of America Preferred Stock Series 6, Bank of America Preferred Stock Series 7, and Bank of America Preferred Stock Series 8 will be substantially identical to the terms of the corresponding series of Merrill Lynch preferred stock, except for the additional voting rights described in “The Merger Agreement — Treatment of Merrill Lynch Preferred Stock,” starting on page 77. We sometimes refer to the Bank of America Preferred Stock Series 1, Bank of America Preferred Stock Series 2, Bank of America Preferred Stock Series 3, Bank of America Preferred Stock Series 4, Bank of America Preferred Stock Series 5, Bank of America Preferred Stock Series 6, Bank of America Preferred Stock Series 7, and Bank of America Preferred Stock Series 8, collectively, as the “New Bank of America Preferred Stock.”

Each outstanding share of Merrill Lynch non-convertible preferred stock is presently represented by depositary shares, or Merrill Lynch Depositary Shares, that are listed on the New York Stock Exchange and represent (a) with respect to the Merrill Lynch Preferred Stock Series 6 and Merrill Lynch Preferred Stock Series 7, a one-fortieth interest in a share of Merrill Lynch preferred stock and (b) with respect to the Merrill Lynch Preferred Stock Series 1, Merrill Lynch Preferred Stock Series 2, Merrill Lynch Preferred Stock Series 3, Merrill Lynch Preferred Stock Series 4, Merrill Lynch Preferred Stock Series 5 and Merrill Lynch Preferred Stock Series 8, a one-twelve hundredth interest in a share of Merrill Lynch preferred stock.

Each share of 9.00% Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock, Series 2, and the 9.00% Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock, Series 3, outstanding immediately prior to the completion of the merger shall remain issued and outstanding and shall have the rights, privileges, powers and preferences as set forth in Merrill Lynch’s certificate of incorporation, as amended by the certificate amendment described herein.

Holders of Merrill Lynch preferred stock and Merrill Lynch Depositary Shares are not entitled to vote on the merger or at the special meeting.

Treatment of Exchangeable Shares of Merrill Lynch & Co., Canada Ltd. (page 79)

In accordance with the terms of the merger agreement, Merrill Lynch is obligated to redeem the exchangeable shares of Merrill Lynch & Co., Canada Ltd., referred to as Merrill Lynch Canada. The documents governing the exchangeable shares provide that, as a result of the merger being proposed, Merrill Lynch Canada has the right to cause the redemption (or repurchase by an affiliate of Merrill Lynch Canada) of the exchangeable shares in accordance with their terms. Merrill Lynch Canada has determined to exercise its right to redeem the exchangeable shares and its affiliate has determined to exercise its overriding right to purchase the exchangeable shares on the redemption date. The redemption date is the later of the fifth Toronto business day following the date of the special meeting and December 4, 2008. On the redemption date, holders of the exchangeable shares will be required to dispose of them in exchange for Merrill Lynch common stock on a one-for-one basis. The holders of exchangeable shares who receive such Merrill Lynch common stock, and continue to hold such Merrill Lynch common stock at the time of the completion of the merger, will subsequently receive the merger consideration in the same manner as other holders of Merrill Lynch common stock. The redemption or repurchase of the exchangeable shares will not, however, be conditional upon the completion of the merger.

Holders of Merrill Lynch Canada exchangeable shares are entitled to vote on the merger and at the Merrill Lynch special meeting.

Stock Option Agreement (page 91)

On September 15, 2008, in connection with the merger agreement, Merrill Lynch granted to Bank of America an irrevocable option to purchase, under certain circumstances, up to 19.9% of its outstanding common shares at a price, subject to certain adjustments, of $17.05 per share.

The option is not exercisable until and unless specified events relating to a competing business combination offer take place. In order for Bank of America to exercise its stock option, both an “initial” and a “subsequent” triggering event must occur prior to expiration of the option. Initial triggering events include certain events relating to a competing bid for Merrill Lynch, including: (1) board recommendation of, or entering into an agreement for, a competing acquisition transaction (including a merger or an acquisition of 10% or more of Merrill Lynch’s common stock); (2) announcement of an intention to enter into a competing transaction or to withdraw its recommendation of the merger; (3) any person acquiring 10% or more of Merrill Lynch’s common stock; (4) a bona fide competing acquisition proposal for Merrill Lynch is publicly disclosed; (5) breach of the merger agreement after Merrill Lynch is approached by a third-party bidder; or (6) filing by a third party of a notice with a bank regulatory authority regarding approval of a competing transaction. A subsequent triggering event includes any person acquiring 20% or more of the common stock of Merrill Lynch or the events in (1) above at a 20% level.

The Merger Is Currently Intended to Be Tax-Free to Merrill Lynch Stockholders as to the Shares of Bank of America Common Stock They Receive (page 97)

The merger is currently intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to our respective obligations to complete the merger that each of Bank of America and Merrill Lynch receive a legal opinion to that effect. As a reorganization, the merger generally will be tax-free to you for United States federal income tax purposes as to the shares of Bank of America common stock you receive in the merger, except for any gain or loss that may result from the receipt of cash instead of fractional shares of Bank of America common stock that you would otherwise be entitled to receive. However, as discussed below under “Recent Developments,” under some circumstances Merrill Lynch may issue preferred stock to the U.S. Treasury pursuant to the Treasury’s Capital Purchase Program. Because that issuance would prevent the merger from qualifying as a “reorganization,” both Bank of America and Merrill Lynch have agreed that they would waive the tax opinion conditions to completion of the merger that would otherwise apply and complete the merger as a transaction that will be taxable to you. If the merger is completed as a taxable transaction, you will generally recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of the value of the Bank of America common stock plus the amount of any cash received instead of fractional shares of Bank of America common stock and (ii) your adjusted tax basis in the shares of Merrill Lynch common stock exchanged in the merger.

The United States federal income tax consequences described above may not apply to all holders of Merrill Lynch common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Comparative Market Prices and Share Information (pages 21 and 117)

Bank of America common stock is quoted on the NYSE under the symbol “BAC.” Merrill Lynch common stock is quoted on the NYSE under the symbol “MER.” The following table shows the closing sale prices of Bank of America common stock and Merrill Lynch common stock as reported on the NYSE on September 12, 2008, the last trading day before we announced the merger, and on October 30, 2008, the last practicable trading day before the distribution of this document. This table also shows the implied value of the merger consideration proposed for each share of Merrill Lynch common stock, which we calculated by multiplying the closing price of Bank of America common stock on those dates by the exchange ratio of 0.8595.

			Implied Value of
			One Share of
	Bank of America	Merrill Lynch	Merrill Lynch
	Common Stock	Common Stock	Common Stock

At September 12, 2008	$33.74	$17.05	$29.00
At October 30, 2008	$22.78	$17.78	$19.58

The market price of Bank of America common stock and Merrill Lynch common stock will fluctuate prior to the merger. Merrill Lynch and Bank of America stockholders are urged to obtain current market quotations for the shares prior to making any decision with respect to the merger.

Merrill Lynch, Pierce, Fenner & Smith Incorporated Has Provided an Opinion to the Merrill Lynch Board of Directors Regarding the Exchange Ratio (page 56)

Merrill Lynch’s financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, referred to as MLPFS, delivered its opinion to the Merrill Lynch board of directors to the effect that, as of September 14, 2008 and based upon and subject to the various considerations described in its written opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of Merrill Lynch common stock.

The full text of the written opinion of MLPFS, dated September 14, 2008, which sets forth the assumptions made, procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by MLPFS in rendering its opinion, is attached hereto as Appendix E. Holders of Merrill Lynch common stock are urged to, and should, read the opinion carefully and in its entirety. MLPFS has not assumed any responsibility for updating or revising its opinion based circumstances or events occurring after the date thereof.

MLPFS provided its opinion for the use and benefit of the Merrill Lynch board of directors in connection with its consideration of the merger. The MLPFS opinion addresses only the fairness, from a financial point of view, of the exchange ratio in the merger as of September 14, 2008, the date of the MLPFS opinion. The MLPFS opinion does not address the merits of the underlying decision by Merrill Lynch to engage in the merger and does not constitute a recommendation as to how any holder of Merrill Lynch common stock should vote on the proposed merger or any other matter.

J.C. Flowers & Co. LLC and Fox-Pitt Kelton Cochran Caronia Waller Have Each Provided an Opinion to the Bank of America Board of Directors Regarding the Exchange Ratio (page 63)

Bank of America’s financial advisors, Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC, referred to as FPK, and J.C. Flowers & Co. LLC, referred to as J.C. Flowers, each delivered an opinion to the board of directors of Bank of America to the effect that, as of September 14, 2008, and based upon and subject to the various assumptions, methodologies, limitations and considerations described in such opinion, the exchange ratio to be paid by Bank of America in the merger was fair, from a financial point of view, to Bank of America.

The full text of FPK’s written opinion, dated September 14, 2008, is attached hereto as Appendix D. The full text of J.C. Flowers’ written opinion, dated September 14, 2008, is attached hereto as Appendix C. Bank of America stockholders are urged to read each of these opinions carefully and in its entirety for information regarding the assumptions made, methodologies used, factors considered and limitations upon the review undertaken by each of FPK and J.C. Flowers in rendering its opinion. Neither FPK nor J.C. Flowers has assumed any responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof.

Each of FPK and J.C. Flowers provided its opinion for the information of and assistance to the board of directors of Bank of America in connection with its consideration of the merger. Each opinion addresses only the fairness to Bank of America, from a financial point of view, of the exchange ratio to be paid by Bank of America in the merger as of September 14, 2008, the date of each opinion. Neither opinion addresses the underlying business decision of Bank of America to proceed with or effect the merger and related transactions or the relative merits of the merger as compared to other transactions that may have been available to Bank of

America. Neither opinion constitutes a recommendation to any stockholder of Bank of America as to how such stockholder should vote with respect to the issuance of Bank of America common stock or any other matter.

The Merrill Lynch Board of Directors Unanimously Recommends that Merrill Lynch Stockholders Vote “FOR” Adoption of the Merger Agreement and Approval of the Related Certificate Amendment (pages 33 and 51)

The Merrill Lynch board of directors believes that the merger is in the best interests of Merrill Lynch and its stockholders and has unanimously approved the merger and the merger agreement and the related certificate amendment. The Merrill Lynch board of directors unanimously recommends that Merrill Lynch stockholders vote “FOR” adoption of the merger agreement and “FOR” approval of the related certificate amendment.

To review the background of, and Merrill Lynch’s reasons for, the merger, as well as certain risks related to the merger, see pages 49 through 51, pages 51 through 54, and 23, respectively.

The Bank of America Board of Directors Unanimously Recommends that Bank of America Stockholders Vote “FOR” the Approval of the Issuance of Shares of Bank of America Common Stock in the Merger, the Increase in the Number of Authorized Shares of Common Stock and the Amendment to the Stock Plan (pages 29 and 54)

The Bank of America board of directors believes that the merger is in the best interests of Bank of America and its stockholders and has unanimously approved the merger and the merger agreement. The Bank of America board of directors unanimously recommends that Bank of America stockholders vote “FOR” the proposal to issue shares of Bank of America common stock in the merger.

The Bank of America board of directors also has unanimously approved the proposals to increase the authorized number of shares of Bank of America common stock and amend the Stock Plan. The Bank of America board of directors determined that the proposals are advisable and in the best interests of Bank of America and its stockholders. The Bank of America board of directors unanimously recommends that you vote “FOR” the proposals to increase the authorized number of shares of Bank of America common stock and “FOR” the amendment to the Stock Plan. The approvals of these proposals are not conditions to the consummation of the merger.

To review the background of, and Bank of America’s reasons for, the merger, as well as certain risks related to the merger, see pages 49 through 51, pages 54 through 55, and 23, respectively.

Merrill Lynch’s Executive Officers and Directors Have Financial Interests in the Merger That Differ From Your Interests (page 73)

Merrill Lynch’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Merrill Lynch stockholders. The Merrill Lynch board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to Merrill Lynch stockholders that the merger agreement be adopted.

The Merrill Lynch equity compensation plans and award agreements generally provide for, with respect to employees, the vesting and settlement of equity-based awards upon a termination of a grantee’s employment without “cause” or for “good reason” (as such terms are defined in the applicable equity compensation plan or letter agreement) in connection with the merger and, with respect to non-employee directors, the settlement of equity-based awards upon completion of the merger. Certain equity compensation awards granted to John Thain and Nelson Chai vest automatically upon a change of control. Assuming that the merger is completed on December 31, 2008, the aggregate cash value of unvested or unexercisable stock-based awards as of such date that would be settled or become exercisable due to the completion of the merger that are held as of the date hereof by each of Messrs. Thain, Chai, Gregory Fleming and Robert McCann, each of Merrill Lynch’s three other executive officers (as a group) and Merrill Lynch’s nine non-employee directors (as a group), respectively, is approximately $5,221,176, $1,174,765, $0, $0, $0 and $2,005,813, and the aggregate cash value of unvested or unexercisable stock-based awards as of such date that would not be settled or become exercisable upon completion of the merger but would be settled or become exercisable upon a qualifying termination immediately following the merger that are held as of the date hereof by each of Messrs. Thain, Chai, Fleming and McCann, each of Merrill Lynch’s three other executive officers (as a group) and Merrill Lynch’s nine non-employee directors (as a group), respectively, is approximately $3,214,985, $1,144,789, $11,361,207, $9,597,788, $34,555,074 and $0. In both cases, the estimates are based on the closing price of Bank of America’s common stock as of October 30, 2008, and attribute no value to any stock options since all stock options held by these executives would be underwater based on that price. Upon a termination without cause, certain executive officers have the right to retain their options and exercise them until the expiration of their stated term.

In connection with entering into the merger agreement, Bank of America agreed that it would work together in good faith with respect to the treatment of certain outstanding Merrill Lynch equity-based awards of certain executive officers of Merrill Lynch, including Mr. Thain. This agreement was in furtherance of discussions held earlier in the day and about which the Merrill Lynch board of directors was informed and was advised that any changes to such Merrill Lynch equity-based awards would be subject to the approval of the Management Development & Compensation Committee of the board of directors of Merrill Lynch. Bank of America has engaged in discussions with each of Messrs. Thain, Fleming, McCann and Montag concerning the terms of their employment following completion of the merger and has discussed certain compensatory arrangements with each of them. These proposed arrangements seek to ensure continued service and align the executives’ interests with the combined company after consummation of the merger. The parties have not entered into any definitive agreements, and there can be no assurance that agreement will be reached with any of the four executives. Any agreements that are entered into will not become effective unless and until the merger is completed.

Merrill Lynch executive officers and directors also have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger. Please see “The Merger — Merrill Lynch’s Officers and Directors Have Financial Interests in the Merger” beginning on page 73 for information about these financial interests.

Holders of Merrill Lynch Common Stock and Preferred Stock Do Not Have Appraisal Rights (page 69)

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the Delaware General Corporation Law. As a result of one of these exceptions, the holders of Merrill Lynch common stock and preferred stock are not entitled to appraisal rights in the merger.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 88)

Currently, we expect to complete the merger on or after December 31, 2008. As more fully described in this document and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, receipt of the requisite approvals of each company’s stockholders, the receipt of all required regulatory approvals (including approval by the Board of Governors of the Federal Reserve System), and (in most circumstances) the receipt of legal opinions by each company regarding the United States federal income tax treatment of the merger.

The merger is not conditioned upon the approval of the amendment to the Stock Plan or the adoption of the amendment to the Bank of America amended and restated certificate of incorporation to increase the number of authorized shares of Bank of America common stock.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page 89)

Merrill Lynch and Bank of America may mutually agree to terminate the merger agreement before completing the merger, even after stockholder approval, as long as the termination is approved by each of the Merrill Lynch and Bank of America boards of directors.

In addition, either Merrill Lynch or Bank of America may decide to terminate the merger agreement, even after stockholder approval,

•	if a governmental entity issues a non-appealable final order prohibiting the merger;

•	if a governmental entity which must grant a regulatory approval as a condition to the merger denies such approval of the merger and such action has become final and non-appealable;

•	if the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach within 30 days following written notice (unless it is not possible due to the nature or timing of the breach for the breaching party to cure the breach);

•	if the other party has committed a breach in any material respect of its obligation to use reasonable best efforts to obtain stockholder approval;

•	if the merger has not been completed by September 15, 2009, unless the reason the merger has not been completed by that date is a breach of the merger agreement by the company seeking to terminate the merger agreement; or

•	if Merrill Lynch stockholders do not adopt the merger agreement at the Merrill Lynch special meeting or if Bank of America stockholders do not approve the issuance of Bank of America common stock in the merger at the Bank of America special meeting.

Bank of America may terminate the merger agreement if the Merrill Lynch board of directors withdraws or adversely changes its recommendation of the merger, recommends a competing takeover proposal to acquire Merrill Lynch or fails to recommend to Merrill Lynch stockholders that they reject any other competing tender offer or exchange offer or if Merrill Lynch breaches its agreement not to solicit other offers. The stock option agreement remains in effect if the merger agreement is terminated. For a description of the stock option agreement, please refer to “Stock Option Agreement,” beginning on page 91.

Regulatory Approvals Required for the Merger (page 70)

Both Merrill Lynch and Bank of America have agreed to use reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval from or notices to the Board of Governors of the Federal Reserve System, referred to as the Federal Reserve Board, the Securities and Exchange Commission, referred to as the SEC, the Financial Industry Regulatory Authority, referred to as FINRA, the Federal Energy Regulatory Commission, referred to as FERC, the Financial Services Authority, referred to as FSA, the Financial Services Agency of Japan, the Commodity Futures Trading Commission, referred to as the CFTC, the Department of Justice, referred to as the DOJ, the Federal Trade Commission, referred to as the FTC, the Federal Deposit Insurance Corporation, referred to as the FDIC, the Utah Department of Financial Institutions, the New York Stock Exchange, referred to as the NYSE, the New York State Banking Department, various state and foreign securities, banking, consumer finance, mortgage banking and insurance authorities, various self-regulatory organizations, the filing of a joint proxy statement with the SEC, filing of a certificate of Merger with the Secretary of State of Delaware, any notices to or filings with the Small Business Administration, referred to as the SBA, and various other federal, state and foreign regulatory authorities or any courts, administrative agencies or commissions or other governmental authorities. Bank of America and Merrill Lynch have completed, or will complete, the filing of applications and notifications to obtain the required regulatory approvals. Although we do not know of any reason why we cannot obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

Board of Directors and Management of Bank of America following Completion of the Merger (page 69)

Upon completion of the merger, the board of directors of Bank of America will consist of those directors serving immediately prior to the completion of the merger and three directors to be mutually agreed upon by Bank of America and Merrill Lynch from among the people serving as directors of Merrill Lynch immediately prior to the completion of the merger.

The Rights of Merrill Lynch Stockholders will Change as a Result of the Merger (page 100)

The rights of Merrill Lynch stockholders will change as a result of the merger due to differences in Bank of America’s and Merrill Lynch’s governing documents. This document contains descriptions of stockholder rights under each of the Bank of America and Merrill Lynch governing documents, and describes the material differences between them.

Bank of America will Hold its Special Meeting on December 5, 2008 (page 27)

The Bank of America special meeting will be held on December 5, 2008, at 11:00 a.m., local time, at in the Palmetto Ballroom of the International Trade Center at 200 North College Street, Charlotte, NC. At the special meeting, Bank of America stockholders will be asked to:

•	approve the issuance of Bank of America common stock in the merger;

•	approve the amendment to the Stock Plan;

•	approve a proposal to adopt an amendment to the Bank of America amended and restated certificate of incorporation, to increase the number of authorized shares of Bank of America common stock from 7.5 billion to 10 billion; and

•	approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposals.

Record Date.  Only holders of record at the close of business October 10, 2008, will be entitled to vote at the special meeting. Each share of Bank of America common stock and Series B Preferred Stock is entitled to one vote. Holders of common stock and Series B Preferred Stock vote together without regard to class. As of the record date of October 10, 2008, there were 5,021,554,382 shares of Bank of America common stock and 7,667 shares of Series B Preferred Stock entitled to vote at the special meeting.

Required Vote.  Approval of the issuance of shares of Bank of America common stock in the merger and the amendment to the Stock Plan each requires the votes cast in favor of each such proposal to exceed the votes cast against such proposal at the special meeting by the holders of the Bank of America common stock and Series B Preferred Stock, voting together without regard to class, assuming a quorum. Because the required vote is based on the votes cast in favor of such proposal exceeding the votes cast against such proposal, your failure to vote, a broker non-vote or an abstention will not be treated as a vote cast and, therefore, will have no effect on these two proposals, assuming a quorum.

Approval of the proposal to increase the number of authorized shares of Bank of America common stock requires the affirmative vote of a majority of the votes represented by the outstanding shares of Bank of America common stock and Series B Preferred Stock entitled to vote at the special meeting, voting together without regard to class. Under Delaware law, the affirmative vote of a majority of the votes represented by the outstanding shares of Bank of America common stock entitled to vote at the special meeting, counted separately as a class without the Series B Preferred Stock, is also required to increase the number of authorized shares of Bank of America common stock. Because approval is based on the affirmative vote of a majority of votes represented by shares outstanding, the failure to vote, a broker non-vote or an abstention will have the same effect as a vote against the proposal.

If there is a quorum, approval of any necessary or appropriate adjournment of the special meeting requires the votes cast in favor of such proposal to exceed the votes cast against such proposal at the special meeting by the holders of the Bank of America common stock and Series B Preferred Stock, voting together without regard to class. In the absence of a quorum, the special meeting may be adjourned by the approval of the majority of the voting power of the outstanding shares present and entitled to vote at the special meeting.

As of the record date, directors and executive officers of Bank of America and their affiliates had the right to vote 36,507,724 shares of Bank of America common stock and no shares of Series B Preferred Stock, or 0.73% of the outstanding Bank of America shares entitled to be voted at the special meeting. We currently expect that each of these individuals will vote their shares of Bank of America common stock in favor of the proposals to be presented at the special meeting.

Merrill Lynch will Hold its Special Meeting on December 5, 2008 (page 31)

The Merrill Lynch special meeting will be held on December 5, 2008, at 8:00 a.m., local time, at Merrill Lynch Headquarters at 4 World Financial Center, New York, NY. At the special meeting, Merrill Lynch stockholders will be asked to:

•	adopt the merger agreement;

•	approve the related certificate amendment; and

•	approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposals.

Record Date.  Only holders of record of Merrill Lynch common stock at the close of business October 10, 2008 and holders of record of exchangeable shares at the close of business October 21, 2008, will be entitled to vote at the special meeting. Each share of Merrill Lynch common stock and each exchangeable share (issued by Merrill Lynch Canada and exchangeable into one share of Merrill Lynch common stock) is entitled to one vote. As of the record date of October 10, 2008, there were 1,598,690,442 shares of Merrill Lynch common stock and as of the record date of October 21, 2008, there were 1,436,244 shares of exchangeable stock entitled to vote at the special meeting.

Required Vote.  Adoption of the merger agreement and approval of the related certificate amendment each require the affirmative vote of the holders of a majority of the outstanding shares of Merrill Lynch common stock entitled to vote. Because approval is based on the affirmative vote of a majority of shares outstanding, a Merrill Lynch stockholder’s failure to vote, a broker non-vote or an abstention will have the same effect as a vote against adoption of the merger agreement and approval of the related certificate amendment.

Approval of any necessary adjournment of the special meeting may be obtained by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the special meeting. Because approval of such adjournment is based on the affirmative vote of a majority of shares present or represented, abstentions will have the same effect as a vote against this proposal. If you are a registered holder, failure to vote by proxy or in person will have the same effect as a vote against this proposal. If you hold in street name, your broker may vote your shares in its discretion on this proposal.

As of the October 10, 2008 record date, directors and executive officers of Merrill Lynch had the right to vote 2,410,356 shares of Merrill Lynch common stock, or 0.15% of the outstanding Merrill Lynch common stock entitled to be voted at the special meeting. We currently expect that each of these individuals will vote their shares of Merrill Lynch common stock in favor of the proposals to be presented at the special meeting.

Information about the Companies (page 34)

Bank of America Corporation

Bank of America Corporation is a Delaware corporation, a bank holding company and a financial holding company under U.S. federal law. Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 59 million consumer and small business relationships with more than 6,000 retail banking offices, more than 18,000 ATMs and award-winning online banking with nearly 24 million active users. The company serves clients in 175 countries and has relationships with 99 percent of the U.S. Fortune 500 companies and 80 percent of the Fortune Global 500. As of June 30, 2008, Bank of America had total consolidated assets of approximately $1.7 trillion, total consolidated deposits of approximately $785 billion and total consolidated stockholders’ equity of approximately $163 billion. Bank of America is also the parent company of Countrywide Financial Corporation, which Bank of America acquired on July 1, 2008. The principal executive offices of Bank of America are located in the Bank of America Corporate Center, 100 N. Tryon Street, Charlotte, North Carolina 28255, and its telephone number is (704) 386-5681.

Additional information about Bank of America and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page 123.

MER Merger Corporation

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Bank of America and was formed solely for the purpose of consummating the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. The principal executive offices of Merger Sub are located in the Bank of America Corporate Center, 100 N. Tryon Street, Charlotte, North Carolina, and its telephone number is (704) 386-5681.

Merrill Lynch & Co., Inc.

Merrill Lynch was formed in 1914 and became a publicly traded company on June 23, 1971. In 1973, it created the holding company, Merrill Lynch & Co., Inc., a Delaware corporation that, through its subsidiaries, is one of the world’s leading capital markets, advisory and wealth management companies with offices in 40 countries and territories and total client assets of approximately $1.6 trillion at June 27, 2008. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes, and it serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. In addition, Merrill Lynch owns a 45% voting interest and approximately half of the economic interest of BlackRock, Inc., one of the world’s largest publicly traded investment management companies with approximately $1.4 trillion in assets under management at June 30, 2008. The principal executive offices of Merrill Lynch are located at 4 World Financial Center, New York, New York 10080, and its telephone number is (212) 449-1000.

Additional information about Merrill Lynch and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page 123.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BANK OF AMERICA

Set forth below are highlights derived from Bank of America’s audited consolidated financial statements as of and for the years ended December 31, 2003 through 2007, and Bank of America’s unaudited consolidated financial statements as of and for the six months ended June 30, 2008 and 2007. The results of operations for the six months ended June 30, 2008, are not necessarily indicative of the results of operations for the full year or any other interim period. Bank of America management prepared the unaudited information on the same basis as it prepared Bank of America’s audited consolidated financial statements. In the opinion of Bank of America management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with Bank of America’s consolidated financial statements and related notes included in Bank of America’s Annual Report on Form 10-K for the year ended December 31, 2007, and Bank of America’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, which are incorporated by reference in this document and from which this information is derived. See “Where You Can Find More Information” on page 123 and “Recent Developments” on page 35.

Bank of America — Summary of Consolidated Financial Data

	Six Months Ended
	June 30,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in millions, except per share information)

Income statement
Net interest income	$20,612	$16,659	$34,433	$34,591	$30,737	$27,960	$20,505
Noninterest income	16,706	21,181	31,886	37,989	26,438	22,729	18,270
Total revenue, net of interest expense	37,318	37,840	66,319	72,580	57,175	50,689	38,775
Provision for credit losses	11,840	3,045	8,385	5,010	4,014	2,769	2,839
Noninterest expense, before merger and restructuring charges	18,377	18,126	36,600	34,792	28,269	26,394	20,155
Merger and restructuring charges	382	186	410	805	412	618	—
Income before income taxes	6,719	16,483	20,924	31,973	24,480	20,908	15,781
Income tax expense	2,099	5,467	5,942	10,840	8,015	6,961	5,019
Net income	4,620	11,016	14,982	21,133	16,465	13,947	10,762
Average common shares issued and outstanding (in thousands)	4,431,870	4,426,046	4,423,579	4,526,637	4,008,688	3,758,507	2,973,407
Average diluted common shares issued and outstanding (in thousands)	4,460,633	4,487,224	4,480,254	4,595,896	4,068,140	3,823,943	3,030,356

Performance ratios
Return on average assets	0.53%	1.44%	0.94%	1.44%	1.30%	1.34%	1.44%
Return on average common stockholders’ equity	6.06	16.86	11.08	16.27	16.51	16.47	21.50
Total ending equity to total ending assets	9.48	8.85	8.56	9.27	7.86	9.03	6.76
Total average equity to total average assets	8.98	8.66	8.53	8.90	7.86	8.12	6.69
Dividend payout	134.71	45.71	72.26	45.66	46.61	46.31	39.76

Per common share data
Earnings	$0.96	$2.47	$3.35	$4.66	$4.10	$3.71	$3.62
Diluted earnings	0.95	2.44	3.30	4.59	4.04	3.64	3.55
Dividends paid	1.28	1.12	2.40	2.12	1.90	1.70	1.44
Book value	31.11	29.95	32.09	29.70	25.32	24.70	16.86

Market price per share of common stock
Closing	$23.87	$48.89	$41.26	$53.39	$46.15	$46.99	$40.22
High closing	45.03	54.05	54.05	54.90	47.08	47.44	41.77
Low closing	23.87	48.80	41.10	43.09	41.57	38.96	32.82

Market capitalization	$106,292	$216,922	$183,107	$238,021	$184,586	$190,147	$115,926

	Six Months Ended
	June 30,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(Dollars in millions, except per share information)

Average balance sheet
Total loans and leases	$877,150	$727,193	$776,154	$652,417	$537,218	$472,617	$356,220
Total assets	1,759,770	1,541,644	1,602,073	1,466,681	1,269,892	1,044,631	749,104
Total deposits	786,813	691,898	717,182	672,995	632,432	551,559	406,233
Long-term debt	201,828	153,591	169,855	130,124	97,709	92,303	67,077
Common stockholders’ equity	140,849	130,718	133,555	129,773	99,590	84,584	50,035
Total stockholders’ equity	158,078	133,569	136,662	130,463	99,861	84,815	50,091

Asset quality
Allowance for credit losses(1)	$17,637	$9,436	$12,106	$9,413	$8,440	$9,028	$6,579
Nonperforming assets measured at historical cost(2)	9,749	2,392	5,948	1,856	1,603	2,455	3,021
Allowance for loan and lease losses as a percentage of total loans and leases outstanding measured at historical cost(3)	1.98%	1.20%	1.33%	1.28%	1.40%	1.65%	1.66%
Allowance for loan and lease losses as a percentage of total nonperforming loans and leases measured at historical cost	187	397	207	505	532	390	215
Net charge-offs	$6,334	$2,922	$6,480	$4,539	$4,562	$3,113	$3,106
Net charge-offs as a percentage of average loans and leases outstanding measured at historical cost (3,4)	1.46%	0.81%	0.84%	0.70%	0.85%	0.66%	0.87%
Nonperforming loans and leases as a percentage of total loans and leases outstanding measured at historical cost(3)	1.06	0.30	0.64	0.25	0.26	0.42	0.77
Nonperforming assets as a percentage of total loans, leases and foreclosed properties(2,3)	1.13	0.32	0.68	0.26	0.28	0.47	0.81
Ratio of the allowance for loan and lease losses at period end to net charge-offs(4)	1.34	1.54	1.79	1.99	1.76	2.77	1.98

Capital ratios (period end)
Risk-based capital:
Tier 1	8.25%	8.52%	6.87%	8.64%	8.25%	8.20%	8.02%
Total	12.60	12.11	11.02	11.88	11.08	11.73	12.05
Tier 1 Leverage	6.09	6.33	5.04	6.36	5.91	5.89	5.86

(1)	Includes the allowance for loan and lease losses, and the reserve for unfunded lending commitments.

(2)	Balances and ratios do not include nonperforming loans held-for-sale included in other assets and nonperforming available-for-sale debt securities.

(3)	Ratios do not include loans measured at fair value in accordance with Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” at and for the year ended December 31, 2007 and at and for the periods ended June 30, 2008 and 2007.

(4)	Net charge-off ratios for the six month periods are calculated on an annualized basis.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF MERRILL LYNCH

Set forth below are highlights derived from Merrill Lynch’s audited consolidated financial data as of and for the years ended on the last Friday of 2003 through 2007 and Merrill Lynch’s unaudited consolidated financial data as of and for the six months ended June 27, 2008, and June 29, 2007. The results of operations for the six months ended June 27, 2008, are not necessarily indicative of the results of operations for the full year or any other interim period. The unaudited information was prepared on the same basis as Merrill Lynch’s audited consolidated financial statements. In the opinion of Merrill Lynch management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with Merrill Lynch’s consolidated financial statements and related notes incorporated by reference within Merrill Lynch’s Annual Report on Form 10-K for the year ended December 28, 2007, and Merrill Lynch’s Quarterly Report on Form 10-Q for the quarter ended June 27, 2008, which are incorporated by reference in this document and from which this information is derived. See “Where You Can Find More Information” on page 123 and “Recent Developments” on page 35.

Merrill Lynch & Co., Inc. — Summary of Consolidated Financial Data

	Six Months Ended		Years Ended Last Friday in December
	June 27,	June 29,	2007	2006	2005	2004	2003
	2008	2007	(52 weeks)	(52 weeks)	(52 weeks)	(53 weeks)	(52 weeks)
	(Dollars in millions, except per share amounts)

Results of Operations
Total revenues	$18,742	$44,541	$62,675	$69,352	$46,848	$31,916	$27,392
Less interest expense	17,924	25,479	51,425	35,571	21,571	10,416	7,844

Revenues, net of interest expense	818	19,062	11,250	33,781	25,277	21,500	19,548
Noninterest expenses	12,230	13,335	24,081	23,971	18,516	15,992	14,474

Pre-tax (loss)/earnings from continuing operations	(11,412)	5,727	(12,831)	9,810	6,761	5,508	5,074
Income tax (benefit)/expense	(4,809)	1,687	(4,194)	2,713	1,946	1,244	1,341

Net (loss)/earnings from continuing operations	$(6,603)	$4,040	$(8,637)	$7,097	$4,815	$4,264	$3,733

Pre-tax earnings from discontinued operations	$(57)	$391	$1,397	$616	$470	$327	$146
Income tax expense (benefit)	(44)	134	537	214	169	155	43

Net (loss)/earnings from discontinued operations	$(13)	$257	$860	$402	$301	$172	$103

Net (loss)/earnings applicable to common stockholders(1)	$(7,027)	$4,173	$(8,047)	$7,311	$5,046	$4,395	$3,797
Financial Position (period end)
Total assets	$966,210	$1,076,324	$1,020,050	$841,299	$681,015	$628,098	$480,233
Short-term borrowings(2)	282,711	398,759	316,545	284,226	221,389	180,058	111,727
Deposits	100,458	82,801	103,987	84,124	80,016	79,746	79,457
Long-term borrowings	270,436	226,016	260,973	181,400	132,409	119,513	85,178
Junior subordinated notes (related to trust preferred securities)	5,193	4,403	5,154	3,813	3,092	3,092	3,203
Total stockholders’ equity	34,778	42,191	31,932	39,038	35,600	31,370	28,884
Common Share Data (in thousands, except per share amounts)
(Loss)/earnings per share:
Basic (loss)/earnings per common share from continuing operations	$(7.17)	$4.67	$(10.73)	$7.96	$5.32	$4.62	$4.10
Basic (loss)/earnings per common share from discontinued operations	(0.01)	0.31	1.04	0.46	0.34	0.19	0.12

Basic (loss)/earnings per common share	$(7.18)	$4.98	$(9.69)	$8.42	$5.66	$4.81	$4.22

	Six Months Ended		Years Ended Last Friday in December
	June 27,	June 29,	2007	2006	2005	2004	2003
	2008	2007	(52 weeks)	(52 weeks)	(52 weeks)	(53 weeks)	(52 weeks)
	(Dollars in millions, except per share amounts)

Diluted (loss)/earnings per common share from continuing operations	$(7.17)	$4.22	$(10.73)	$7.17	$4.85	$4.21	$3.77
Diluted (loss)/earnings per common share from discontinued operations	(0.01)	0.28	1.04	0.42	0.31	0.17	0.10

Diluted (loss)/earnings per common share	$(7.18)	$4.50	$(9.69)	$7.59	$5.16	$4.38	$3.87

Weighted-average shares outstanding:
Basic	978,463	837,551	830,415	868,095	890,744	912,935	900,711
Diluted	978,463	926,778	830,415	962,962	977,736	1,003,779	980,947
Shares outstanding at period-end	985,376	862,559	939,112	867,972	919,201	931,826	949,907
Book value per share	$21.43	$43.55	$29.34	$41.35	$35.82	$32.99	$29.96
Dividends paid per share	0.70	0.70	1.40	1.00	0.76	0.64	0.64
Financial Ratios
Pre-tax profit margin from continuing operations	N/M	30.0%	N/M	29.0%	26.7%	25.6%	26.0%
Return on average assets	N/M	0.4	N/M	0.9	0.7	0.8	0.8
Return on average common stockholders’ equity from continuing operations	N/M	21.4	N/M	20.1	15.0	13.8	14.4
Other Statistics
Full-time employees(3)	60,000	61,900	64,200	56,200	54,600	50,600	48,100

N/M = not meaningful

(1)	Net(loss)/earnings less preferred stock dividends.

(2)	Consists of payables under repurchase agreements and securities loaned transactions and short-term borrowings.

(3)	Excludes full-time employees on salary continuation severance of 2,800 and 300 at June 27, 2008 and June 29, 2007, and 700, 100, 200, 100 and 200 at the last Friday in December 2007, 2006, 2005, 2004, and 2003, respectively.

UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION

The following table shows unaudited pro forma combined financial information about the financial condition and results of operations, including per share data and financial ratios, after giving effect to the merger. The unaudited pro forma financial information assumes that the merger is accounted for under the purchase method of accounting with Bank of America treated as the acquirer. Under this method of accounting, the assets and liabilities of Merrill Lynch will be recorded by Bank of America at their estimated fair values as of the date the merger is completed. The table sets forth the information as if the merger had become effective on June 30, 2008, with respect to financial condition data, and on January 1, 2007, with respect to the results of operations data. The unaudited selected pro forma combined financial information has been derived from and should be read in conjunction with the consolidated financial statements and the related notes of both Bank of America and Merrill Lynch, which are incorporated in the document by reference and the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing elsewhere in this document. See “Where You Can Find More Information” on page 123 and “Unaudited Pro Forma Condensed Combined Financial Information” on page 38.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented, nor the impact of possible business model changes. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

	Six Months Ended	Twelve Months Ended
	June 30, 2008	December 31, 2007(1)
	(Dollars in millions, except per share data)

Pro Forma Combined:
Income Statement
Net interest income	$22,319	$39,925
Noninterest income	16,052	37,587
Total revenue, net of interest expense	38,371	77,512
Provision for credit losses	12,175	8,528
Noninterest expense before merger and restructuring charges	30,335	60,889
Merger and restructuring charges	827	410
Income (loss) from continuing operations before income taxes	(4,966)	7,685
Income tax expense (benefit)	(2,799)	1,615
Income (loss) from continuing operations	(2,167)	6,070
Average common shares issued and outstanding (in thousands)	5,272,859	5,137,321
Average diluted common shares issued and outstanding (in thousands)	5,272,859	5,263,289
Performance ratios
Return on average assets	(0.15)%	N/M
Return on average common stockholders’ equity	(3.38)%	N/M
Total equity to total assets (period end)	7.72%	N/M
Total average equity to total average assets	7.20%	N/M
Dividend payout ratio(2)	—	212.39

	Six Months Ended	Twelve Months Ended
	June 30, 2008	December 31, 2007(1)
	(Dollars in millions, except per share data)

Per common share data
Earnings (loss) from continuing operations	$(0.56)	$1.09
Diluted earnings (loss) from continuing operations	(0.56)	1.07
Cash dividends paid	1.28	2.40
Book value	31.96	N/M
Average balance sheet
Total loans and leases	953,674	N/M
Total assets	2,838,792	N/M
Total deposits	890,260	N/M
Long-term debt	444,153	N/M
Common stockholders’ equity	175,969	N/M
Total stockholders’ equity	204,392	N/M
Capital Ratios
Risk-based capital	7.86%	N/M
Tier 1	12.11%	N/M
Total	4.78%	N/M
Leverage

(1)	Average balance sheet amounts and capital and other ratios as of December 31, 2007 are not meaningful (N/M) as purchase accounting adjustments were calculated as of June 30, 2008.

(2)	The pro forma dividend payout ratio is not presented for the six months ended June 30, 2008 as pro forma income from continuing operations for the period is a net loss. If presented, the pro forma dividend payout ratio would be (218.06).

(3)	Bank of America’s historical per share data is as of or for the year ended December 31, 2007, and the six months ended June 30, 2008, and Merrill Lynch’s comparable information is as of or for the year ended December 28, 2007 and the six months ended June 27, 2008.

COMPARATIVE PER SHARE DATA

The following table sets forth for Bank of America common stock and Merrill Lynch common stock certain historical, pro forma and pro forma-equivalent per share financial information. In accordance with requirements of the SEC, the pro forma and pro forma-equivalent per share information gives effect to the merger as if the merger had been effective on the dates presented, in the case of the book value data, and as if the merger had become effective on January 1, 2007, in the case of the net income and dividends paid data. The unaudited pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting and represents a current preliminary estimate based on available information of the combined company’s results of operations. The pro forma financial adjustments record the assets and liabilities of Merrill Lynch at their preliminary estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. See “Unaudited Pro Forma Condensed Combined Financial Information” on page 38. The information in the following table is based on, and should be read together with, the historical financial information that we have presented in our prior filings with the SEC. See “Where You Can Find More Information” on page 123.

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and revenue enhancement opportunities. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible business model changes as a result of current market conditions which may impact revenues, expense efficiencies, asset dispositions, share repurchases and other factors. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods nor is it indicative of the results of operations in future periods or the future financial position of the combined company. The Comparative Per Share Data Table for the six months ended June 2008 and the year ended December 2007 combines the historical income per share data of Bank of America and subsidiaries and Merrill Lynch and subsidiaries giving effect to the merger as if the merger had become effective on January 1, 2007, using the purchase method of accounting. The pro forma adjustments are based upon available information and certain assumptions that the Bank of America management believes are reasonable. Upon completion of the merger, the operating results of Merrill Lynch will be reflected in the consolidated financial statements of Bank of America on a prospective basis.

	Comparative Per Share Data
				Per
	Bank of		Pro Forma	Equivalent
	America(1)	Merrill Lynch(1)	Combined(2)	MER Share(3)
Income (loss) from continuing operations for the year ended December 2007:
Basic	$3.35	$(10.73)	$1.09	$0.94
Diluted	3.30	(10.73)	1.07	0.92
Income (loss) from continuing operations for the six months ended June 2008:
Basic	0.96	(7.17)	(0.56)	(0.48)
Diluted	0.95	(7.17)	(0.56)	(0.48)
Dividends Paid:
For the year ended December 2007	2.40	1.40	2.40	2.06
For the six months ended June 2008	1.28	0.70	1.28	1.10
Book Value(4):
As of year-end December 2007	32.09	29.34	N/M	N/M
As of month-end June 2008	31.11	21.43	31.96	27.47

(1)	Bank of America’s historical per share data is as of or for the year ended December 31, 2007, and the six months ended June 30, 2008, and Merrill Lynch’s comparable information is as of or for the year ended December 28, 2007, and the six months ended June 27, 2008.

(2)	Does not reflect the impact of business model changes as a result of current market conditions which may impact revenues, expense efficiencies, asset dispositions and share repurchases, among other factors, that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

(3)	Reflects Merrill Lynch shares at the exchange ratio of 0.8595.

(4)	Book value as of December 31, 2007, is not meaningful (N/M) as purchase accounting adjustments were calculated as of June 30, 2008.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of Bank of America, Merrill Lynch and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either Bank of America or Merrill Lynch to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth on page 23 under “Risk Factors,” as well as, among others, the following:

•	those discussed and identified in public filings with the SEC made by Bank of America or Merrill Lynch;

•	completion of the merger is dependent on, among other things, receipt of stockholder and regulatory approvals, the timing of which cannot be predicted with precision and which may not be received at all;

•	the extent and duration of continued economic and market disruptions and governmental regulatory proposals to address these disruptions;

•	the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the integration of Merrill Lynch’s business and operations with those of Bank of America may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to Merrill Lynch’s or Bank of America’s existing businesses;

•	the anticipated cost savings and other synergies of the merger may take longer to be realized or may not be achieved in their entirety, and attrition in key client, partner and other relationships relating to the merger may be greater than expected;

•	decisions to restructure, divest or eliminate business units or otherwise change the business mix of either company;

•	the risk of new and changing regulation and/or regulatory actions in the U.S. and internationally; and

•	the exposure to litigation, including the possibility that litigation relating to the merger agreement and related transactions could delay or impede the completion of the merger.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Bank of America or Merrill Lynch or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document. Except to the extent required by applicable law or regulation, Bank of America and Merrill Lynch undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

RISK FACTORS

In addition to the other information included and incorporated by reference in this document, stockholders should consider the matters described below in determining whether to adopt the merger agreement and approve the related certificate amendment in the case of Merrill Lynch stockholders, and approve the issuance of Bank of America common stock in the merger, the amendment to the Stock Plan and the increase in the number of authorized shares of Bank of America common stock in the case of Bank of America stockholders.

Because the market price of Bank of America common stock will fluctuate, Merrill Lynch stockholders cannot be sure of the market value of the merger consideration they will receive.

Upon completion of the merger, each share of Merrill Lynch common stock will be converted into merger consideration consisting of 0.8595 of a share of Bank of America common stock. The market value of the merger consideration may vary from the closing price of Bank of America common stock on the date we announced the merger, on the date that this document was mailed to Merrill Lynch stockholders, on the date of the special meeting of the Merrill Lynch stockholders and on the date we complete the merger and thereafter. Any change in the market price of Bank of America common stock prior to completion of the merger will affect the market value of the merger consideration that Merrill Lynch stockholders will receive upon completion of the merger. Accordingly, at the time of the special meeting, Merrill Lynch stockholders will not know or be able to calculate the market value of the merger consideration they would receive upon completion of the merger. Neither company is permitted to terminate the merger agreement or resolicit the vote of Merrill Lynch stockholders solely because of changes in the market prices of either company’s stock. There will be no adjustment to the merger consideration for changes in the market price of either shares of Bank of America common stock or shares of Merrill Lynch common stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control. You should obtain current market quotations for shares of Bank of America common stock and for shares of Merrill Lynch common stock.

We may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining the businesses of Bank of America and Merrill Lynch. However, to realize these anticipated benefits and cost savings, we must successfully combine the businesses of Bank of America and Merrill Lynch. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

Bank of America and Merrill Lynch have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Merrill Lynch and Bank of America during such pre-merger transition period and for an undetermined period after consummation of the merger.

The market price of Bank of America common stock after the merger may be affected by factors different from those affecting the shares of Merrill Lynch or Bank of America currently.

The businesses of Bank of America and Merrill Lynch differ in important respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of Bank of America and Merrill Lynch. For a discussion of the businesses of Bank of America and Merrill Lynch and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to under “Where You Can Find More Information” beginning on page 123.

Merrill Lynch stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Merrill Lynch’s stockholders currently have the right to vote in the election of the board of directors of Merrill Lynch and on other matters affecting Merrill Lynch. When the merger occurs, each Merrill Lynch stockholder that receives shares of Bank of America common stock will become a stockholder of Bank of America with a percentage ownership of the combined organization that is much smaller than the stockholder’s percentage ownership of Merrill Lynch. It is expected that the former stockholders of Merrill Lynch as a group will own less than 23% of the outstanding shares of Bank of America immediately after the merger. Because of this, Merrill Lynch’s stockholders will have less influence on the management and policies of Bank of America than they now have on the management and policies of Merrill Lynch.

Termination of the merger agreement could negatively impact Merrill Lynch.

If the merger agreement is terminated, there may be various consequences including:

•	Merrill Lynch’s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger; and

•	the market price of Merrill Lynch common stock might decline to the extent that the current market price reflects a market assumption that the merger will be completed.

If the merger agreement is terminated and Merrill Lynch’s board of directors seeks another merger or business combination, Merrill Lynch stockholders cannot be certain that Merrill Lynch will be able to find a party willing to pay an equivalent or more attractive price than the price Bank of America has agreed to pay in the merger.

The opinions obtained by Merrill Lynch and Bank of America from their respective financial advisors will not reflect changes in circumstances between signing the merger agreement and the merger.

Neither Merrill Lynch nor Bank of America has obtained updated opinions as of the date of this document from its financial advisors. Changes in the operations and prospects of Bank of America or Merrill Lynch, general market and economic conditions and other factors that may be beyond the control of Bank of America and Merrill Lynch, and on which each financial advisor’s opinion was based, may significantly alter the value of Bank of America or Merrill Lynch or the prices of shares of Bank of America common stock or Merrill Lynch common stock by the time the merger is completed. None of the opinions speaks as of the time the merger will be completed or as of any date other than the date of such opinions. Because neither Merrill Lynch nor Bank of America currently anticipates asking any of its financial advisors to update its respective opinion, none of the opinions will address the fairness of the exchange ratio from a financial point of view at the time the merger is completed. Each of the Merrill Lynch board of directors’ recommendation that Merrill Lynch stockholders vote “FOR” adoption of the merger agreement and “FOR” approval of the related certificate amendment, and the Bank of America board of directors’ recommendation that Bank of America stockholders vote “FOR” approval of the issuance of shares of Bank of America common stock in the merger, however, is as of the date of this document. For a description of the opinions that Merrill Lynch and Bank of America received from their respective financial advisors, please refer to “The Merger — Opinion of Merrill Lynch’s Financial Advisor” and “The Merger — Opinions of Bank of America’s Financial Advisors”. For a description of the other factors considered by Merrill Lynch’s board of directors and Bank of America’s board of directors in determining to approve the merger, please refer to “The Merger — Merrill Lynch’s Reasons for the Merger; Recommendation of the Merrill Lynch Board of Directors” and “The Merger — Bank of America’s Reasons for the Merger; Recommendation of the Bank of America Board of Directors”.

The merger agreement limits Merrill Lynch’s ability to pursue alternatives to the merger.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, limit Merrill Lynch’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of the company. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Merrill Lynch from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror’s proposing to pay a lower per share price to acquire Merrill Lynch than it might otherwise have proposed to pay. Merrill Lynch can consider and participate in discussions and negotiations with respect to an alternative proposal so long as the Merrill Lynch board of directors determines in good faith (after consultation with legal counsel) that failure to do so would cause it to violate its fiduciary duties to Merrill Lynch stockholders under applicable law.

The merger is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on the combined company following the merger.

Before the merger may be completed, various approvals or consents must be obtained from the Federal Reserve Board and various domestic and foreign bank regulatory, securities, antitrust, insurance and other authorities. These governmental entities, including the Federal Reserve Board, may impose conditions on the completion of the merger or require changes to the terms of the merger. Although Bank of America and Merrill Lynch do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Bank of America following the merger, any of which might have a material adverse effect on Bank of America following the merger.

The merger is subject to closing conditions, including stockholder approval, that, if not satisfied or waived, will result in the merger not being completed, which may result in material adverse consequences to Merrill Lynch’s business and operations.

The merger is subject to closing conditions, including the approval of Merrill Lynch and Bank of America stockholders that, if not satisfied, will prevent the merger from being completed. The closing condition that Merrill Lynch stockholders adopt the merger agreement, and the closing condition that Bank of America stockholders approve the issuance of Bank of America common stock in the merger, may not be waived under applicable law and must be satisfied for the merger to be completed. Merrill Lynch currently expects that all directors and executive officers of Merrill Lynch will vote their shares of Merrill Lynch common stock in favor of the proposals presented at the special meeting. Bank of America currently expects that all directors and officers of Bank of America will vote their shares of Bank of America common stock in favor of the proposals presented at the special meeting. If Merrill Lynch’s stockholders do not adopt the merger agreement or if Bank of America’s stockholders do not approve the issuance of Bank of America common stock in the merger and the merger is not completed, the resulting failure of the merger could have a material adverse impact on Merrill Lynch’s business and operations. In addition to the required approvals and consents from governmental entities and the approval of Merrill Lynch and Bank of America stockholders, the merger is subject to a number of other conditions beyond Bank of America’s and Merrill Lynch’s control that may prevent, delay or otherwise materially adversely affect its completion. We cannot predict whether and when these other conditions will be satisfied. See “The Merger Agreement — Conditions to Complete the Merger” beginning on page 88.

Merrill Lynch officers and directors have financial interests in the merger that differ from the interests of Merrill Lynch stockholders.

Merrill Lynch’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Merrill Lynch’s stockholders. The members of the Merrill Lynch board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to Merrill Lynch stockholders that the merger agreement be adopted. Please see “The Merger — Merrill Lynch’s Officers and Directors Have Financial Interests in the Merger” beginning on page 73 for information about these financial interests.

The shares of Bank of America common stock to be received by Merrill Lynch stockholders as a result of the merger will have different rights from the shares of Merrill Lynch common stock.

Upon completion of the merger, Merrill Lynch stockholders will become Bank of America stockholders and their rights as stockholders will be governed by the certificate of incorporation and bylaws of Bank of America. The rights associated with Merrill Lynch common stock are different from the rights associated with Bank of America common stock. Please see “Comparison of Stockholders’ Rights” beginning on page 100 for a discussion of the different rights associated with Bank of America common stock.

The merger may be a taxable transaction to you.

The merger is currently intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and holders of Merrill Lynch common stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Merrill Lynch common stock for shares of Bank of America common stock in the merger, except with respect to cash received instead of fractional shares of Bank of America common stock. However, if Merrill Lynch issues preferred stock to the U.S. Treasury pursuant to the CPP, the merger will not qualify as a reorganization, and the parties have agreed to waive the tax opinion closing conditions. In the event that the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the merger generally will be a taxable transaction to you, and you will generally recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of the value of the Bank of America common stock plus the amount of any cash received instead of fractional shares of Bank of America common stock and (ii) your adjusted tax basis in the shares of Merrill Lynch common stock exchanged in the merger. You should read “United States Federal Income Tax Consequences of the Merger” beginning on page 97 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

THE BANK OF AMERICA SPECIAL MEETING

This section contains information about the special meeting of Bank of America stockholders that has been called to consider and approve the issuance of shares of Bank of America common stock in the merger, the amendment to the Stock Plan and the increase in the number of authorized shares of Bank of America common stock.

Together with this document, Bank of America is also sending you a notice of the special meeting and a form of proxy that is solicited by the Bank of America board of directors. The special meeting will be held on December 5, 2008, at 11:00 a.m., local time, in the Palmetto Ballroom of the International Trade Center at 200 North College St., Charlotte, NC.

Matters to Be Considered

The purpose of the special meeting is to vote on

•	a proposal for approval of the issuance of shares of Bank of America common stock to the stockholders of Merrill Lynch in the merger;

•	a proposal to approve an amendment to the Stock Plan;

•	a proposal to adopt an amendment to the Bank of America amended and restated certificate of incorporation to increase the number of authorized shares of Bank of America common stock from 7.5 billion to 10 billion; and

•	a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposals.

Proxies

Each copy of this document mailed to holders of Bank of America common stock and Series B Preferred Stock is accompanied by a form of proxy with instructions for voting by mail, by telephone or through the internet. If you hold stock in your name as a stockholder of record and are voting by mail, you should complete and return the proxy card accompanying this document to ensure that your vote is counted at the special meeting, or at any adjournment or postponement of the special meeting, regardless of whether you plan to attend the special meeting. You may also vote your shares by telephone or through the internet. Information and applicable deadlines for voting by telephone or through the internet are set forth in the enclosed proxy card instructions.

If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker.

If you hold stock in your name as a stockholder of record, you may revoke any proxy at any time before it is voted by signing and returning a proxy card with a later date, delivering a written revocation letter to Bank of America’s Secretary, or by attending the special meeting in person, notifying the Secretary, and voting by ballot at the special meeting. If you have voted your shares by telephone or through the internet, you may revoke your prior telephone or internet vote by recording a different vote, or by signing and returning a proxy card dated as of a date that is later than your last telephone or internet vote.

Any stockholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying the Secretary) of a stockholder at the special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:
Bank of America Corporation
101 S. Tryon Street
NC1-002-29-01
Charlotte, North Carolina 28255

Attention:	Alice A. Herald
Corporate Secretary

If your shares are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via internet or telephone. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval of the issuance of shares of Bank of America common stock in the merger, “FOR” approval of the amendment to the Stock Plan, “FOR” approval of the charter amendment to increase the number of authorized shares of Bank of America common stock and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposals. According to the Bank of America restated bylaws, business to be conducted at a special meeting of stockholders may only be brought before the meeting by means of Bank of America’s notice of the meeting or otherwise properly brought before the meeting by or at the direction of the Bank of America board of directors. No matters other than the matters described in this document are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

Solicitation of Proxies

Bank of America will bear the entire cost of soliciting proxies from its stockholders. In addition to solicitation of proxies by mail, Bank of America will request that banks, brokers, and other record holders send proxies and proxy material to the beneficial owners of Bank of America common stock and Series B Preferred Stock and secure their voting instructions. Bank of America will reimburse the record holders for their reasonable expenses in taking those actions. Bank of America has also made arrangements with Laurel Hill Advisory Group, LLC to assist it in soliciting proxies and has agreed to pay them $50,000, plus reasonable expenses for these services. If necessary, Bank of America may use several of its regular employees, who will not be specially compensated, to solicit proxies from Bank of America stockholders, either personally or by telephone, facsimile, letter or other electronic means.

Record Date

The close of business on October 10, 2008, has been fixed as the record date for determining the Bank of America stockholders entitled to receive notice of and to vote at the special meeting. At that time, 5,021,554,382 shares of Bank of America common stock were outstanding, held by approximately 259,955 holders of record, and 7,667 shares of Series B Preferred Stock, held by approximately 30 holders of record.

Voting Rights and Vote Required

The presence, in person or by proxy, of the holders of a majority of the aggregate number of outstanding shares of Bank of America common stock and Series B Preferred Stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

Approval of the issuance of shares of Bank of America common stock in the merger and the amendment to the Stock Plan each requires the votes cast in favor of each such proposal to exceed the votes cast against such proposal at the special meeting by the holders of the Bank of America common stock and Series B Preferred Stock, voting together without regard to class, assuming a quorum. Because the required vote is based on the votes cast in favor of such proposal exceeding the votes cast against such proposal, your failure to vote, a broker non-vote or an abstention will not be treated as a vote cast and, therefore, will have no effect on these proposals, assuming a quorum.

Approval of the proposal to increase the number of authorized shares of Bank of America common stock requires the affirmative vote of a majority of the votes represented by the outstanding shares of Bank of America common stock and Series B Preferred Stock entitled to vote at the special meeting, voting together without regard to class. Under Delaware law, the affirmative vote of a majority of the votes represented by the outstanding shares of Bank of America common stock entitled to vote at the special meeting, counted separately as a class without the Series B Preferred Stock, is also required to increase the number of authorized shares of Bank of America common stock. Because approval is based on the affirmative vote of a majority of votes represented by shares outstanding, the failure to vote, a broker non-vote or an abstention will have the same effect as a vote against.

If there is a quorum, approval of any necessary or appropriate adjournment of the special meeting requires the votes cast in favor of such proposal to exceed the votes cast against such proposal at the special meeting by the holders of the Bank of America common stock and Series B Preferred Stock, voting together without regard to class. In the absence of a quorum, the special meeting may be adjourned by the approval of the majority of the voting power of the outstanding shares present and entitled to vote at the special meeting.

If you participate in The Bank of America 401(k) Plan, The Bank of America 401(k) Plan for Legacy Companies or the Countrywide Financial Corporation 401(k) Savings and Investment Plan and your account has investments in shares of Bank of America common stock, you must provide voting instructions to the plan trustees (either via the proxy card or by internet or telephone) in order for your shares to be voted as you instruct. If no voting instructions are received, your shares will not be voted. Your voting instructions will be held in strict confidence.

The Bank of America board of directors urges Bank of America stockholders to promptly vote by: completing, dating, and signing the accompanying proxy card and to return it promptly in the enclosed postage-paid envelope; calling the toll-free number listed in the proxy card instructions if voting by telephone; or accessing the internet site listed in the proxy card instructions if voting through the internet. If you hold your stock in “street name” through a bank or broker, please vote by following the voting instructions of your bank or broker.

Stockholders will vote at the meeting by ballot. Votes cast at the meeting, in person or by proxy, will be tallied by Bank of America’s Inspector of Election.

As of the record date:

•	Directors and executive officers of Bank of America had the right to vote 36,507,724 shares of Bank of America common stock and no shares of Series B Preferred Stock, or 0.73% of the outstanding Bank of America shares entitled to vote at the special meeting. We currently expect that each of these individuals will vote their shares of Bank of America common stock in favor of the proposals to be presented at the special meeting.

Recommendation of the Bank of America Board of Directors

The Bank of America board of directors has unanimously approved and adopted the merger agreement and the transactions it contemplates, including the merger. The Bank of America board of directors determined that the merger, merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Bank of America and its stockholders and unanimously recommends that you vote “FOR” approval of the issuance of shares of Bank of America common stock in the merger. See “The Merger — Bank of America’s Reasons for the Merger; Recommendation of the Bank of America Board of Directors” on page 54 for a more detailed discussion of the Bank of America board of directors’ recommendation.

The Bank of America board of directors also has unanimously approved the proposals to increase the authorized number of shares of Bank of America common stock and amend the Stock Plan. The Bank of America board of directors determined that the proposals are advisable and in the best interests of Bank of America and its stockholders. The Bank of America board of directors unanimously recommends that you vote “FOR” the proposals to increase the authorized number of shares of Bank of America common stock and to approve the amendment to the Stock Plan.

Attending the Meeting

All holders of Bank of America common stock and Series B Preferred Stock, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Stockholders of record can vote in person at the special meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

THE MERRILL LYNCH SPECIAL MEETING

This section contains information about the special meeting of Merrill Lynch stockholders that has been called to consider and adopt the merger agreement and to approve the related certificate amendment.

Together with this document, Merrill Lynch is also sending you a notice of the special meeting and a form of proxy that is solicited by the Merrill Lynch board of directors. The special meeting will be held on December 5, 2008, at 8:00 a.m., local time, at Merrill Lynch headquarters, 4 World Financial Center, New York, NY, 10038.

Matters to Be Considered

The purpose of the special meeting is to vote on:

•	a proposal for adoption of the merger agreement;

•	a proposal to amend the restated certificate of incorporation of Merrill Lynch, contingent upon the approval of the foregoing proposal and satisfaction of all other conditions to the closing of the merger set forth in the merger agreement, and effective immediately prior to the effective time of the merger, to provide that holders of 9.00% Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock, Series 2 and 9.00% Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock, Series 3 will vote together as a single class with holders of Merrill Lynch common stock on all matters presented for a vote of such holders and will be entitled to 600 votes per share; and

•	a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposals.

The certificate amendment is a technical change necessitated by the fact that the series of convertible preferred stock will remain Merrill Lynch securities (though they will be convertible into Bank of America common stock) immediately following the completion of the merger, and will not impact the current voting rights of the existing holders of Merrill Lynch common stock.

Proxies

Each copy of this document mailed to holders of Merrill Lynch common stock is accompanied by a form of proxy with instructions for voting. If you hold stock in your name as a stockholder of record, you may complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible, vote by telephone by calling the toll-free number listed on the Merrill Lynch proxy card, vote by accessing the internet site listed on the Merrill Lynch proxy card or vote in person at the Merrill Lynch special meeting. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instruction form included with these materials and forwarded to you by your bank or broker. This voting instruction form provides instructions on voting by mail, telephone or the internet at www.proxyvote.com. To vote using the proxy card you must sign, date and return it in the enclosed postage-paid envelope. Instructions on how to vote by telephone or by the internet are included with your proxy card.

If you are a holder of record, to change your vote, you must:

•	mail a new signed proxy card with a later date to Merrill Lynch & Co., Inc., c/o BroadRidge Financial Services, 51 Mercedes Way, Edgewood, NY 11717 which must be received by 11:59 p.m. Eastern time on December 4, 2008;

•	Vote by calling the toll-free number listed on the Merrill Lynch proxy card or accessing the internet site listed on the Merrill Lynch proxy card by 11:59 p.m. Eastern time on December 4, 2008; or

•	attend the special meeting and vote in person.

If you wish to revoke rather than change your vote, you must send written, signed revocation to Merrill Lynch & Co., Inc., c/o BroadRidge Financial Services, Registered Issuer Client Services Department,

51 Mercedes Way, Edgewood, NY 11717 which must be received by 11:59 p.m. Eastern time on December 4, 2008. You must include your control number.

If you hold shares in street name, and wish to change or revoke your vote, please refer to the information on the voting instruction form included with these materials and forwarded to you by your bank, broker or other holder of record to see your voting options.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” adoption of the merger agreement, “FOR” approval of the related certificate amendment and “FOR” approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

According to the Merrill Lynch restated bylaws, business to be conducted at a special meeting of stockholders may only be brought before the meeting by means of Merrill Lynch’s notice of the meeting or otherwise properly brought before the meeting by or at the direction of the Merrill Lynch board of directors. No matters other than the matters described in this document are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

Merrill Lynch stockholders with shares represented by stock certificates should not send Merrill Lynch stock certificates with their proxy cards. After the merger is completed, holders of Merrill Lynch common stock will be mailed a transmittal form with instructions on how to exchange their Merrill Lynch stock certificates for the merger consideration. Unless Merrill Lynch stockholders specifically request to receive Bank of America stock certificates, the shares of Bank of America stock they receive in the merger will be issued in book-entry form.

Solicitation of Proxies

Merrill Lynch will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Merrill Lynch will request that banks, brokers, and other record holders send proxies and proxy material to the beneficial owners of Merrill Lynch common stock and secure their voting instructions. Merrill Lynch will reimburse the record holders for their reasonable expenses in taking those actions. Merrill Lynch has also made arrangements with Georgeson Inc. to assist it in soliciting proxies and has agreed to pay them approximately $50,000 plus reasonable expenses for these services. If necessary, Merrill Lynch may use several of its regular employees, who will not be specially compensated, to solicit proxies from Merrill Lynch stockholders, either personally or by telephone, facsimile, letter or other electronic means.

Record Date

The close of business on October 10, 2008 and October 21, 2008 has been fixed as the record date for determining the Merrill Lynch common stockholders and holders of exchangeable shares issued by Merrill Lynch Canada, respectively, entitled to receive notice of and to vote at the special meeting. At that time, 1,598,690,442 shares of Merrill Lynch common stock and 1,436,244 exchangeable shares (issued by Merrill Lynch Canada each exchangeable into one share of Merrill Lynch common stock) were outstanding, held by approximately 11,819 holders of record of Merrill Lynch common stock and 2,405 holders of record of exchangeable shares.

Voting Rights and Vote Required

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Merrill Lynch common stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions will be counted for the purpose of determining whether a quorum is present.

Adoption of the merger agreement and approval of the related certificate amendment require the affirmative vote of the holders of a majority of the outstanding shares of Merrill Lynch common stock entitled to vote at the special meeting. You are entitled to one vote for each share of Merrill Lynch common stock and for each exchangeable share you held as of the applicable record date. Holders of shares of Merrill Lynch preferred stock and holders of depositary shares representing Merrill Lynch preferred stock are not entitled to vote on the merger or otherwise at the special meeting.

Because the affirmative vote of the holders of a majority of the outstanding shares of Merrill Lynch common stock entitled to vote at the special meeting is needed for us to proceed with the merger, the failure to vote by proxy or in person will have the same effect as a vote against the merger. Abstentions also will have the same effect as a vote against the merger. Accordingly, the Merrill Lynch board of directors urges Merrill Lynch stockholders to promptly vote by completing, dating, and signing the accompanying proxy card and to return it promptly in the enclosed postage-paid envelope, or, if you hold your stock in “street name” through a bank or broker, by following the voting instructions of your bank or broker. If you hold stock in your name as a stockholder of record, you may complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible, vote by calling the toll-free number listed on the Merrill Lynch proxy card, vote by accessing the internet site listed on the Merrill Lynch proxy card or vote in person at the Merrill Lynch special meeting. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instruction form included with these materials and forwarded to you by your bank or broker. This voting instruction form provides instructions on voting by mail, telephone or on the internet.

Approval of the proposal to adjourn or postpone the meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the special meeting. Because approval of this proposal requires the affirmative vote of a majority of shares present or represented, abstentions will have the same effect as a vote against this proposal. If you are a registered holder, failure to vote by proxy or in person will have the same effect as a vote against this proposal. If you hold in street name, your broker may vote your shares in its discretion on this proposal.

Stockholders will vote at the meeting by ballot. Votes cast at the meeting, in person or by proxy, will be tallied by Merrill Lynch’s tabulator and certified by its inspector of election.

As of the October 10, 2008 record date, directors and executive officers of Merrill Lynch had the right to vote 2,410,356 shares of Merrill Lynch common stock, or 0.15% of the outstanding Merrill Lynch common stock at that date. We currently expect that each of these individuals will vote their shares of Merrill Lynch common stock in favor of the proposals to be presented at the special meeting.

Recommendation of the Merrill Lynch Board of Directors

The Merrill Lynch board of directors has unanimously approved the merger agreement and the transactions it contemplates, including the merger. The Merrill Lynch board of directors determined that the merger, merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Merrill Lynch and its stockholders and unanimously recommends that you vote “FOR” adoption of the merger agreement and “FOR” approval of the related certificate amendment. See “The Merger — Merrill Lynch’s Reasons for the Merger; Recommendation of the Merrill Lynch Board of Directors” on page 51 for a more detailed discussion of the Merrill Lynch board of directors’ recommendation.

Attending the Meeting

All holders of Merrill Lynch common stock and holders of exchangeable shares, including holders of record and stockholders who hold their stock through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Only stockholders of record on the applicable record date can vote in person at the special meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

INFORMATION ABOUT THE COMPANIES

Bank of America Corporation

Bank of America is a Delaware corporation, a bank holding company and a financial holding company under U.S. federal law. Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 59 million consumer and small business relationships with more than 6,000 retail banking offices, more than 18,000 ATMs and award-winning online banking with nearly 24 million active users. The company serves clients in 175 countries and has relationships with 99 percent of the U.S. Fortune 500 companies and 80 percent of the Fortune Global 500. As of June 30, 2008, Bank of America had total consolidated assets of approximately $1.7 trillion, total consolidated deposits of approximately $785 billion and total consolidated stockholders’ equity of approximately $163 billion. Bank of America is also the parent company of Countrywide Financial Corporation, which Bank of America acquired on July 1, 2008. The principal executive offices of Bank of America are located in the Bank of America Corporate Center, 100 N. Tryon Street, Charlotte, North Carolina 28255, and its telephone number is (704) 386-5681.

Additional information about Bank of America and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page 123.

MER Merger Corporation

Merger Sub, a wholly owned subsidiary of Bank of America, was formed solely for the purpose of consummating the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. The principal executive offices of Merger Sub are located in the Bank of America Corporate Center, 100 N. Tryon Street, Charlotte, North Carolina, and its telephone number is (704) 386-5681.

Merrill Lynch & Co., Inc.

Merrill Lynch was formed in 1914 and became a publicly traded company on June 23, 1971. In 1973, it created the holding company, Merrill Lynch & Co., Inc., a Delaware corporation that, through its subsidiaries, is one of the world’s leading capital markets, advisory and wealth management companies with offices in 40 countries and territories and total client assets of approximately $1.5 trillion at September 26, 2008. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes, and it serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. In addition, Merrill Lynch owns a 45% voting interest and approximately half of the economic interest of BlackRock, Inc., one of the world’s largest publicly traded investment management companies with approximately $1.3 trillion in assets under management at September 30, 2008. The principal executive offices of Merrill Lynch are located at 4 World Financial Center, New York, New York 10080, and its telephone number is (212) 449-1000.

Additional information about Merrill Lynch and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page 123.

RECENT DEVELOPMENTS

Bank of America Corporation — Unaudited

Third Quarter Earnings

On October 6, 2008, Bank of America announced third quarter earnings of $1.18 billion, or $0.15 per diluted share, compared to $3.70 billion, or $0.82 per diluted share, earned in the third quarter of 2007.

Bank of America’s third quarter earnings were impacted by, among other things, a significant increase in provision expense, as credit costs continued to rise, partially offset by advances in various income categories as a result of the acquisition of Countrywide Financial Corporation on July 1, 2008 and LaSalle Bank.

Bank of America’s Tier 1 Capital Ratio, based on preliminary data, was 7.50% at September 30, 2008 down from 8.22% at September 30, 2007. The decrease was due to the impact of Bank of America’s $21 billion cash purchase of LaSalle Bank in October 2007 and lower net income in 2008. After giving effect to the October 10, 2008 issuance of common stock in an underwritten public offering in exchange for net proceeds of $9,759,750,000 and the anticipated October issuance of preferred stock and warrants to the U.S. Treasury in exchange for proceeds of $15 billion (each discussed under “— Other Developments” below), Bank of America’s Tier 1 Capital Ratio would have been 9.40% at September 30, 2008.

Other Developments

On October 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act of 2008 (the “EESA”). Pursuant to the EESA, the U.S. Treasury has the authority to, among other things, invest in financial institutions and purchase mortgages, mortgage-backed securities and certain other financial instruments from financial institutions, in an aggregate amount up to $700 billion, for the purpose of stabilizing and providing liquidity to the U.S. financial markets. On October 14, 2008, the U.S. Treasury announced a plan, referred to as the Capital Purchase Program, or the CPP, to invest up to $250 billion of this $700 billion amount in certain eligible U.S. banks, thrifts and their holding companies in the form of non-voting, senior preferred stock initially paying quarterly dividends at a 5% annual rate. In the event the U.S. Treasury makes any such senior preferred investment in any company it will also receive 10-year warrants to acquire common shares of the company having an aggregate market price of 15% of the amount of the senior preferred investment. In connection with Treasury’s 2008 announcement, Bank of America was identified as one of the nine financial institutions (including Merrill Lynch) that agreed in principle to participate in the first $125 billion of Treasury investments. As a result, on October 26, 2008, Bank of America entered into a purchase agreement with the U.S. Treasury pursuant to which it will issue to the U.S. Treasury $15 billion of a new series of preferred stock of Bank of America. In connection with this investment, Bank of America has also agreed to issue to the U.S. Treasury warrants to purchase approximately 73 million shares of Bank of America common stock at an exercise price of $30.79 per share. This investment is expected to be completed on or about October 28, 2008. If the merger is completed prior to Treasury making an investment in Merrill Lynch as described below under “— Merrill Lynch & Co Developments — Unaudited — Recent Developments,” Treasury will purchase from Bank of America an additional $10 billion of a new series of preferred stock of Bank of America and receive warrants to purchase approximately 49 million shares, all on the same terms applicable to the $15 billion investment.

On October 8, 2008, Bank of America announced a settlement in principle with the SEC, the New York State Attorney General’s office, and a coalition of other state regulators represented by the North American Securities Administrators Association under which it has established a repurchase and compensation program with respect to certain auction rate securities purchased prior to specified dates in February 2008 and either held by certain of its retail brokerage customers or sold by those customers at a loss between February 11, 2008 and October 8, 2008. Bank of America had previously announced a substantially similar settlement with the Massachusetts Securities Division on September 10, 2008. Bank of America will pay a $50 million penalty in connection with the settlement, and neither admits nor denies allegations of wrongdoing.

On October 10, 2008, Bank of America issued 455 million shares of common stock at a public offering price of $22.00 per share in an underwritten public offering. The net proceeds of the offering to Bank of America, after underwriting discounts and commissions, were $9,759,750,000.

Merrill Lynch & Co. — Unaudited

Third Quarter Earnings

On October 16, 2008, Merrill Lynch announced a net loss from continuing operations for the third quarter of $5.1 billion, or $5.56 per diluted share, compared to a net loss from continuing operations of $2.4 billion, or $2.99 per diluted share, in the third quarter of 2007.

Merrill Lynch’s third quarter results were impacted by, among other things, net write-downs of $5.7 billion resulting from the previously announced sale of U.S. super senior ABS CDOs and the termination and potential settlement of related hedges with monoline guarantor counterparties; a net pre-tax gain of $4.3 billion from the previously announced sale of Merrill Lynch’s 20% ownership stake in Bloomberg, L.P.; net write-downs of $3.8 billion principally from severe market dislocations in September; net gains of $2.8 billion due to the impact of the widening of Merrill Lynch’s credit spreads on the carrying value of certain of its long-term debt liabilities, which was similarly impacted by the severe market movements in September; and net losses of $2.6 billion resulting primarily from completed and planned asset sales across residential and commercial mortgage exposures.

Other Developments

On August 21, 2008, Merrill Lynch announced a settlement in principle with the SEC, the New York State Attorney General’s office, and a coalition of other state regulators represented by the North American Securities Administrators Association under which it has established a repurchase and compensation program with respect to certain auction rate securities purchased prior to specified dates in February 2008 and either held by certain of its retail brokerage customers or sold by those customers at a loss between February 13, 2008 and August 21, 2008. Merrill Lynch will pay a $125 million penalty in connection with the settlement, and neither admits nor denies allegations of wrongdoing.

After discussions with Treasury and Bank of America, Merrill Lynch has determined that, in view of the pending merger with Bank of America, it will not sell securities to the U.S. Treasury under the CPP at this time, but may do so in the future under certain circumstances. As a result, Merrill Lynch has entered into a purchase agreement that provides for delayed settlement for a sale of $10 billion of a new series of Merrill Lynch preferred stock and warrants to purchase 64,991,334 shares of Merrill Lynch Common Stock at an exercise price of $23.08 per share. The agreement provides that the closing will take place on the earlier of (i) the second business day following termination of the Merger Agreement with Bank of America and (ii) a date during the period beginning on January 2, 2009 and ending on January 31, 2009 if the Merger Agreement is still in effect but the merger has not been completed by the specified date, but, in the case of either (i) or (ii), in no event later than January 31, 2009. In addition, prior to January 2, 2009, if the Merger Agreement is still in effect but the merger is not been completed, Merrill Lynch has the right, after consultation with the Federal Reserve and Bank of America, to request that the U.S. Treasury consummate the CPP investment on or prior to January 1, 2009. The Purchase Agreement will terminate at 12:01 am on February 1, 2009 if the investment has not been made by that date.

Completion of the CPP investment prior to the termination of the Merger Agreement is subject to Bank of America’s approval. Bank of America has agreed it will not unreasonably withhold or delay its consent. After January 1, 2009, Bank of America may not withhold its consent if, after consulting with Bank of America, Merrill Lynch reasonably determines that the failure to obtain the CPP investment would have a material adverse impact on Merrill Lynch. After January 30, 2009 until 12:01 a.m. on February 1, 2009, Merrill Lynch will have the unilateral right to obtain the CPP investment and Bank of America has consented in advance to the investment at such time if the merger has not been completed at that date.

Because the merger will not qualify as a “reorganization” within the meaning of 368(a) of the Code if Merrill Lynch obtains the CPP investment, Bank of America and Merrill Lynch have also agreed that, if Merrill Lynch does obtain the CPP investment, they will each waive their closing conditions relating to the tax treatment of the merger and complete the merger on a taxable basis. Both companies have also agreed to grant such other waivers and/or amend the merger agreement as may be required to permit the CPP investment on the agreed terms.

Also, on October 14, 2008, the FDIC announced a new program, the Temporary Liquidity Guarantee Program, under which specific categories of newly issued senior unsecured debt issued by eligible financial institutions on or before June 30, 2009 would be guaranteed until June 30, 2012. This program also provides deposit insurance for funds in non-interest bearing transaction deposit accounts at FDIC-insured institutions. Merrill Lynch has agreed to participate in the Temporary Liquidity Guarantee Program.

On October 29, 2008, Merrill Lynch and Bank of America, N.A., a wholly owned subsidiary of Bank of America, entered into a $10 billion committed unsecured bank revolving credit facility with borrowings guaranteed under the Temporary Liquidity Guarantee Program. This facility will be available to Merrill Lynch until January 30, 2009 but may expire at an earlier date if the merger with Bank of America is terminated or consummated prior to January 30, 2009 or Merrill Lynch elects to participate in the CPP. If Merrill Lynch participates in the CPP, the proceeds received from the U.S. Treasury will be used to repay in full any outstanding amounts owed under this facility.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information and explanatory notes present the impact of the merger of Bank of America and Merrill Lynch on the companies’ respective historical financial positions and results of operations under the purchase method of accounting with Bank of America treated as the acquirer. Under this method of accounting, the assets and liabilities of Merrill Lynch will be recorded by Bank of America at their estimated fair values as of the date the merger is completed. The unaudited pro forma condensed combined financial information combines the historical financial information of Bank of America and Merrill Lynch as of and for the six months ended June 30, 2008, and June 27, 2008, respectively, and for the year ended December 31, 2007, and December 28, 2007, respectively. The unaudited pro forma condensed combined balance sheet as of June 30, 2008, assumes the merger was completed on that date. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger had been completed on January 1, 2007.

The merger agreement was announced on September 15, 2008, and provides for each outstanding share of Merrill Lynch common stock other than shares beneficially owned by Merrill Lynch and Bank of America to be converted into the right to receive 0.8595 of a share of Bank of America common stock. Shares of Merrill Lynch preferred stock will be converted on a one-for-one basis into Bank of America preferred stock having the same terms (to the fullest extent possible) as the corresponding Merrill Lynch preferred stock, except for the shares of Merrill Lynch convertible preferred stock, which will remain issued and outstanding and will have the rights, privileges, powers and preferences as set forth in the surviving company’s certificate of incorporation, as amended. The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated combined financial statements and the related notes of both Bank of America and Merrill Lynch, which are incorporated in the document by reference. See “Where You Can Find More Information” on page 123.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented, nor the impact of possible business model changes. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of current market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger. During the past few weeks, market conditions have been extremely volatile and a number of significant events have occurred including actions taken by the federal government. These items may have a significant impact on a number of items (e.g., whole loans held-for-sale, mortgage-backed and other securities, etc.) which will affect the actual purchase price allocation that will be recorded upon completion of the merger. For more information on these items, see the discussion “Recent Developments” on page 35.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2008 AND JUNE 27, 2008

The following unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Bank of America and Merrill Lynch assuming the companies had been combined on June 30, 2008, on a purchase accounting basis.

					Purchase
	Bank of America	Merrill Lynch	Reporting		Accounting		Pro Forma
	June 30, 2008	June 27, 2008	Reclassifications		Adjustments		June 30, 2008
	(Dollars in millions)
Assets
Cash	$39,127	$31,211	$13,363	(1)			$83,701
Cash and securities segregated for regulatory purposes or deposited with clearing organizations	—	26,228	(26,228)	(1)			—
Time deposits placed and other short-term investments	7,649	—					7,649
Federal funds sold and securities purchased under agreements to resell	107,070	224,958	(56,938)	(2)			275,090
Securities borrowed	—	129,426	56,938	(2)			186,364
Trading account assets	167,837	217,639	(86,492)	(3)			298,984
Derivative assets	42,039	—	86,492	(3)			129,586
			1,055	(4)
Securities	249,859	71,286	12,865	(1)	—	(A)	334,010
Securities received as collateral	—	51,505	6,315	(5)			57,820
Loans and leases	870,464	79,772			(5,405)	(B)	944,831
Allowance for credit losses	(17,130)	(602)			100	(B)	(17,632)

Loans and leases, net of allowance for credit losses	853,334	79,170			(5,305)		927,199
Premises and equipment, net	11,627	3,142					14,769
Mortgage servicing rights	4,577	—	273	(6)			4,850
Goodwill	77,760	—	4,616	(7)	(4,616)	(C)	91,243
					13,483	(C)
Intangible assets	9,603	—	442	(7)	(442)	(D)	17,103
					7,500	(D)
Goodwill and other intangible assets	—	5,058	(5,058)	(7)			—
Other receivables
Customers	—	70,798	(70,798)	(8)			—
Brokers and dealers	—	17,300	(17,300)	(8)			—
Interest and other	—	32,684	(32,684)	(8)			—

Total other receivables	—	120,782	(120,782)				—
Other receivables	—	—	120,782	(8)			140,276
			19,494	(9)
Other assets	146,393	5,805	(1,055)	(4)	(930)	(E)	116,226
			(273)	(6)	(3,905)	(F)
			(6,315)	(5)
			(19,494)	(9)
			(4,000)	(10)

Total assets	$1,716,875	$966,210	$(4,000)		$5,785		$2,684,870

Liabilities
Deposits in domestic offices:
Noninterest-bearing	$199,587	$—	$1,768	(11)			$201,355
Interest-bearing	497,631	—	70,296	(11)			567,927
Deposits in foreign offices:
Noninterest-bearing	3,432	—	814	(11)			4,246
Interest-bearing	84,114	—	27,580	(11)			111,694

Total deposits	784,764	—	100,458				885,222
Deposits	—	100,458	(100,458)	(11)			—
Federal funds purchased and securities sold under agreements to repurchase	238,123	197,881	(14,768)	(12)			421,236
Securities loaned	—	65,691	14,768	(12)			80,459
Trading account liabilities	70,806	105,976	(65,908)	(13)			110,874
Obligation to return securities received as collateral	—	51,505	6,315	(14)			57,820
Derivative liabilities	21,095	—	65,908	(13)			87,478
			475	(15)
Commercial paper and other short-term borrowings	177,753	19,139					196,892
Accrued expenses and other liabilities	55,038	—	(6,315)	(14)	$2,550	(G)	7,512
			(4,000)	(10)
			(39,761)	(16)
Other payables
Customers	—	65,633	(65,633)	(17)			—
Brokers and dealers	—	15,743	(15,743)	(17)			—
Interest and other	—	33,777	(33,777)	(17)			—

Total other payables	—	115,153	(115,153)				—
Other payables	—	—	115,153	(17)			154,439
			(475)	(15)
			39,761	(16)
Junior subordinated notes (related to trust preferred securities)	—	5,193	(5,193)	(18)			—
Long-term debt	206,605	270,436	5,193	(18)	(6,500)	(H)	475,734

Total liabilities	1,554,184	931,432	(4,000)		(3,950)		2,477,666

Stockholders’ equity
Preferred stock	24,151	13,666					37,817
Shares exchangeable into common stock	—	39	(39)	(19)			—
Common stock	61,109	1,885	31,200	(19)	(8,819)	(I)	91,956
			39	(19)	30,847	(I)
			(24,305)	(19)
Paid-in capital	—	31,200	(31,200)	(19)			—
Retained earnings	79,920	15,978			(15,978)	(I)	79,920
Accumulated other comprehensive loss	(1,864)	(3,685)			3,685	(I)	(1,864)
Treasury stock	—	(24,305)	24,305	(19)			—
Other	(625)	—			—		(625)

Total stockholders’ equity	162,691	34,778	—		9,735		207,204

Total liabilities and stockholders’ equity	$1,716,875	$966,210	$(4,000)		$5,785		$2,684,870

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
SIX MONTHS ENDED JUNE 30, 2008 AND JUNE 27, 2008

The following unaudited pro forma condensed combined statement of income combines the historical statements of income of Bank of America and Merrill Lynch assuming the companies combined on January 1, 2007, on a purchase accounting basis.

					Purchase
	Bank of America	Merrill Lynch	Reporting		Accounting		Pro Forma
	June 30, 2008	June 27, 2008	Reclassifications		Adjustments		June 30, 2008
	(Dollars in millions, except per share data)

Interest income
Interest and fees on loans and leases	$27,536	$—	$3,097	(20)	$350	(B)	$30,983
Interest on debt securities	5,674	—	1,940	(20)			7,614
Federal funds sold and securities purchased under agreements to resell	2,008	—	10,587	(20)			12,595
Trading account assets	4,593	—	3,489	(20)			8,082
Other interest income	2,075	—	2,032	(20)			4,107
Interest and dividend revenues	—	19,396	(19,396)	(20)			—

Total interest income	41,886	19,396	1,749		350		63,381
Interest expense
Deposits	8,108	—	2,014	(21)			10,122
Short-term borrowings	7,229	—	10,011	(21)			17,240
Trading account liabilities	1,589	—	954	(21)			3,957
			1,414	(20)
Long-term debt	4,348	—	4,945	(21)	450	(H)	9,743
Interest expense	—	17,924	(17,924)	(21)			—

Total interest expense	21,274	17,924	1,414		450		41,062
Net interest income	20,612	1,472	335		(100)		22,319
Noninterest income
Card income	7,090	—					7,090
Service charges	5,035	—					5,035
Investment and brokerage services	2,662	—	3,700	(22)			9,216
			2,854	(23)
Commissions	—	3,700	(3,700)	(22)			—
Managed accounts and other fee-based revenues	—	2,854	(2,854)	(23)			—
Investment banking income	1,171	2,075					3,246
Equity investment income	1,646	542					2,188
Trading account profits (losses)	(1,426)	—	(6,501)	(24)			(7,927)
Principal transactions	—	(6,501)	6,501	(24)			—
Mortgage banking income	890	—					890
Gain on sales of debt securities	352	—					352
Other income (loss)	(714)	(3,324)					(4,038)

Total noninterest income	16,706	(654)	—		—		16,052

Total revenue, net of interest expense	37,318	818	335		(100)		38,371
Provision for credit losses	11,840	—	335	(20)			12,175
Noninterest expense
Personnel	9,146	7,687					16,833
Occupancy	1,697	637	(14)	(25)			2,320
Equipment	768	—	14	(25)			782
Marketing	1,208	342					1,550
Professional fees	647	505					1,152
Amortization of intangibles	893	—	52	(26)	173	(D)	1,118
Data processing	1,150	—	683	(27)			1,833
Telecommunications	526	—	438	(27)			964
Communications and technology	—	1,121	(1,121)	(27)			—
Brokerage, clearing and exchange fees	—	757					757
Office supplies and postage	—	112	(112)	(28)			—
Other general operating	2,342	624	112	(28)			3,026
			(52)	(26)
Merger and restructuring charges	382	445					827

Total noninterest expense	18,759	12,230	—		173		31,162
Income (losses) from continuing operations before income taxes	6,719	(11,412)	—		(273)		(4,966)
Income tax expense (benefit)	2,099	(4,809)			(89)	(F)	(2,799)

Net income (loss) from continuing operations	4,620	$(6,603)	$—		$(184)		(2,167)

Income (loss) from continuing operations available to common stockholders	$4,244	$(7,014)	$—		$(184)		$(2,954)

Per common share data
Earnings (losses) from continuing operations	$0.96	$(7.17)					$(0.56)
Diluted earnings (losses) from continuing operations	$0.95	$(7.17)					$(0.56)
Dividends paid	$1.28	$0.70					$1.28
Weighted average shares outstanding (in thousands):
Basic	4,431,870	978,463			(137,474)	(J)	5,272,859
Diluted	4,460,633	978,463			(166,237)	(J)	5,272,859

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 2007 AND DECEMBER 28, 2007

The following unaudited pro forma condensed combined statement of income combines the historical statements of income of Bank of America and Merrill Lynch assuming the companies had been combined on January 1, 2007, on a purchase accounting basis.

					Purchase
	Bank of America	Merrill Lynch	Reporting		Accounting		Pro Forma
	December 31, 2007	December 28, 2007	Reclassifications		Adjustments		December 31, 2007
	(Dollars in millions, except per share data)
Interest income
Interest and fees on loans and leases	$55,681	$—	$6,181	(20)	$700	(B)	$62,562
Interest on debt securities	9,784	—	4,927	(20)			14,711
Federal funds sold and securities purchased under agreements to resell	7,722	—	31,589	(20)			39,311
Trading account assets	9,417	—	9,290	(20)			18,707
Other interest income	4,700	—	5,298	(20)			9,998
Interest and dividend revenues	—	56,974	(56,974)	(20)			—

Total interest income	87,304	56,974	311		700		145,289
Interest expense
Deposits	18,093	—	5,864	(21)			23,957
Short-term borrowings	21,975	—	28,786	(21)			50,761
Trading account liabilities	3,444	—	5,023	(21)			8,635
			168	(20)
Long-term debt	9,359	—	11,752	(21)	900	(H)	22,011
Interest expense	—	51,425	(51,425)	(21)			—

Total interest expense	52,871	51,425	168		900		105,364
Net interest income	34,433	5,549	143		(200)		39,925
Noninterest income
Card income	14,077	—					14,077
Service charges	8,908	—					8,908
Investment and brokerage services	5,147	—	7,284	(22)			17,896
			5,465	(23)
Commissions	—	7,284	(7,284)	(22)			—
Managed accounts and other fee-based revenues	—	5,465	(5,465)	(23)			—
Investment banking income	2,345	5,582					7,927
Equity investment income	4,064	1,627					5,691
Trading account profits (losses)	(5,131)	—	(12,067)	(24)			(17,198)

Principal transactions	—	(12,067)	12,067	(24)			—
Mortgage banking income	902	—					902
Gain on sales of debt securities	180	—					180
Other income (loss)	1,394	(2,190)					(796)

Total noninterest income	31,886	5,701	—		—		37,587

Total revenue, net of interest expense	66,319	11,250	143		(200)		77,512
Provision for credit losses	8,385	—	143	(20)	—		8,528
Noninterest expense
Personnel	18,753	15,903					34,656
Occupancy	3,038	1,139	(27)	(25)			4,150
Equipment	1,391	—	27	(25)			1,418
Marketing	2,356	785					3,141
Professional fees	1,174	1,027					2,201
Amortization of intangibles	1,676	—	242	(26)	208	(D)	2,126
Data processing	1,962	—	1,217	(27)			3,179
Telecommunications	1,013	—	840	(27)			1,853
Communications and technology	—	2,057	(2,057)	(27)			—
Brokerage, clearing and exchange fees	—	1,415					1,415
Office supplies and postage	—	233	(233)	(28)			—
Other general operating	5,237	1,522	233	(28)			6,750
			(242)	(26)
Merger and restructuring charges	410	—	—				410

Total noninterest expense	37,010	24,081	—		208		61,299
Income (losses) from continuing operations before income taxes	20,924	(12,831)	—		(408)		7,685
Income tax expense (benefit)	5,942	(4,194)			(133)	(F)	1,615

Net income (loss) from continuing operations	14,982	(8,637)	—		(275)		6,070
Income (loss) from continuing operations available to common stockholders	$14,800	$(8,907)	$—		$(275)		$5,618

Per common share data
Earnings (losses) from continuing operations	$3.35	$(10.73)					$1.09
Diluted earnings (losses) from continuing operations	$3.30	$(10.73)					$1.07
Dividends paid	$2.40	$1.40					$2.40
Weighted average shares outstanding (in thousands):
Basic	4,423,579	830,415			(116,673)	(J)	5,137,321
Diluted	4,480,254	830,415			(47,380)	(J)	5,263,289

See accompanying notes to unaudited pro forma condensed combined financial statements.

Note 1 —	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information related to the merger is included for the year ended December 31, 2007, and as of and for the six months ended June 30, 2008. As indicated in Exhibit 99.1 to Bank of America’s Form 8-K dated September 15, 2008, Bank of America agreed to acquire Merrill Lynch for $50 billion. This purchase price was calculated based upon the closing price of Bank of America common stock of $33.74 on Friday, September 12, 2008. However, for accounting purposes, generally accepted accounting principles requires that the average closing price for the two days before the announcement, the day of the announcement, and the two days following the announcement be used to calculate the purchase price, resulting in an average stock price of $30.02. The pro forma adjustments included herein solely reflect, as of June 27, 2008, the conversion of Merrill Lynch common stock into Bank of America common stock using an exchange ratio of 0.8595 of a share of Bank of America common stock for each of the approximately 1.2 billion shares of Merrill Lynch common stock and share-based compensation awards. Also, Merrill Lynch preferred stock of approximately $13.7 billion, outstanding at June 27, 2008, has been converted into Bank of America preferred stock on a one-for-one basis. The pro forma purchase price included herein does not consider changes to Merrill Lynch’s common and preferred stock subsequent to June 27, 2008. Additionally, the pro forma accounting, including the determination of goodwill does not consider the results of operations, including certain transactions that have occurred subsequent to June 27, 2008. For additional information on these subsequent events, see Note 18, Subsequent Events to the condensed consolidated financial statements in Merrill Lynch’s quarterly report on Form 10-Q for the period ended June 27, 2008. The pro forma purchase price, goodwill and earnings per share amounts will change based upon these events and the results of operations between June 27, 2008 and the actual merger date.

The merger will be accounted for using the purchase method of accounting; accordingly, Bank of America’s cost to acquire Merrill Lynch will be allocated to the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Merrill Lynch at their respective fair values on the data the merger is complete.

The unaudited pro forma condensed combined financial information includes preliminary estimated adjustments to record the assets and liabilities of Merrill Lynch at their respective estimated fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the estimated fair values of Merrill Lynch’s tangible and identifiable intangible assets, and liabilities. Accordingly, the final purchase accounting adjustments and integration charges may be materially different from the pro forma adjustments presented in the document. Increases or decreases in the estimated fair values of the net assets, commitments, executory contracts, and other items of Merrill Lynch as compared to the information shown in the document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities.

The unaudited pro forma condensed combined balance sheet includes a preliminary estimate of the exit and termination costs which will be recorded in purchase accounting related to the total estimated $2 billion after-tax ($3 billion pre-tax) merger related costs that will be incurred to combine the operations of Bank of America and Merrill Lynch. These preliminary estimates of merger related charges will result from action taken with respect to both Bank of America and Merrill Lynch operations, facilities, and associates. The charges will be recorded based on the nature and timing of these integration actions. Accordingly, the unaudited pro forma condensed combined statements of operations do not include the impact of these charges. See Note 4 — Merger Related Charges for a further discussion of these charges.

Certain amounts in the historical consolidated financial statements of Bank of America and Merrill Lynch have been reclassified to conform to the combined company’s classification. Discontinued operations reported in Merrill Lynch’s historical consolidated statements of operations have been excluded as this information is not required in the unaudited pro forma condensed combined statements of operations. The unaudited pro forma condensed combined financial information is presented in this document for illustrative purposes only and does not necessarily indicate the results of operations or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable period presented, nor the impact of possible business model changes as a result of current market conditions which may impact revenues, expense efficiencies, asset dispositions, share repurchases and other factors. Additionally, the unaudited pro forma condensed combined financial information is not indicative of the results of operations in future periods or the future financial position of the combined company.

The unaudited pro forma condensed combined financial information as of and for the period ended June 30, 2008, and for the year ended December 31, 2007, excludes the impact of Bank of America’s acquisition of Countrywide Financial Corporation on July 1, 2008, as the acquisition of Countrywide Financial Corporation was not material to Bank of America’s total assets and net income from continuing operations. Additionally, the unaudited pro forma condensed combined financial information has been prepared assuming the merger with Merrill Lynch will occur prior to January 1, 2009 and accordingly, this information has been prepared under Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations.” On January 1, 2009, SFAS No. 141 (revised 2007), “Business Combinations” (SFAS 141R) becomes effective. If the merger closes on January 1, 2009, or later, the acquisition will be accounted for under SFAS 141R. The primary changes under SFAS 141R include the purchase price will be determined based upon Bank of America’s closing stock price on the date the merger closes, all exit and termination costs will be expensed, the loan portfolio will be recorded at fair value and contingent assets and liabilities will be recorded at fair value.

Note 2 —	Reporting Reclassifications

Balance Sheet

1	Adjustment to reclassify Merrill Lynch’s cash and securities segregated for regulatory purposes or deposited with clearing organizations into cash or securities to conform to Bank of America’s classification.

2	Adjustment to reclassify Bank of America’s securities borrowed included in federal funds sold and securities purchased under agreements to resell into securities borrowed to conform to the combined company’s classification.

3	Adjustment to reclassify Merrill Lynch’s derivative contracts included in trading account assets into derivative assets to conform to Bank of America’s classification.

4	Adjustment to reclassify Merrill Lynch’s derivative contracts included in other assets into derivative assets to conform to Bank of America’s classification.

5	Adjustment to reclassify Bank of America’s securities received as collateral included in other assets to securities received as collateral to conform to the combined company’s classification.

6	Adjustment to reclassify Merrill Lynch’s mortgage servicing rights included in other assets to mortgage servicing rights to conform to Bank of America’s classification.

7	Adjustment to reclassify Merrill Lynch’s goodwill and intangible assets to conform to Bank of America’s classification.

8	Adjustment to reclassify Merrill Lynch’s customers, brokers and dealers and interest and other receivables into other receivables to conform to the combined company’s classification.

9	Adjustment to reclassify Bank of America’s other receivables included in other assets to other receivables to conform to the combined company’s classification.

10	Adjustment to reclassify Bank of America’s deferred tax liabilities to deferred tax assets to conform to the combined company’s classification.

11	Adjustment to reclassify Merrill Lynch’s deposits to conform to Bank of America’s classification.

12	Adjustment to reclassify Bank of America’s securities loaned included in federal funds purchased and securities sold under agreements to repurchase into securities loaned to conform to the combined company’s classification.

13	Adjustment to reclassify Merrill Lynch’s derivative contracts included in trading account liabilities into derivative liabilities to conform to Bank of America’s classification.

14	Adjustment to reclassify Bank of America’s obligation to return securities received as collateral included in other liabilities to securities received as collateral to conform to the combined company’s classification.

15	Adjustment to reclassify Merrill Lynch’s derivative contracts included in other payables into derivative liabilities to conform to Bank of America’s classification.

16	Adjustment to reclassify Bank of America’s other payables included in accrued expenses and other liabilities to other payables to conform to the combined company’s classification.

17	Adjustment to reclassify Merrill Lynch’s customers, brokers and dealers and interest and other payables into other payables to conform to the combined company’s classification.

18	Adjustment to reclassify Merrill Lynch’s junior subordinated notes (related to trust preferred securities) into long-term debt to conform to Bank of America’s classification.

19	Adjustment to reclassify Merrill Lynch’s shares exchangeable to common stock, paid-in capital and treasury stock to common stock to conform to Bank of America’s classification.

Income Statement

20	Adjustment to reclassify Merrill Lynch’s interest and dividend revenues to interest income: interest and fees on loans and leases, interest on debt securities, federal funds sold and securities purchased under agreements to resell, trading account assets, other interest income, interest expense: trading account liabilities or provision for credit losses to conform to Bank of America’s classification.

21	Adjustment to reclassify Merrill Lynch’s interest expense to interest expense: deposits, short-term borrowings, trading account liabilities or long-term debt to conform to Bank of America’s classification.

22	Adjustment to reclassify Merrill Lynch’s commissions income to investment and brokerage services income to conform to Bank of America’s classification.

23	Adjustment to reclassify Merrill Lynch’s managed accounts and other fee-based revenues to investment and brokerage services income to conform to Bank of America’s classification.

24	Adjustment to reclassify Merrill Lynch’s principal transactions to trading account profits (losses) to conform to Bank of America’s classification.

25	Adjustment to reclassify Merrill Lynch’s equipment expense included in occupancy expense to equipment expense to conform to Bank of America’s classification.

26	Adjustment to reclassify Merrill Lynch’s amortization of intangibles included in other general operating expense to amortization of intangibles to conform to Bank of America’s classification.

27	Adjustment to reclassify Merrill Lynch’s data processing and communications expense included in communication and technology expense to data processing expense and telecommunications expense to conform to Bank of America’s classification.

28	Adjustment to reclassify Merrill Lynch’s office supplies and postage expense to other general operating expense to conform to Bank of America’s classification.

Note 3 —	Preliminary Purchase Accounting Allocation

The unaudited pro forma condensed combined financial information for the merger includes the unaudited pro forma condensed combined balance sheet as of June 30, 2008 assuming the merger was completed on June 30, 2008. The unaudited pro forma condensed combined income statements for the six months ended June 30, 2008 and the year ended December 31, 2007 were prepared assuming the merger was completed on January 1, 2007.

The unaudited pro forma condensed combined financial information reflects the issuance of approximately 1.0 billion shares of Bank of America common stock and share-based compensation awards and preferred stock of approximately $13.7 billion. The common stock, share-based compensation awards and preferred stock issued in the exchange was valued using the methodology discussed in Note 1 above.

The merger will be accounted for using the purchase method of accounting; accordingly, Bank of America’s cost to acquire Merrill Lynch will be allocated to the assets (including identifiable intangible assets) and liabilities of Merrill Lynch at their respective estimated fair values as of the acquisition date. Accordingly, the pro forma purchase price was preliminarily allocated to the assets acquired and the liabilities assumed based on their estimated fair values as summarized in the following table.

Preliminary Pro Forma Purchase Price Allocation (unaudited)
(Dollars in billions, except per share amounts)

Pro Forma Purchase price
Merrill Lynch common stock and share-based compensation awards exchanged (in billions)	1.193
Exchange ratio	0.8595

Total shares of Bank of America’s common stock exchanged (in billions)	1.025
Purchase price per share of Bank of America’s common stock(1)	$30.02

		$30.8
Merrill Lynch preferred stock converted to Bank of America preferred stock		13.7

Total Pro Forma Purchase Price(2)		44.5

Preliminary allocation of the pro forma purchase price
Merrill Lynch stockholders’ equity		34.8
Merrill Lynch goodwill and intangible assets		(5.1)
Adjustments to reflect assets acquired and liabilities assumed at fair value:
Loans and leases, net		(5.3)
Intangible assets		7.5
Other assets		(0.9)
Accrued expenses and exit, termination and other liabilities		(2.6)
Long-term debt		6.5
Deferred taxes		(3.9)

Fair value of net assets acquired		31.0

Preliminary pro forma goodwill resulting from the merger		$13.5

(1)	The value of the shares of common stock exchanged with Merrill Lynch stockholders was based upon the average of the closing prices of Bank of America’s common stock for the period commencing two trading days before and ending two trading days after September 15, 2008, the date of the merger agreement.

(2)	The pro forma purchase price included herein does not consider changes to Merrill Lynch’s common and preferred stock subsequent to June 27, 2008. Additionally, the pro forma accounting, including the determination of goodwill does not consider the results of operations, including certain transactions that have occurred subsequent to June 27, 2008. For additional information on these subsequent events, see Note 18, Subsequent Events to the condensed consolidated financial statements in Merrill Lynch’s quarterly report on Form 10-Q for the period ended June 27, 2008. The pro forma purchase price, goodwill and earnings per share amounts will change based upon these events and the results of operations between June 27, 2008 and the actual merger date.

The preliminary pro forma purchase accounting allocation included in the unaudited pro forma condensed combined financial information is as follows:

A	Preliminary adjustments, primarily to record equity method and other investments at their estimated fair values. Certain of these adjustments, totaling approximately $3 billion primarily related to publicly traded equity method investments resulted in an increase in fair value based on quoted prices. Other adjustments, totaling approximately $3.0 billion related to the write down in fair value of residential mortgage-backed securities and other investments that due to current market conditions may not be traded in active markets. For these illiquid investments, after consideration of market events subsequent to June 30, 2008, fair value was estimated based upon discounted cash flows. The adjustments reflected herein are based on current assumptions and valuations which are subject to change.

B	Preliminary adjustments totaling approximately $5.3 billion, including a life of loan loss estimate of $3.9 billion for impaired loans and a market interest rate adjustment of $1.4 billion on the entire loan portfolio. The preliminary adjustments record residential and commercial impaired loans at their estimated fair values primarily based upon the present value of expected future cash flows, including life of loan loss forecasts, based upon current market interest and default rates, as well as residential and commercial non-impaired loans at their estimated present value of amounts to be received using current market interest rates. For non-impaired loans, Merrill Lynch’s existing allowance for loan losses was retained. The effect of these adjustments is to increase interest income and decrease provision for loan losses for the impaired portfolio by approximately $350 million and $700 million for the six months ended June 30, 2008, and the twelve months ended December 31, 2007, respectively. The entire amount has been recorded as an adjustment to interest income pending a detailed loan by loan review. The adjustments reflected herein are based on current assumptions and valuations which are subject to change.

C	Adjustments to write off historical Merrill Lynch goodwill and record pro forma goodwill created as a result of the merger.

D	Adjustments to write off historical Merrill Lynch other intangible assets and record preliminary estimates of core deposit (approximately $500 million), customer (approximately $4 billion) and trade name (approximately $3 billion) intangible assets resulting from the merger. Preliminary estimates of the fair values of the intangibles were based on discounted present value of future cash flows resulting from the existing customer relationships including consideration of potential attrition in these relationships. Preliminary estimates of the fair value for these intangibles are subject to change upon completion of a formal third party valuation. The impact of the intangible assets is to increase amortization of intangibles by approximately $173 million and $208 million for the six months ended June 30, 2008, and the twelve months ended December 31, 2007, net of amounts already included in Merrill Lynch’s historical statement of operations, respectively. The nature, amount and amortization method of various possible identified intangibles are being studied by management. The adjustments reflected herein are based on current assumptions and valuations which are subject to change. Material changes are possible when our analysis is completed.

E	Preliminary adjustments, primarily to record decreases to other assets, including deferred costs (approximately $250 million) and pension and other postretirement benefits/liabilities (approximately $650 million) at their estimated fair values. The adjustments reflected herein are based on current assumptions and valuations, including the write-off of deferred costs and changes in benefit plan assumptions based upon market conditions, which are subject to change.

F	Preliminary adjustments to record the tax effect of the pro forma adjustments at an estimated 32.5% effective tax rate, as well as estimated adjustments to write-off Merrill Lynch deferred tax assets related to share-based compensation awards. The 32.5% rate represents the estimated blended statutory rates of the U.S. (including states) at 37% and non-U.S. taxing jurisdictions (primarily the U.K.) at 28%. The estimated net adjustment to Merrill Lynch deferred tax assets primarily relates to the elimination of deferred taxes attributable to unvested awards to employees of share-based compensation (approximately $1.7 billion) and the establishment of deferred taxes related to the purchase accounting adjustments (approximately $2.2 billion). The adjustments reflected herein are based on current assumptions and valuations which are subject to change.

G	Preliminary adjustments to record approximately $2.5 billion related to certain contractual change in control obligations for Merrill Lynch associates. The adjustments reflected herein are based on current assumptions and valuations which are subject to change.

H	Preliminary adjustments to record debt at its estimated fair value based upon current credit and current interest rates. The impact of the adjustments was to increase interest expense by approximately $450 million and approximately $900 million for the six months ended June 30, 2008, and the twelve months ended December 31, 2007, respectively. The adjustments reflected herein are based on current assumptions and valuations which are subject to change.

I	Preliminary adjustments to eliminate Merrill Lynch historical stockholders’ equity and reflect Bank of America’s capitalization of Merrill Lynch.

J	Weighted average shares were calculated using the historical weighted average shares outstanding of Bank of America and Merrill Lynch, adjusted using the exchange ratio, to the equivalent shares of Bank of America common stock, for the year ended December 31, 2007, and six months ended June 30, 2008. Earnings per share (EPS) data have been computed based on the combined historical income of Bank of America, income from continuing operations for Merrill Lynch and the impact of purchase accounting adjustments. For periods in which the pro forma combined company had a net loss from continuing operations or net income from continuing operations the impact of dilutive equity instruments have been excluded or included, respectively, as part of the diluted EPS calculation.

Note 4 —	Merger Related Charges

In connection with the merger, the plan to integrate Bank of America’s and Merrill Lynch’s operations is still being developed. The total integration costs have been preliminarily estimated to be approximately $2 billion after tax or approximately $3 billion pre-tax. Approximately $1.5 billion (pre-tax basis) is estimated to be capitalized, with a corresponding increase to goodwill, in purchase accounting, including costs for serverance of Merrill Lynch personnel and closure of Merrill Lynch vacant facilities. The specific details of these plans will continue to be refined over the next several months. Currently, our merger integration team is assessing the two companies’ operations, including information systems, premises, equipment, benefit plans, supply chain methodologies, service contracts and personnel to determine optimum strategies to realize cost savings. The remaining approximately $1.5 billion (pre-tax basis) is estimated to relate to Bank of America merger costs, including costs for severance of Bank of America personnel, as well as Merrill Lynch and Bank of America associate retention costs, conversion costs, and communication costs, and will be recorded based upon the nature and timing of these activities. These remaining costs are not reflected in the unaudited pro forma condensed combined statements of income.

Our merger integration decisions will impact certain existing Merrill Lynch facilities (both leased and owned), information systems, supplier contracts and costs associated with the involuntary termination of personnel. Additionally, as part of our formulation of the merger integration plan, certain actions regarding existing Bank of America information systems, premises, equipment, benefit plans, supply chain methodologies, supplier contracts and involuntary termination of personnel may be taken. To the extent there are costs associated with these actions, the costs will be recorded based on the nature and timing of these integration actions. We expect that such decisions will be completed shortly after the merger. Restructuring charges will be recorded based on the nature and timing of these integration actions.

Included in the costs described above, during the combination of the two companies we will incur additional integration costs consisting of employee retention agreements, conversion costs and incremental communication costs to customers and associates, among other costs. It is expected that these costs will be incurred over a three-year period after completion of the merger. These costs will be expensed as incurred.

Note 5 —	Estimated Annual Cost Savings

Estimated annual cost savings of approximately $4 billion after-tax or approximately $7 billion pre-tax, when fully phased in after the merger, represent our estimate only and may not be indicative of the actual amount of the cost savings the combined company actually achieves. These amounts do not include the possible impacts of revenue opportunities. These amounts consist of:

	Annual Pre-Tax Cost Savings

Overlapping Businesses and Infrastructure	$4,450	million	(A)
Corporate Staff Functions	1,500	million	(B)
Occupancy	500	million	(C)
Other	550	million	(D)

Total	$7,000	million

(A)	Overlapping businesses, including certain capital markets and asset management activities, and related infrastructure, including technology and operations functions, are projected to result in cost savings due to the elimination of redundant systems and software, the elimination of redundant operational support and activities and reduced personnel costs for the combined company.

(B)	Corporate staff function cost savings are projected to occur from reduced personnel costs and elimination of duplicative corporate and administrative functions.

(C)	Occupancy costs savings are projected to result from consolidation of personnel into a reduced number of office facilities and leased space.

(D)	Other cost savings result from miscellaneous items, including vendor leverage purchasing efficiencies, not included in the above categories.

Note 6 — Other Items

In addition to the pro forma adjustments included in our Unaudited Pro Forma Condensed Combined Financial Statements, we anticipate recording certain liabilities with a corresponding increase to goodwill in purchase accounting under the guidance of EITF 95-3. When evaluating Merrill Lynch’s credit derivative positions, we considered overall exposure when combined with Bank of America. In that regard, where we determined that we had redundant positions or where combined counterparty or industry concentrations exceeded desired levels, we have preliminarily estimated breakage costs of terminating the Merrill Lynch credit derivatives to be approximately $1.4 billion. These estimates are based upon current assumptions and valuations which are subject to change as we complete a position by position review of the Merrill Lynch credit derivatives.

THE MERGER

Background of the Merger

Management and the boards of directors of both Bank of America and Merrill Lynch regularly review and consider potential strategic options for their companies in light of their respective performance, business needs and the challenges and opportunities presented by the economic and industry environment. As part of this process, senior management of both companies have met informally from time to time with senior management of other financial institutions, including each other, regarding industry trends and strategic considerations. Among these considerations has been the possibility of a combination of Bank of America and Merrill Lynch.

During the week of September 8, 2008, the prices of publicly traded shares of many major financial services companies declined significantly as speculation and reports about financial difficulties at Lehman Brothers Holdings, Inc. began to circulate. On September 10, 2008, Lehman Brothers pre-announced a $3.9 billion net loss for its third quarter of 2008, as well as a number of initiatives to bolster its financial viability; however, the equity markets remained volatile. Merrill Lynch’s common stock price declined by approximately 36 percent during that week. On the morning of Friday, September 12, 2008, the Merrill Lynch board of directors held an informational conference call. During the conference call, senior management of Merrill Lynch updated the directors on recent market conditions, developments relating to Lehman Brothers’ financial viability, and the status of, and certain considerations with respect to, Merrill Lynch’s capital, liquidity and business results, Merrill Lynch’s recent stock performance and potential rating agency actions. The Merrill Lynch board of directors urged senior management to continue to evaluate the potential impact of these market developments on Merrill Lynch and the possible courses of action Merrill Lynch might pursue in response to various possible scenarios, and stressed the need for Merrill Lynch to be prepared to act quickly as events unfolded.

On Saturday morning, September 13, 2008, John Thain, Chairman and Chief Executive Officer of Merrill Lynch, contacted Ken Lewis, Chairman, Chief Executive Officer and President of Bank of America. Mr. Thain told Mr. Lewis that, in light of the extremely distressed conditions in the financial services industry generally and the investment banking industry in particular, he believed that it might be beneficial to both companies to explore one or more potential investment or other transactions between Merrill Lynch and Bank of America. Mr. Lewis agreed that such discussions could be in both companies’ best interests and agreed to meet with Mr. Thain later that day in New York City.

On Saturday afternoon, Messrs. Lewis and Thain met in New York City. The two executives discussed the unprecedented market environment that had triggered significant dislocations, the near-bankruptcy of The Bear Stearns Companies Inc. and the apparently imminent bankruptcy of Lehman Brothers. Mr. Thain proposed to Mr. Lewis that Bank of America consider acquiring a 9.9% equity stake in Merrill Lynch and provide a credit facility to Merrill Lynch. Mr. Lewis responded that Bank of America was not interested in acquiring a minority stake in Merrill Lynch, but that Bank of America would be interested in discussing a potential business combination with Merrill Lynch. Mr. Lewis expressed his view of the strategic fit between the two organizations and his belief that the combination of the two companies would result in a leading position in retail brokerage and wealth management, significantly enhanced investment banking capabilities and global scale in investment management. Messrs. Thain and Lewis agreed to further discuss both alternatives.

Following that afternoon meeting, and in view of the need to move expeditiously in light of the apparently imminent bankruptcy of Lehman Brothers and deteriorating market conditions, both companies began to arrange meetings among members of management and their advisors to discuss the challenges and benefits of a transaction and to undertake their respective business, financial, operational and legal due diligence investigations. The discussions among Bank of America, Merrill Lynch and their management teams and advisors, as well as their due diligence investigations, continued throughout the night and into the next day and night.

Also on Saturday, representatives of Merrill Lynch engaged in exploratory discussions regarding a transaction with two other large financial services companies, including with respect to the potential for a minority investment and credit facility with one company and for a business combination with the other company. The discussions regarding a potential minority investment did not result in the development of a transaction that the senior management of Merrill Lynch or its board of directors determined to be as favorable to Merrill Lynch or its stockholders as the combination proposed with Bank of America. After meeting with the other company, Merrill Lynch did not pursue further discussions regarding a potential combination because senior management of Merrill Lynch concluded that such a transaction was not readily achievable.

Early in the morning of Sunday, September 14, 2008, Messrs. Thain and Lewis met in New York City. At this meeting, Messrs. Thain and Lewis discussed the results of the due diligence investigations conducted by their companies’ respective representatives. Mr. Lewis and Mr. Thain discussed the strategic rationale for a business combination of Bank of America and Merrill Lynch and considered how the businesses of Merrill Lynch and Bank of America would complement each other. At the conclusion of the meeting, Messrs. Thain and Lewis agreed to have representatives of Merrill Lynch and Bank of America and their respective legal advisors pursue the negotiation of the terms of the agreements that would govern the proposed business combination transaction.

Later that day, the Merrill Lynch board of directors held an informational conference call. In addition to the directors, Shearman & Sterling LLP, counsel to Merrill Lynch, and Cravath, Swaine & Moore LLP, counsel to the non-employee directors, participated in the conference call. On the conference call, Mr. Thain updated the directors on the meetings held over the weekend between government officials and senior executives at leading financial services companies to provide financial assistance to Lehman Brothers, the exploratory discussions with two other institutions regarding the potential for a strategic transaction, the status of discussions with Bank of America regarding the proposed business combination transaction, and the status of, and certain considerations with respect to, Merrill Lynch’s capital, liquidity and business results and the potential impact on Merrill Lynch of the expected public announcements regarding the expected bankruptcy filing by Lehman Brothers and the reported liquidity issues facing American International Group. The Merrill Lynch board of directors indicated their agreement that representatives of Merrill Lynch and its legal advisors continue negotiating the terms of the proposed merger with Bank of America and its legal advisors with a view to reaching an agreement that could be presented to the Merrill Lynch board of directors that evening, particularly in light of the market uncertainties and related risks Merrill Lynch would be expected to face when the markets opened the next day. Mr. Thain proposed that the Merrill Lynch board of directors plan to meet at 6:00 p.m. that evening, and subsequently left the conference call together with the other representatives of Merrill Lynch and their advisors. The non-employee directors continued the conference call in executive session with their independent counsel for purposes of discussing the proposed business combination transaction with Bank of America and the alternatives available to Merrill Lynch.

From September 13, 2008 through September 14, 2008, representatives of Merrill Lynch met several times with representatives of Bank of America to discuss valuation and pricing for shares of Merrill Lynch common stock in any proposed business combination transaction. During these discussions, representatives of Merrill Lynch indicated that Merrill Lynch would be seeking a significant premium to the closing price of $17.05 for shares of Merrill Lynch common stock on the NYSE on September 12, 2008, as well as an appropriate multiple of book value. These discussions resulted in the parties’ agreement to present to their respective boards a proposed transaction having a price of $29.00 for each share of Merrill Lynch common stock, which equated to an exchange ratio of 0.8595 based on the closing price for shares of Bank of America common stock on the NYSE on September 12, 2008.

In the late afternoon on Sunday, the Bank of America board of directors met with members of Bank of America senior management and its outside advisors. Bank of America senior management reviewed with the Bank of America board of directors information regarding Bank of America, Merrill Lynch and the terms of the proposed transaction. Bank of America senior management and the company’s financial advisors, J.C. Flowers and FPK, presented the Bank of America board of directors with the findings of their due diligence investigation of Merrill Lynch and additional information, including financial information regarding the two companies and the transaction as more fully described below under the heading “— Opinion of Bank of America’s Financial Advisors”. Each of J.C. Flowers and FPK orally advised the Bank of America board of directors, and indicated that it was prepared to render a written opinion to the same effect, that, as of such date and based upon and subject to the assumptions made, methodologies used, factors considered and limitations upon their review as described in their respective opinions and other matters as J.C. Flowers and FPK considered relevant, the proposed exchange ratio to be paid by Bank of America in the merger was fair, from a financial point of view, to Bank of America. Bank of America’s general counsel and Wachtell, Lipton, Rosen & Katz, counsel to Bank of America, discussed with the Bank of America board of directors the legal standards applicable to its decisions and actions with respect to the proposed transaction and reviewed the legal terms of the proposed merger. Following review and discussion among the members of the Bank of America board of directors, including consideration of the factors described under “— Bank of America’s Reasons for the Merger; Recommendation of the Bank of America Board of Directors,” the Bank of America board of directors unanimously determined that the transaction was in the best interests of Bank of America and its stockholders and voted unanimously to approve the merger agreement, the stock option agreement and the transactions contemplated by those agreements.

Shortly after the start of the Bank of America board meeting, the Merrill Lynch board of directors met with members of Merrill Lynch’s senior management and Merrill Lynch’s financial advisors and outside legal advisors. Merrill Lynch senior management reviewed with the Merrill Lynch board of directors information regarding Bank of America, Merrill Lynch and the terms of the proposed transaction and updated the directors on developments in the discussions with representatives of Bank of America since the adjournment of the conference call earlier in the day. Merrill Lynch senior management apprised the Merrill Lynch board of directors of its due diligence investigations of Bank of America. MLPFS reviewed its financial analyses regarding the proposed merger with the Merrill Lynch board of directors as more fully described below under the heading “— Opinion of Merrill Lynch’s Financial Advisor.” MLPFS then rendered to the Merrill Lynch board of directors its oral opinion, which opinion was subsequently confirmed in writing, that as of September 14, 2008, based upon the assumptions made, matters considered and limits of such review, as set forth in its opinion, the exchange ratio in the merger was fair from a financial point of view to holders of Merrill Lynch common stock. In addition, Shearman & Sterling LLP reviewed with the Merrill Lynch board of directors the legal terms of the proposed merger and the legal standards applicable to its decisions and actions with respect to the proposed transaction. Following review and discussion among the members of the Merrill Lynch board of directors, including consideration of the factors described under “— Merrill Lynch’s Reasons for the Merger; Recommendation of the Merrill Lynch Board of Directors,” the Merrill Lynch board of directors determined that the merger was advisable and in the best interests of Merrill Lynch and its stockholders, and the Merrill Lynch board of directors voted unanimously to approve the merger agreement, the stock option agreement and the transactions contemplated by those agreements.

Following approval of each board of directors, the parties and their counsel continued to work to finalize and document the legal terms of the definitive agreements for the transaction, and early in the morning on September 15, 2008, the parties entered into the merger agreement and the stock option agreement and the transaction was announced in a press release issued by Bank of America.

Merrill Lynch’s Reasons for the Merger; Recommendation of the Merrill Lynch Board of Directors

The Merrill Lynch board of directors consulted with Merrill Lynch’s management, as well as its legal and financial advisors, in its evaluation of the merger. In reaching its conclusion to adopt the merger agreement and in determining that the merger is advisable and in the best interests of Merrill Lynch and its stockholders, the Merrill Lynch board of directors considered a number of factors, including the following factors:

•	Strategic and Other Business Advantages

•	that Bank of America is one of the largest financial institutions in the world, with significant scale and strength in the commercial and consumer banking arena that uniquely compliments Merrill Lynch’s global wealth management and global markets and investment banking businesses;

•	the breadth and diversity of Bank of America’s businesses and operations, as well as its strong capital position, funding capabilities and liquidity positions Bank of America (and the combined company) optimally within the current and evolving financial services landscape;

•	the board of directors’ belief, based upon its understanding of Bank of America’s business and operations, that the combined company will provide strong support for Merrill Lynch’s existing operations, as well as new opportunities to leverage the complementary nature of the respective businesses, customers, products and skills of Merrill Lynch and Bank of America;

•	the combined company’s diverse business and geographic mix will have leading global positions in commercial and consumer banking, retail brokerage and wealth management, sales and trading and investment management;

•	Business Condition and Prospects of Merrill Lynch

•	its understanding of Merrill Lynch’s business, operations, financial condition, liquidity and capital positions, earnings, and prospects as discussed above under “Background of the Merger” and below under “Opinion of Merrill Lynch’s Financial Advisor”;

•	its consideration of potential strategic alternatives based upon periodic assessments undertaken by Merrill Lynch and its advisors, including the contacts and discussions during the period from September 12 through September 14, 2008, between Merrill Lynch and other parties, including Bank of America;

•	the significant decline in stock prices of financial services firms generally in the weeks preceding the board’s decision to approve the merger and, in particular, of Merrill Lynch common stock, which declined approximately 36% during the one-week period prior to the decision of the Merrill Lynch board of directors;

•	statements during the week of September 8, 2008, by credit rating agencies suggesting the possibility of further credit ratings downgrades for financial services companies that had suffered severe declines in the trading price of their common stock;

•	the risk of Merrill Lynch’s credit ratings being further downgraded and the potential effect such actions would have on certain of Merrill Lynch’s businesses and its liquidity position and funding capabilities;

•	the current and prospective environment in which Merrill Lynch operates, which reflects challenging and uncertain investment banking industry conditions and risks that the Merrill Lynch board of directors expected to persist, including:

•	the volatile valuations and illiquidity of certain financial assets and exposures;

•	the circumstances under which Bear Stearns agreed to enter into a business combination with JPMorgan Chase & Co. in which Bear Stearns faced the prospect of a bankruptcy filing that would have resulted in Bear Stearns stockholders receiving no value for their common shares;

•	management’s belief that the United States federal government would not provide financial support to Lehman Brothers or any potential acquiror of Lehman Brothers and the anticipated bankruptcy filing of Lehman Brothers and its likely effects on its stockholders and other companies within the investment banking industry;

•	the reported liquidity issues facing AIG International Group, Inc. and its reported need to secure significant financing in the very near-term in order to avoid bankruptcy;

•	generally uncertain national and international economic conditions;

as well as the competitive environment for financial institutions generally, and the potential effects of these factors on Merrill Lynch;

•	Form and Value of Per Share Merger Consideration

•	the all stock and fixed exchange ratio aspects of the merger consideration, which would allow Merrill Lynch stockholders to participate in a portion of any improvement in the Merrill Lynch business and synergies resulting from the merger, and the value to Merrill Lynch stockholders represented by that consideration;

•	the fact that Merrill Lynch stockholders’ pro forma ownership of the combined company would be approximately 25%;

•	the exchange ratio of 0.8595 of a share of Bank of America common stock to be received in respect of each share of Merrill Lynch common stock represented a 70.1% premium to the closing price of Merrill Lynch common stock on September 12, 2008 (based on the closing price of Bank of America common stock on that date);

•	Terms of the Merger Agreement and the Stock Option Agreement

•	the provisions imposing restrictions on Merrill Lynch from soliciting or pursuing alternative transactions;

•	the stock option agreement that allows Bank of America, upon the occurrence of certain specified events, to exercise an option to purchase from Merrill Lynch up to 19.9% of Merrill Lynch’s outstanding shares of common stock at a price of $17.05;

•	the aggregate total profit that Bank of America may realize under the stock option agreement is capped at $2 billion, representing approximately 4% of the total transaction value;

•	that Bank of America has the right to match the terms of any third party proposal to acquire Merrill Lynch;

•	the Merrill Lynch board of directors may change its recommendation in the event it receives a superior proposal; provided, that Merrill Lynch must convene a special meeting of Merrill Lynch stockholders to vote on the transaction with Bank of America regardless of whether it changes its recommendation;

•	that Merrill Lynch will have the right to have three mutually agreed upon members of the board of directors of Merrill Lynch serve on the combined company’s board of directors;

•	the merger is expected to be treated as a tax-free exchange for Merrill Lynch stockholders; subsequent to the execution of the merger agreement, the board of directors of Merrill Lynch agreed that, in connection with the potential issuance of preferred stock to the U.S. Treasury, the merger may be treated as a taxable transaction;

•	Opinion of Financial Advisor

•	the financial presentation of Merrill Lynch, Pierce, Fenner & Smith Incorporated, including its opinion dated September 14, 2008, to the Merrill Lynch board of directors to the effect that, as of the date of the opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the exchange ratio of 0.8595 of a share of Bank of America common stock to be received in respect of each share of Merrill Lynch common stock pursuant to the merger agreement was fair from a financial point of view to Merrill Lynch’s stockholders; subsequent to rendering its opinion, MLPFS confirmed that the tax-free nature of the merger was not a material factor in its analysis. See “— Opinion of Merrill Lynch’s Financial Advisor”;

•	Potential Risks

•	the need to obtain stockholder and regulatory approvals to complete the merger, and the likelihood that such approvals are obtained by the first anniversary of the date of the merger agreement, at which time either party could terminate the merger agreement;

•	the possibility that the merger might not be completed as a result of failure to receive regulatory approvals or satisfy other closing conditions, including securing approvals from stockholders of Merrill Lynch and Bank of America;

•	the possibility that the implied market value of the per share merger consideration could decrease prior to the closing of the merger if the per share trading price of Bank of America common stock decreases;

•	the potential impact of the transaction on Merrill Lynch employees and other key constituencies;

•	Additional Considerations

•	the historical and current market prices of Bank of America common stock and Merrill Lynch common stock as well as comparative valuation analyses for the two companies;

•	the challenges of integrating Merrill Lynch’s businesses, operations and workforce with those of Bank of America, and the risks associated with achieving anticipated cost savings and other synergies;

•	that there are no dissenters’ rights applicable to the proposed merger; and

•	that the Merrill Lynch directors and executive officers have interests in the merger that are in addition to or different from their financial interests as Merrill Lynch stockholders. See “- Merrill Lynch’s Officers and Directors Have Financial Interests in the Merger”.

The foregoing discussion of the information and factors considered by the Merrill Lynch board of directors is not exhaustive, but includes the material factors that the Merrill Lynch board of directors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and related transactions and the complexity of these matters, the Merrill Lynch board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Merrill Lynch board of directors may have given different weight to different factors. The Merrill Lynch board of directors conducted an overall analysis of the factors described above, including discussions with, and questioning of, the management of Merrill Lynch and Merrill Lynch’s legal and financial advisors, and reached the consensus that the merger, was advisable and in the best interests of Merrill Lynch and Merrill Lynch stockholders.

Bank of America’s Reasons for the Merger; Recommendation of the Bank of America Board of Directors

The Bank of America board of directors consulted with Bank of America management as well as financial and legal advisors and determined that the merger is in the best interests of Bank of America and Bank of America stockholders. In reaching its conclusion to approve the merger agreement, the Bank of America board considered a number of factors, including the following material factors:

•	its understanding of Bank of America’s business, operations, financial condition, earnings and prospects and of Merrill Lynch’s business, operations, financial condition, earnings and prospects;

•	its understanding of the current and prospective environment in which Bank of America and Merrill Lynch operate, including economic and market conditions, the competitive environment and the likely impact of these factors on Bank of America and Merrill Lynch;

•	the review by the Bank of America board of directors with its legal advisors of the structure of the merger and the financial and other terms of the merger and stock option agreement, including the review by the Bank of America board of directors with its financial advisors of the exchange ratio, and the expectation of Bank of America’s legal advisors that the merger will qualify as a transaction of a type that is generally tax-free for U.S. federal income tax purposes;

•	the fact that the complementary nature of the respective customer bases, business products and skills of Bank of America and Merrill Lynch is expected to result in substantial opportunities to distribute products and services to a broader customer base and across businesses and to enhance the capabilities of both companies;

•	the potential expense saving opportunities, as a result of overlapping business and infrastructure, corporate staff functions, occupancy and other cost savings from miscellaneous items, currently estimated by Bank of America’s management to be approximately $7 billion per year on a pre-tax basis when fully realized, as well as potential incremental revenue opportunities;

•	the challenges of successfully integrating Merrill Lynch’s businesses, operations and workforce with those of Bank of America and the costs of combining the two companies and achieving the anticipated cost savings, including an anticipated restructuring charge of $3 billion on a pre-tax basis and assumed amortization expense of $450 million per-annum on a pre-tax basis;

•	the fact that application of such potential expense savings and other transaction-related assumptions and adjustments to the combined net income forecasts for Bank of America and Merrill Lynch made by various third-party brokerage firms and published as consensus estimates by First Call would result in the combination being 3.0% dilutive in 2009 and breakeven in 2010;

•	the reports of Bank of America management and the financial presentation by J.C. Flowers and FPK to Bank of America’s board of directors concerning the operations, financial condition and prospects of Merrill Lynch and the expected financial impact of the merger on the combined company;

•	the likelihood that the regulatory and stockholder approvals needed to complete the transaction will be obtained in a timely manner and that the regulatory approvals will be obtained without the imposition of adverse conditions;

•	the historical and current market prices of Bank of America common stock and Merrill Lynch common stock, as well as the financial analyses prepared by J.C. Flowers and FPK;

•	the opinions delivered to the Bank of America board of directors by each of J.C. Flowers and FPK to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, methodologies used, factors considered and limitations upon its review described in its opinion and such other matters as J.C. Flowers and FPK considered relevant, the exchange ratio to be paid by Bank of America was fair, from a financial point of view, to Bank of America;

•	the potential impact of the transaction on the capital levels and credit rating of Bank of America; and

•	the need and ability to retain key Merrill Lynch personnel.

The Bank of America board of directors considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to enter into the merger agreement.

The foregoing discussion of the information and factors considered by the Bank of America board of directors is not exhaustive, but includes all material factors considered by the Bank of America board of directors. In view of the wide variety of factors considered by the Bank of America board of directors in connection with its evaluation of the merger and the complexity of these matters, the Bank of America board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Bank of America board of directors evaluated the factors described above and reached a consensus that the merger was advisable and in the best interests of Bank of America and its stockholders. In considering the factors described above, individual members of the Bank of America board of directors may have given different weights to different factors.

The Bank of America board of directors determined that the transaction was in the best interests of Bank of America and it stockholders, and the board voted unanimously to approve the merger agreement and recommends that Bank of America stockholders vote “FOR” the issuance of Bank of America common stock in the merger.

Opinion of Merrill Lynch’s Financial Advisor

Merrill Lynch retained MLPFS to act as its financial advisor with respect to the merger. In connection with that engagement, Merrill Lynch requested that MLPFS evaluate the fairness, from a financial point of view, of the exchange ratio in the merger. At the meeting of the Merrill Lynch board of directors on September 14, 2008, MLPFS rendered its oral opinion to the Merrill Lynch board of directors, which opinion was subsequently confirmed in writing, that as of September 14, 2008, based upon the assumptions made, matters considered and limits of such review, as set forth in its opinion, the exchange ratio in the merger was fair from a financial point of view to the holders of such shares.

The full text of MLPFS’s written opinion, which sets forth material information relating to such opinion, including the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by MLPFS, is attached as Appendix E and is incorporated into this document by reference in its entirety. This description of MLPFS’s opinion is qualified in its entirety by reference to, and should be reviewed together with, the full text of the opinion. Holders of Merrill Lynch common stock are urged to read the opinion and consider it carefully. MLPFS has consented to the inclusion in this document of its opinion and of the summary of that opinion set forth below.

MLPFS’s opinion is addressed to the Merrill Lynch board of directors and addresses only the fairness, from a financial point of view, of the exchange ratio in the merger as of the date of the opinion. The opinion is for the use and benefit of the Merrill Lynch board of directors, does not address the merits of the underlying decision by Merrill Lynch to engage in the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the merger or any matter related thereto. In addition, Merrill Lynch has not asked MLPFS to address, and the opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Merrill Lynch, other than the holders of the shares of Merrill Lynch common stock. In rendering the opinion, MLPFS expressed no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any parties to the merger, or any class of such persons, relative to the consideration to be received by the holders of the shares of Merrill Lynch common stock pursuant to the merger agreement, which consideration was determined through negotiations between Bank of America and Merrill Lynch.

In arriving at its opinion, MLPFS, among other things:

•	reviewed certain publicly available business and financial information relating to Merrill Lynch and Bank of America that MLPFS deemed to be relevant;

•	reviewed certain information relating to the business, earnings, cash flow, assets, liabilities, issuer ratings and overall liquidity position and general prospects of Merrill Lynch and Bank of America, as well as the amount and timing of the cost savings and related expenses expected to result from the merger (referred to as the Expected Cost Savings) furnished to MLPFS by Merrill Lynch;

•	conducted discussions with members of senior management and representatives of Merrill Lynch and Bank of America concerning the matters described in the bullet-points above, as well as their respective businesses and prospects before and after giving effect to the merger and the Expected Cost Savings;

•	reviewed the market prices and valuation multiples for shares of Merrill Lynch common stock and the shares of Bank of America common stock and compared them with those of certain publicly traded companies that MLPFS deemed to be relevant;

•	reviewed the results of operations of Merrill Lynch and Bank of America and compared them with those of certain publicly traded companies that MLPFS deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that MLPFS deemed to be relevant;

•	participated in certain discussions and negotiations among representatives of Merrill Lynch and Bank of America and their financial and legal advisors;

•	reviewed the potential pro forma impact of the merger;

•	reviewed drafts dated September 14, 2008, of the merger agreement and the stock option agreement; and

•	reviewed such other financial studies and analyses and took into account such other matters as MLPFS deemed necessary, including MLPFS’s assessment of general economic, market and monetary conditions.

In preparing its opinion, MLPFS assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or that was publicly available, and MLPFS did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Merrill Lynch or Bank of America, nor was MLPFS furnished with any such evaluation or appraisal. MLPFS did not evaluate the solvency or fair value of Merrill Lynch or Bank of America under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, MLPFS did not assume any obligation to conduct any physical inspection of the properties or facilities of Merrill Lynch or Bank of America. With respect to any prospective information furnished to or discussed with MLPFS by Merrill Lynch or Bank of America, MLPFS assumed that such information was reasonably prepared and reflected the best currently available estimates and judgment of Merrill Lynch’s or Bank of America’s management. With respect to the Expected Cost Savings furnished to or discussed with MLPFS by Merrill Lynch or Bank of America, MLPFS assumed that they had been reasonably prepared and reflected the best then currently available estimates and judgment of Merrill Lynch’s or Bank of America’s management as to the expected future financial performance of Merrill Lynch or Bank of America, as the case may be, and the Expected Cost Savings. MLPFS further assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. MLPFS also assumed that the final forms of the merger agreement and the stock option agreement would be substantially similar to the last drafts MLPFS reviewed. Subsequent to rendering its opinion, MLPFS confirmed to the board of directors of Merrill Lynch that the tax-free nature of the merger was not a material factor in its analysis.

MLPFS’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on the date of the opinion, and upon the information made available to MLPFS as of the date of the opinion. MLPFS has no obligation to update its opinion to take into account events occurring after the date that its opinion was delivered to Merrill Lynch. MLPFS assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger.

In connection with the preparation of the opinion, MLPFS was neither authorized by Merrill Lynch or Merrill Lynch’s board of directors to solicit, nor did MLPFS solicit, third party indications of interest for the acquisition of all or any part of Merrill Lynch.

MLPFS’s Financial Analyses

At the meeting of the Merrill Lynch board of directors held on September 14, 2008, MLPFS presented certain financial analyses accompanied by delivery of its written materials in connection with the delivery of its oral opinion at that meeting and its subsequent written opinion. The following is a summary of the material financial analyses performed by MLPFS in arriving at its opinion. Some of the financial analyses summarized below include information presented in tabular format. In order to understand fully the financial analyses performed by Merrill Lynch, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch. To the extent the following quantitative information reflects market data, except as otherwise indicated, Merrill Lynch based this information on market data as they existed prior to September 12, 2008. This information, therefore, does not necessarily reflect current or future market conditions.

Transaction Multiples Analysis.  Based on the exchange ratio and the closing market price of Bank of America common stock on September 12, 2008, MLPFS calculated that each share of Merrill Lynch common stock would be converted into Bank of America common stock with an implied market value of $29.00, representing a premium of 70.1% to the closing price of Merrill Lynch common stock on September 12, 2008, and a premium of 29.3% and 13.76% to the average closing prices of Merrill Lynch common stock for the five and thirty days ending on September 12, respectively, and a discount of 21.9% and 39.6% to the average closing prices of Merrill Lynch common stock for the six months and one year ending on September 12, 2008. MLPFS also calculated that the $29 implied market value represented 11.1 times the mean publicly available consensus analyst estimates from Reuters (accessed via Factset) (“consensus estimates”) for Merrill Lynch’s 2009 earnings per share, 1.52 times Merrill Lynch’s estimated book value (provided by Merrill Lynch management) at September 30, 2008 and 1.81 times Merrill Lynch’s estimated tangible book value (provided by SNL Financial) at such date. Reuters is a recognized data service that publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. Book values, tangible book values and share numbers were each based on information provided by SNL Financial. SNL Financial is a recognized data service that collects, standardizes and disseminates relevant financial, market and mergers and acquisitions data.

Comparable Companies Analysis.  MLPFS reviewed and compared certain financial information and trading statistics of Merrill Lynch to corresponding financial information and trading statistics for the following publicly traded corporations in the financial services industry, consisting of the following broker-dealers:

•	UBS AG

•	Goldman Sachs Group, Inc.

•	Credit Suisse Group

•	Deutsche Bank AG

•	Morgan Stanley

In addition, MLPFS reviewed and compared certain financial information and trading statistics of Bank of America to corresponding financial information and trading statistics for the following publicly traded corporations in the banking industry, consisting of the following large capitalization money centers and regional banks:

•	JPMorgan Chase & Co.

•	Wells Fargo & Company

•	Citigroup Inc.

•	U.S. Bancorp

The following table compares selected financial information and trading statistics of Merrill Lynch with corresponding mean data for the above-listed companies, which data is based on financial data at or for the period ending June 30, 2008, consensus estimates for 2009 earnings per share and projected earnings per share growth rates from Reuters and market prices as of September 12, 2008.

	Market
	Value	Price/		Price/Tang.		Price/
Name	($BN)	Book		Book		09 EPS

Broker-Dealers:
UBS	$60.9	1.50	x	2.15	x	8.9	x
Goldman Sachs	60.7	1.58		1.81		8.5
Credit Suisse	52.2	1.46		2.04		8.7
Deutsche Bank	43.6	0.92		1.27		6.6
Morgan Stanley	41.3	1.24		1.40		6.7
Mean		1.34	x	1.73	x	7.9	x
Median		1.46		1.81		8.5
Merrill Lynch(1)	$24.6	0.80	x	0.95	x	6.5	x
Lehman Brothers	$2.5	0.13	x	0.17	x	1.6	x

(1)	Price to book value and price to tangible book value ratios as estimated by Merrill Lynch as at September 26, 2008, are 0.89x and 1.07x, respectively.

The following table compares selected financial information and trading statistics of Bank of America with corresponding mean data for the above-listed companies, which data is based on financial data at or for the period ending June 30, 2008, consensus estimates for 2009 earnings per share and market prices as of September 12, 2008.

	Market
	Value	Price/		Price/Tang.		Price/
Name	($BN)	Book		Book		09 EPS

Money Center/Regional Banks:
JPMorgan Chase	$141.5	1.11	x	1.84	x	12.5	x
Wells Fargo	113.5	2.37		3.34		15.4
Citigroup	97.8	0.90		1.76		8.1
U.S. Bancorp	58.9	2.90		5.44		14.0
Mean		1.82	x	3.09	x	12.5	x
Median		1.74		2.59		13.2
Bank of America	$153.9	1.08	x	2.67	x	10.3	x

The companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Merrill Lynch or Bank of America, as the case may be. However, no company used in the comparable company analyses described above is identical to Merrill Lynch or Bank of America. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared. Mathematical analyses, such as determining the mean or median, are not of themselves meaningful methods of using comparable company data.

Historical Market-for-Market Exchange Ratio Analysis.  MLPFS also analyzed the historical exchange ratio that existed between Merrill Lynch common stock and Bank of America common stock at selected intervals during the past three years to illustrate the implied exchange ratio between the companies’ common stock at such intervals. The results of MLPFS’s analysis are set forth in the following table:

Historical Implied
Trading Period	Exchange Ratio

September 12, 2008 Market Price	0.505
5 Day Average Market Price	0.674
30 Day Average Market Price	0.812
6 Month Average Market Price	1.132
1 Year Average Market Price	1.247
3 Year Average Market Price	1.495

MLPFS also calculated the implied deal value per share at such intervals. The results of its analysis are set forth in the following table:

Implied Deal
Trading Period	Value

September 12, 2008 Market Price	$29.00
5 Day Average Market Price	$28.61
30 Day Average Market Price	$26.61
6 Month Average Market Price	$28.15
1 Year Average Market Price	$33.02
3 Year Average Market Price	$39.20

Discounted Dividend Analysis.  MLPFS performed a discounted dividend analysis to estimate a range of present values per share of Merrill Lynch common stock. The valuation range was determined by adding (i) the present value of Merrill Lynch’s earnings available for dividends, net of earnings necessary to maintain Merrill Lynch’s tangible common equity to tangible assets ratio at 3.0% (equivalent to an 11% Tier 1 Ratio) through December 31, 2013, and (ii) the present value of the “terminal value” of Merrill Lynch common stock. In calculating the terminal value of Merrill Lynch common stock, MLPFS applied multiples ranging from 7.0x to 11.0x to year 2014 forecasted earnings. The present value of the dividend stream and terminal value were calculated using discount rates ranging from 18.0% to 22.0%, which are rates MLPFS viewed as the appropriate range for a company with Merrill Lynch’s risk characteristics.

In performing this analysis, MLPFS used the Reuters consensus earnings per share estimate of $2.62 for Merrill Lynch for 2009. After 2009, earnings per share were assumed to increase annually at 6.25%, the Reuters consensus projected earnings growth rate for Merrill Lynch. The analysis assumed an annual asset growth rate of 3% for Merrill Lynch. The discounted dividend analysis also assumed that Merrill Lynch is not required to record any additional asset write-downs or other adverse mark-to-market adjustments after the third quarter of 2009.

Using the foregoing criteria and assumptions, MLPFS calculated the following range of implied equity values per share of Merrill Lynch common stock:

Terminal EPS	Discount Rate
Multiple	18.0%	20.0%	22.0%

7.0x	$23.90	$22.87	$21.93
8.0x	$25.24	$24.10	$23.06
9.0x	$26.57	$25.33	$24.19
10.0x	$27.91	$26.56	$25.33
11.0x	$29.25	$27.79	$26.46

MLPFS also performed a discounted dividend analysis to estimate a range of present values per share of Bank of America common stock. The valuation range was determined by adding (i) the present value of Bank of America’s earnings available for dividends, net of earnings necessary to maintain Bank of America’s tangible common equity to tangible assets ratio at 6.0% through December 31, 2013, and (ii) the present value of the “terminal value” of Bank of America common stock. In calculating the terminal value of Bank of America common stock, MLPFS applied multiples ranging from 9.0x to 13.0x to year 2014 forecasted earnings. The present value of the dividend stream and terminal value were calculated using discount rates ranging from 11.0% to 15.0%, which are rates MLPFS viewed as the appropriate range for a company with Bank of America’s risk characteristics.

In performing this analysis, MLPFS used the Reuters consensus earnings per share estimate of $3.26 for Bank of America for 2009. After 2009, earnings per share were assumed to increase annually at 6.6%, the Reuters consensus projected earnings growth rate for Bank of America. The analysis assumed an annual asset growth rate of 3% for Bank of America.

Using the foregoing criteria and assumptions, MLPFS calculated the following range of implied equity values per share of Bank of America common stock:

Terminal EPS	Discount Rate
Multiple	11.0%	13.0%	15.0%

9.0x	$32.97	$30.22	$27.73
10.0x	$35.76	$32.77	$30.07
11.0x	$38.55	$35.32	$32.40
12.0x	$41.33	$37.87	$34.74
13.0x	$44.12	$40.42	$37.08

Pro Forma Merger Analysis.  MLPFS prepared illustrative pro forma analyses of the potential financial impact of the merger assuming the same consensus Reuters 2009 earnings and long term growth estimates used above and Bank of America’s closing stock price on September 12, 2008. The pro forma analysis also assumed based upon, among other data, the Expected Cost Savings furnished to MLPFS from Merrill Lynch (which data may differ from those provided by Bank of America to its financial advisors), that:

•	the combined entity will achieve $2.4 billion in pre-tax synergies, 75% realized in 2009 and 100% realized in 2010;

•	amortizable intangibles will represent 20% of total goodwill, amortized over 10 years on a straight line basis;

•	total restructuring charges will be equal to $2.4 billion pre-tax;

•	a $5.0 billion pre-tax purchase accounting mark to market adjustment, with one-half of that amount amortizable over 10 years; and

•	certain Tier 1 capital adjustments.

Based on these assumptions, MLPFS determined that the proposed transaction would be 0.8% accretive to GAAP earnings per share in 2009 and 2.8% accretive to GAAP earnings per share in 2010.

The summary set forth above does not purport to be a complete description of the analyses performed by MLPFS in arriving at its opinion. The fact that any specific analysis has been referred to in the summary above or in this document is not meant to indicate that such analysis was given more weight than any other analysis. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances; therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, MLPFS did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, MLPFS believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would, in the view of MLPFS, create an incomplete and misleading view of the analyses underlying MLPFS’s opinion. MLPFS made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses.

The analyses performed by MLPFS include analyses based upon forecasts of future results, which results may be significantly more or less favorable than those upon which MLPFS’s analyses were based. The analyses do not purport to be appraisals or to reflect the prices at which Merrill Lynch shares may trade at any time after announcement of the merger. Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors relating to general economic and competitive conditions beyond the control of the parties or their respective advisors, neither MLPFS nor any other person assumes responsibility if future results or actual values are materially different from those contemplated above. In addition, as described above, MLPFS’s opinion was among several factors taken into consideration by the Merrill Lynch board of directors in making its determination to approve the merger and the merger agreement and the transactions contemplated thereby. Consequently, MLPFS’s analyses should not be viewed as determinative of the decision of the Merrill Lynch board of directors and management with respect to the fairness of the exchange ratio.

MLPFS is an internationally recognized investment banking firm with substantial experience in transactions similar to the merger. Merrill Lynch selected MLPFS as its financial advisor because of MLPFS’s qualifications, expertise and reputation. MLPFS is a wholly owned subsidiary of Merrill Lynch. Certain members of management of MLPFS are also members of management of Merrill Lynch and have interests in the merger that are different from, or in addition to, the interests of stockholders of Merrill Lynch. See “- Merrill Lynch’s Officers and Directors have Financial Interests in the Merger.” Merrill Lynch has agreed to pay a fee to MLPFS for financial advisory services rendered through the closing of the merger in the amount of $25 million, payable upon the consummation of the merger. Merrill Lynch has also agreed, among other things, to reimburse MLPFS for certain expenses incurred in connection with the services provided by MLPFS and to indemnify MLPFS and certain related persons and entities for certain liabilities, including liabilities under the U.S. federal securities laws, related to or arising out of its engagement. MLPFS, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financings and valuation for estate, corporate and other purposes. In connection with its trading and brokerage activities, MLPFS may, from time to time, have a long or short position in, and buy and sell, securities of Merrill Lynch or Bank of America.

MLPFS, a wholly owned affiliate of Merrill Lynch, has during the two years preceding the date of its opinion provided financial advisory and investment banking services to Merrill Lynch as its sole financial advisor and principal underwriter of its securities. MLPFS has received customary fees and underwriting commissions for the rendering of such services in the approximate aggregate amount of $875,000,000. MLPFS may continue to provide financial advisory and investment banking services to Merrill Lynch and MLPFS would expect to receive customary fees and underwriting commissions for the rendering of such services.

MLPFS has during the two years preceding the date of its opinion provided investment banking services to Bank of America. MLPFS has received customary underwriting commissions for the rendering of such services in the approximate aggregate amount of $32,500,000. In addition, MLPFS received underwriting commissions in the amount of approximately $163,000,000 in connection with Bank of America’s common stock offering that was consummated on October 10, 2008. MLPFS may continue to provide investment banking services to Bank of America and MLPFS would expect to receive customary underwriting commissions for the rendering of such services.

The terms of the merger were determined through negotiations between Merrill Lynch and Bank of America and were approved by the Merrill Lynch board of directors. The opinion and financial analyses of MLPFS were only one of many factors considered by Merrill Lynch in its evaluation of the merger and should not be viewed as determinative of the views of Merrill Lynch with respect to the merger or the exchange ratio. MLPFS did not recommend any exchange ratio to Merrill Lynch or the Merrill Lynch board of directors or that any specific exchange ratio constituted the only appropriate consideration for the merger.

Opinions of Bank of America’s Financial Advisors

On September 14, 2008, each of FPK and J.C. Flowers delivered its oral opinion, which was subsequently confirmed in writing as of such date, to the Bank of America board of directors to the effect that, as of such date, and, based upon and subject to various assumptions, methodologies, limitations and considerations described at the meeting of the Bank of America board of directors on September 14, 2008 and set forth in such written opinion, the exchange ratio to be paid by Bank of America in the merger was fair, from a financial point of view, to Bank of America.

The full text of FPK’s written opinion, dated September 14, 2008, is attached hereto as Appendix D and is incorporated into this document by reference in its entirety. The full text of J.C. Flowers’ written opinion, dated September 14, 2008, is attached hereto as Appendix C and is incorporated into this document by reference in its entirety. Bank of America stockholders are urged to read each of these opinions carefully and in its entirety for information regarding the assumptions made, methodologies used, factors considered and limitations upon the review undertaken by each of FPK and J.C. Flowers in rendering its opinion. Neither FPK nor J.C. Flowers has assumed any responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof.

The following is a summary of the respective opinions of FPK and J.C. Flowers and the methodologies used to render such opinions. The summary of each opinion is qualified in its entirety by reference to the full text of such opinion.

The advisory services and opinions provided by each of FPK and J.C. Flowers were provided for the information and assistance of the Bank of America board of directors in connection with its consideration of the merger and related transactions. Neither opinion is intended to be, and should not be deemed to constitute, a recommendation to any stockholder of Bank of America as to how such stockholder should vote with respect to the issuance of Bank of America common stock or any other matter. Neither FPK nor J.C. Flowers was requested to opine as to, and neither opinion addresses, any of (i) Bank of America’s underlying business decision to proceed with or effect the merger, (ii) the relative merits of the merger as compared to other transactions that may have been available to Bank of America, (iii) the fairness to, or any other consideration with respect to, the holders of any class of securities, creditors or other constituencies of Bank of America, (iv) the prices at which the shares of common stock of either of Bank of America or Merrill Lynch will trade at any time subsequent to the announcement of the merger or (v) the fairness of the compensation to any officers, directors, or employees of either of Bank of America or Merrill Lynch, or any class of such persons, relative to the exchange ratio or otherwise.

In connection with their respective opinions and subject to the limitations described therein, each of FPK and J.C. Flowers reviewed and analyzed:

•	the proposed financial terms of the merger as of September 14, 2008;

•	publicly available information concerning Bank of America that such firm believed to be relevant to its analysis;

•	publicly available information concerning Merrill Lynch that such firm believed to be relevant to its analysis;

•	financial and operating information with respect to the business, operations and prospects of Bank of America furnished to FPK and J.C. Flowers by Bank of America;

•	financial and operating information with respect to the business, operations and prospects of Merrill Lynch furnished to FPK and J.C. Flowers by Bank of America;

•	a comparison of the historical financial results and then current financial condition of Bank of America and Merrill Lynch with each other and with those of other companies that such firm believed to be relevant to its analysis;

•	a comparison of the financial terms of the merger with the financial terms of certain other transactions that each firm believed to be relevant to its analysis;

•	the trading histories of Bank of America common stock and Merrill Lynch common stock from September 2003 to September 2008;

•	the potential pro forma impact of the merger on the future financial condition and performance of Bank of America, including certain information on the amount and timing of estimated potential cost savings and related expenses and synergies, including certain estimated restructuring charges and revenue adjustments, and other strategic benefits that the management of Bank of America anticipated would result from a combination of the businesses of Bank of America and Merrill Lynch, referred to as the estimated synergies, and the anticipated impact of the merger on Bank of America’s pro forma earnings per share (before and after taking into account any goodwill created as a result of the merger) based on certain pro forma financial information provided by Bank of America’s management; and

•	in addition, J.C. Flowers participated in discussions with members of senior management of Merrill Lynch with respect to the businesses and prospects of Merrill Lynch.

In arriving at their respective opinions, each of FPK and J.C. Flowers assumed and relied upon the accuracy and completeness of the financial and other information provided to and used by it in connection with the review and analysis described above without assuming any responsibility for independent verification of such information. With respect to prospective information furnished to and reviewed by each of FPK and J.C. Flowers, with the consent of Bank of America, each of FPK and J.C. Flowers assumed that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Bank of America and Merrill Lynch as applicable and did not assume any responsibility for or express any view with respect to such information or the bases upon which it was prepared. With the consent of Bank of America, each of FPK and J.C. Flowers also assumed that the estimated synergies furnished to and reviewed by each of them would be realized substantially in accordance with Bank of America’s estimates and determinations.

Each of the FPK’s and J.C. Flowers’ opinions necessarily was based upon market, economic, financial and other conditions as they existed on, and other information disclosed to such firms that could be evaluated as of, the date of such opinions. Although each of FPK and J.C. Flowers evaluated the fairness, from a financial point of view, to Bank of America of the exchange ratio to be paid by Bank of America in the merger, neither FPK nor J.C. Flowers was requested to, and neither did, recommend a specific exchange ratio or the agreed exchange ratio, which was determined through negotiations between Bank of America and Merrill Lynch. The opinions and financial analyses of FPK and J.C. Flowers were one of many factors considered by Bank of America in its evaluation of the merger and should not be viewed as determinative of the views of Bank of America with respect to the merger or the exchange ratio.

In connection with rendering their respective opinions, each of FPK and J.C. Flowers performed certain financial, comparative and other analyses as summarized below. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Accordingly, each of FPK and J.C. Flowers believe that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all of its analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

In arriving at their respective opinions, neither FPK nor J.C. Flowers ascribed a specific range of values to Bank of America or Merrill Lynch, but rather each of FPK and J.C. Flowers made its determination as to the fairness, from a financial point of view, to Bank of America of the exchange ratio to be paid by Bank of America in the merger on the basis of such financial, comparative and other analyses as of the date of such opinions. Further, in arriving at their respective opinions, neither FPK nor J.C. Flowers attributed any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. In their respective analyses, each of FPK and J.C. Flowers made numerous assumptions with respect to industry performance, general business, financial and economic conditions and other matters, many of which are beyond the control of Bank of America and Merrill Lynch. Because these assumptions are inherently subject to uncertainty, none of Bank of America, FPK or J.C.

Flowers assumes responsibility if future results are materially different from those assumptions. Any estimates contained in these analyses were not and are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in these analyses. In addition, such analyses relating to the valuation of a business do not purport to be appraisals or to reflect the prices at which such business would be sold.

In arriving at their respective opinions, FPK and J.C. Flowers did not conduct a physical inspection of the properties and facilities of Bank of America or Merrill Lynch and did not make or obtain any independent valuations or appraisals of the assets, liabilities (contingent, derivative, off-balance sheet or otherwise) or solvency of Bank of America or Merrill Lynch, including particularly any mark-to-market balance sheet adjustments related to the merger, market conditions or otherwise.

The following is a summary of the material financial analyses used by each of FPK and J.C. Flowers in connection with providing their respective opinions to the Bank of America board of directors. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by each of FPK and J.C. Flowers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses of FPK or J.C. Flowers. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the results of FPK’s or J.C. Flowers’ opinions.

Transaction Multiples Analysis.  Based on the exchange ratio and the closing trading price of Bank of America common stock on the NYSE on September 12, 2008, each of FPK and J.C. Flowers calculated that the implied value of each share of Merrill Lynch common stock in the merger reflected a multiple of 12.1 times consensus analyst estimated 2009 earnings per share, referred to as EPS, 1.55 times estimated September 30, 2008 book value per share, referred to as BVPS, for Merrill Lynch and 1.84 times estimated September 30, 2008, tangible BVPS for Merrill Lynch. Each of FPK and J.C. Flowers also calculated that, based on the exchange ratio and such market prices, the implied value of each share of Merrill Lynch common stock in the merger reflected a premium of 70% to Merrill Lynch’s September 12, 2008, closing price on the NYSE, a premium of 8% to Merrill Lynch’s one-week closing price on the NYSE, and a 62% discount to Merrill Lynch’s fifty-two week high trading price on the NYSE.

Comparable Companies Analysis.  Each of FPK and J.C. Flowers reviewed and compared certain financial multiples relating to Merrill Lynch to corresponding financial multiples relating to publicly traded corporations in the financial services industry, consisting of the following companies:

•	Goldman Sachs Group, Inc.

•	UBS AG

•	Credit Suisse Group AG

•	Deutsche Bank AG

•	Morgan Stanley

In addition, each of FPK and J.C. Flowers reviewed and compared certain financial multiples relating to Bank of America to corresponding financial multiples relating to publicly traded corporations in the banking industry, consisting of the following large capitalization banking companies:

•	Citigroup Inc.

•	JPMorgan Chase & Co.

•	Wachovia Corporation

•	Wells Fargo & Company

•	U.S. Bancorp

Although none of the above-mentioned companies is directly comparable to Merrill Lynch or Bank of America, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Merrill Lynch or Bank of America, as the case may be.

With respect to the selected companies for Merrill Lynch, each of FPK and J.C. Flowers considered, among other things, the following financial multiples for each of the selected comparable companies:

•	market price per share of the comparable company’s common stock as of September 12, 2008, to the median consensus analyst estimated EPS of such comparable company for 2008 and 2009;

•	market price per share of the comparable company’s common stock as of September 12, 2008 to the GAAP BVPS of such comparable company as of the latest publicly available report date; and

•	market price per share of the comparable company’s common stock as of September 12, 2008, to the GAAP tangible BVPS of such comparable company as of the latest publicly available report date;

•	the median and mean of such analysis including a 25% control premium compared to the implied per share price of Merrill Lynch’s common stock reflected by the proposed exchange ratio to be paid in the merger; and

•	the median and mean of such analysis including the net present values of estimated synergies from the merger.

The following table summarizes the results of this analysis for Merrill Lynch:

							Price/
	Price/		Price/		Price/		Tang.
Name	08 EPS		09 EPS		BVPS		BVPS

Goldman Sachs	10.9	x	8.7	x	1.58	x	1.81	x
UBS	N/M		9.4		1.54		2.21
Credit Suisse Group AG	21.0		10.0		1.61		2.24
Deutsche Bank	27.1		8.2		0.95		1.31
Morgan Stanley	8.6		6.7		1.24		1.40
Median	16.0		8.7		1.54		1.81
Mean	16.9		8.6		1.38		1.80
Merrill Lynch*	N/M		7.1		0.91		1.08
Median with 25% control premium	N/M		10.8		1.93		2.26
Mean with 25% control premium	N/M		10.7		1.73		2.24
Implied per share value of Merrill Lynch common stock reflected by exchange ratio	N/M		12.1		1.55		1.84

*	Based on September 26, 2008 estimated BVPS/tangible BVPS

The following table summarizes the results of this analysis for Bank of America:

							Price/
	Price/		Price/		Price/		Tang.
Name	08 EPS		09 EPS		BVPS		BVPS

Citigroup Inc.	N/M		8.2	x	0.90	x	1.77	x
JPMorgan Chase & Co.	17.9	x	12.6		1.11		1.82
Wachovia Corporation	N/M		10.2		0.47		1.17
Wells Fargo & Company	16.3		14.9		2.37		3.32
U.S. Bancorp	15.0		13.9		2.90		5.41
Median	16.3		12.6		1.11		1.82
Mean	15.9		12.9		1.71		2.93
Bank of America*	14.1		10.5		1.11		2.70

*	Based on September 30, 2008 estimated BVPS/tangible BVPS

Comparable Transaction Analysis.  Each of FPK and J.C. Flowers analyzed certain information relating to the following selected transactions (acquiror/target):

•	JPMorgan Chase & Co./Bear Stearns

•	Wachovia Corp./AG Edwards Inc.

•	Royal Bank of Canada/Dain Rauscher Corp.

•	Credit Suisse Group AG/Donaldson Lufkin & Jenrette, Inc.

•	UBS AG/PaineWebber Group Inc.

For each of the selected transactions, each of FPK and J.C. Flowers calculated and compared certain multiples, including the value of the per share merger consideration as of announcement of the transaction relative to consensus analyst estimates of EPS for the second year thereafter, and the value of the per share merger consideration relative to tangible BVPS. Each of FPK and J.C. Flowers also calculated the premium reflected by the value of the per share merger consideration compared to the market price per share of the target’s common stock both one day and one month prior to the announcement of the transaction. The following table presents the results of this analysis:

	Price/		Price/
	Second		Tang.		One-Day	One-Month
Transaction (Date)	Year EPS		BVPS		Premium	Premium

J.P. Morgan Chase/Bear Stearns (March 16, 2008)	1.1	x	0.10	x	(66.7)%	(87.9)%
Wachovia Corp./A.G. Edwards Inc. (May 31, 2007)	17.5		3.19		16.0	20.0
Royal Bank of Canada/Dain Rauscher Corp. (September 28, 2000)	N/A		3.79		18.9	18.1
Credit Suisse/Donaldson, Lufkin & Jenrette (August 30, 2000)	19.0		3.43		9.9	70.4
UBS AG/PaineWebber Group (July 12, 2000)	17.2		3.84		47.2	53.5
Median	17.4		3.43		16.0	20.0
Mean	13.7		2.87		5.1	14.8
Bank of America/Merrill Lynch	12.1		1.84		70.1	16.6

Discounted Cash Flow Analysis.  Each of FPK and J.C. Flowers performed discounted cash flow analyses of Merrill Lynch to estimate a range of present values per share of Merrill Lynch common stock. Each of FPK and J.C. Flowers performed an analysis based upon the sum of the discounted net present value of Merrill Lynch’s stand-alone cash flows through December 31, 2013, plus the discounted net present value of the terminal value of cash flows based on a perpetuity growth rate of 2% to 4% and discount rates of 12%-14%. Each of FPK and J.C. Flowers also performed an analysis based upon the sum of the discounted net present value of Merrill Lynch’s cash flows with estimated synergies through December 31, 2013, plus the discounted net present value of the terminal value of Merrill Lynch’s cash flows on a stand-alone basis based on a perpetuity growth rate of 2% to 4% and discount rates of 12%-14%, plus the discounted net present value of the terminal value of estimated synergies based on a perpetuity growth rate of 0% and discount rates of 12%-14%. The results of the analyses as such for Merrill Lynch on a stand alone basis lead to a value of Merrill Lynch’s common stock price on a per share basis from $20.96 to $31.77 with a midpoint of $25.30. Similarly, the results of the analyses as such for Merrill Lynch with estimated synergies lead to a value of Merrill Lynch’s common stock price on a per share basis from $32.70 to $45.96 with a midpoint of $38.16.

Historical Exchange Ratio Analysis.  Each of FPK and J.C. Flowers compared the historical share prices of Bank of America and Merrill Lynch common stock during different periods between September 2003 and September 2008 in order to determine the implied average exchange ratios that existed for various periods during that period. The following table sets forth the exchange ratio of shares of Bank of America common stock for each share of Merrill Lynch common stock for the periods indicated:

Historical Exchange Ratio Summary

5-Year Average Ratio	1.41	x	Merger Ratio	0.86	x
3-Year Average Ratio	1.47	x	Current Ratio	0.51	x
1-Year Average Ratio	1.23	x	5-Year High	1.84	x
1-Month Average Ratio	0.81	x	5-Year Low	0.51	x
Year to Date Average Ratio	1.18	x

Pro Forma Merger Analysis.  Each of FPK and J.C. Flowers prepared illustrative pro forma analyses of the potential financial impact of the merger under certain assumptions, including:

•	consensus analyst EPS and long-term growth estimates for Bank of America;

•	a negative balance sheet (mark-to-market) adjustment of $8.785 billion pre-tax ($6.275 billion after tax), as estimated by Bank of America management;

•	the impact of certain revenue synergies and the assumed loss of overlapping revenues, as estimated by Bank of America management; and

•	pre-tax cost savings of $7.0 billion, with 25% realized in 2009, 60% realized in 2010, 80% in 2011 and 100% in 2012 and beyond, as estimated by Bank of America management.

Based on these assumptions, each of FPK and J.C. Flowers determined that the merger would be 2.5% dilutive to Bank of America’s consensus analyst estimated EPS in 2009, 0.3% accretive to Bank of America’s consensus analyst estimated EPS in 2010, and increasingly accretive to Bank of America’s consensus analyst estimated EPS in subsequent years.

Miscellaneous

FPK is an internationally recognized investment banking firm. FPK regularly engages in evaluation of bank, thrift and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. In the ordinary course of its business, FPK may effect transactions for its own account or for the accounts of customers, and at any time may hold a position in securities of Bank of America or Merrill Lynch. FPK issues independent equity research covering Bank of America and Merrill Lynch and from time to time, FPK participates with affiliates of Bank of America and/or Merrill Lynch in various underwriting syndicates (including as a lead or co-lead managing underwriter) of various public securities offerings, and for which services it receives customary fees. For the period between September 13, 2006 and September 14, 2008, FPK did not have any material financial advisory relationship with Bank of America or Merrill Lynch.

J.C. Flowers is an investment firm that serves as advisor to a number of private equity funds focused solely on the financial services sector. Affiliates of J.C. Flowers hold a significant equity stake in FPK.

Bank of America’s board of directors selected FPK and J.C. Flowers because of their respective expertise, reputation and familiarity with Bank of America and Merrill Lynch, and because their senior professionals have substantial experience in transactions comparable to the merger. As compensation for their services in connection with the merger, Bank of America has agreed to pay FPK and J.C. Flowers fees in an aggregate amount of $20,000,000, of which $5,000,000 was due upon delivery of their respective opinions and the remainder of which is contingent upon the consummation of the merger and related transactions. Over the past two years, FPK and its affiliates have received underwriting compensation from both Bank of America and Merrill Lynch in the approximate aggregate amounts of $3,168,000 and $28,925,000, respectively. In addition, Bank of America has agreed to reimburse each of FPK and J.C. Flowers for reasonable out-of-pocket expenses incurred in connection with the merger and related transactions and to indemnify each of FPK and J.C.

Flowers for certain liabilities that may arise out of its engagement by Bank of America and the rendering of its opinion. The opinion of FPK was approved by its fairness committee.

Board of Directors and Management of Bank of America Following Completion of the Merger

Upon completion of the merger, the board of directors of Bank of America will consist of those directors serving immediately prior to the completion of the merger and three directors to be mutually agreed upon by Bank of America and Merrill Lynch from among the people serving as directors of Merrill Lynch immediately prior to the completion of the merger. It is anticipated that upon completion of the merger, Mr. Thain will become president of Global Banking, Securities and Wealth Management for the combined company. It is also anticipated that upon completion of the merger Messrs. Fleming, McCann and Montag will have ongoing management roles in the combined company as head of Global Corporate and Investment Banking, head of the combined financial advisor organization and head of Global Markets, respectively. Information about the current Bank of America directors and executive officers can be found in the documents listed under the heading “Bank of America SEC Filings” in the section entitled “Where You Can Find More Information” on page 123.

Public Trading Markets

Bank of America common stock trades on the NYSE under the symbol “BAC.” Bank of America common stock is also listed on the London Stock Exchange, and certain shares are listed on the Tokyo Stock Exchange. Merrill Lynch common stock trades on the NYSE under the symbol “MER.” Merrill Lynch common stock is also listed on the Chicago Stock Exchange, the London Stock Exchange and the Tokyo Stock Exchange. Upon completion of the merger, Merrill Lynch common stock will be delisted from the above-mentioned exchanges and deregistered under the Securities Exchange Act of 1934, as amended. The newly issued Bank of America common stock issuable pursuant to the merger agreement will be listed on the NYSE.

Each outstanding share of Merrill Lynch non-convertible preferred stock is represented by Merrill Lynch Depositary Shares that are listed on the NYSE and represent either a one-fortieth interest in a share of Merrill Lynch preferred stock or a one-twelve hundredth interest in a share of Merrill Lynch preferred stock. Following the exchange of New Bank of America Preferred Stock for Merrill Lynch preferred stock in the merger under the applicable Deposit Agreement, these depositary shares will continue to be listed on the NYSE upon completion of the merger under a new name and will be traded under a new symbol.

Convertible preferred stock of Merrill Lynch will remain outstanding after the merger and will thereafter be convertible in accordance with its terms into shares of Bank of America common stock based on the exchange ratio of 0.8595.

Bank of America’s Dividend Policy

Bank of America announced on October 6, 2008 that it was reducing its fourth quarter dividend by 50% to $0.32 per share. The Bank of America board of directors may change this dividend policy at any time, and the payment of dividends by financial holding companies is generally subject to legal and regulatory limitations. In addition, the board of directors has declared a quarterly dividend on common stock of $0.32 to be paid on December 26, 2008 to shareholders of record on December 5, 2008. Assuming the current number of issued and outstanding shares, the reduction from $0.64 paid in recent quarters would add more than $1.4 billion to capital each quarter.

Merrill Lynch Stockholders Do Not Have Dissenters’ Appraisal Rights in the Merger

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the Delaware General Corporation Law.

Section 262 of the Delaware General Corporation Law provides that stockholders have the right, in some circumstances, to dissent from certain corporate action and to instead demand payment of the fair value of their shares. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing.

Therefore, because Merrill Lynch’s common stock is listed on the NYSE, holders of Merrill Lynch common stock will not be entitled to dissenters’ appraisal rights in the merger with respect to their shares of Merrill Lynch common stock. Furthermore, because the Merrill Lynch Depositary Receipts for the shares of Merrill Lynch preferred stock that are being converted in the merger are listed on the NYSE and the New Bank of America Preferred Stock into which Merrill Lynch preferred stock will be converted pursuant to the merger will also be listed on the NYSE, Merrill Lynch’s preferred stockholders do not have dissenters’ appraisal rights in the merger with respect to their shares of Merrill Lynch preferred stock. Finally, because shares of convertible preferred stock of Merrill Lynch will remain outstanding after the merger, Merrill Lynch’s convertible preferred stockholders do not have dissenters’ appraisal rights in the merger with respect to shares of Merrill Lynch convertible preferred stock.

Regulatory Approvals Required for the Merger

Bank of America and Merrill Lynch have each agreed to use reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval from or notices to the Federal Reserve Board, the SEC, NYSE, FINRA, FERC, the FSA, the Financial Services Agency of Japan, the CFTC, the DOJ, the FTC, the FDIC, the Utah Department of Financial Institutions, the New York State Banking Department, various state and foreign securities, mortgage banking and insurance authorities, and various other federal, state and foreign regulatory authorities. Bank of America and Merrill Lynch have completed, or will complete, the filing of applications and notifications to obtain the required regulatory approvals.

Federal Reserve Board.  In order to approve the merger, the Federal Reserve Board must determine that the merger can reasonably be expected to produce benefits to the public that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. As part of its evaluation of a proposal under these public interest factors, the Federal Reserve Board reviews the financial and managerial resources of Bank of America and Merrill Lynch, the effect of the proposal on competition in the relevant markets, the record of the insured depository institution subsidiaries of Bank of America and Merrill Lynch under the Community Reinvestment Act and other public interest factors. Each of the depository institution subsidiaries of Bank of America has received an outstanding rating in its most recent Community Reinvestment Act performance evaluation from its federal regulator. Merrill Lynch Bank USA received an outstanding rating at its most recent Community Reinvestment Act performance evaluation from its federal regulator and Merrill Lynch Bank & Trust Co., FSB is scheduled for such performance evaluation during the first quarter of 2009. The Federal Reserve Board’s review of these factors affects both its decision on the merger and the timing of that decision, as well as any conditions that might be imposed.

The Federal Reserve Board will furnish a copy of the notification for approval of the merger to the Office of Thrift Supervision, which has 30 days to submit its views and recommendations to the Federal Reserve Board. A copy of the notice will also be provided to the DOJ and the FTC, which will review the merger for adverse effects on competition. Furthermore, the Bank Holding Company Act and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, the notification submitted by Bank of America for approval of the merger, and authorize the Federal Reserve Board to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. Any hearing, meeting or comments provided by third parties could prolong the period during which the notification is under review by the Federal Reserve Board.

Department of Justice, Federal Trade Commission and U.S. Antitrust Authorities.  Because the merger involves activities that are not subject to review by the Federal Reserve Board under Section 4 of the Bank Holding Company Act, it is partially subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or

the HSR Act. The HSR Act and related rules prohibit the completion of transactions such as the merger unless the parties notify the FTC and the DOJ in advance. Bank of America and Merrill Lynch filed the requisite HSR Act notification forms on September 26, 2008. The HSR Act further provides that a transaction or portion of a transaction that is notifiable under the HSR Act, such as the merger, may not be consummated until the expiration of a 30 calendar-day waiting period, or the early termination of that waiting period, following the parties’ filing of their respective HSR Act notification forms. Bank of America and Merrill Lynch received early termination of the waiting period on October 14, 2008.

At any time before or after the acquisition is completed, either the DOJ or FTC could take action under the antitrust laws in opposition to the merger, including seeking to enjoin the acquisition or seeking divestiture of substantial assets of Bank of America or Merrill Lynch or their subsidiaries. Private parties and/or state attorney generals also may seek to take legal action under the antitrust laws under some circumstances. Based upon an examination of information available relating to the businesses in which the companies are engaged, Bank of America and Merrill Lynch believe that the completion of the merger will not violate U.S. antitrust laws. However, Bank of America and Merrill Lynch can give no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, that Bank of America and Merrill Lynch will prevail.

Other Requisite U.S. Approvals, Notices and Consents.  Notifications and/or applications requesting approval must be submitted to various state regulatory authorities and self-regulatory organizations in connection with the change in control of certain businesses that are controlled by Merrill Lynch. Notifications and/or applications requesting approval must be submitted to certain state mortgage banking and insurance authorities in connection with the change in control of Merrill Lynch’s licensed mortgage and insurance businesses. In addition, the change in control of Merrill Lynch’s registered broker-dealer subsidiaries is subject to review by FINRA. Bank of America and Merrill Lynch have filed and submitted, or will shortly file and submit, all applications and notices required to be submitted to obtain these approvals and provide these notices.

Certain Foreign Approvals.  Approvals also will be required from, and notices must be submitted to, certain foreign regulatory authorities in connection with the merger and the change in ownership of certain businesses that are controlled by Merrill Lynch abroad including, the FSA and the Financial Services Authority of Japan, among others. Bank of America and Merrill Lynch have filed, or will shortly file, all applications and notices required to be submitted to obtain these approvals and any other approvals that may be required to complete the merger.

Timing.  We cannot assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. We also cannot assure you that the DOJ, the FTC, a foreign regulatory regime, or any state attorney general will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

Bank of America and Merrill Lynch believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on Bank of America or Merrill Lynch. The parties’ obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals.

It is presently contemplated that if any governmental approvals or actions are required beyond those listed above, such approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained. The parties are required to use their reasonable best efforts to file all the necessary documentation and obtain all consents of third parties that are necessary to consummate the merger and to comply with the terms and conditions of all consents, approvals and authorizations of any third party or governmental entity.

Litigation Relating to the Merger

Four purported class actions have been filed on behalf of Merrill Lynch stockholders in the Supreme Court of the State of New York, County of New York and one has been filed in Court of Chancery of the State of Delaware. The actions allege that the members of the Merrill Lynch board of directors breached their fiduciary duties of care, loyalty, good faith and candor in agreeing to the merger, with three of the actions containing additional allegations that Bank of America aided and abetted the Merrill Lynch directors’ breaches of fiduciary duty. The lawsuits seek, among other things, to enjoin the completion of the merger, the imposition of a constructive trust upon any benefits improperly received by the defendants, and an award of attorneys’ and experts’ fees and expenses. Laura Diamond v. John A. Thain, et al., No. 650341/2008 (Sup. Ct. N.Y. Co.); Peter Miller v. Merrill Lynch, & Co., Inc., et al, No. 602669/2008 (Sup. Ct. N.Y. Co.); Milton Pfeiffer v. John A. Thain, et al., No. 650342/2008 (Sup. Ct. N.Y. Co.); Ulisse v. Merrill Lynch & Co., Inc., et al, No. 602810/2008 (Sup. Ct. N.Y. Co.); County of New York Employees Retirement Plan v. Merrill Lynch & Co. Inc., et al, (Del. Ch.).

On September 23, 2008, Merrill Lynch shareholder plaintiffs in an existing derivative action brought against current and former Merrill Lynch directors and officers in the U.S. District Court for the Southern District of New York filed a second amended derivative and class action complaint . The lawsuit asserts derivative claims brought on behalf of Merrill Lynch against current and former Merrill Lynch directors and officers for alleged breaches of fiduciary duties, corporate waste, abuse of control, gross mismanagement, contribution and indemnification, aiding and abetting breaches of fiduciary duty, insider selling, and unjust enrichment in connection with Merrill Lynch’s underwriting of collateralized debt obligations and the officer and director defendants’ sales of Merrill Lynch common stock. With respect to these derivative claims, the plaintiffs seek, among other things, to recover damages from the current and former directors and officers on behalf of Merrill Lynch and an award of attorneys’ and experts’ fees and expenses. The lawsuit also asserts claims on behalf of a putative class of all current holders of Merrill Lynch common stock to the effect that the Merrill Lynch board of directors breached their fiduciary duties of care and loyalty in agreeing to the merger and that Bank of America aided and abetted the Merrill Lynch directors’ breaches of fiduciary duty. The lawsuit also asserts claims on behalf of a putative class of all holders of Merrill Lynch common stock on January 18, 2008, who continued to hold all or some of those shares on September 15, 2008 against Merrill Lynch’s Chief Executive Officer for alleged false statements regarding the possibility of write-downs and the need for additional capital. With respect to the class claims, the lawsuit seeks, among other things, to enjoin the completion of the merger and an award of compensatory and punitive damages. In re Merrill Lynch & Co., Inc. Securities, Derivative and ERISA Litigation, No. 07-CV-9633 (S.D.N.Y.), referred to as the New York Federal Court Action.

On September 18, 2008, Merrill Lynch shareholder plaintiffs in an existing consolidated derivative action brought against current and former Merrill Lynch directors and officers in the Supreme Court of the State of New York, County of New York moved to lift a stay that was imposed in the action on March 14, 2008 in favor of the New York Federal Action. These shareholder plaintiffs seek to file an amended complaint that, in addition to asserting derivative claims on behalf of Merrill Lynch against current and former Merrill Lynch directors and officers for breaches of fiduciary duties, corporate waste, abuse of control, and gross mismanagement in connection with Merrill Lynch’s underwriting of collateralized debt obligations, asserts claims on behalf of a putative Merrill Lynch shareholder class challenging the merger. The proposed amended complaint alleges that the Merrill Lynch board of directors breached their fiduciary duties in agreeing to the merger and that Bank of America aided and abetted the Merrill Lynch directors’ breaches of fiduciary duty. With respect to the derivative claims, the lawsuit seeks, among other things, to recover damages allegedly sustained by Merrill Lynch, and with respect to the class claims, the lawsuit seeks, among other things, to enjoin the completion of the merger. Plaintiffs also seek to an award of attorneys’ and experts’ fees and expenses. Merrill Lynch has opposed the motion to vacate the stay and has moved to consolidate this derivative action with the four purported class actions pending in the Supreme Court of the State of New York and to stay each of these actions in favor of the derivative and class actions pending in the U.S. District Court for the Southern District of New York. Levin v. O’Neal, et al., No. 603662/07 (Sup. Ct. N.Y. Co.).

On September 26, 2008, a Merrill Lynch shareholder filed a purported class action in the Delaware Court of Chancery alleging that Merrill Lynch directors breached their fiduciary duties of loyalty, good faith, due care and disclosure in agreeing to the merger, and that Bank of America aided and abetted the Merrill Lynch directors’ breaches of fiduciary duty. On October 3, 2008, plaintiff filed an amended complaint that added, among other things, allegations that the joint preliminary proxy statement and prospectus filed by Bank of America with the Securities and Exchange Commission on October 2, 2008 omitted material information including, but not limited to, details concerning the engagement of and work performed by MLPFS as Merrill

Lynch’s financial advisor and other matters concerning the negotiation of the merger, reasons for the merger, and the consideration of alternative transactions. The lawsuit seeks, among other things, to enjoin the completion of the merger, the imposition of a constructive trust upon any benefits improperly received by the defendants, and an award of attorneys’ and experts’ fees. Plaintiff has moved for expedited discovery and the scheduling of a preliminary injunction hearing. Merrill Lynch has opposed plaintiff’s motion and has moved to stay this action in favor of the derivative and class actions pending in the U.S. District Court for the Southern District of New York. County of York Employees Retirement Plan v. Merrill Lynch & Co., Inc., et al., No. 4066 (Del. Ch.). On October 28, 2008, the Delaware Court of Chancery denied Merrill Lynch’s motion to stay the litigation in favor of the actions pending in the Southern District of New York. In addition, the Delaware Court of Chancery granted plaintiffs’ motion for expedited discovery with respect to some, but not all, of plaintiffs’ allegations.

Merrill Lynch and Bank of America believe that the class claims asserted by Merrill Lynch stockholders relating to the merger are without merit and intend to contest them vigorously. Upon consummation of the merger, the plaintiffs who have asserted derivative claims on behalf of Merrill Lynch may lose standing to assert such claims on behalf of Merrill Lynch because they will no longer be Merrill Lynch stockholders.

Merrill Lynch’s Officers and Directors Have Financial Interests in the Merger

In considering the recommendation of the Merrill Lynch board of directors that you vote to adopt the merger agreement, you should be aware that Merrill Lynch executive officers and directors have financial interests in the merger that are different from, or in addition to, those of Merrill Lynch stockholders generally. The independent members of the Merrill Lynch board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the stockholders that the merger agreement be adopted. For purposes of all of the Merrill Lynch agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Equity Compensation Awards and Deferred Equity Units.  The merger agreement provides that, upon completion of the merger, stock options, restricted shares, restricted share units, cap units and deferred equity units that are outstanding immediately before completion of the merger will become stock options, restricted shares, restricted share units, cap units and deferred equity units with respect to shares of Bank of America common stock. Please see “The Merger — Treatment of Merrill Lynch Stock Options and Other Equity-Based Awards” on page 76. The Merrill Lynch equity compensation plans and award agreements generally provide for, with respect to employees, the vesting and settlement of equity-based awards upon a termination of a grantee’s employment without “cause” or for “good reason” (as such terms are defined in the applicable equity compensation plan or, in the case of Messrs. Sanzone and Montag, in the applicable letter agreement) in connection with the merger and, with respect to non-employee directors, the settlement of equity-based awards upon completion of the merger.

Based on Merrill Lynch equity compensation holdings as of October 30, 2008, and assuming that the merger is completed on December 31, 2008: (1) the number of unexercisable stock options to acquire shares of Merrill Lynch common stock (at exercise prices ranging from $26.395 to $77.5625) held by each of Messrs. Thain, Chai, Fleming and McCann and the three other executive officers (as a group) that would become exercisable upon completion of the merger is 300,000, 45,000, 0, 0, and 0, respectively, and the number of unexercisable stock options to acquire shares of Merrill Lynch common stock (at exercise prices ranging from $26.395 to $77.5625) that would not become exercisable upon completion of the merger, but would be settled or become exercisable upon a subsequent qualifying termination of employment, held by each of Messrs. Thain, Chai, Fleming and McCann, and the three other executive officers (as a group) is 1,228,543, 185,888, 1,187,200, 971,346, and 3,039,461, respectively; (2) the number of unvested restricted shares of Merrill Lynch common stock held by each of Messrs. Thain, Chai, Fleming and McCann, the three other executive officers (as a group), and the nine non-employee directors (as a group), that would vest upon completion of the merger is 0, 60,000, 0, 0, 0 and 0, respectively, and the number that would not vest upon completion of the merger, but would vest upon a subsequent qualifying termination of employment, held by each of Messrs. Thain, Chai, Fleming and McCann and the three other executive officers (as a group) is 0, 35,984, 580,263, 490,198 and 410,407, respectively; (3) the number of unvested restricted stock units in respect of shares of Merrill Lynch common stock held by each of Messrs. Thain, Chai, Fleming and McCann, the three other executive officers (as a group) and the nine non-employee directors (as a group), that would vest and be settled upon completion of the merger is 266,667, 0, 0, 0, 0 and 0, respectively, and the number that would not vest and be settled upon completion of the merger, but would vest and be settled upon a subsequent qualifying termination of employment held by each of Messrs. Thain, Chai, Fleming and McCann and the three other executive officers (as a group), is 164,202, 22,485, 0, 0 and 1,354,461, respectively; and (4) the number of shares of deferred equity units held by each of Messrs. Thain, Chai, Fleming and McCann, the three other executive officers (as a group) and the nine non-employee directors (as a group), that would settle upon completion of the merger is 0, 0, 0, 0, 0 and 102,445, respectively. Immediately prior to consummation of the change in control, performance-based participation units granted under Merrill Lynch’s Long-Term Incentive Compensation Program as part of Merrill Lynch’s Managing Partners Incentive Program will be converted into restricted shares, with one-third of the original award converted at a special ratio of 2.5 to 1. The amounts set forth above for restricted share holdings reflect this conversion. All options held by the nine non-employee directors are already fully exercisable and will be settled upon completion of the merger. None of Merrill Lynch’s executive officers or non-employee directors hold any cap units in respect of shares of Merrill Lynch common stock.

Upon a qualifying termination of employment, equity awards generally are settled promptly following the termination of employment. With respect to many of the executive officers’ equity awards, the Merrill Lynch equity compensation plans provide that the value of the payout, if the executive officer is terminated without “cause” or resigns for “good reason” in connection with a change in control, will be determined based on the fair market value of a share of Merrill Lynch common stock on the date of termination, or, if higher, the highest fair market value of a share of Merrill Lynch common stock during the 90-day period ending on the date of the change in control. Upon a termination without cause, certain executive officers have the right to retain their options and exercise them until expiration of the stated term.

Assuming that the merger is completed on December 31, 2008, the aggregate cash value of unvested or unexercisable stock-based awards as of such date that would be settled or become exercisable due to the completion of the merger that are held as of the date hereof by each of Messrs. Thain, Chai, Fleming and McCann, each of Merrill Lynch’s three other executive officers (as a group) and Merrill Lynch’s nine non-employee directors (as a group), respectively, is approximately $5,221,176, $1,174,765, $0, $0, $0 and $2,005,813, and the aggregate cash value of unvested or unexercisable stock-based awards as of such date that would not be settled or become exercisable upon completion of the merger but would be settled or become exercisable upon a qualifying termination immediately following the merger that are held as of the date hereof by each of Messrs. Thain, Chai, Fleming and McCann, each of Merrill Lynch’s three other executive officers (as a group) and Merrill Lynch’s nine non-employee directors (as a group), respectively, is approximately $3,214,985, $1,144,789, $11,361,207, $9,597,788, $34,555,074 and $0. In both cases, the estimates are based on the closing price of Bank of America’s common stock as of October 30, 2008, and attribute no value to any stock options since all stock options held by these executives would be underwater based on that price.

Thain and Chai Letter Agreements.  Pursuant to letter agreements entered into with Merrill Lynch upon their commencement of employment in December 2007, Mr. Thain and Mr. Chai were awarded “replacement” restricted stock unit awards and stock options to replace stock awards forfeited when they left their former employer, and “sign-on” restricted stock unit awards and stock options. Upon a change in control, the “replacement” restricted stock units and stock options vest only upon a qualifying termination in accordance with the terms of Merrill Lynch’s standard form of equity awards for executive officers. However, the “sign-on” restricted stock units and stock options provide that upon a change in control: (1) two-thirds of any then-unvested “sign-on” restricted stock units and the first tranche of the “sign-on” stock options (which consists of one-third of the “sign-on” stock options) granted to each of Messrs. Thain and Chai will vest in full; (2) one-sixth of any then-unvested “sign-on” restricted stock units and the second tranche of the “sign-on” stock options (which consists of one-third of the “sign-on” stock options) granted to each of Messrs. Thain and Chai will vest in full if the price paid per share of Merrill Lynch stock is at least equal to $80.43 or $82.32, respectively; and (3) one-sixth of any then-unvested “sign-on” restricted stock units and the third tranche of the “sign-on” stock options (which consists of one-third of the “sign-on” stock options) granted to each of Messrs. Thain and Chai will vest in full if the price paid per share of Merrill Lynch stock is at least equal to $100.43 or $102.32, respectively.

Based on the grant price of the “sign-on” awards and the price per share of Merrill Lynch common stock, the “sign-on” restricted stock units and “sign-on” stock options subject to the transaction price test described in the immediately preceding paragraph will not vest in connection with consummation of the merger, but may vest upon a subsequent termination without cause of Mr. Thain’s or Mr. Chai’s employment.

In the event that Mr. Thain becomes subject to the change of control excise tax under the Code, his letter agreement generally provides for an additional payment to him such that he will be placed in the same after-tax position as if no such excise tax had been imposed, unless the payments and benefits due to him exceed the limit on change in control payments under the Code by less than 5%, in which case Mr. Thain’s payments and benefits will be reduced to the minimum extent necessary so that no portion of the payments are subject to the excise tax.

Montag Letter Agreement.  In connection with its hiring earlier this year of Mr. Montag, Merrill Lynch entered into a letter agreement with Mr. Montag which provides that, upon a termination of his employment without “cause” or for “good reason” (as such terms are defined in his letter agreement) following a change in control, notwithstanding the provisions of any Merrill Lynch equity plan, stock options granted to Mr. Montag will vest and remain exercisable for their full original term, restricted stock units will vest, and in each case such awards will not be subject to any forfeiture provisions or covenants. Mr. Montag’s letter agreement also provides for a guaranteed bonus for fiscal year 2008, part of which is payable as equity-based compensation. Upon a qualifying termination of Mr. Montag’s employment, this equity-based compensation will vest and any options will be exercisable for the remainder of their term.

Sanzone Letter Agreement.  In connection with its hiring earlier this year of Thomas S. Sanzone, Merrill Lynch entered into a letter agreement with Mr. Sanzone which provides a guaranteed bonus for fiscal year 2008, part of which is payable as equity-based compensation. Upon a qualifying termination of Mr. Sanzone’s employment, this equity-based compensation will vest.

Arrangements with Bank of America.  The merger agreement provides that three directors from among the individuals serving as directors of Merrill Lynch immediately prior to the effective time of the merger will be appointed to the board of directors of Bank of America. The identity of the three directors will be mutually agreed upon by Bank of America and Merrill Lynch.

In connection with entering into the merger agreement, Bank of America agreed that it would work together in good faith with respect to the treatment of certain outstanding Merrill Lynch equity-based awards of certain executive officers of Merrill Lynch, including Mr. Thain. This agreement was in furtherance of discussions held earlier in the day and about which the Merrill Lynch board of directors was informed and was advised that any changes to such Merrill Lynch equity-based awards would be subject to the approval of the Management Development & Compensation Committee of the board of directors of Merrill Lynch. Bank of America has engaged in discussions with each of Messrs. Thain, Fleming, McCann and Montag concerning the terms of their employment following completion of the merger and has discussed certain compensatory arrangements with each of them. These proposed arrangements seek to ensure continued service and align the executives’ interests with the combined company after consummation of the merger. The parties have not entered into any definitive agreements, and there can be no assurance that agreement will be reached with any of the four executives. Any agreements that are entered into will not become effective unless and until the merger is completed.

Protection of Merrill Lynch Directors and Officers Against Claims.  Bank of America has agreed that it will or will cause the surviving corporation in the merger to indemnify and hold harmless, and provide advancement of expenses to, each past and present officer and director of Merrill Lynch and its subsidiaries against all losses or liabilities incurred in their capacity as officer or director of Merrill Lynch to the fullest extent permitted by applicable laws. Bank of America has also agreed that it will maintain in place existing indemnification and exculpation rights in favor of Merrill Lynch and its officers for six years after the merger and it will maintain Merrill Lynch’s current directors and officers liability insurance coverage, or an equivalent replacement policy for the benefit of Merrill Lynch directors and officers, for six years following the completion of the merger, except that Bank of America is not required to incur an annual premium expense greater than 250% of Merrill Lynch’s current annual directors’ and officers’ liability insurance premium.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this document as Appendix A and is incorporated by reference in this document. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Terms of the Merger

Each of the Merrill Lynch board of directors and the Bank of America board of directors has approved the merger agreement, which provides for the merger of Merger Sub with and into Merrill Lynch. Merrill Lynch will be the surviving corporation in the merger and will remain a subsidiary of Bank of America. Each share of Merrill Lynch common stock, par value $1.33 1/3 per share, issued and outstanding immediately prior to the completion of the merger, except for specified shares of Merrill Lynch common stock held by Merrill Lynch and Bank of America, will be converted into the right to receive 0.8595 of a share of Bank of America common stock. If the number of shares of Bank of America common stock changes before the merger is completed because of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment will be made to the number of shares of Bank of America common stock into which each share of Merrill Lynch common stock will be converted.

Bank of America will not issue any fractional shares of Bank of America common stock in the merger. Instead, a Merrill Lynch stockholder who otherwise would have received a fraction of a share of Bank of America common stock will receive an amount in cash rounded to the nearest cent. This cash amount will be equal to such stockholder’s proportionate interest in the net proceeds from the sale in the open market by the exchange agent, on behalf of all such holders, of the aggregate fractional shares of Bank of America common stock that would otherwise have been issued. The sale described in the previous sentence will occur as soon as practicable following the merger.

Non-convertible preferred stock of Merrill Lynch will be converted into preferred stock issued by Bank of America having substantially identical terms except for the additional voting rights described in “The Merger Agreement — Treatment of Preferred Stock,” starting on page 77. Convertible preferred stock of Merrill Lynch will remain outstanding after the merger and will thereafter be convertible in accordance with its terms into shares of Bank of America common stock based on the exchange ratio of 0.8595.

Prior to the effective time of the merger, the certificate of incorporation of Merrill Lynch will be amended to reflect changes in the terms of convertible preferred stock of Merrill Lynch described below. The merger agreement provides that Bank of America may change the structure of the merger. No such change will alter the amount or kind of merger consideration to be provided under the merger agreement, adversely affect the tax treatment of Merrill Lynch’s stockholders as a result of receiving the merger consideration or the tax treatment of the parties to the merger agreement, or impede or delay completion of the merger.

Treatment of Merrill Lynch Stock Options and Other Equity-Based Awards

Each outstanding option to acquire Merrill Lynch common stock granted under Merrill Lynch’s stock incentive plans will be converted automatically at the effective time of the merger into an option to purchase Bank of America common stock and will continue to be governed by the terms of the Merrill Lynch stock plan and related grant agreements under which it was granted, except that:

•	the number of shares of Bank of America common stock subject to each converted Bank of America stock option will be equal to the product of the number of shares of Merrill Lynch common stock previously subject to the Merrill Lynch stock option and 0.8595, rounded down to the nearest whole share; and

•	the exercise price per share of Bank of America common stock subject to each converted Bank of America stock option will be equal to the exercise price for each share of Merrill Lynch common stock previously subject to the Merrill Lynch stock option immediately prior to completion of the merger divided by 0.8595, rounded up to the nearest cent.

Restricted shares of Merrill Lynch common stock outstanding immediately prior to the effective time of the merger will be converted automatically at the effective time of the merger into restricted shares of Bank of America common stock. The number of restricted shares of Bank of America common stock will be equal to the product of the number of shares of Merrill Lynch common stock previously subject to the Merrill Lynch restricted share award and 0.8595, rounded to the nearest whole share.

Restricted share units in respect of Merrill Lynch common stock outstanding immediately prior to completion of the merger will be converted automatically at the effective time of the merger into restricted share units in respect of shares of Bank of America common stock. The number of shares of Bank of America common stock subject to each converted restricted share unit will be equal to the product of the number of shares of Merrill Lynch common stock previously subject to the Merrill Lynch restricted share unit and 0.8595, rounded to the nearest whole share. The Bank of America restricted share units will be payable or distributable in accordance with the terms of the Merrill Lynch agreement, plan or arrangement relating to the restricted share units.

Cap units in respect of Merrill Lynch common stock outstanding immediately prior to completion of the merger will be converted automatically at the effective time of the merger into cap units in respect of shares of Bank of America common stock. The number of shares of Bank of America common stock subject to each converted cap unit will be equal to the product of the number of shares of Merrill Lynch common stock previously subject to the Merrill Lynch cap unit and 0.8595, rounded to the nearest whole share. The Bank of America cap units will be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to the Merrill Lynch restricted share units.

Merrill Lynch deferred equity units, which are amounts denominated in Merrill Lynch common stock and held in participant accounts pursuant to certain of Merrill Lynch’s deferred compensation plans, will be converted automatically at the effective time of the merger into deferred equity units in respect of shares of Bank of America common stock. The number of shares of Bank of America common stock subject to each converted deferred equity unit will be equal to the product of the number of shares of Merrill Lynch common stock in which the Merrill Lynch deferred equity unit was previously denominated and 0.8595, rounded to the nearest whole share. The deferred equity units will be payable or distributable in accordance with the terms of the Merrill Lynch deferred compensation plans applicable to the deferred equity units.

Prior to the effective time of the merger, the Merrill Lynch 1986 Employee Stock Purchase Plan will be amended to reflect the merger, including the substitution of Bank of America common stock for Merrill Lynch common stock to effectuate the assumption of the plan. As of immediately after completion of the merger, a maximum of up to 16,449,696 shares of Bank of America common stock (less the number of shares of Company Common Stock issued under the ESPP with respect to any purchase periods ending prior to the Effective Time, multiplied by the Exchange Ratio) will be authorized for issuance to employees of Merrill Lynch and its subsidiaries, following the merger. Bank of America has the right to terminate the plan following the effective time of the merger.

Treatment of Merrill Lynch Preferred Stock

Upon completion of the merger, (i) each share of Merrill Lynch Preferred Stock Series 1 issued and outstanding immediately prior to completion of the merger will be converted into one share of Bank of America Preferred Stock Series 1, (ii) each share of Merrill Lynch Preferred Stock Series 2 issued and outstanding immediately prior to completion of the merger will be converted into one share of Bank of America Preferred Stock Series 2, (iii) each share of Merrill Lynch Preferred Stock Series 3 issued and outstanding immediately prior to completion of the merger will be converted into one share of Bank of America Preferred Stock Series 3, (iv) each share of Merrill Lynch Preferred Stock Series 4 issued and outstanding immediately prior to completion of the merger will be converted into one share of Bank of America Preferred Stock Series 4, (v) each share of Merrill Lynch Preferred Stock Series 5 issued and outstanding immediately prior to completion of the merger will be converted into one share of Bank of

America Preferred Stock Series 5, (vi) each share of Merrill Lynch Preferred Stock Series 6 issued and outstanding immediately prior to completion of the merger will be converted into one share of Bank of America Preferred Stock Series 6, (vii) each share of Merrill Lynch Preferred Stock Series 7 issued and outstanding immediately prior to completion of the merger will be converted into one share of Bank of America Preferred Stock Series 7 and (viii) each share of Merrill Lynch Preferred Stock Series 8 issued and outstanding immediately prior to completion of the merger will be converted into one share of Bank of America Preferred Stock Series 8.

The terms of the Bank of America Preferred Stock Series 1, Bank of America Preferred Stock Series 2, Bank of America Preferred Stock Series 3, Bank of America Preferred Stock Series 4, Bank of America Preferred Stock Series 5, Bank of America Preferred Stock Series 6, Bank of America Preferred Stock Series 7, and Bank of America Preferred Stock Series 8 will be substantially identical to the terms of the corresponding series of Merrill Lynch preferred stock, except for the additional voting rights described below. We sometimes refer to the Bank of America Preferred Stock Series 1, Bank of America Preferred Stock Series 2, Bank of America Preferred Stock Series 3, Bank of America Preferred Stock Series 4, Bank of America Preferred Stock Series 5, Bank of America Preferred Stock Series 6, Bank of America Preferred Stock Series 7, and Bank of America Preferred Stock Series 8, collectively, as the New Bank of America Preferred Stock. As of August 29, 2008 (i) 50,000 shares were authorized as Merrill Lynch Preferred Stock Series 1, 21,000 of which were outstanding, (ii) 50,000 shares were authorized as Merrill Lynch Preferred Stock Series 2, 37,000 of which were outstanding, (iii) 43,333 shares were authorized as Merrill Lynch Preferred Stock Series 3, 27,000 of which were outstanding, (iv) 23,333 shares were authorized as Merrill Lynch Preferred Stock Series 4, 20,000 of which were outstanding; (v) 50,000 shares were authorized as Merrill Lynch Preferred Stock Series 5, 50,000 of which were outstanding, (vi) 65,000 shares were authorized as Merrill Lynch Preferred Stock Series 6, 65,000 of which were outstanding, (vii) 50,000 shares were authorized as Merrill Lynch Preferred Stock Series 7, 50,000 of which were outstanding, and (viii) 97,750 shares were authorized as Merrill Lynch Preferred Stock Series 8, 89,100 of which were outstanding.

The holders of Bank of America Preferred Stock Series 1, Bank of America Preferred Stock Series 2, Bank of America Preferred Stock Series 3, Bank of America Preferred Stock Series 4, Bank of America Preferred Stock Series 5 and Bank of America Preferred Stock Series 8 shall be entitled to vote on all matters submitted to a vote of the holders of Bank of America common stock, voting together with the holders of common stock as one class. Each share shall be entitled to 150 votes. The holders of Bank of America Preferred Stock Series 6 and Bank of America Preferred Stock Series 7 shall be entitled to vote on all matters submitted to a vote of the holders of Bank of America common stock, voting together with the holders of common stock as one class. Each share shall be entitled to 5 votes.

Each outstanding share of Merrill Lynch non-convertible preferred stock is presently represented by depositary shares, or Merrill Lynch Depositary Shares, that are listed on the NYSE and represent (a) with respect to the Merrill Lynch Preferred Stock Series 6 and Merrill Lynch Preferred Stock Series 7, a one-fortieth interest in a share of Merrill Lynch preferred stock and (b) with respect to the Merrill Lynch Preferred Stock Series 1, Merrill Lynch Preferred Stock Series 2, Merrill Lynch Preferred Stock Series 3, Merrill Lynch Preferred Stock Series 4, Merrill Lynch Preferred Stock Series 5 and Merrill Lynch Preferred Stock Series 8, a one-twelve hundredth interest in a share of Merrill Lynch preferred stock. Upon completion of the merger, Bank of America will assume the obligations of Merrill Lynch under the (i) Deposit Agreement, dated as of November 1, 2004, among Merrill Lynch, The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as depositary, and the Holders from Time to Time of Depositary Receipts (relating to the Merrill Lynch Floating Rate Non-Cumulative Preferred Stock, Series 1), (ii) Deposit Agreement, dated as of March 14, 2005, among Merrill Lynch, The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as depositary, and the Holders from Time to Time of Depositary Receipts (relating to the Merrill Lynch Floating Rate Non-Cumulative Preferred Stock, Series 2), (iii) Deposit Agreement, dated as of November 17, 2005, among Merrill Lynch, The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.) and the Holders from Time to Time of Depositary Receipts (relating to the Merrill Lynch 6.375% Non-Cumulative Preferred Stock, Series 3), (iv) Deposit Agreement, dated as of November 17, 2005, among Merrill Lynch, The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), and the Holders from Time to Time of Depositary Receipts (relating to the Merrill Lynch Floating Rate Non-Cumulative Preferred Stock,

Series 4), (v) Deposit Agreement, dated as of March 30, 2007, among Merrill Lynch, The Bank of New York Mellon (as successor to The Bank of New York) and the Holders from Time to Time of Depositary Receipts (relating to the Merrill Lynch Floating Rate Non-Cumulative Preferred Stock, Series 5), (vi) Deposit Agreement, dated as of January 28, 2004, among Merrill Lynch (as successor to First Republic Bank), Mellon Investor Services LLC, as depositary, and the Holders from Time to Time of Depositary Receipts (relating to the Merrill Lynch 6.70% Noncumulative Perpetual Preferred Stock, Series 6), (vii) Deposit Agreement, dated as of March 18, 2005, among Merrill Lynch (as successor to First Republic Bank), Mellon Investor Services LLC, as depositary, and the Holders from Time to Time of Depositary Receipts (relating to the Merrill Lynch 6.25% Noncumulative Perpetual Preferred Stock, Series 7) and (viii) Deposit Agreement, dated as of April 29, 2008, among Merrill Lynch, The Bank of New York Mellon (as successor to The Bank of New York) and the Holders from Time to Time of Depositary Receipts (relating to the Merrill Lynch 8.625% Non-Cumulative Preferred Stock, Series 8). Bank of America will instruct the depositaries, each referred to as a Depositary, as depositary under each of the deposit agreements, or Deposit Agreements, to treat the shares of New Bank of America Preferred Stock received by it in exchange for shares of Merrill Lynch preferred stock as newly deposited securities under the applicable Deposit Agreement. In accordance with the terms of the relevant Deposit Agreement, the Merrill Lynch Depositary Shares will thereafter represent the shares of the relevant series of New Bank of America Preferred Stock. Such depositary shares will continue to be listed on the New York Stock Exchange upon completion of the merger under a new name and traded under a new symbol.

Shares of preferred securities issued by Merrill Lynch’s subsidiaries will remain issued and outstanding following completion of the merger, and the terms of those preferred shares will generally be unaffected by the merger. Each share of 9.00% Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock, Series 2, and the 9.00% Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock, Series 3, outstanding immediately prior to completion of the merger shall remain issued and outstanding and shall have the rights, privileges, powers and preferences as set forth in Merrill Lynch’s certificate of incorporation, as amended by the certificate amendment described herein. Holders of Merrill Lynch preferred stock, Merrill Lynch Depositary Shares or preferred securities issued by Merrill Lynch’s subsidiaries are not entitled to vote on the merger or at the special meeting.

EACH DEPOSITARY IS THE ONLY HOLDER OF RECORD OF SHARES OF MERRILL LYNCH PREFERRED STOCK THAT ARE REPRESENTED BY DEPOSITARY SHARES. ALL HOLDERS OF MERRILL LYNCH DEPOSITARY SHARES SHOULD FOLLOW THE INSTRUCTIONS GIVEN TO THEM BY THEIR BROKER.

Treatment of Exchangeable Shares of Merrill Lynch & Co., Canada Ltd.

In accordance with the terms of the merger agreement, Merrill Lynch is obligated to redeem the exchangeable shares in accordance with their terms. The documents governing the exchangeable shares provide that, as a result of the merger being proposed, Merrill Lynch Canada has the right to cause the redemption (or repurchase by an affiliate of Merrill Lynch Canada) of the exchangeable shares in accordance with their terms. Merrill Lynch Canada has determined to exercise its right to redeem the exchangeable shares and its affiliate has determined to exercise its overriding right to purchase the exchangeable shares on the redemption date. The redemption date is the later of the fifth Toronto business day following the date of the special meeting and December 4, 2008.

Upon the repurchase by an affiliate of Merrill Lynch Canada, of the exchangeable shares, holders of such shares will be required to dispose of them in exchange for Merrill Lynch common stock on a one-for-one basis. The holders of exchangeable shares who receive such Merrill Lynch common stock, and continue to hold such Merrill Lynch common stock at the time of the completion of the merger, will subsequently receive the merger consideration in the same manner as other holders of Merrill Lynch common stock. The redemption or repurchase of the exchangeable shares will not, however, be conditional upon the completion of the merger.

Generally, a Canadian resident who holds Merrill Lynch Canada exchangeable shares as capital property and who disposes of them in exchange for Merrill Lynch common stock will realize a capital gain (or capital loss) under the Income Tax Act (Canada) equal to the amount by which the fair market value of the

Merrill Lynch common stock received by the holder, less any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of the Merrill Lynch Canada exchangeable shares disposed of by the holder.

This summary is of a general nature and is not comprehensive. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder of Merrill Lynch Canada exchangeable shares. Accordingly, holders of Merrill Lynch Canada exchangeable shares will need to consult with their own tax advisors for advice regarding the Canadian income tax consequences to them of the disposition of such shares in exchange for Merrill Lynch common stock and the subsequent receipt of Bank of America common stock upon the merger.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	the merger agreement is adopted by Merrill Lynch stockholders;

•	the issuance of shares of Bank of America common stock is approved by the Bank of America stockholders;

•	we obtain all required governmental and regulatory consents and approvals; and

•	all other conditions to the merger discussed in this document and the merger agreement are either satisfied or waived.

The merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware. However, we may agree to a later time for completion of the merger and specify that time in the certificate of merger in accordance with Delaware law. In the merger agreement, we have agreed to cause the completion of the merger to occur no later than the fifth business day following the satisfaction or waiver of the last of the conditions specified in the merger agreement, or on another mutually agreed date. If these conditions are satisfied or waived during the two weeks immediately prior to the end of a fiscal quarter of Bank of America, then Bank of America may postpone the closing until the first full week after the end of that quarter. It currently is anticipated that the effective time of the merger will occur on or after December 31, 2008, but we cannot guarantee when or if the merger will be completed.

Conversion of Shares; Exchange of Certificates; Book-Entry Shares

The conversion of Merrill Lynch common stock into the right to receive the merger consideration will occur automatically upon completion of the merger. As soon as reasonably practicable after completion of the merger, the exchange agent will exchange certificates representing shares of Merrill Lynch common stock for merger consideration to be received pursuant to the terms of the merger agreement. Prior to the completion of the merger, Bank of America will select a bank or trust company subsidiary of Bank of America or another bank or trust company reasonably acceptable to Merrill Lynch to be the exchange agent, who will exchange certificates representing shares of Merrill Lynch common stock for the merger consideration and perform other duties as explained in the merger agreement.

Shares of Merrill Lynch common stock held in the Direct Registration System (DRS) are being automatically converted into whole shares of Bank of America common stock in DRS form. An account statement will be mailed to you confirming this automatic conversion.

Shares of Merrill Lynch common stock held in the book-entry form will be automatically converted into whole shares of Bank of America common stock in book-entry form. An account statement will be mailed to you confirming this automatic conversion.

Letter of Transmittal

As soon as reasonably practicable after completion of the merger, the exchange agent will mail a letter of transmittal to each holder of a Merrill Lynch common stock certificate at the effective time of the merger. This mailing will contain instructions on how to surrender Merrill Lynch common stock certificates in exchange for statements indicating book-entry ownership of Bank of America common stock and a check in the amount of cash to be paid instead of fractional shares. If a holder of a Merrill Lynch common stock certificate makes a special request, however, Bank of America will issue to the requesting holder a Bank of America stock certificate in lieu of book-entry shares. When you deliver your Merrill Lynch stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Merrill Lynch stock certificates will be cancelled and you will receive statements indicating book-entry ownership of Bank of America common stock, or, if requested, stock certificates representing the number of full shares of Bank of America common stock to which you are entitled under the merger agreement. You also will receive a cash payment for any fractional shares of Bank of America common stock that would have been otherwise issuable to you as a result of the merger.

Holders of Merrill Lynch common stock should not submit their Merrill Lynch stock certificates for exchange until they receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

If a certificate for Merrill Lynch common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction and appropriate and customary indemnification.

After completion of the merger, there will be no further transfers on the stock transfer books of Merrill Lynch, except as required to settle trades executed prior to completion of the merger.

Withholding

The exchange agent will be entitled to deduct and withhold from the cash in lieu of fractional shares payable to any Merrill Lynch stockholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

Dividends and Distributions

Until Merrill Lynch common stock certificates are surrendered for exchange, any dividends or other distributions declared after the completion of the merger with respect to Bank of America common stock into which shares of Merrill Lynch common stock may have been converted will accrue, without interest, but will not be paid. Bank of America will pay to former Merrill Lynch stockholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Merrill Lynch stock certificates.

Prior to the effective time of the merger, Merrill Lynch and its subsidiaries may not make, declare or pay any dividend or distribution on its capital stock or repurchase any shares of its capital stock, other than:

•	regular quarterly cash dividends on Merrill Lynch common stock at a rate not to exceed $0.35 per share of Merrill Lynch common stock with record dates and payment dates consistent with the prior year;

•	dividends on Merrill Lynch’s preferred stock;

•	dividends paid by any subsidiary of Merrill Lynch to Merrill Lynch or to any of its wholly owned subsidiaries; or

•	the acceptance of shares of Merrill Lynch common stock in payment of the exercise of a stock option or stock appreciation rights or the vesting of restricted shares of (or settlement of other equity-based awards in respect of) Merrill Lynch common stock granted under a Merrill Lynch stock plan, financial advisor capital accumulation award plan or deferred equity unit plan, in each case in accordance with past practice and the terms of the applicable plan.

Merrill Lynch and Bank of America have agreed to coordinate declaration of dividends so that holders of Merrill Lynch common stock will not receive two dividends, or fail to receive one dividend, for any quarter with respect to their Merrill Lynch common stock and any Bank of America common stock any holder receives in the merger.

Representations and Warranties

The merger agreement contains customary representations and warranties of Merrill Lynch and Bank of America relating to their respective businesses. With the exception of certain representations that must be true and correct in all material respects (or, in the case of specific representations and warranties regarding the capitalization of Merrill Lynch, true and correct except to a de minimis extent), no representation or warranty will be deemed untrue, inaccurate or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless that fact, circumstance or event, individually or when taken together with all other facts, circumstances or events, has had or would reasonably be expected to have a material adverse effect on the company making the representation. In determining whether a material adverse effect has occurred or would reasonably be expected to occur, the parties will disregard any effects resulting from (1) changes in generally accepted accounting principles or regulatory accounting requirements applicable generally to companies in the industries in which the relevant party and its subsidiaries operate (except to the extent that the effects of such a change are disproportionately adverse to such party as compared to other companies in such industries), (2) changes in laws, rules or regulations or the interpretation of laws, rules or regulations by governmental authorities of general applicability to companies in the industries in which the relevant party and its subsidiaries operate (except to the extent that the effects of such a change are disproportionately adverse to such party as compared to other companies in such industries), (3) actions or omissions taken with the prior written consent of the other party or expressly required by the merger agreement, (4) changes in global, national or regional political conditions (including acts of terrorism or war) or in general business, economic or market conditions, including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes in the United States or foreign securities markets, in each case, generally affecting the industries in which the relevant party or its subsidiaries operate and including changes to any previously correctly applied asset marks resulting therefrom (except to the extent that the effects of such a change are disproportionately adverse to such party as compared to other companies in such industries), (5) the execution of the merger agreement or public disclosure of the merger or the transactions contemplated by the merger agreement, including acts of competitors or losses of employees to the extent resulting therefrom, (6) failure to meet earning projections in and of itself, but not including any underlying causes thereof, or (7) changes in the trading price of either party’s common stock in and of itself, but not including any underlying causes thereof. The representations and warranties in the merger agreement do not survive the completion of the merger.

Each of Bank of America and Merrill Lynch has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the stock option agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents;

•	the timely filing of reports with governmental entities, and the absence of investigations and enforcement actions by regulatory agencies;

•	financial statements, internal controls and accounting or auditing practices;

•	broker’s fees payable in connection with the merger;

•	the absence of material adverse changes;

•	conduct of business in the ordinary course of business since June 27, 2008;

•	legal proceedings;

•	taxes and tax returns;

•	material contracts;

•	risk management instruments and derivatives;

•	compliance with applicable laws;

•	tax treatment of the merger;

•	the receipt of financial advisors’ opinions;

•	intellectual property; and

•	the accuracy of information supplied for inclusion in this document and other similar documents.

In addition, Merrill Lynch has made other representations and warranties about itself to Bank of America as to:

•	employee matters, including employee benefit plans;

•	investment securities and commodities;

•	owned and leased real property;

•	environmental liabilities;

•	broker dealer, fund and investment advisory matters;

•	securitizations;

•	the inapplicability of state takeover laws; and

•	interested party transactions.

The representations and warranties described above and included in the merger agreement were made by each of Bank of America and Merrill Lynch to the other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by Bank of America and Merrill Lynch in connection with negotiating the terms of the merger agreement, and may have been included in the merger agreement for the purpose of allocating risk between Bank of America and Merrill Lynch rather than to establish matters as facts. The merger agreement is described in, and included as an appendix to, this document only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Merrill Lynch, Bank of America or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this document and in the documents incorporated by reference into this document. See “Where You Can Find More Information” on page 123.

Covenants and Agreements

Each of Merrill Lynch and Bank of America has undertaken customary covenants that place restrictions on it and its subsidiaries until completion of the merger. In general, each of Bank of America and Merrill Lynch agreed to (1) conduct its business in the ordinary course in all material respects, (2) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, including retaining the services of key officers and employees, and (3) take no action that would reasonably be expected to adversely affect or materially delay its ability to obtain any necessary regulatory and governmental approvals, perform its covenants or complete the merger. Merrill Lynch further agreed that, with certain exceptions or except with Bank of America’s prior written consent (which consent will not be unreasonably withheld or delayed with respect to certain of the actions described below), Merrill Lynch will not, and will not permit any of its subsidiaries to, among other things, undertake the following extraordinary actions:

•	incur indebtedness or in any way assume the indebtedness of another person, except in the ordinary course of business consistent with past practice;

•	adjust, split, combine or reclassify any of its capital stock;

•	make, declare or pay any dividends or other distributions on any shares of its capital stock, or redeem, purchase or otherwise acquire any shares of its capital stock, except as set forth above in “— Conversion of Shares; Exchange of Certificates — Dividends and Distributions” (Bank of America has agreed to allow Merrill Lynch to repurchase shares of Merrill Lynch common stock in connection with the issuance of shares under Merrill Lynch’s stock incentive, financial advisor capital accumulation award plan, and deferred equity unit plans);

•	issue or grant shares, stock options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Merrill Lynch’s capital stock or other equity-based awards outside the parameters set forth in the merger agreement;

•	except as required under applicable law or the terms of any Merrill Lynch benefit plan, (i) increase the compensation or benefits of any current or former directors, officers or employees; (ii) pay any current or former directors, officers or employees any amounts not required by existing plans or agreements; (iii) become a party to, establish, adjust, or terminate any employee benefit or compensation plan or agreement; (iv) accelerate the vesting of any stock-based compensation or other long-term incentive compensation under any of Merrill Lynch’s employee benefit plans; (v) hire employees in the position of vice president or above or terminate (other than for cause) the employment of employees in the position of vice president or above; or (vi) take any action which could reasonably be expected to give rise to a “good reason” claim;

•	other than in the ordinary course of business, consistent with past practice or pursuant to contracts in force as of September 15, 2008, sell, transfer, pledge, lease, license, mortgage, encumber or otherwise dispose of any material assets or properties or cancel, release or assign any material indebtedness;

•	enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating, securitization and servicing policies other than as required by applicable law, regulation or policies imposed by any governmental entity;

•	transfer ownership or grant rights to its material intellectual property, except for certain grants of licenses in the ordinary course of business consistent with past practice;

•	make any material investment either by purchase of securities, capital contributions, property transfers or purchase of property or assets other than in the ordinary course of business consistent with past practice;

•	take any action or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	amend its charter and bylaws or otherwise take any action to exempt another person from any applicable takeover law or defensive charter or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

•	amend or knowingly violate certain material contracts or enter into any obligation that would impose material restrictions on the business of Merrill Lynch, its subsidiaries or its affiliates;

•	commence or settle any material claim, action or proceeding;

•	take or fail to take any action that is intended, or may reasonably be expected to, result in any of the conditions to the merger to fail to be satisfied;

•	implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, except as required by applicable law, generally accepted accounting principles or regulatory guidelines;

•	file or amend any material tax return, make or change any material tax election or settle or compromise any material tax liability, in each case, other than in the ordinary course of business or as required by law; or

•	agree to take or adopt any resolutions by the board of directors in support of any of the actions prohibited by the preceding bullets.

As discussed under “Recent Developments”, Bank of America and Merrill Lynch have agreed to grant such waivers or amendments to the merger agreement as may be required to permit the CPP investment, including the granting of waivers to the covenants concerning the issuance of capital stock, the amendment of Merrill Lynch’s charter for the creation of preferred stock to be issued to the U.S. Treasury pursuant to the CPP and the merger qualifying as a reorganization under Section 368(a) of the Code.

Bank of America agrees that, except as permitted by the merger agreement or with Merrill Lynch’s prior written consent, Bank of America will not, among other things, undertake the following extraordinary actions:

•	amend any governing documents in a manner that would adversely affect Merrill Lynch or its stockholders or the transactions contemplated by the merger agreement;

•	take any action or knowingly fail to take any action reasonably likely to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	take any action or willfully fail to take any action that is intended, or may be reasonably expected, to result in any of the conditions to the merger failing to be satisfied;

•	take any action that would reasonably be expected to prevent, materially impede or materially delay completion of the merger; or

•	agree to take or adopt any resolutions by the board of directors in support of any of the actions prohibited by the preceding bullets.

The merger agreement also contains covenants relating to the preparation of this document and the holding of the special meetings of Merrill Lynch and Bank of America stockholders, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement. Merrill Lynch has agreed to consult with Bank of America regarding certain tax planning matters. Bank of America has also agreed to cause the shares of Bank of America common stock issued in the merger to be approved for listing on the NYSE.

In addition, the merger agreement contains a covenant that Merrill Lynch shall take all action necessary to redeem the exchangeable shares which were issued by Merrill Lynch Canada in connection with the merger with Midland Walwyn Inc., prior to completion of the merger.

Reasonable Best Efforts of Merrill Lynch and Bank of America to Obtain the Required Stockholder Vote

Merrill Lynch has agreed to use its reasonable best efforts to hold a meeting of its stockholders as soon as is reasonably practicable for the purpose of Merrill Lynch stockholders voting on the adoption of the merger agreement. Merrill Lynch will use its reasonable best efforts to obtain such stockholder approval. The merger agreement requires Merrill Lynch to submit the merger agreement to a stockholder vote even if its board of directors no longer recommends adoption of the merger agreement. The board of directors of Merrill Lynch has unanimously approved the merger and adopted resolutions directing that the merger be submitted to the Merrill Lynch stockholders for their consideration.

Bank of America has also agreed to use its reasonable best efforts to hold a meeting of its stockholders as soon as is reasonably practicable and to use its reasonable best efforts to obtain stockholder approval of the issuance of shares of Bank of America common stock to Merrill Lynch stockholders in the merger. The merger agreement requires Bank of America to submit the proposal to issue shares of common stock to a stockholder vote even if its board of directors no longer recommends such proposal. The board of directors of Bank of America has unanimously approved the merger and has adopted resolutions directing that the issuance of the common stock be submitted to Bank of America stockholders for their consideration.

Agreement Not to Solicit Other Offers

Merrill Lynch also has agreed that it, its subsidiaries and their officers, directors, employees, agents and representatives will not, directly or indirectly:

•	initiate, solicit, encourage or facilitate (including by way of furnishing information) any inquiries or proposals for any “Alternative Proposal” (as defined below); or

•	participate in any discussions or negotiations, or enter into any agreement, regarding any “Alternative Transaction” (as defined below).

However, prior to the special meeting of Merrill Lynch stockholders, Merrill Lynch may consider and participate in discussions and negotiations with respect to a bona fide Alternative Proposal, and furnish information in connection therewith, if it has first entered into a confidentiality agreement with a party proposing the Alternative Proposal on terms substantially similar to, and no less favorable to Merrill Lynch than, Merrill Lynch’s confidentiality agreement with Bank of America and the Merrill Lynch board of directors determines in good faith (after consultation with outside legal counsel) that failure to take these actions would cause the board to violate its fiduciary duties to Merrill Lynch stockholders under applicable law.

Merrill Lynch has agreed in the merger agreement:

•	to cease any existing discussions or negotiations with respect to any Alternative Proposal conducted prior to execution of the merger agreement, and to use reasonable best efforts to cause all persons other than Bank of America who have been furnished with confidential information in connection with an Alternative Proposal within the 12 months prior to the date of the merger agreement to return or destroy such information;

•	to notify Bank of America promptly (but no later than 24 hours) after it receives any Alternative Proposal, or any material change to any Alternative Proposal, or any request for nonpublic information relating to Merrill Lynch or any of its subsidiaries or access to Merrill Lynch’s properties, books or records, and to provide Bank of America with relevant information regarding the Alternative Proposal or such request; and

•	to use its best efforts to keep Bank of America fully informed, on a current basis, of any material changes in the status and any material changes in the terms of any such Alternative Proposal.

As used in the merger agreement, an “Alternative Proposal” means any inquiry or proposal, including any indication of an intention to make a proposal, regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving Merrill Lynch or any of its subsidiaries that, if completed, would constitute an Alternative Transaction.

As used in the merger agreement, “Alternative Transaction” means any of the following:

•	a transaction in which any person or group (other than Bank of America or its affiliates), directly or indirectly, acquires or would acquire more than 15% of the outstanding shares of Merrill Lynch or any of its subsidiaries or outstanding voting power or of any new series or new class of Merrill Lynch preferred stock that would be entitled to a class or series vote with respect to a merger with Merrill Lynch or any of its subsidiaries, whether from Merrill Lynch or pursuant to a tender offer or exchange offer or otherwise;

•	a merger, share exchange, consolidation or other business combination involving Merrill Lynch or any of its subsidiaries (other than the merger being described here);

•	any transaction in which any person or group (other than Bank of America or its affiliates) acquires or would acquire control of assets (including, for this purpose, the outstanding equity securities of subsidiaries of Merrill Lynch and securities of the entity surviving any merger or business combination including any of Merrill Lynch’s subsidiaries) of Merrill Lynch or any of its subsidiaries representing more than 15% of the fair market value of all the assets, net revenues or net income of Merrill Lynch and its subsidiaries, taken as a whole, immediately prior to such transaction; or

•	any other consolidation, business combination, recapitalization or similar transaction involving Merrill Lynch or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

The Merrill Lynch board of directors has unanimously adopted a resolution recommending that the Merrill Lynch stockholders adopt the merger agreement. Under the merger agreement, except as provided in the paragraph below, the Merrill Lynch board of directors may not withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, its recommendation, take any public action or make any public statement in connection with the meeting of Merrill Lynch stockholders that is substantively inconsistent with its recommendation, or approve or recommend, or publicly propose to approve or recommend, or fail to recommend against, any Alternative Proposal. Any of these actions is referred to as a “Change of Recommendation.”

The Merrill Lynch board of directors may make a Change of Recommendation if the board receives an unsolicited Alternative Proposal that constitutes a Superior Proposal (as defined below) and that Superior Proposal has not been withdrawn, the board determines in good faith (after consultation with outside legal counsel) that, in light of such Superior Proposal, the failure to effect such Change of Recommendation would cause it to violate its fiduciary duties to Merrill Lynch stockholders under applicable law and Merrill Lynch complies with certain notice and negotiation requirements.

As used in the merger agreement, “Superior Proposal” means any third party proposal to acquire all of Merrill Lynch’s equity or assets, net revenues or net income of Merrill Lynch and its subsidiaries, that Merrill Lynch’s board of directors determines in reasonable good faith judgment, after consultation with its financial advisor and outside counsel, would be more favorable, from a financial point of view, to the Merrill Lynch stockholders than the transactions contemplated by the merger agreement and is reasonably capable of being completed.

Employee Matters

Bank of America has agreed, from completion of the merger through December 31, 2009, to maintain employee benefit plans and compensation opportunities for the benefit of individuals who are, on the closing date of the merger, actively employed by Merrill Lynch and its subsidiaries that are substantially comparable, in the aggregate, to those made available to those employees immediately prior to completion of the merger.

In addition, Bank of America has agreed, to the extent any Merrill Lynch employee becomes eligible to participate in Bank of America benefit plans following the merger:

•	to recognize each employee’s service with Merrill Lynch prior to completion of the merger for purposes of eligibility, participation, vesting and, except under defined benefit pension plans, benefit accrual, in each case under the Bank of America plans to the same extent such service was recognized under comparable Merrill Lynch plans prior to completion of the merger; and

•	to use reasonable best efforts to waive any exclusion for pre-existing conditions or eligibility waiting periods under any Bank of America health, dental, vision or other welfare plans, to the extent such limitation would have been waived or satisfied under a corresponding Merrill Lynch plan in which such employee participated immediately prior to completion of the merger, and recognize any health, dental or vision expenses incurred in the year in which the merger closes (or, if later, the year in which such employee is first eligible to participate) for purposes of applicable deductible and annual out-of-pocket expense requirements under any health, dental or vision plan of Bank of America.

Indemnification and Insurance

The merger agreement requires the current rights of the directors and officers of Merrill Lynch and its subsidiaries to indemnification under these entities’ organizational documents and other disclosed agreements to continue in effect for six years after completion of the merger. The merger agreement also provides that, upon completion of the merger, Bank of America will cause the surviving corporation to indemnify, defend and hold harmless, and provide advancement of expenses to, all past and present officers and directors of

Merrill Lynch and its subsidiaries against all losses or liabilities incurred in their capacities as such to the fullest extent permitted by applicable laws.

The merger agreement requires Bank of America to maintain for a period of six years after completion of the merger Merrill Lynch’s current directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to completion of the merger, except that Bank of America is not required to incur an annual premium expense greater than 250% of Merrill Lynch’s current annual directors’ and officers’ liability insurance premium. If Bank of America is unable to maintain such a policy because the annual premium expense is greater than 250% of Merrill Lynch’s current annual directors’ and officers’ liability insurance premium, Bank of America is obligated to obtain as much comparable insurance as is available for the amount that is 250% of Merrill Lynch’s current premium.

Conditions to Complete the Merger

Our respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

•	the adoption of the merger agreement by Merrill Lynch stockholders;

•	the approval of the issuance of shares of common stock of Bank of America by Bank of America stockholders;

•	the approval of the listing of the Bank of America common stock to be issued in the merger on the NYSE, subject to official notice of issuance;

•	the effectiveness of the registration statement of which this document is a part with respect to the Bank of America common stock and preferred stock to be issued in connection with the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose; and

•	the absence of any order, decree or injunction by any court or other governmental entity or other law that prohibits or makes illegal completion of the transactions contemplated by the merger agreement.

Each of Bank of America’s and Merrill Lynch’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions including:

•	the receipt by each of Bank of America and Merrill Lynch of a legal opinion with respect to certain United States federal income tax consequences of the merger;

•	the receipt and effectiveness of all governmental and other approvals, registrations and consents, and the expiration of all related waiting periods required to complete the merger; and

•	the truth and correctness of the representations and warranties of the other party in the merger agreement, subject to the materiality standard provided in the merger agreement, and the performance by the other party in all material respects of its obligations under the merger agreement and the receipt of certificates from the other party to that effect.

As discussed under “Recent Developments,” Bank of America and Merrill Lynch have determined to waive the tax opinion closing conditions under certain circumstances.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion of the merger by mutual consent of Bank of America and Merrill Lynch if authorized in a written instrument by each of our boards of directors, or by either party in the following circumstances:

•	if any of the required regulatory approvals are denied or completion of the merger has been enjoined, prohibited or made illegal by a court or other governmental entity (and the denial or prohibition is final and nonappealable);

•	if the merger has not been completed by September 15, 2009, unless the failure to complete the merger by that date is due to the terminating party’s failure to abide by the merger agreement;

•	if there is a breach by the other party that would cause the failure of the closing conditions described above, unless the breach is capable of being, and is, cured within 30 days following written notice of the breach to the party committing the breach;

•	if the other party has committed a breach in any material respect of its obligation to use reasonable best efforts to obtain stockholder approval;

•	if the Merrill Lynch stockholders fail to adopt the merger agreement at the special meeting convened for purposes of adopting the merger agreement; or

•	if the Bank of America stockholders fail to approve the issuance of shares of Bank of America common stock to Merrill Lynch stockholders at the special meeting convened for the purpose of approving the issuance of shares of Bank of America common stock in the merger.

In addition, Bank of America may terminate the merger agreement if:

•	Merrill Lynch’s board of directors (1) fails to recommend the adoption of the merger agreement by the Merrill Lynch stockholders, (2) makes any Change of Recommendation, (3) approves or recommends any Alternative Proposal or publicly proposes to do so, or (4) fails to recommend that the Merrill Lynch stockholders reject any tender offer or exchange offer that constitutes an Alternative Transaction within the statutorily provided time for making such a recommendation; or

•	Merrill Lynch materially breaches its agreement to use reasonable best efforts to obtain stockholder approval.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, and there will be no liability on the part of Bank of America, Merrill Lynch or any of their respective subsidiaries, except that (1) both Bank of America and Merrill Lynch will remain liable for any knowing breach of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including, but not limited to, the confidential treatment of information and publicity restrictions. In the event of any termination of the merger agreement, the stock option agreement will remain in full force and effect in accordance with its terms. Please see the section entitled “Stock Option Agreement” starting on page 91 for a description of the stock option agreement.

Expenses and Fees

In general, each of Bank of America and Merrill Lynch will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement, whether or not the merger is completed. However, the costs and expenses of printing and mailing this document, and all filing and other fees paid to the SEC in connection with the merger, will be borne equally by Merrill Lynch and Bank of America.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by action taken or authorized by their respective boards of directors at any time before or after approval of matters presented in connection with the merger by the stockholders of each of the parties. However, after any adoption of the merger agreement by the Merrill Lynch stockholders or the approval of the issuance of shares of Bank of America common stock by the Bank of America stockholders, there may not be, without further approval of those stockholders, any amendment of the merger agreement that requires further approval under applicable law.

At any time prior to the completion of the merger, each of us, by action taken or authorized by our respective boards of directors, to the extent legally allowed, may:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party; or

•	waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

STOCK OPTION AGREEMENT

The following description of the stock option agreement is subject to, and qualified in its entirety by reference to, the stock option agreement, which is attached to this document as Appendix B and is incorporated by reference in this document..

On September 15, 2008, in connection with the merger agreement, Merrill Lynch granted to Bank of America an irrevocable option to purchase, under certain circumstances, up to 19.9% of its outstanding common shares at a price, subject to certain adjustments, at $17.05 per share. The holder of the option may exercise the option, in whole or part, and from time to time if, but only if, both an Initial Triggering Event (as defined below) and a Subsequent Trigger Event (as defined below) occur prior to an Exercise Termination Event (as defined below). In no event will Bank of America’s total profit exceed $2 billion pursuant to the stock option agreement.

An “Exercise Termination Event” means any of the following:

•	the effective time of the merger;

•	termination of the merger agreement in accordance with its terms if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Bank of America as a result of:

•	a breach (other than a non-volitional breach) by Merrill Lynch that would cause the failure of the closing conditions, unless the breach is capable of being, and is, cured within 30 days of notice to Merrill Lynch of the breach; or

•	Merrill Lynch’s board of directors (1) failing to recommend the adoption of the merger agreement by Merrill Lynch stockholders, (2) making any change of its recommendation regarding adoption of the merger agreement, (3) approving or recommending an Alternative Proposal or publicly proposing to do so, or (4) failing to recommend that the Merrill Lynch stockholders reject any tender offer or exchange offer that constitutes an Alternative Transaction within the statutorily provided time for making such a recommendation; or

•	Merrill Lynch materially breaches its agreement to use reasonable best efforts to obtain stockholder approval; or

•	the passage of 18 months after the termination of the merger agreement if such termination occurs after the occurrence of an Initial Triggering Event or is a termination by Bank of America as a result of:

•	a breach (other than a non-volitional breach) by Merrill Lynch that would cause the failure of the closing conditions, unless the breach is capable of being, and is, cured within 30 days of notice to Merrill Lynch of the breach; or

•	Merrill Lynch’s board of directors (1) failing to recommend the adoption of the merger agreement by Merrill Lynch stockholders, (2) making any change of its recommendation regarding adoption of the merger agreement, (3) approving or recommending an Alternative Proposal or publicly proposing to do so, or (4) failing to recommend that the Merrill Lynch stockholders reject any tender offer or exchange offer that constitutes an Alternative Transaction within the statutorily provided time for making such a recommendation; or

•	Merrill Lynch materially breaches its agreement to use reasonable best efforts to obtain stockholder approval.

“Initial Triggering Event” means any of the following:

•	Merrill Lynch or any of its subsidiaries, without the prior written consent of Bank of America, enters into an agreement with a third party to engage in (1) a merger, consolidation, share exchange or any similar transaction, (2) a purchase, lease or other acquisition of all or a substantial portion of the assets or deposits of Merrill Lynch or any of its significant subsidiaries, (3) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Merrill Lynch or (4) any substantially similar transaction; or

•	Merrill Lynch’s board of directors (1) fails to recommend the adoption of the merger agreement by Merrill Lynch stockholders, (2) makes any change of its recommendation regarding adoption of the merger agreement, (3) approves or recommends an Alternative Proposal or publicly proposes to do so, or (4) fails to recommend that the Merrill Lynch stockholders reject any tender offer or exchange offer that constitutes an Alternative Transaction within the statutorily provided time for making such a recommendation;

•	Merrill Lynch materially breaches its agreement to use reasonable best efforts to obtain stockholder approval; or

•	a third party acquires beneficial ownership or the right to acquire beneficial ownership of 10% or more the outstanding shares of common stock of Merrill Lynch; or

•	a third party makes a bona fide acquisition proposal to Merrill Lynch or its stockholders that is or becomes public; or

•	following any bona fide inquiry or proposal from a third party to engage in an acquisition transaction with Merrill Lynch, Merrill Lynch breaches any covenant or obligation contained in the merger agreement and such breach entitles Bank of America to terminate the merger agreement and has not been cured prior to the date on which the holder of the option sends written notice of its intent to exercise the option; or

•	any third party (other than in connection with a transaction to which Bank of America has given its prior written consent) files an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, and such application or notice is accepted for processing, for approval to engage in an acquisition transaction.

“Subsequent Triggering Event” means either of the following:

•	the acquisition by any person of beneficial ownership of 20% or more of the then outstanding shares of common stock of Merrill Lynch; or

•	Merrill Lynch or any of its subsidiaries, without the prior written consent of Bank of America, enters into an agreement with a third party to engage in (1) a merger, consolidation, share exchange or any similar transaction, (2) a purchase, lease or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of all or a substantial portion of the assets or deposits of Merrill Lynch or any of its significant subsidiaries, (3) a purchase or other acquisition of securities representing 20% or more of the voting power of Merrill Lynch or (4) any substantially similar transaction.

Furthermore, the holder of the option may require that Merrill Lynch repurchase the option or any shares of common stock issued upon exercise of the option if either of the following events occur prior to an Exercise Termination Event:

•	Merrill Lynch or any of its subsidiaries, without the prior consent of Bank of America, consummates a transaction with a third party regarding a (1) a merger, consolidation, share exchange or any similar transaction, (2) a purchase, lease or other acquisition of all or a substantial portion of the assets or deposits of Merrill Lynch or any of its significant subsidiaries, (3) a purchase or other acquisition (including by way of merger, consolidation or exchange or otherwise) of securities representing 50% or more of the voting power of Merrill Lynch or (4) any substantially similar transaction; or

•	a third party acquires beneficial ownership of 50% or more of then outstanding shares of common stock of Merrill Lynch.

DESCRIPTION OF NEW BANK OF AMERICA PREFERRED STOCK

New Bank of America Preferred Stock to be Issued in the Merger

Bank of America is authorized to issue 100,000,000 shares of undesignated preferred stock, $0.01 par value per share. All shares of currently outstanding preferred stock constitute one and the same class that rank junior to all of Bank of America’s indebtedness and have equal rank and priority over common stockholders as to dividends and in the event of liquidation. As of October 10, 2008, 7,602,067 shares of Bank of America preferred stock were issued and outstanding and had been issued in nine series. In connection with the merger, Bank of America expects to issue 21,000 shares of its Floating Rate Non-Cumulative Preferred Stock, Series 1, 37,000 shares of its Floating Rate Non-Cumulative Preferred Stock, Series 2, 27,000 shares of its 6.375% Non-Cumulative Preferred Stock, Series 3, 20,000 shares of its Floating Rate Non-Cumulative Preferred Stock, Series 4, 50,000 shares of its Floating Rate Non-Cumulative Preferred Stock, Series 5, 65,000 shares of its 6.70% Noncumulative Perpetual Preferred Stock, Series 6, 50,000 shares of its 6.25% Noncumulative Perpetual Preferred Stock, Series 7, and 89,100 shares of its 8.625% Non-Cumulative Preferred Stock, Series 8.

The following summary of the terms and provisions of the New Bank of America Preferred Stock is not complete and is qualified in its entirety by reference to the pertinent sections of the certificates of designations of each series of New Bank of America Preferred Stock.

Ranking.  New Bank of America Preferred Stock will rank senior to Bank of America’s common stock and equally with Bank of America’s existing and future series of preferred stock with respect to payment of distributions or amounts upon Bank of America’s liquidation, dissolution or winding up. New Bank of America Preferred Stock will rank equally with Bank of America’s authorized but unissued shares of preferred stock.

Distributions.  Holders of New Bank of America Preferred Stock will be entitled to receive, if, when and as authorized and declared by the Bank of America board of directors (or a duly authorized committee thereof), out of funds legally available for the payment of distributions, non-cumulative cash distributions, payable quarterly, at (A) a fixed rate of, (i) with respect to the Bank of America Preferred Stock Series 3, 6.375% of the $30,000 liquidation preference per annum (equivalent to $1,912.50 per annum per share or $ $1.594 per annum per depositary share), (ii) with respect to the Bank of America Preferred Stock Series 6, 6.70% of the $1,000 liquidation preference per annum (equivalent to $67.00 per annum per share or $1.675 per annum per depositary share), (iii) with respect to the Bank of America Preferred Stock Series 7, 6.25% of the $1,000 liquidation preference per annum (equivalent to $62.50 per annum per share or $1.5625 per annum per depositary share) and (iv) with respect to the Bank of America Preferred Stock Series 8, 8.625% of the $30,000 liquidation preference per annum (equivalent to $2,587.50 per annum per share or $ $2.156 per annum per depositary share) and (B) a floating rate based on, (i) with respect to the Bank of America Preferred Stock Series 1, 3-month London Interbank Offering Rate, or LIBOR, plus 0.75% (subject to a 3.00% minimum rate per annum) of the liquidation preference per share of $30,000, (ii) with respect to the Bank of America Preferred Stock Series 2, 3-month LIBOR plus 0.65% (subject to a 3.00% minimum rate per annum) of the liquidation preference per share of $30,000, (iii) with respect to the Bank of America Preferred Stock Series 4, 3-month LIBOR plus 0.75% (subject to a 4.00% minimum rate per annum) of the liquidation preference per share of $30,000 and (iv) with respect to the Bank of America Preferred Stock Series 5, 3-month LIBOR plus 0.50% (subject to a 4.00% minimum rate per annum) of the liquidation preference per share of $30,000.

Distributions are non-cumulative.  If the Bank of America board of directors does not authorize or declare a dividend for a dividend period, then the holders of a series of New Bank of America Preferred Stock will have no right to receive a dividend related to that dividend period, and Bank of America will have no obligation to pay a dividend for the related dividend period or to pay any interest, whether or not dividends on such series of New Bank of America Preferred Stock are authorized or declared for any prior or future dividend period.

If full dividends on a series of New Bank of America Preferred Stock have not been declared and paid with respect to any dividend period, or declared and a sum sufficient for the payment for a dividend has not been set apart with respect to any dividend period, the following restrictions will be applicable:

•	for the next subsequent dividend period, no dividend or distribution, other than the pro rata payment described in the paragraph following this sentence, may be declared, set aside or paid on any preferred stock ranking on parity with such series of New Bank of America Preferred Stock as to dividends or amounts upon liquidation, dissolution or winding up of the affairs of Bank of America, or Parity Shares, or on any common stock or other capital shares that rank junior to such series of New Bank of America Preferred Stock as to dividends or amounts upon liquidation, dissolution or winding up of the affairs of Bank of America, or Junior Shares; and

•	unless dividends on all outstanding New Bank of America Preferred Stock of such series have been paid in full for at least four consecutive dividend periods, no junior shares or parity shares may be redeemed, purchased or otherwise acquired for any consideration, and no monies may be paid to or made available for a sinking fund for the redemption of any junior shares or parity shares, except by conversion into or exchange for other junior shares.

Liquidation Rights.  In the event of any liquidation, dissolution or winding up of Bank of America’s affairs, the holders of New Bank of America Preferred Stock will be entitled to be paid out of Bank of America’s assets legally available for distribution to Bank of America’s stockholders liquidating distributions in the amount of, with respect to the Bank of America Preferred Stock Series 1, Bank of America Preferred Stock Series 2, Bank of America Preferred Stock Series 3, Bank of America Preferred Stock Series 4, Bank of America Preferred Stock Series 5 and Bank of America Preferred Stock Series 8, $30,000 per share (equivalent to $25 per depositary share), and with respect to the Bank of America Preferred Stock Series 6 and Bank of America Preferred Stock Series 7, $1,000 per share (equivalent to $25 per depositary share), plus any dividends declared on New Bank of America Preferred Stock and not yet paid, before any distribution of assets is made to holders of common stock or any other Junior Shares. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of New Bank of America Preferred Stock will have no right or claim to any of Bank of America’s remaining assets.

Conversion Rights.  New Bank of America Preferred Stock is not convertible into or exchangeable for any other series of stock or securities of, or any other interests in, Bank of America.

Redemption at Bank of America’s Option.  Bank of America Preferred Stock Series 1 is not redeemable prior to November 28, 2009, Bank of America Preferred Stock Series 2 is not redeemable prior to November 28, 2009, Bank of America Preferred Stock Series 3 is not redeemable prior to November 28, 2010, Bank of America Preferred Stock Series 4 is not redeemable prior to November 28, 2010, Bank of America Preferred Stock Series 5 is not redeemable prior to May 21, 2012, Bank of America Preferred Stock Series 6 is not redeemable prior to February 3, 2009, Bank of America Preferred Stock Series 7 is not redeemable prior to March 18, 2010 and Bank of America Preferred Stock Series 8 is not redeemable prior to May 28, 2013. On or after the relevant redemption date, at Bank of America’s option, Bank of America may redeem a series of New Bank of America Preferred Stock and thus the depositary shares, in whole or in part, at any time or from time to time, at a redemption price equal to the liquidation value per share ($1,000 per share (equivalent to $25 per depositary share) or $30,000 per share (equivalent to $25 per depositary share), as applicable), plus the amount of any declared dividends. If notice of redemption of a series of New Bank of America Preferred Stock has been given and if the funds necessary for such redemption have been irrevocably deposited with the paying agent identified in such notice, then from and after the date such deposit has been made, such New Bank of America Preferred Stock will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.

Unless full dividends on a series of New Bank of America Preferred Stock in respect of the most recently completed dividend period have been or contemporaneously are declared and paid or full dividends have been declared and a sum sufficient for the payment thereof has been set apart for payment in respect of the most recently completed dividend period, no share of New Bank of America Preferred Stock of such series will be redeemed unless all outstanding shares of such series of New Bank of America Preferred Stock are redeemed, and Bank of America shall not purchase or otherwise acquire any New Bank of America Preferred Stock of such series; provided, however, that Bank of America may purchase or acquire New Bank of America Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding New Bank of America Preferred Stock of such series.

Voting Rights.  Registered owners of New Bank of America Preferred Stock will not have any voting rights, except as set forth below or as otherwise required by law.

The holders of Bank of America Preferred Stock Series 1, Bank of America Preferred Stock Series 2, Bank of America Preferred Stock Series 3, Bank of America Preferred Stock Series 4, Bank of America Preferred Stock Series 5 and Bank of America Preferred Stock Series 8, shall be entitled to vote on all matters submitted to a vote of the holders of Bank of America common stock, voting together with the holders of common stock as one class. Each such share shall be entitled to 150 votes. The holders of Bank of America Preferred Stock Series 6 and Bank of America Preferred Stock Series 7, shall be entitled to vote on all matters submitted to a vote of the holders of Bank of America common stock, voting together with the holders of common stock as one class. Each such share shall be entitled to 5 votes.

In any matter in which New Bank of America Preferred Stock is entitled to vote as a separate series (as described herein or as may be required by law), including any action by written consent, each share of Bank of America Preferred Stock Series 1, Bank of America Preferred Stock Series 2, Bank of America Preferred Stock Series 3, Bank of America Preferred Stock Series 4, Bank of America Preferred Stock Series 5 and Bank of America Preferred Stock Series 8 will be entitled to three votes.

In any matter in which New Bank of America Preferred Stock is entitled to vote as a separate series (as described herein or as may be required by law), including any action by written consent, each share of Bank of America Preferred Stock Series 6 and Bank of America Preferred Stock Series 7, will be entitled to 40 votes, each of which may be directed separately by the holder thereof (or by any proxy or proxies of such holder). The holder of each of such series Stock may designate up to 40 proxies, with each such proxy having the right to vote a whole number of votes (totaling 40 votes per share of New Bank of America Preferred Stock).

As more fully described in the section entitled “Description of New Bank of America Preferred Stock — Depositary Shares Representing New Bank of America Preferred Stock,” the Depositary, as holder of all shares of a series of New Bank of America Preferred Stock, will grant a proportionate number of proxies per depositary share to the registered owner of each depositary share so that each depositary share will be entitled to exercise its proportionate voting rights.

If, at the time of any annual meeting of stockholders for the election of directors, distributions on a series of New Bank of America Preferred Stock have not been paid, or declared and set aside for payment, for any six dividend periods (whether or not consecutive), holders of such series of New Bank of America Preferred Stock (voting separately as a class with holders of any other shares, including shares of another series of New Bank of America Preferred Stock, upon which like voting rights have been conferred and are exercisable), will be entitled to vote at such annual meeting for the election of two additional directors (unless Bank of America already has two additional directors as a result of prior failures to declare, pay or set aside dividends on other series of preferred stock) to serve on Bank of America’s board of directors until all dividends on such series of New Bank of America Preferred Stock are paid in full for at least four Bank of America’s consecutive dividend periods.

Bank of America cannot take any of the following actions without the affirmative vote of holders of at least two-thirds of the outstanding shares of a series of New Bank of America Preferred Stock:

•	create any class or series of shares that ranks, as to dividends or distribution of assets, senior to such series of New Bank of America Preferred Stock; or

•	alter or change the provisions of Bank of America’s restated certificate of incorporation so as to adversely affect the voting powers, preferences or special rights of the holders of such series of New Bank of America Preferred Stock.

Depositary Shares Representing New Bank of America Preferred Stock

Each outstanding share of Merrill Lynch preferred stock is presently represented by Merrill Lynch Depositary Shares that are listed on the NYSE and represent a one-fortieth interest in a share of Merrill Lynch preferred stock. Upon completion of the merger, Bank of America will assume the obligations of Merrill Lynch under the relevant Deposit Agreement pursuant to which Merrill Lynch preferred stock has been deposited. Bank of America will instruct the Depositary to treat the shares of New Bank of America Preferred Stock received by it in exchange for shares of Merrill Lynch preferred stock as newly deposited securities under the applicable Deposit Agreement. In accordance with the terms of the relevant Deposit Agreement, the Merrill Lynch Depositary Shares will thereafter represent the shares of the relevant series of New Bank of America Preferred Stock. We sometimes refer to these depositary shares after completion of the merger as Bank of America Depositary Shares. Such depositary shares will continue to be listed on the NYSE upon completion of the merger under a new name and will be traded under a new symbol.

Listing.  Bank of America Depositary Shares will be listed on the NYSE. New Bank of America Preferred Stock will not be listed, and Bank of America does not expect that there will be any trading market for New Bank of America Preferred Stock except as represented by depositary shares.

Distributions.  The Depositary will distribute all cash dividends paid on New Bank of America Preferred Stock to the record holders of Bank of America Depositary Shares. If a distribution is other than in cash and it is feasible for the Depositary to distribute the property it receives, the Depositary, upon written instructions from Bank of America, will distribute the property to the record holders of Bank of America Depositary Shares. If such a distribution is not feasible and Bank of America so directs, the Depositary will sell on behalf of the holders of Bank of America Depositary Shares the property and distribute the net proceeds from the sale to the holders thereof.

Liquidation Preference.  In the event of any liquidation, dissolution or winding up of Bank of America’s affairs, the holder of a Bank of America Depositary Share will be entitled to one-fortieth or one-twelve hundredth, as applicable, of the liquidation preference accorded each share of New Bank of America Preferred Stock represented thereby.

Redemption.  Whenever Bank of America redeems any shares of New Bank of America Preferred Stock held by the Depositary, the Depositary will redeem as of the same date, Bank of America Depositary Shares representing the redeemed New Bank of America Preferred Stock. A notice of the redemption furnished by Bank of America will be mailed by the Depositary, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the depositary shares to be redeemed at their respective addresses as they appear on the share transfer records of the Depositary.

Voting.  The respective Depositary, as the holder of all shares of the relevant series of New Bank of America Preferred Stock, will grant a proportionate number of proxies per Bank of America Depositary Share to the record owner of such Bank of America Depositary Share so that each can exercise its proportionate voting rights. Promptly upon receipt of notice of any meeting at which the holders of a series of New Bank of America Preferred Stock is entitled to vote, the Depositary will mail the information contained in such notice to the record holders of Bank of America Depositary Shares as of the record date for such meeting. Each such holder will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of New Bank of America Preferred Stock represented by such holder’s depositary shares. The Depositary will vote such New Bank of America Preferred Stock represented by such Bank of America Depositary Shares in accordance with such instructions (and as nearly as possible in the event the holder’s depositary shares represent a fractional share of New Bank of America Preferred Stock), and Bank of America will take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting any shares of New Bank of America Preferred Stock to the extent that it does not receive specific instructions from the holders of Bank of America Depositary Shares. The Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote, as long as any action or nonaction does not result from the gross negligence or willful misconduct of the depositary.

Withdrawal of New Bank of America Preferred Stock.  Upon surrender of Bank of America Depositary Shares at the principal office of the Depositary and payment of any unpaid amount due the Depositary, and subject to the terms of the relevant Deposit Agreement, the owner of Bank of America Depositary Shares evidenced thereby is entitled to delivery of the number of whole and/or fractional New Bank of America Preferred Stock and all money and other property, if any, represented by such depositary shares. Holders of New Bank of America Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the relevant Deposit Agreement or to receive depositary shares therefor.

ACCOUNTING TREATMENT

The merger will be accounted for as a “purchase,” as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Merrill Lynch as of the effective time of the merger will be recorded at their respective fair values and added to those of Bank of America. Any excess of purchase price over the fair values is recorded as goodwill. Financial statements of Bank of America issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Merrill Lynch.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following general discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Merrill Lynch common stock that exchange their shares of Merrill Lynch common stock for shares of Bank of America common stock in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to the income tax. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the “Code”, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those Merrill Lynch stockholders that hold their shares of Merrill Lynch common stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Merrill Lynch common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of Merrill Lynch common stock that received Merrill Lynch common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of Merrill Lynch common stock that holds Merrill Lynch common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a United States expatriate.

Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Merrill Lynch common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of the Merrill Lynch common stock.

The United States federal income tax consequences to a partner in an entity or arrangement treated as a partnership, for United States federal income tax purposes, that holds Merrill Lynch common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Merrill Lynch common stock should consult their own tax advisors.

Tax Consequences if the Merger Qualifies as a Reorganization

Tax Consequences of the Merger Generally

The parties currently intend for the merger to qualify as a reorganization for United States federal income tax purposes, provided that Merrill Lynch has not issued preferred securities to the U.S. Treasury prior to completion of the merger. See “Recent Developments” for more information on the potential Treasury investment. Unless waived, it is a condition to Bank of America’s obligation to complete the merger that Bank of America receive an opinion from Wachtell, Lipton, Rosen & Katz, dated the closing date of the merger, substantially to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Similarly, unless waived, it is a condition to Merrill Lynch’s obligation to complete the merger that Merrill Lynch receive an opinion from Shearman & Sterling LLP, dated the closing date of the merger, substantially to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. We refer to these conditions together as the “tax opinion closing conditions.” Each of Bank of America and Merrill Lynch has agreed to waive the tax opinion closing conditions if Merrill Lynch issues preferred stock to the U.S. Treasury prior to completion of the merger. See “— Tax Consequences if the Merger Does Not Qualify as a Reorganization.” In addition, in connection with the filing of this registration statement, each of Wachtell, Lipton, Rosen & Katz and Shearman & Sterling LLP has delivered tax opinions to Bank of America and Merrill Lynch, respectively, addressing the tax treatment of the merger. These opinions will be based on representation letters provided by Bank of America and Merrill Lynch and on customary factual assumptions. None of the opinions described above will be binding on the Internal Revenue Service. Bank of America and Merrill Lynch have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, upon exchanging your Merrill Lynch common stock for Bank of America common stock, you generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of Bank of America common stock (as discussed below). The aggregate tax basis in the shares of Bank of America common stock that you receive in the merger, including any fractional share interests deemed received and redeemed as described below, will equal your aggregate adjusted tax basis in the Merrill Lynch common stock you surrender. Your holding period for the shares of Bank of America common stock that you receive in the merger (including a fractional share interest deemed received and sold as described below) will include your holding period for the shares of Merrill Lynch common stock that you surrender in the exchange.

Cash Instead of a Fractional Share

If you receive cash instead of a fractional share of Bank of America common stock, you will be treated as having received the fractional share of Bank of America common stock pursuant to the merger and then as having sold that fractional share of Bank of America common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in your fractional share of Bank of America common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares (including the holding period of Merrill Lynch common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

Tax Consequences if the Merger Does Not Qualify as a Reorganization

As described in “Recent Developments” starting on page 35, the parties have agreed to waive the tax opinion closing conditions in connection with the issuance by Merrill Lynch of preferred stock to the U.S. Treasury pursuant to the CPP because the issuance of such preferred stock prior to the merger will prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. If the merger does not qualify as a reorganization, the receipt of Bank of America common stock and cash in exchange for Merrill Lynch common stock in the merger will be a taxable transaction. In general, in that case, if your shares of Merrill Lynch common stock are converted into the right to receive Bank of America common stock and cash in the merger, you will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between (i) the sum of the value of the Bank of America common stock plus the amount of any cash received instead of fractional shares of Bank of America common stock (referred to as the amount realized) and (ii) your adjusted tax basis in the shares of Merrill Lynch common stock exchanged in the merger. Gain or loss, as well as the holding period, will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that your holding period for such shares is more than one year at the time of the consummation of the merger. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. The tax basis in the shares of Bank of America common stock that you receive in the merger will equal the value of that stock when received.

Backup Withholding

If you are a non-corporate holder of Merrill Lynch common stock you may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

COMPARISON OF STOCKHOLDERS’ RIGHTS

Bank of America and Merrill Lynch are both incorporated under Delaware law. Any differences, therefore, between the rights of Bank of America stockholders and the rights of Merrill Lynch stockholders result solely from differences in the companies’ respective certificates of incorporation and bylaws. Upon completion of the merger, Merrill Lynch stockholders will exchange their shares of Merrill Lynch common stock for shares of Bank of America common stock, and as a Bank of America stockholder their rights will be governed by the Bank of America certificate of incorporation and the Bank of America bylaws.

The following is a summary of the material differences between the rights of holders of Bank of America common stock and the rights of holders of Merrill Lynch common stock, but does not purport to be a complete description of those differences. The Bank of America certificate of incorporation, the Merrill Lynch restated certificate of incorporation, the Bank of America bylaws and the Merrill Lynch bylaws are subject to amendment in accordance with their terms. Copies of these governing corporate instruments are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information” on page 123.

Merrill Lynch	Bank of America
AUTHORIZED CAPITAL STOCK
Authorized Shares
Merrill Lynch is authorized under its restated certificate of incorporation to issue 3,025,000,000 shares, consisting of 3,000,000,000 shares of common stock, par value $1.33 and 1/3 per share, and 25,000,000 shares of preferred stock, par value $1.00 per share.	Bank of America is authorized under its certificate of incorporation to issue 7,600,000,000 shares, consisting of 7,500,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.
Preferred Stock
Merrill Lynch’s restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series by the board of directors. The board can fix, by resolution or resolutions adopted by the affirmative vote of a majority of the whole board, the voting powers, designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions of each series of preferred stock. The rights of preferred stockholders may supersede the rights of common stockholders. Currently, (1) 50,000 shares are authorized as Merrill Lynch Preferred Stock Series 1, (2) 50,000 shares are authorized as Merrill Lynch Preferred Stock Series 2, (3) 43,333 shares are authorized as Merrill Lynch Preferred Stock Series 3, (4) 23,333 shares are authorized as Merrill Lynch Preferred Stock Series 4, (5) 50,000 shares of Preferred Stock are authorized as Merrill Lynch Preferred Stock Series 5, (6) 65,000 shares are authorized as Merrill Lynch Preferred Stock Series 6, (7) 50,000 shares are authorized as Merrill Lynch Preferred Stock Series 7, (8) 97,750 shares are authorized as Merrill Lynch Preferred Stock Series 8, (9) 12,000 shares are authorized as Merrill Lynch 9.00% Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock, Series 2 and (10) 5,000 shares are authorized as Merrill Lynch 9.00% Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock, Series 3.	Bank of America’s certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series by the board of directors. The board can fix the preferences, limitations and relative rights of each series of preferred stock. The rights of preferred stockholders may supersede the rights of common stockholders. Currently, (1) 3,000,000 shares are authorized as Bank of America ESOP Convertible Preferred Stock, Series C, (2) 35,045 shares are authorized as Bank of America Cumulative Redeemable Preferred Stock, Series B, (3) 20,000,000 shares are authorized as Bank of America $2.50 Cumulative Convertible Preferred Stock, Series BB, (4) 85,100 shares are authorized as Bank of America Floating Rate Non-Cumulative Preferred Stock, Series E, (5) 34,500 shares are authorized as Bank of America 6.204% Non-Cumulative Series D Preferred Stock, (6) 7,001 shares are authorized as Bank of America Floating Rate Non-Cumulative Preferred Stock, Series F, (7) 8,501 shares are authorized as Bank of America Adjustable Rate Non-Cumulative Preferred Stock, Series G, (8) 25,300 shares are authorized as Bank of America 6.625% Non-Cumulative Preferred Stock, Series I, (9) 41,400 shares are authorized as Bank of America 7.25% Non-Cumulative Preferred Stock, Series J, (10) 6,900,000 shares are authorized as Bank of America 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L, (11) 240,000 shares are authorized as Bank of America Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K, (12) 160,000 shares are authorized as Bank of America Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M, (13) 124,200 shares are authorized as Bank of America 8.20% Non-Cumulative Preferred Stock, Series H, and (14) 600,000 shares are authorized as Bank of America Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series N.

Merrill Lynch	Bank of America
AMENDMENT TO THE CERTIFICATE OF INCORPORATION
Under the Delaware General Corporation Law, an amendment to the certificate of incorporation requires (1) the approval of the board of directors, (2) the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, and (3) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.

Merrill Lynch’s restated certificate of incorporation provides that an amendment of certain designated provisions (regarding, among other things, the preferred stock; the board of directors; meetings of stockholders and directors, elections of directors, and corporation books; limitations of director liability, indemnification and insurance; and amendments to the certificate of incorporation) requires the affirmative vote of the holders of outstanding shares representing at least 80 percent of the voting power of all of the shares of capital stock of the corporation then entitled to vote generally in the election of directors, unless such amendment is declared advisable by an affirmative vote of at least 75 percent of the whole board of directors.	The Bank of America certificate of incorporation does not contain any provisions altering the standards for amendment.

AMENDMENT TO THE BYLAWS
Under the Delaware General Corporation Law, bylaws may be adopted, amended or repealed by the stockholders entitled to vote, and by the board of directors if the corporation’s certificate of incorporation confers the power to adopt, amend or repeal the corporation’s bylaws upon the directors.

Merrill Lynch’s restated bylaws may be amended by a majority vote of the holders of the capital stock of the corporation entitled to vote at any annual or special meeting of stockholders called for that purpose, or by affirmative vote of a majority of the board of directors at any valid meeting.	The Bank of America certificate of incorporation confers the power to adopt, amend or repeal the Bank of America bylaws upon the Bank of America board of directors, subject to the power of the Bank of America stockholders to alter or repeal any bylaws adopted by the Bank of America board of directors.

SPECIAL MEETINGS OF STOCKHOLDERS
Special meetings of Merrill Lynch stockholders may be called only by the board of directors pursuant to a resolution adopted by the affirmative vote of a majority of the whole board of directors.	The Bank of America bylaws provide that a special meeting of stockholders may be called for any purpose by the board of directors, the chairman of the board of directors, the chief executive officer or the president, or the secretary acting under instructions of any of the foregoing or upon the written request of the record holders and at least 25% of Bank of America’s outstanding common stock.

STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING
Merrill Lynch’s restated certificate of incorporation and restated bylaws do not permit action to be taken by written consent without a meeting.	The Bank of America certificate of incorporation permits stockholders to act by written consent only if consents are signed by all stockholders entitled to vote on such action.

Merrill Lynch	Bank of America
STOCKHOLDER PROPOSALS AND NOMINATIONS
Merrill Lynch’s restated certificate of incorporation provides that any stockholder of record entitled to vote generally in the election of directors may nominate one or more persons for election as directors at an annual meeting only if written notice has been provided to the secretary of the corporation not less than 50 days nor more than 75 days prior to such meeting.
In order to properly bring business before an annual meeting, a stockholder of record has to give written notice to the secretary not less than 50 days nor more than 75 days prior to such meeting, setting forth as to each matter such stockholder proposes a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, the name and record address of such stockholder, the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by such stockholder, a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.	The Bank of America bylaws specify that nominations of individuals for election as directors and stockholder proposals may be made pursuant to Bank of America’s notice of meeting, by or at the direction of the Bank of America board of directors or by any holder of Bank of America stock entitled to vote on the election of directors who complies with the requisite notice procedure. The notice procedure requires that a stockholder’s proposal or nomination of an individual for election as a director must be received by the secretary of Bank of America not later than the close of business on the 75th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date Bank of America commenced mailing its proxy materials for the preceding year’s annual meeting except that where the date of the current annual meeting differs significantly from the preceding year’s meeting, notice must be delivered not earlier than the 120th day prior to the meeting and not later than the 75th day before the meeting or the 10th day following public announcement of the meeting. In the event of a special meeting of Bank of America stockholders at which directors are to be elected, any Bank of America stockholder entitled to vote may nominate an individual for election as director if the stockholder’s notice is received by the secretary of Bank of America not later than the close of business on the 15th day following the day on which notice of the meeting is first mailed to Bank of America stockholders. The notice must include certain information concerning the stockholder, the matter the stockholder proposes to bring before the meeting and, in the case of a nomination for director, the nominee.

BOARD OF DIRECTORS

Number of Directors
Merrill Lynch’s restated bylaws provide that the number of directors may be fixed from time to time by resolution of the board of directors, but must not be less than three or more than 30.	The Bank of America bylaws provide that the Bank of America board of directors is to consist of not less than five nor more than 30 members, which number may be changed from time to time within such range by the Bank of America board of directors. Currently, the number of members of the Bank of America board of directors is 16.
Classification
Merrill Lynch’s restated certificate of incorporation divides the board of directors into three separate classes, as nearly equal in number as possible, with staggered three-year terms. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire are elected for a three-year term.	The Bank of America certificate of incorporation and the Bank of America bylaws do not provide for classification of the Bank of America board of directors.

Merrill Lynch	Bank of America
Removal
Merrill Lynch’s restated bylaws provide that, subject to the rights of the holders of any series of preferred stock or any other class of capital stock (other than common stock) of Merrill Lynch then outstanding, any director may be removed from office at any time, but only for cause, by the affirmative vote of the holders of record of outstanding shares representing at least 80 percent of all the shares of capital stock of Merrill Lynch then entitled to vote generally in the election of directors, voting together as a single class.	Bank of America stockholders may remove one or all of the Bank of America directors with or without cause upon an affirmative vote of the holders of a majority of the Bank of America voting stock.
Special Meetings of the Board
Special meetings of the Merrill Lynch board of directors may be called by the secretary upon the request of the chairman, the president or a vice chairman of the board of directors, the chief executive officer, or upon the request in writing or by electronic transmission of any three other directors stating the purpose or purposes of such meeting.	Special meetings of the Bank of America board of directors may be called by the chairman of the board, the chief executive officer, the president, or the secretary acting under instructions from any of the foregoing persons, or upon the request of any three directors.
STOCKHOLDER RIGHTS PLAN
Merrill Lynch currently does not have a stockholder rights plan in effect, but under Delaware law the Merrill Lynch board of directors could adopt such a plan without stockholder approval.	Bank of America currently does not have a stockholder rights plan in effect, but under Delaware law the Bank of America board of directors could adopt such a plan without stockholder approval.
The Bank of America board of directors has adopted a policy of requiring stockholder approval prior to the adoption of any stockholder rights plan.
PURCHASES OF STOCK FROM CERTAIN PERSONS
Merrill Lynch’s restated certificate of incorporation and Merrill Lynch’s restated bylaws do not limit Merrill Lynch’s power to purchase shares of Merrill Lynch stock from any person.	The Bank of America certificate of incorporation and the Bank of America bylaws do not limit Bank of America’s power to purchase shares of Bank of America stock from any person.

The terms, designations, preferences, limitations, privileges, and relative rights of shares of Merrill Lynch preferred stock and the shares of New Bank of America Preferred Stock into which they will be converted are identical except for the additional voting rights described below and for certain non-material technical or format changes to the provisions included in the terms of the New Bank of America Preferred Stock.

The holders of Bank of America Preferred Stock Series 1, Bank of America Preferred Stock Series 2, Bank of America Preferred Stock Series 3, Bank of America Preferred Stock Series 4, Bank of America Preferred Stock Series 5 and Bank of America Preferred Stock Series 8, shall be entitled to vote on all matters submitted to a vote of the holders of Bank of America common stock, voting together with the holders of common stock as one class. Each such share shall be entitled to 150 votes. The holders of Bank of America Preferred Stock Series 6 and Bank of America Preferred Stock Series 7, shall be entitled to vote on all matters submitted to a vote of the holders of Bank of America common stock, voting together with the holders of common stock as one class. Each such share shall be entitled to five votes.

Please see the section entitled “Description of New Bank of America Preferred Stock” beginning on page 93.

AMENDMENT TO BANK OF AMERICA’S STOCK PLAN

Bank of America currently maintains the Bank of America Corporation 2003 Key Associate Stock Plan, as amended and restated effective April 1, 2004, and as subsequently amended effective April 26, 2006, which Bank of America refers to as the Stock Plan. Under this plan, Bank of America has reserved a number of shares of its common stock for issuance to key associates in the form of stock options, stock appreciation rights (SARs), restricted stock shares and restricted stock units. The Stock Plan’s term is currently scheduled to expire on December 31, 2011.

Prior to the merger with Countrywide Financial Corporation and the proposed merger with Merrill Lynch, Bank of America estimated that the remaining shares available under the Stock Plan would have been sufficient to fund equity awards through at least the annual grant for performance year 2009 to be made in February 2010. However, both the Countrywide merger and the Merrill Lynch merger, if approved, will increase the number of key associates eligible for awards under the Stock Plan, resulting in a pool of shares that will likely be insufficient to fund equity awards through February 2010.

In order to provide a sufficient pool of equity for Bank of America to attract and retain talent over the next several years, Bank of America intends to adopt, subject to stockholder approval, an amendment to the Stock Plan to add 105 million shares of Bank of America common stock to the pool of shares available for awards. Bank of America refers to the Stock Plan as modified by this amendment as the Amended Stock Plan. The Amended Stock Plan is substantially identical in design to the current Stock Plan, other than the proposed increase to the share pool. The Amended Stock Plan extends the Stock Plan’s term by two years, from December 31, 2011 to December 31, 2013.

Effective upon closing of the Countrywide transaction (July 1, 2008), all of the then available shares under the Countrywide equity plans were canceled and are no longer available for future grants. If the Amended Stock Plan is approved by Bank of America’s stockholders, the shares remaining available under the Merrill Lynch equity plans, other than the Merrill Lynch & Co., Inc. Employee Stock Compensation Plan (the “Merrill Lynch Employee Stock Compensation Plan”) and the Merrill Lynch 1986 Employee Stock Purchase Plan, will likewise be canceled and no longer available for new grants from and after the closing of the merger. However, all outstanding awards under the Merrill Lynch plans will continue to be subject to the terms and conditions of those programs. Also, shares related to awards under certain of the Merrill Lynch plans that were granted prior to the closing but which, after the closing, are canceled, forfeited or settled in cash will be available for grant under the Amended Stock Plan. If the Merrill Lynch merger is approved, Bank of America will assume upon the closing the Merrill Lynch Employee Stock Compensation Plan. After conversion for the merger exchange ratio, the shares available for grants under that plan will continue to be available for grants to legacy Merrill Lynch associates after the closing, subject to the terms and conditions of that plan.

Plan Features and Grant Practices That Protect Stockholder Interests

The Amended Stock Plan and Bank of America’s grant practices include a number of features intended to protect the interests of stockholders:

•	The number of additional shares requested, 105 million, represents only 1.47% of the combined company’s overhang.

•	The Amended Stock Plan includes a limit on the number of the new shares that can be granted as “full value” awards of restricted stock shares or units. Under the Amended Stock Plan, any additional grants of full value awards beyond this limit would be counted at a 2.5:1 premium factor against the remaining available share pool.

•	A significant portion of the full value shares are expected to be used for grants of restricted stock shares or units as a portion of annual incentive awards to certain key associates.

•	The Compensation and Benefits Committee continues to control the dilutive effect of equity issued under the plan by controlling the number of shares issued on an annual basis (run-rate). In recent years, the annual share usage has been less than 1.2% of CSO.

•	The Amended Stock Plan includes a minimum three-year pro rata vesting schedule for awards. In practice, grants of stock options and restricted stock shares and units to executive officers and other members of senior management have incorporated a three-year cliff-vesting schedule. Grants of stock options to executive officers and other members of senior management also include a requirement to hold “net profit shares” for up to three years after exercise.

•	For awards made to senior management for performance in 2007 and later years, dividends/dividend equivalents on restricted stock shares/units are accrued with interest from the grant date and paid only if and when the underlying award becomes vested.

•	The Amended Stock Plan incorporates specific limitations on the ability of the Compensation and Benefits Committee to accelerate vesting or waive restrictions on awards.

•	Bank of America has a recoupment policy under which Bank of America’s board can cancel unvested restricted stock or outstanding stock option awards previously granted to an executive officer whose fraud or intentional misconduct caused the company to restate its financial statements.

•	The Amended Stock Plan does not include provisions frequently labeled as “liberal share counting” provisions by institutional investors (e.g., the ability to re-use shares tendered or surrendered to pay the exercise cost or tax obligation of grants or the “net counting” of shares for stock option or SAR exercises). The only add backs are for awards that are canceled or forfeited or for awards settled in cash.

•	The Amended Stock Plan does not permit the use of discounted stock options or SARs, the use of dividend equivalents on stock options or SARs, or the use of reload options.

•	The Amended Stock Plan does not provide for option or equity transferability to third parties “for consideration.” The transfer of awards, if at all, is limited to immediate family members without consideration and by the laws of descent and distribution.

•	The Amended Stock Plan broadly prohibits the re-pricing of stock options or SARs without stockholder approval, including the repurchase of underwater options or SARs for cash.

•	All of Bank of America’s current equity compensation programs are funded by grants under a stockholder approved program. The current Stock Plan was last approved by stockholders in 2006 with a more than 85% approval rating.

The Amended Stock Plan is intended to serve a critical function in Bank of America’s overall compensation program. Bank of America believes that the compensation of its key associates should be significantly linked to Bank of America’s business performance in order to enhance Bank of America’s long-term success and value. The Amended Stock Plan will serve this compensation philosophy by providing a source of stock-based awards for key associates. Bank of America believes that stock-based awards best align the interests of the key associates with those of Bank of America’s stockholders. Awards generally include vesting and other terms and conditions that encourage long-term stock ownership by key associates and provide incentives for key associates to remain employed with Bank of America and its subsidiaries. The Amended Stock Plan will also provide Bank of America with a competitive program to better attract, recruit and retain key associates of outstanding talent who have the ability to further enhance the long-term success and value of Bank of America through their services.

The following is a summary of the material terms of the Amended Stock Plan, with significant differences from the current Stock Plan identified where applicable. It is qualified in its entirety by reference to the terms of the Stock Plan, as amended. A copy of the proposed amendment to the Stock Plan is attached to this proxy statement as Appendix F. The amendment will become effective upon the closing of the Merrill Lynch merger only if it is approved by Bank of America’s stockholders.

Number of Shares

Under the Stock Plan as currently in effect, there are reserved for issuance an aggregate of 200 million shares of Bank of America common stock, plus (a) any remaining shares that were available for awards as of December 31, 2002 under the Bank of America Corporation Key Employee Stock Plan (the predecessor to the Stock Plan) (33.7 million shares), plus (b) any shares covered by awards granted under the Bank of America Corporation Key Employee Stock Plan before January 1, 2003 that again become available because of cancellation or forfeiture of an award, plus (c) 102 million shares approved by the stockholders effective as of April 1, 2004 (upon completion of the FleetBoston merger), plus (d) 180 million shares approved by the stockholders effective as of April 26, 2006 (related to the MBNA merger). As of September 30, 2008, there were 230.8 million shares of Bank of America common stock available for future awards under the Stock Plan. Of this total, no more than approximately 81.3 million shares may be issued as restricted stock shares or restricted stock units (on a one-for-one share basis).

Under the Amended Stock Plan, there would be added an additional 105 million shares of Bank of America common stock available for awards, all of which could be awarded as restricted stock shares or restricted stock units on a one-for-one share basis. Under the current Stock Plan, any full value award issued in excess of this limit would count as six shares against the pool of available shares. The Amended Stock Plan would instead provide any full value award issued in excess of this limit would count as 2.5 shares against the pool of available shares.

As under the Stock Plan, shares covered by awards under the Amended Stock Plan will again be available for awards if and to the extent (a) the award is canceled or forfeited or (b) the award is settled in cash. Shares used to cover the exercise price of stock options or to cover any tax withholding obligations in connection with awards will not again be available for awards under the Amended Stock Plan. In addition, the total number of shares covering stock-settled SARs or net-settled options will be counted against the pool of available shares, not just the net shares issued upon exercise. In addition, under the Amended Stock Plan, if awards currently outstanding under the Merrill Lynch & Co., Inc. Long Term Incentive Compensation Plan for Executive Officers or the Merrill Lynch Financial Advisor Capital Accumulation Award Plan are canceled, forfeited or settled in cash, the shares related to such awards will thereafter be available for awards under the Amended Stock Plan. Any such prior Merrill Lynch awards that are currently outstanding as restricted stock shares or units could be awarded as restricted stock shares or units under the Amended Stock Plan on a one-for-one share basis. Any such prior Merrill Lynch awards that are currently outstanding as stock options or SARs would be added to the pool of shares available as stock options or SARs on a one-for-one basis under the Amended Stock Plan or count as 2.5 shares if issued as restricted stock shares or units.

Administration

As under the Stock Plan, the Amended Stock Plan is designed to be administered by the Compensation and Benefits Committee. To the extent permitted by law, the Compensation and Benefits Committee may designate an individual or committee (which need not consist of directors) to act as the appropriate committee under the Amended Stock Plan for awards to key associates who are not “officers” under Section 16 of the Exchange Act or “covered employees” under Section 162(m) of the Code. Under the Amended Stock Plan, the Compensation and Benefits Committee has authority with respect to the following:

•	the selection of the key associates to receive awards from time to time;

•	the granting of awards in amounts as it determines;

•	the imposition of limitations, restrictions and conditions upon awards as it deems appropriate;

•	the establishment of performance targets and allocation formulas for awards of restricted stock shares or restricted stock units intended to be “qualified performance-based compensation” under Code Section 162(m);

•	the certification of the attainment of performance goals, if applicable, as required by Code Section 162(m);

•	the interpretation of the Amended Stock Plan and the adoption, amendment and rescission of administrative guidelines and other rules and regulations relating to the Amended Stock Plan;

•	the correction of any defect or omission or reconciliation of any inconsistency in the Amended Stock Plan or any award granted under the Amended Stock Plan; and

•	the making of all other determinations and taking of all other actions necessary or advisable for the implementation and administration of the Amended Stock Plan.

The Compensation and Benefits Committee also has limited authority to accelerate the vesting and/or waive any restrictions on any outstanding awards. Such authority to accelerate vesting or waive restrictions may not be applied to: (i) any current or former executive officer of Bank of America; or (ii) more than an aggregate of 9 million shares. No awards may be made under the Amended Stock Plan after December 31, 2013.

Eligibility

Only “key associates” of Bank of America and its subsidiaries may participate in the Amended Stock Plan. Key associates are those associates of Bank of America and its subsidiaries who occupy managerial or other important positions and who have made, or are expected to make, important contributions to the business of Bank of America, as determined by the Compensation and Benefits Committee, including persons employed outside the United States. It is expected that after both the Merrill Lynch and Countrywide transactions, approximately 50,000 associates will be eligible to participate. As mentioned above, the Compensation and Benefits Committee in its discretion selects which key associates would in fact receive any awards from time to time.

Types of Awards

The Amended Stock Plan, like the Stock Plan, permits awards of stock options, SARs, restricted stock shares and restricted stock units, all of which are described in more detail below.

Awards of Stock Options and SARs.  The Amended Stock Plan provides for the grant of options to purchase shares of Bank of America common stock at option prices which are not less than the fair market value of a share of Bank of America common stock at the close of business on the date of grant. (The fair market value of a share of Bank of America common stock as of October 30, 2008, was $22.78.) The Amended Stock Plan also provides for the grant of SARs to key associates. SARs entitle the holder upon exercise to receive either cash or shares of Bank of America common stock or a combination of the two, as the Compensation and Benefits Committee in its discretion may determine, with a value equal to the difference between: (i) the fair market value on the exercise date of the shares with respect to which a SAR is exercised; and (ii) the fair market value of the shares on the date of grant.

Awards of options under the Amended Stock Plan, which may be either incentive stock options (which qualify for special tax treatment) or nonqualified stock options, are determined by the Compensation and Benefits Committee. No more than an aggregate of 40 million shares may be awarded as incentive stock options under the Amended Stock Plan. The terms and conditions of each option and SAR are to be determined by the Compensation and Benefits Committee (or its designees) at the time of grant.

Options and SARs granted under the Amended Stock Plan will expire not more than 10 years from the date of grant, and the award agreements entered into with each participant will specify the extent to which options and SARs may be exercised during their respective terms, including in the event of the participant’s death, disability or termination of employment.

It has been Bank of America’s practice over the last several years to require participants in senior management who receive stock options to hold any gains realized upon exercise of their stock options (net of taxes and transaction costs) in the form of shares of Bank of America common stock for a period of one or three years following exercise (depending on the participant’s level within senior management), or until termination of employment, if earlier.

The Amended Stock Plan includes two additional limitations on stock option and SAR grants:

•	The Amended Stock Plan expressly prohibits dividend equivalents with respect to stock options and SARs.

•	The Amended Stock Plan permits nonqualified stock options and SARs to be transferable if and to the extent permitted under the applicable award agreement, but prohibits any such transfer to be made for consideration.

Awards of Restricted Stock Shares and Restricted Stock Units.  Under the Amended Stock Plan, the Compensation and Benefits Committee may award key associates restricted shares of Bank of America common stock or restricted stock units which represent the right to receive shares of Bank of America common stock (or cash equal to the fair market value of those shares). The award agreement with the participant will contain the terms of the award, including any applicable conditions, which may include the continued service of the participant with Bank of America, the attainment of specified performance goals or any other conditions deemed appropriate by the Compensation and Benefits Committee.

Bank of America’s practice has been to link the award of restricted stock shares and units to an annual review of key associate performance. The annual performance review follows a principled, structured framework for analysis. This analysis focuses on financial performance measures that the Compensation and Benefits Committee believes collectively best indicate successful management of our business. The analysis takes into account both performance against internal business goals and relative performance against our competitors over one-year and multi-year periods.

Restricted stock shares will be held in the custody of Bank of America until the applicable restrictions have been satisfied. The participant cannot sell, transfer, pledge, assign or otherwise alienate or hypothecate restricted stock shares until the applicable restrictions are satisfied. Once the restrictions are satisfied, the shares will be delivered to the participant’s account, free of restrictions. During the period of restriction, the participant may exercise full voting rights with respect to the restricted stock shares. The participant will also be credited with dividends with respect to the shares. Dividends may be payable currently or subject to additional restrictions as determined by the Compensation and Benefits Committee and reflected in the award agreement. For awards made to senior management for performance in 2007 and later years, dividends are accrued with interest from the grant date and paid only if and when the underlying award becomes vested.

The award agreement for any restricted stock units will specify whether units that become earned and payable will be settled in shares of Bank of America common stock (with one share of Bank of America common stock to be delivered for each earned and payable restricted stock unit), in cash (equal to the aggregate fair market value of the restricted stock units that are earned and payable), or in a combination of shares and cash. Shares of Bank of America common stock used to pay earned restricted stock units may have additional restrictions, as determined by the Compensation and Benefits Committee. Unpaid restricted stock units may have dividend equivalent rights, as determined by the Compensation and Benefits Committee and evidenced in the award agreement. As with restricted stock shares, awards of restricted stock units made to senior management for performance in 2007 and later years include dividend equivalents that accrue with interest from the grant date and are paid only if and when the underlying award becomes vested. Unpaid restricted stock units have no voting rights.

The Amended Stock Plan, like the Stock Plan, places limits on the use of restricted stock shares and restricted stock units:

•	From and after the merger closing date, no more than 186.3 million shares of Bank of America common stock may be awarded under the Amended Stock Plan as restricted stock shares or restricted stock units. This 186.3 million shares is comprised of the approximately 81.3 million shares that were available for awards of restricted stock shares or units as of September 30, 2008, under the current Stock Plan plus the 105 million additional shares to be added to the plan if the Amended Stock Plan is approved by the stockholders.

•	In addition, if this restricted stock pool is exhausted, the Amended Stock Plan permits the use of any remaining shares otherwise available for awards of stock options or SARs to be used for awards of restricted stock shares or restricted stock units. However, each such additional award of restricted stock shares or restricted stock units will count as 2.5 shares against the remaining available pool for stock options or SARs. This is a change from the current Stock Plan, under which additional awards of restricted stock shares or restricted stock units will count as six shares against the remaining available pool for stock options or SARs.

Minimum Vesting Conditions

For awards intended to vest solely on the basis of the passage of time, the awards will not vest more quickly than ratably over a three-year period beginning on the first anniversary of the award. Awards may vest more quickly in the event of (a) death, disability or retirement, (b) job loss due to workforce reduction, job elimination or divestiture or (c) under the “change in control” provisions of the Stock Plan. Awards of restricted stock shares or units made in lieu of annual incentive compensation will not be subject to a minimum time-based vesting requirement (because these awards are already based on an annual review of performance). Also, awards necessary in the recruitment of new key associates or for the retention of key associates acquired in a business combination will not be subject to a minimum time-based vesting requirement.

Stock Plan Benefits Table

Because awards under the Amended Stock Plan are discretionary, awards are generally not determinable at this time. The following table presents information on Bank of America’s equity compensation plans at December 31, 2007:

	Number of Shares		Number of Shares
	to be Issued Upon	Weighted Average	Remaining for
	Exercise of	Exercise Price of	Future Issuance
	Outstanding	Outstanding	Under Equity
	Options(1,3)	Options(2)	Compensation Plans

Plans approved by shareholders	224,912,652	$40.21	258,520,053
Plans not approved by shareholders	—	—	—

Total	224,912,652	$40.21	258,520,053

(1)	Includes 16,193,802 unvested restricted stock units.

(2)	Does not take into account unvested restricted stock units.

(3)	In addition to the securities presented in the table above, there were outstanding options to purchase 19,941,199 shares of the Corporation’s common stock granted to employees of predecessor companies assumed in mergers. The weighted average option price of the assumed options was $31.91 at December 31, 2007.

The following information provides an update to the Bank of America information as of September 30, 2008:

•	There were approximately 238.1 million stock options outstanding with a weighted average exercise price of $44.05 per share and a weighted average remaining term of 5.2 years.

•	There were approximately 33.4 million unvested shares of restricted stock and restricted stock units outstanding, including shares of restricted stock and restricted stock units previously granted as part of annual incentive awards under Bank of America’s Equity Incentive Plan, Executive Incentive Compensation Plan or other annual incentive programs.

•	There will be approximately 231.7 million shares that remain available for awards of future grants, of which approximately 230.8 million shares are available for awards under the Stock Plan and approximately 900 thousand shares are available for awards under the Directors’ Stock Plan. Of the shares under the Stock Plan, no more than approximately 81.3 million shares may be granted as awards of restricted stock shares or restricted stock units (on a one-for-one share basis).

Bank of America will assume the grants outstanding under Merrill Lynch’s equity programs and convert them to Bank of America awards. Bank of America will also assume the Merrill Lynch Employee Stock Compensation Plan. After conversion for the merger exchange ratio, the shares available for grants under the Merrill Lynch Employee Stock Compensation Plan will continue to be available for grants to legacy Merrill Lynch associates after the closing, subject to the terms and conditions of that plan. Under the terms of the Merrill Lynch Employee Stock Compensation Plan, the shares available under that plan will include shares available under the Merrill Lynch & Co., Inc. Long Term Incentive Compensation Plan for Managers and Producers as of the date it is terminated (which is assumed to be the date of the closing). The following presents information on Merrill Lynch’s equity compensation plans at September 30, 2008, as adjusted for the 0.8595 merger exchange ratio:

•	There are approximately 107.9 million stock options outstanding with a weighted average exercise price of $62.87 per share and a weighted average remaining term of 3.6 years.

•	There are approximately 94.1 million unvested shares of restricted stock and restricted stock units outstanding, including shares of restricted stock and restricted stock units previously granted as part of annual incentive awards.

•	There are approximately 54.7 million shares available for awards of future grants under all of the Merrill Lynch equity plans, excluding the Employee Stock Purchase Plan. Of these 54.7 million shares, 32.4 million shares are available for grant under the Merrill Lynch Employee Stock Compensation Plan (assuming the addition of shares from the Merrill Lynch Long Term Incentive Compensation Plan for Managers and Producers), which Bank of America will be assuming upon the closing. If the amendment to the Stock Plan is approved, the other 22.3 million shares available under the Merrill Lynch plans other than the Merrill Lynch Employee Stock Compensation Plan will be canceled and no longer available for new grants upon closing. Bank of America does not anticipate material changes in this data between September 30, 2008 and the closing of the merger.

As of September 30, 2008, taking into account the Merrill Lynch equity compensation plans (after application of the merger exchange ratio), including the 32.4 million shares available under the Merrill Lynch Employee Stock Compensation Plan (assuming the addition of shares from the Merrill Lynch Long Term Incentive Compensation Plan for Managers and Producers) but excluding the 22.3 million shares under the other Merrill Lynch plans that have not yet been awarded, Bank of America will have the following number of outstanding equity awards and shares available for future awards under all plans (without regard to the proposed amendment to the Stock Plan):

•	Upon consummation of the merger, there will be approximately 6.332 billion shares of common stock outstanding (CSO).

•	There will be approximately 346.1 million stock options outstanding with a weighted average exercise price of $49.92 per share and a weighted average remaining term of 4.7 years.

•	There will be approximately 127.5 million unvested shares of restricted stock and restricted stock units outstanding, including shares of restricted stock and restricted stock units previously granted as part of annual incentive awards under Bank of America’s Equity Incentive Plan, Executive Incentive Compensation Plan or other annual incentive programs.

•	There will be approximately 264.1 million shares that remain available for awards of future grants, as follows: approximately 230.8 million shares under the Stock Plan, approximately 900 thousand shares under the Directors’ Stock Plan, and approximately 32.4 million share under the Merrill Lynch Employee Stock Compensation Plan. Of the approximately 230.8 million shares available for awards under the Stock Plan, no more than approximately 81.3 million shares may be granted as awards of restricted stock shares or restricted stock units.

•	If the additional 105 million shares are approved, all such shares will be available for restricted stock awards.

Bank of America does not anticipate material changes in this data between September 30, 2008 and the closing of the merger.

Overhang

The Compensation and Benefits Committee regularly reviews the dilutive effect of the Stock Plan on Bank of America’s stockholders (sometimes called “overhang”), and compares this level of overhang against the level of overhang at its primary competitor group, made up of the five other largest United States bank holding companies, as further described in the Compensation Discussion and Analysis portion of Bank of America’s most recent Annual Proxy Statement (filed March 19, 2008). For the past several years, Bank of America’s overhang has been below the median for this competitor group.

As of September 30, 2008, assuming approval of the Amended Stock Plan, the additional 105 million shares proposed to be added to the Amended Stock Plan represent an additional 1.47% of overhang, and Bank of America’s total overhang would be 11.8%.

For the purpose of calculating the overhang in the previous paragraph, Bank of America is using “fully diluted overhang,” which equals Amount A divided by Amount B, where Amount A equals the sum of all outstanding stock options, unvested restricted stock units and unvested restricted stock shares plus shares available for future grants under all plans, and Amount B equals the sum of total shares of Bank of America common stock outstanding plus Amount A less unvested restricted stock shares. As of September 30, 2008: (i) the number of outstanding stock options, unvested restricted stock units and unvested restricted stock shares equals approximately 473.6 million; (ii) the number of shares available for future grants under all plans assuming approval of the Amended Stock Plan equals approximately 369.1 million; (iii) the number of shares of Bank of America common stock outstanding, including Merrill Lynch shares converted based on the exchange ratio, equals approximately 6.332 billion; and (iv) the number of unvested restricted stock shares is approximately 33 million (which are already included in Bank of America common stock outstanding).

Run Rate

The Compensation and Benefits Committee reviews throughout the year the rate at which Bank of America is granting equity awards relative to its shares of Bank of America common stock outstanding (sometimes referred to as Bank of America’s “run rate”), and compares this run rate to the run rates at Bank of America’s primary competitor group. For 2007, Bank of America’s run rate was slightly below the median for this competitor group. In determining Bank of America’s run rate, Bank of America includes all of the restricted stock granted in lieu of a portion of annual incentive compensation under Bank of America’s Equity Incentive Plan, Executive Incentive Compensation Plan or other annual incentive programs, which in recent years has ranged between one-third to more than one-half of all restricted stock awards by Bank of America. In recent years, the annual run rate has been less than 1.2% of CSO.

Internal Revenue Code Section 162(m)

Section 162(m) of the Code generally places a $1 million annual limit on a company’s tax deduction for compensation paid to the principal executive officer or any of the three most highly compensated officers other than the principal executive officer or principal financial officer, referred to as the “covered individuals.” This limitation does not apply, however, to “qualified performance-based compensation.” Because stock options or SARs granted under the Amended Stock Plan must have an exercise price equal at least to fair market value at the date of grant, are granted to covered individuals by a Compensation and Benefits Committee consisting of at least two outside directors, and the Amended Stock Plan limits the number of shares that may be the subject of awards granted to any key associate during any calendar year, compensation from the exercise of stock options or SARs should be treated as “qualified performance-based compensation” for purposes of Section 162(m).

In addition, the Amended Stock Plan authorizes the Compensation and Benefits Committee to make awards of restricted stock shares or restricted stock units that are conditioned on the satisfaction of performance criteria. For those awards intended to meet the requirements of the “qualified performance-based compensation” exception to Section 162(m), the Compensation and Benefits Committee must establish the applicable performance conditions prior to or within a specified period after the start of the applicable performance period. The Compensation and Benefits Committee may select from the following performance measures for this purpose:

•	total revenue (defined as the sum of net interest income on a taxable-equivalent basis and noninterest income);

•	net income;

•	shareholder value added (which equals the cash basis operating earnings for a year less a charge for the use of capital for the year);

•	return on average common stockholders’ equity;

•	return on average assets;

•	earnings per common share (using either diluted earnings or not);

•	operating earnings per common share (using either diluted earnings or not);

•	total stockholder return;

•	customer satisfaction (determined based on objective criteria approved by the Compensation and Benefits Committee);

•	expense management;

•	operating margin;

•	operating leverage; or

•	cash flow.

The performance conditions will be stated in the form of an objective, nondiscretionary formula, and the Compensation and Benefits Committee will certify in writing the attainment of those performance conditions prior to any payment or distributions with respect to awards. The Compensation and Benefits Committee in its discretion may adjust downward any award.

As under the Stock Plan, in no event may an individual receive awards under the Amended Stock Plan for a given calendar year covering in excess of four million shares of Bank of America common stock.

So that options and SARs granted under the Amended Stock Plan qualify for the exclusion for performance-based compensation, and to permit the Compensation and Benefits Committee to grant other awards under the Amended Stock Plan that are intended to qualify for the exclusion, the Amended Stock Plan is being submitted to Bank of America’s stockholders for approval. A vote in favor of approving the Amended Stock Plan will be a vote approving all the material terms and conditions of the plan for purposes of the performance-based exemption under Section 162(m), including the performance measures, eligibility requirements and limits on various stock awards, in each case as described above.

Withholding for Payment of Taxes

As with the Stock Plan, the Amended Stock Plan provides for the withholding and payment by a participant of any payroll or withholding taxes required by applicable law. The Amended Stock Plan permits a participant to satisfy this requirement, with the approval of the Compensation and Benefits Committee and subject to the terms of the Amended Stock Plan, by having Bank of America withhold from the participant a number of shares of Bank of America common stock otherwise issuable under the award having a fair market value equal to the amount of applicable payroll and withholding taxes.

Changes in Capitalization and Similar Changes

As with the Stock Plan, in the event of any change in the number of outstanding shares of Bank of America common stock by reason of any stock dividend, split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, the aggregate number of shares of Bank of America common stock with respect to which awards may be made under the Amended Stock Plan, the annual limit on individual awards, the limits on incentive stock options, restricted stock and restricted stock units and the terms, types of shares and number of shares of any outstanding awards under the Amended Stock Plan will be equitably adjusted by the Compensation and Benefits Committee in its discretion to preserve the benefit of the award for Bank of America and the participant.

Change in Control

The Amended Stock Plan, like the Stock Plan, provides that in the event of a change in control of Bank of America, all options and SARs will be fully exercisable as of the date of the change in control and will remain exercisable through their full term. Outstanding awards of restricted stock shares and restricted stock units will become immediately vested on the date of the change in control, and any applicable performance conditions will be deemed fully satisfied (at the target performance condition, if applicable) as of the date of the change in control.

Amendment and Termination of the Plan

The Bank of America board of directors has the power to amend, modify or terminate the Amended Stock Plan on a prospective basis. Stockholder approval will be obtained for any change to the material terms of the Amended Stock Plan to the extent required by NYSE listing requirements, Code Section 162(m), or other applicable law.

Option Repricing Prohibited

The Amended Stock Plan specifically prohibits the re-pricing of stock options or SARs without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of a stock option or SAR to lower its exercise price; (B) any other action that is treated as a “repricing” under generally accepted accounting principles; and (C) repurchasing for cash or canceling a stock option or SAR at a time when its exercise price is greater than the fair market value of the underlying stock in exchange for another award, unless the cancellation and exchange occurs in connection with change in capitalization or similar change. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the key associate.

Federal Income Tax Treatment

The following discussion summarizes certain U.S. federal income tax consequences of awards under the Amended Stock Plan based on the law as in effect on the date of this document. The following discussion does not purport to cover federal employment taxes or other federal tax consequences that may be associated with awards, nor does it cover state, local or non-U.S. taxes.

Incentive Stock Options.  Options granted under the Amended Stock Plan and intended to qualify as incentive stock options will be subject to the applicable provisions of the Code, including Section 422. If shares of Bank of America’s common stock are issued to an optionee upon the exercise of an incentive stock option, if no “disqualifying disposition” of the shares is made by the optionee within one year after the exercise of the incentive stock option or within two years after the date the incentive stock option was granted, and if the options otherwise satisfy all applicable requirements under the Code to qualify as incentive stock options, then (a) no income will be recognized by the optionee at the time of the grant of the incentive stock option, (b) no income, for regular income tax purposes, will be realized by the optionee at the date of exercise, (c) upon sale of the shares of Bank of America’s common stock acquired by exercise of the incentive stock option, any amount realized in excess of the option price will be taxed to the optionee, for regular income tax purposes, as a capital gain (at varying rates depending upon the optionee’s holding period in the shares and income level) and any loss sustained will be a capital loss, and (d) no deduction will be allowed to Bank of America for federal income tax purposes. If a “disqualifying disposition” of the shares is made, the optionee will realize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the option price (the bargain purchase element) and Bank of America will be entitled to a federal income tax deduction equal to that amount. The amount of any gain in excess of the bargain purchase element realized upon a “disqualifying disposition” will be taxable as capital gain at that time to the holder (at varying rates depending upon the holder’s holding period in the shares and income level), for which Bank of America will not be entitled to a federal tax deduction. Upon exercise of an incentive stock option, the optionee may be subject to alternative minimum tax.

Nonqualified Stock Options.  With respect to nonqualified stock options granted to optionees under the Amended Stock Plan, in general (a) the optionee will realize no income at the time the nonqualified stock option is granted, (b) at exercise, the optionee will realize ordinary income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and Bank of America will receive a tax deduction for the same amount, and (c) on disposition, the holder will treat appreciation or depreciation after the date of exercise as capital gain or loss and taxed at varying rates depending upon the holder’s holding period in the shares and income level.

Restricted Stock Shares.  Upon becoming entitled to receive shares at the end of the applicable restricted period without a forfeiture, the recipient will have ordinary income in an amount equal to the fair market value of the shares at that time. However, a recipient who so elects under Code Section 83(b) within 30 days after the date of the grant will have ordinary income on the date of the grant equal to the fair market value of the restricted stock shares as if the shares were unrestricted and could be sold immediately. If the shares subject to the election are subsequently forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes. Upon the sale of the shares after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss will begin when the restricted period expires, and the tax basis will be equal to the fair market value of the shares when the restricted period expires. However, if the recipient timely elects under Section 83(b) to be taxed as of the date of grant, the holding period will commence on the date of the grant and the tax basis will be equal to the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately. Bank of America generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to the recipient.

Restricted Stock Units.  A participant who is awarded restricted stock units will not recognize income and Bank of America will not be allowed a deduction at the time the award is made. When a participant receives payment for restricted stock units in shares of Bank of America’s common stock or cash, the fair market value of the shares or the amount of the cash received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to Bank of America. However, if there is a substantial risk that any shares of Bank of America’s common stock used to pay out earned restricted stock units will be forfeited (for example, because the Compensation and Benefits Committee conditions those shares on the performance of future services), the taxable event will be deferred until the risk of forfeiture lapses. In this case, the participant can elect to make an election under Section 83(b) of the Code as previously described. Bank of America can take the deduction at the time the ordinary income is recognized by the participant.

The Bank of America board of directors unanimously recommends a vote “FOR” approval of the Amended Stock Plan.

AMENDMENT TO THE BANK OF AMERICA
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Bank of America board of directors has adopted, subject to stockholder approval, an amendment to Bank of America’s amended and restated certificate of incorporation to provide for an increase in the number of shares of Bank of America common stock authorized for issuance from 7.5 billion to 10 billion. In the event this proposal is adopted by Bank of America stockholders, but the merger agreement is terminated (without the merger being completed) prior to the filing of a certificate of amendment with the Secretary of State of the State of Delaware giving effect to the amendment, Bank of America may still file the certificate of amendment, but has not yet decided whether it will do so.

As of October 10, 2008, Bank of America had approximately 5,021,554,382 shares of Bank of America common stock issued. As of October 10, 2008, there were 523,220,951 shares of Bank of America common stock reserved for issuance excluding any shares reserved for Merrill Lynch stockholders. Based on the number of shares of Merrill Lynch common stock outstanding as of October 10, 2008, if the merger is completed, Bank of America will issue approximately 1,375,345,931 additional shares of Bank of America common stock to the Merrill Lynch stockholders. Based on the options, other equity-based awards and arrangements to purchase or issue Merrill Lynch common stock, if the merger is completed, Bank of America will reserve for issuance approximately 334,537,609 additional shares of Bank of America common stock.

Although Bank of America’s management currently has no definitive plans for the issuance of any additional authorized shares, the authorization of additional shares would permit the issuance of shares for future stock dividends, stock splits, possible acquisitions, stock option plans, and other appropriate corporate purposes. The additional shares of Bank of America common stock will not be entitled to preemptive rights nor will existing stockholders have any preemptive right to acquire any of those shares when issued. Adoption of the amendment requires the affirmative vote of a majority of the votes represented by the aggregate of all of the outstanding shares of Bank of America common stock and Series B Preferred Stock entitled to vote at the Bank of America special meeting. Under Delaware law, the affirmative vote of a majority of the votes represented by the outstanding shares of Bank of America common stock entitled to vote at the special meeting, counted separately as a class without the Series B Preferred Stock, is also required to increase the number of authorized shares of Bank of America common stock. You are entitled to one vote for each share of Bank of America common stock and Series B Preferred Stock you held as of the record date. Abstentions and broker non-votes will have the same effect as a vote against the amendment.

The Bank of America board of directors recommends a vote “FOR” the proposal to amend Bank of America’s amended and restated certificate of incorporation to increase the number of authorized shares of Bank of America common stock from 7.5 billion to 10 billion.

AMENDMENT TO THE MERRILL LYNCH
RESTATED CERTIFICATE OF INCORPORATION

It is the intent of Bank of America and Merrill Lynch that the merger of Merger Sub with and into Merrill Lynch qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended unless Merrill Lynch issues preferred stock to the U.S. Treasury pursuant to the CPP in the circumstances described under “Recent Developments.” As currently structured, in order for the merger to so qualify, the issued and outstanding shares of Merrill Lynch 9% Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock, Series 2, referred to as Series 2 Preferred, and 9% Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock, Series 3, referred to as Series 3 Preferred, must constitute voting stock.

Accordingly, the Merrill Lynch board of directors has adopted, subject to stockholder approval, an amendment to Merrill Lynch’s restated certificate of incorporation to provide the holders of the Series 2 Preferred and the Series 3 Preferred with the right to vote on all matters presented to the holders of Merrill Lynch common stock. In the event this proposal is adopted by Merrill Lynch stockholders, the amendment to Merrill Lynch’s restated certificate of incorporation will not be effective until the filing of a certificate of amendment with the Secretary of State of the State of Delaware. The amendment to Merrill Lynch’s restated certificate of incorporation will only become effective immediately prior to the effective time of the merger. Accordingly, in the event this proposal is adopted by Merrill Lynch stockholders, but the merger agreement is terminated (without the merger being completed), Merrill Lynch will not file the certificate of amendment with the Secretary of State of the State of Delaware and the amendment to Merrill Lynch’s restated certificate of incorporation will not become effective and will be abandoned.

As of October 27, 2008, Merrill Lynch had 12,000 shares of Series 2 Preferred outstanding. Section Five of the Certificate of Designations for the Series 2 Preferred will be amended to provide that each share of the Series 2 Preferred will vote together as a single class with the shares of Merrill Lynch common stock on all matters presented for a vote of the holders of Merrill Lynch common stock and each such share will be entitled to 600 votes.

As of October 27, 2008, Merrill Lynch had 5,000 shares of Series 3 Preferred outstanding. Section Five of the Certificate of Designations for the Series 3 Preferred will be amended to provide that each share of the Series 3 Preferred will vote together as a single class with the shares of Merrill Lynch common stock on all matters presented for a vote of the holders of Merrill Lynch common stock and each such share will be entitled to 600 votes.

Adoption of the amendment requires the affirmative vote of a majority of the votes represented by the aggregate of all of the outstanding shares of Merrill Lynch common stock entitled to vote at the Merrill Lynch special meeting. You are entitled to one vote for each share of Merrill Lynch common stock and each share of exchangeable securities (issued by Merrill Lynch Canada and exchangeable into one share of Merrill Lynch common stock) you hold as of the applicable record date. Abstentions and broker non-votes will have the same effect as a vote against the amendment.

The Merrill Lynch board of directors recommends a vote “FOR” the proposal to amend Merrill Lynch’s restated certificate of incorporation to permit holders of the Series 2 Preferred and Series 3 Preferred the right to vote with the shares of Merrill Lynch common stock.

COMPARATIVE MARKET PRICES AND DIVIDENDS

Each of Bank of America common stock and Merrill Lynch common stock is listed on the NYSE, among other stock exchanges. Bank of America common stock is listed for trading on the NYSE under the trading symbol “BAC” and Merrill Lynch common stock is listed for trading on the NYSE under the trading symbol “MER”. The following table sets forth, for the periods indicated, the high and low sales prices of shares of Bank of America common stock and Merrill Lynch common stock as reported on the NYSE, and the quarterly cash dividends declared per share.

	Bank of America Common Stock				Merrill Lynch Common Stock
	High	Low	Dividend		High	Low	Dividend

2006
First Quarter	47.24	42.92	0.50		79.32	67.04	0.25
Second Quarter	50.50	45.26	0.50		81.25	64.58	0.25
Third Quarter	54.00	47.59	0.56		79.26	66.69	0.25
Fourth Quarter	55.08	51.32	0.56		93.93	77.90	0.25
2007
First Quarter	54.21	48.36	0.56		98.68	76.85	0.35
Second Quarter	52.20	48.55	0.56		95.00	80.61	0.35
Third Quarter	52.78	46.52	0.64		89.23	66.94	0.35
Fourth Quarter	52.96	40.61	0.64		77.89	50.50	0.35
2008
First Quarter	45.08	33.12	0.64		59.60	37.25	0.35
Second Quarter	41.50	22.44	0.64		54.00	32.94	0.35
Third Quarter	39.50	18.44	0.64		36.97	16.25	0.35
Fourth Quarter (through October 30, 2008)	38.50	18.99	0.32	(1)	29.25	12.12	0.35	(2)

(1)	On October 6, 2008, the board of directors of Bank of America declared a regular quarterly dividend of 32 cents per common share, payable December 26, 2008, to shareholders of record on December 5, 2008.

(2)	On October 27, 2008, the board of directors of Merrill Lynch declared a regular quarterly dividend of 35 cents per common share, payable December 3, 2008, to shareholders of record on November 13, 2008.

On September 12, 2008, the last full trading day before the announcement of the merger agreement, the high and low sales prices of shares of Bank of America common stock as reported on the NYSE were $34.40 and $32.10, respectively. On October 30, 2008, the last full trading day before the date of this document, the high and low sale prices of shares of Bank of America common stock as reported on the NYSE were $23.48 and $22.17, respectively.

On September 12, 2008, the last full trading day before the announcement of the merger agreement, the high and low sales prices of shares of Merrill Lynch common stock as reported on the NYSE were $19.49 and $16.60, respectively. On October 30, 2008, the last full trading day before the date of this document, the high and low sale prices of shares of Merrill Lynch common stock as reported on the NYSE were $18.46 and $17.32, respectively.

As of October 30, 2008, the last date prior to printing this document for which it was practicable to obtain this information, there were approximately 259,651 registered holders of Bank of America common stock and approximately 11,823 registered holders of Merrill Lynch common stock.

Bank of America stockholders and Merrill Lynch stockholders are advised to obtain current market quotations for Bank of America common stock and Merrill Lynch common stock. The market price of Bank of America common stock and Merrill Lynch common stock will fluctuate between the date of this document and the effective date of the merger. No assurance can be given concerning the market price of Bank of America common stock or Merrill Lynch common stock before or after the effective date of the merger.

LEGAL MATTERS

The validity of the Bank of America common stock and preferred stock to be issued in connection with the merger will be passed upon for Bank of America by Timothy J. Mayopoulos, Executive Vice President and General Counsel of Bank of America. Wachtell, Lipton, Rosen & Katz on behalf of Bank of America, and Shearman & Sterling LLP on behalf of Merrill Lynch, will pass upon certain legal matters to the effect that, subject to the assumptions set forth in such opinions, the merger will constitute a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this document by reference to the Annual Report on Form 10-K of Bank of America Corporation for the year ended December 31, 2007, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and the related financial statement schedule incorporated by reference in this registration statement from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 28, 2007, and the effectiveness of Merrill Lynch & Co., Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, incorporated herein by reference (which report on the consolidated financial statements expresses an unqualified opinion and includes explanatory paragraphs regarding (a) the adoption in 2007 of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements,” Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” and a change in the method of accounting in 2006 for share-based payments to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” and (b) the restatement discussed in Note 20 to the consolidated financial statements). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 28, 2008, and March 30, 2007, and the three- and six-month periods ended June 27, 2008, and June 29, 2007, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in Merrill Lynch & Co., Inc.’s Quarterly Reports on Form 10-Q for the quarters ended March 28, 2008 (which report includes an explanatory paragraph relating to the restatement discussed in Note 16 to the unaudited condensed consolidated interim financial statements), and June 27, 2008 (which report includes explanatory paragraphs related to the restatement discussed in Note 16 and the transactions subsequent to the balance sheet date discussed in Note 18 to the unaudited condensed consolidated interim financial statements), and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

OTHER MATTERS

Merrill Lynch

According to the Merrill Lynch restated bylaws, business to be conducted at a special meeting of stockholders may only be brought before the meeting pursuant to a notice of meeting or otherwise properly brought before the meeting by or at the direction of the Merrill Lynch board of directors. No matters other than the matters described in this document are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

Merrill Lynch will hold a 2009 annual meeting of stockholders only if the merger is not completed. If it is determined that the merger will not be completed as contemplated by the merger agreement, Merrill Lynch will provide notice of the date fixed for the annual meeting, as well as the deadline for submitting stockholder proposals for such meeting and for having such stockholder proposals included in Merrill Lynch’s proxy statement.

Bank of America

According to the Bank of America bylaws, business to be conducted at a special meeting of stockholders may only be brought before the meeting pursuant to a notice of meeting or otherwise properly brought before the meeting by or at the direction of the Bank of America board of directors. No matters other than the matters described in this document are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

STOCKHOLDERS SHARING AN ADDRESS

Only one copy of this document is being delivered to multiple stockholders of Bank of America or Merrill Lynch sharing an address unless Bank of America or Merrill Lynch has previously received contrary instructions from one or more of such stockholders. Each stockholder who holds shares in “street name” will continue to receive a voting instruction form. Stockholders who hold shares in “street name” can request further information on householding through their banks, brokers or other holders of record. On written or oral request to the Secretary of Bank of America at 101 S. Tryon Street, NC1-002-29-01, Charlotte, North Carolina 28255, (704) 386-5681, Bank of America will deliver promptly a separate copy of this document to a stockholder at a shared address to which a single copy of the document was delivered. On written or oral request to the Secretary of Merrill Lynch at 222 Broadway — 17th Floor, New York, New York 10038, (212) 670-0432, Merrill Lynch will deliver promptly a separate copy of this document to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address who wish, in the future, to receive separate copies or a single copy of Bank or America’s or Merrill Lynch’s proxy statements and annual reports should provide written or oral notice to the Secretary of Bank of America or Merrill Lynch, as applicable, at the address and telephone number set forth above. Holders in “street name” who wish, in the future, to receive separate copies or a single copy of Bank of America’s or Merrill Lynch’s proxy statements and annual reports, must contact their banks and brokers.

OVERSEAS SHAREHOLDERS

General

The distribution of this document in certain jurisdictions may be restricted by law. Each of Bank of America and Merrill Lynch have agreed not to directly or indirectly distribute any proxy statement, prospectus or other offering material relating to the merger or the issuance of Bank of America stock in connection with the merger, in any jurisdiction except under circumstances that will result in compliance with applicable laws and regulations. Accordingly, this document should not be forwarded in, into or from any jurisdiction where to do so would be in breach of applicable law. Persons into whose possession this document comes should inform themselves about and observe any distribution restrictions which may be applicable in such jurisdiction.

Argentina

No application has been made, nor will be made, to obtain an authorization from the Comisión Nacional de Valores (CNV) for the public offering in Argentina of any of the securities detailed in this document. The CNV has not approved the issuance of any securities nor any proxy solicitation related thereto, their offering nor any document relating to such issuance, offering or proxy solicitation. Each of Bank of America and Merrill Lynch confirms that it has not offered or sold, and will not offer or sell, any such securities in Argentina, except in transactions that will not constitute a public offering of securities within the meaning of Section 16 of the Argentine Public Offering Law N° 17,811.

China

All Chinese recipients of this document shall, at their own cost, comply with the laws of the Peoples’ Republic of China (“PRC”) which are applicable to their acceptance of this document and the Bank of America common stock, including but not limited to the foreign exchange registration requirements under the Circular 75 and its implementation rules and Circular 78. Neither Bank of America nor Merrill Lynch assumes any liability to any Chinese recipient for failing to comply with these regulations. Each Chinese recipient hereby releases both Bank of America and Merrill Lynch from any liabilities resulting from the failure of such persons to comply with these regulations and will fully indemnify for, and will hold both Bank of America and Merrill Lynch harmless from, whether in law, in equity or by contract, any damages, losses or penalties arising out of, or in connection with such non-compliance. China recipients are recommended to consult their PRC legal advisors as to the PRC legal compliance issues.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “relevant member state”) (except for the United Kingdom), with effect from and including the date on which the Prospectus Directive was implemented in that relevant member state (the “relevant implementation date”) no Merrill Lynch or Bank of America common stock (“New Shares”) will be offered to the public in that relevant member state prior to the publication of a prospectus in relation to the New Shares which has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in the relevant member state, all in accordance with the Prospectus Directive, except that with effect from and including the relevant implementation date, offers of New Shares may be made to the public in that relevant member state at any time:

•	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43 million; and (iii) an annual turnover of more than €50 million, as shown in its last annual or consolidated accounts; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of New Shares shall result in a requirement for the publication by either of Merrill Lynch or Bank of America of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purpose of the expression an “offer of any New Share to the public” in relation to any New Shares in any relevant member state means the communication in any form and by any means of sufficient information on the New Shares so as to enable an investor to decide to purchase any New Shares as the same may be varied in that relevant member state by any measure implementing the Prospectus Directive in that relevant member state.

In the case of any New Shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, such financial intermediary will also be deemed to have represented, acknowledged and agreed that the New Shares acquired by it have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to persons in circumstances which may give rise to an offer of any New Shares to the public other than their offer or resale in a relevant member state to qualified investors as so defined or in circumstances in which the prior consent of Merrill Lynch or Bank of America (as the case may be) has been obtained to each such proposed offer or resale. Each of Merrill Lynch, Bank of America and their respective affiliates, and others, will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

The contents of this document should not be construed as legal, business or tax advice. Each prospective investor should consult his, her or its own legal adviser, financial adviser or tax adviser for advice. None of Merrill Lynch, Bank of America or their respective representatives is making any representation to any investor in New Shares regarding the legality of an investment in the New Shares by such investor under the laws applicable to such investor.

Any reproduction or distribution of this document in whole or in part, and any disclosure of its contents or use of any information herein for any purpose other than in considering an investment in the New Shares offered or otherwise made available hereby, is prohibited. Each investor in the New Shares by accepting delivery of this document agrees to the foregoing.

Hong Kong

No action has been taken in Hong Kong to permit any person to offer or sell any Merrill Lynch or Bank of America common stock in Hong Kong, by means of any document, in circumstances which would result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which constitute an offer to the public within the meaning of that Ordinance; or to issue or possess for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Merrill Lynch or Bank of America common stock which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Singapore

This document has been distributed to holders of Merrill Lynch common stock by an entity that holds a capital markets license in Singapore.

Uruguay

The securities which are the subject of this document have not been registered under the Uruguayan Securities Market Law or recorded in the Uruguayan Central Bank. No action may be taken in Uruguay that would render the offering of such securities a public offering in Uruguay. No Uruguayan regulatory authority has approved the securities or passed on Bank of America or Merrill Lynch’s solvency.

Venezuela

The delivery and distribution of this document has not been authorized by the National Securities Commission of Venezuela (“Comisión Nacional de Valores” or “CNV”) and the securities that will be issued in the event that the Merger is adopted will not be registered with CNV. Such securities are not being offered and/or sold in Venezuela by means of a public offering. This document is specifically addressed to the identified addressee and has not been and will not be announced to the public and no offering materials will be made available to the public.

Malaysia

This document may not be offered or circulated within Malaysia, and the provision of this document in Malaysia or to Merrill Lynch stockholders situated in Malaysia may be subject to legal prohibitions, restrictions or conditions.

No approval from the Securities Commission of Malaysia is or will be obtained, nor will any prospectus be filed or registered with the Securities Commission of Malaysia for the offering in Malaysia of any securities which are the subject of this document. This document does not constitute and is not intended to constitute an invitation or offer for subscription or purchase of any securities to any person in Malaysia unless such invitation or offer falls within (i) Schedule 5 to the Capital Markets and Services Act 2007 (“CMSA”) and (ii) Schedules 6 or 7 to the CMSA as an “excluded offer or excluded invitation” or “excluded issue” within the meaning of Sections 229 and 230 of the CMSA.

Thailand

This document may not be offered or circulated within Thailand, and the provision of this document in Thailand or to Merrill Lynch stockholders situated in Thailand may be subject to legal prohibitions, restrictions or conditions.

This document is not, nor is it intended to be, regarded as the offer for sale of “securities” under Thai law. In addition, this document does not, nor is it intended to, constitute or form part of a prospectus or an offer to sell or an invitation to subscribe or purchase any securities. Accordingly this document and any other document or material which relates or is connected with it may not be circulated or distributed (whether directly or indirectly either in whole or in part) to persons in Thailand. In the event that any Merrill Lynch stockholder situated in Thailand does acquire this document, such stockholder hereby confirms that it was received outside of Thailand.

No consent, approval, authorisation, registration, filing or declaration with any governmental authority in Thailand including the Thai Securities and Exchange Commission or the Bank of Thailand, has been made or obtained in relation to the distribution of this document.

Saudi Arabia

This document does not, and is not intended to, constitute an offer to purchase, sell or issue securities in Saudi Arabia and accordingly should not be construed as such. This document is being issued outside of Saudi Arabia to a limited number of investors: (a) upon their request and confirmation that they understand that the shares of BAC common stock described in this document (i) are not for sale in KSA, (ii) have not been approved by or with the Saudi Arabian Capital Market Authority, Saudi Arabian Monetary Agency or any other relevant licensing authorities or governmental agencies in the KSA, (iii) are not listed on any stock market in the KSA, (iv) are not denominated in Saudi Riyals, and (b) on the condition that this document will not be provided to any person other than the original recipient, is not for circulation in the KSA and may not be reproduced or used for any other purpose.

Turkey

The shares of BAC common stock described in this document have not been and will not be registered with the Turkish Capital Market Board (the “CMB”) under the provisions of the Capital Market Law (Law No. 2499) (the “Capital Market Law”). Accordingly neither this document nor any other offering material related to the offering may be utilized in connection with any offering to the public within the Republic of Türkiye without the prior approval of the CMB. However, according to article 15 (d) (ii) of the Decree No. 32 there is no restriction on the purchase or sale of the shares of BAC common stock described in this document by residents of the Republic of Türkiye, provided that: they purchase or sell such shares in the financial markets outside of the Republic of Türkiye; and such sale and purchase is made through banks, and/or licensed brokerage institutions in the Republic of Türkiye.

WHERE YOU CAN FIND MORE INFORMATION

Bank of America has filed with the SEC a registration statement under the Securities Act that registers the distribution to Merrill Lynch stockholders of the shares of Bank of America common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Bank of America and Bank of America stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like Bank of America and Merrill Lynch, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by Bank of America with the SEC are also available at Bank of America’s website at http://www.bankofamerica.com. The reports and other information filed by Merrill Lynch with the SEC are also available at Merrill Lynch’s investor relations website at http://www.ir.ml.com. We have included the web addresses of the SEC, Bank of America, and Merrill Lynch as inactive textual references only. Except as specifically incorporated by reference into this document, information on those web sites is not part of this document.

The SEC allows Bank of America and Merrill Lynch to incorporate by reference information in this document. This means that Bank of America and Merrill Lynch can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that Bank of America and Merrill Lynch previously filed with the SEC. They contain important information about the companies and their financial condition.

Bank of America SEC Filings
(SEC File No. 001-06523; CIK No. 0000070858)	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2007
Proxy Statement	Dated March 19, 2008
Quarterly Reports on Form 10-Q	Quarters ended March 30, 2008 and June 30, 2008
Current Reports on Form 8-K	Current Reports for events that occurred on July 1, 2008, July 21, 2008, July 23, 2008, July 25, 2008, and September 15, 2008 (two filings) October 2, 2008, October 3, 2008, October 6, 2008, October 7, 2008, and October 26, 2008 (other than the portions of those documents not deemed to be filed)
The description of Bank of America common stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions

Merrill Lynch SEC Filings
(SEC File No. 001-07182; CIK No. 0000065100)	Period or Date Filed

Annual Report on Form 10-K	Year ended December 28, 2007
Proxy Statement	Dated March 14, 2008
Quarterly Reports on Form 10-Q	Quarters ended March 28, 2008 and June 27, 2008
Current Reports on Form 8-K	Current Reports for events that occurred on June 27, 2008 (two filings), June 30, 2008 (four filings), July 3, 2008, July 7, 2008 (six filings), July 11, 2008, July 14, 2008, July 17, 2008, July 25, 2008, July 28, 2008 (two filings), July 29, 2008 (two filings), July 30, 2008 (two filings), July 31, 2008 (two filings), August 1, 2008, August 7, 2008 (two filings), August 8, 2008(six filings), August 12, 2008, August 21, 2008, August 26, 2008 (two filings), August 28, 2008, September 3, 2008, September 4, 2008, September 8, 2008, September 9, 2008 (four filings), September 14, 2008, September 15, 2008, September 18, 2008, September 29, 2008, October 1, 2008, October 3, 2008 (four filings), October 6, 2008, October 7, 2008, October 16, 2008, and October 26, 2008 (other than the portions of those documents not deemed to be filed)

In addition, Bank of America and Merrill Lynch also incorporate by reference additional documents that either company files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this document and the date of the Merrill Lynch special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Bank of America has supplied all information contained or incorporated by reference in this document relating to Bank of America, as well as all pro forma financial information, and Merrill Lynch has supplied all information relating to Merrill Lynch.

Documents incorporated by reference are available from Bank of America and Merrill Lynch without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Bank of America Corporation	Merrill Lynch & Co., Inc

Bank of America Corporate Center 100 N. Tryon Street Charlotte, North Carolina 28255 Investor Relations Telephone: (704) 386-5681	222 Broadway —17th Floor New York, New York 10038 Attention: Judith A. Witterschein Corporate Secretary Telephone: (212) 670-0432

Bank of America stockholders and Merrill Lynch stockholders requesting documents should do so by November 28, 2008, to receive them before their special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from Bank of America or Merrill Lynch, Bank of America or Merrill Lynch will mail them to you by first class mail, or another equally prompt means, as soon as practicable after it receives your request.

You should rely only on the information contained or incorporated by reference in this document. Neither Bank of America nor Merrill Lynch has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. You should assume that the information in this document is accurate only as of October 31, 2008. You should also assume that the information contained in any document incorporated by reference herein is accurate only as of the date of such document. Neither the mailing of this document to stockholders nor the issuance of Bank of America common stock creates any implication to the contrary.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

This document contains a description of the representations and warranties that each of Bank of America and Merrill Lynch made to the other in the merger agreement. Representations and warranties made by Bank of America, Merrill Lynch and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the merger agreement, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Merrill Lynch, Bank of America or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and between

MERRILL LYNCH & CO., INC.

and

BANK OF AMERICA CORPORATION

DATED AS OF SEPTEMBER 15, 2008

A-i

A-ii

Exhibit A — Stock Option Agreement

Exhibit B — Amendment to Surviving Company Certificate of Incorporation

A-iii

INDEX OF DEFINED TERMS

Section

1940 Act	3.19(h)(i)
Adjusted Option	1.5(a)
Adverse Development	3.20(h)
Advisers Act	3.19(h)(ii)
Agreement	Preamble
Alternative Proposal	6.10(a)
Alternative Transaction	6.10(a)
Bankruptcy and Equity Exception	3.3(a)
BHC Act	3.4
BHCA Application	3.4
Certificate	1.4(d)
Certificate Amendment	1.6
Certificate of Merger	1.2
CFTC	3.4
Change of Recommendation	6.10(d)
Change of Recommendation Notice	6.10(d)(iv)
Claim	6.6(a)
Client	3.19(h)(iii)
Closing	9.1
Closing Date	9.1
Code	Recitals
Company	Preamble
Company Benefit Plans	3.11(a)
Company Bylaws	3.1(b)
Company Cap Plan	1.5(d)
Company Cap Units	1.5(d)
Company Capitalization Date	3.2(a)
Company Certificate	3.1(b)
Company Common Stock	1.4(b)
Company Contract	3.13(a)
Company Deferred Equity Units	1.5(e)
Company Deferred Equity Unit Plans	1.5(e)
Company Disclosure Schedule	Art. III
Company ESPP	1.5(g)
Company IP	3.17(a)
Company Options	1.5(a)
Company Preferred Stock	3.2(a)
Company Regulatory Agreement	3.5(b)
Company Requisite Regulatory Approvals	7.3(d)
Company Restricted Shares	1.5(b)
Company RSUs	1.5(c)
Company SEC Reports	3.5(c)
Company Securitization Documents	3.20(h)

A-iv

Section

Company Securitization Interests	3.20(h)
Company Securitization Trust	3.20(h)
Company Sponsored Asset Securitization Transaction	3.20(f)
Company Stock Plans	1.5(a)
Confidentiality Agreement	6.2(b)
Convertible Note Agreement	4.2
Convertible Series	3.2(a)
Controlled Group Liability	3.11(g)
Copyrights	3.17(a)
Covered Employees	6.5(a)
Derivative Transactions	3.14(a)
DGCL	1.1(a)
DPC Common Shares	1.4(b)
Effective Time	1.2
Employees	5.2(c)
Environmental Laws	3.18
ERISA	3.11(a)
ERISA Affiliate	3.11(h)
Excess Shares	2.3(f)
Exchange Act	3.5(c)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	1.4(c)
FDIC	3.4
Federal Reserve Board	3.4
FERC	3.4
FINRA	3.4
Form S-4	3.4
FSA	3.4
Fund	3.19(h)(iv)
GAAP	3.1(c)
Governmental Entity	3.4
HSR Act	3.4
Indemnified Parties	6.6(a)
Insurance Amount	6.6(c)
Intellectual Property	3.17(a)
Investment Advisory Agreement	3.19(h)(v)
IRS	3.10(a)
Joint Proxy Statement	3.4
Leased Properties	3.16
Letter of Transmittal	2.3(a)
License Agreement	3.17(a)
Licensed Company IP	3.17(a)

A-v

Section

Licensed Parent IP	4.16(a)
Liens	3.2(b)
Loans	3.20(d)
Material Adverse Effect	3.8(a)
Merger	Recitals
Merger Consideration	1.4(c)
Merger Sub	Recitals
Nonqualified Deferred Compensation Plan	3.11(c)
Non-Sponsored Fund	3.19(e)
NYSE	2.3(f)
Owned Company IP	3.17(a)
OTS	3.5(a)
Owned Parent IP	4.16(a)
Owned Properties	3.16
Permitted Encumbrances	3.16
Parent	Preamble
Parent Bylaws	4.1(a)
Parent Cap Unit	1.5(d)
Parent Capitalization Date	4.2
Parent Certificate	4.1(a)
Parent Common Stock	1.4(c)
Parent Contract	4.14(a)
Parent Deferred Equity Unit	1.5(e)
Parent Disclosure Schedule	Art. IV
Parent IP	4.16(a)
Parent Preferred Stock	4.2
Parent Regulatory Agreement	4.5(b)
Parent Requisite Regulatory Approvals	7.2(d)
Parent Restricted Share	1.5(b)
Parent RSU	1.5(c)
Parent SEC Reports	4.5(c)
Parent Stock Plans	4.2
Patents	3.17(a)
Real Property	3.16
Regulatory Agencies	3.5(a)
Regulatory Approvals	3.4
Retained Interest	3.20(h)
Sarbanes-Oxley Act	3.5(c)
SBA	3.4
SEC	3.4
Securities Act	3.2(a)
Servicer Default	3.20(h)
Servicer Default or Termination	3.20(g)
Software	3.17(a)

A-vi

Section

Specified Series	3.2(a)
SRO	3.4
Stock Option Agreement	Recitals
Subsidiary	3.1(c)
Superior Proposal	6.10(d)
Surviving Company	Recitals
Takeover Statutes	3.21
Tax(es)	3.10(b)
Tax Return	3.10(c)
Trademarks	3.17(a)
Trade Secrets	3.17(a)
Trust Account Common Shares	1.4(b)
Voting Debt	3.2(a)

A-vii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 15, 2008 (this “Agreement”), by and between Merrill Lynch & Co., Inc., a Delaware corporation (“Company”), and Bank of America Corporation, a Delaware corporation (“Parent”).

WITNESSETH:

WHEREAS, promptly following the execution of this Agreement, Parent shall form a new wholly owned subsidiary (“Merger Sub”) as a Delaware corporation, and Parent shall cause Merger Sub to, and Merger Sub shall, sign a joinder agreement to this Agreement and be bound hereunder;

WHEREAS, the Boards of Directors of Company, Parent and Merger Sub have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for in this Agreement in which Merger Sub will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Company (the “Merger”), with Company as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);

WHEREAS, for federal income Tax purposes, it is the intent of the parties hereto that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, as an inducement and condition to the entrance of Bank of America into this Agreement, Company is granting to Bank of America an option pursuant to a stock option agreement in the form set forth in Exhibit A (the “Stock Option Agreement”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.  (a) Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into Company. Company shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Delaware. As of the Effective Time, the separate corporate existence of Merger Sub shall cease.

(b) Parent may at any time change the method of effecting the combination (including by providing for the merger of Company and a wholly-owned subsidiary of Parent other than Merger Sub) if and to the extent requested by Parent; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of Company’s stockholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement or (iii) impede or delay consummation of the transactions contemplated by this Agreement.

1.2  Effective Time.  The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”) that shall be filed with the Secretary of State of the State of Delaware on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger.

1.3  Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

1.4  Conversion of Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holder of any of the following securities:

(a) Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $1.33 1/3 per share, of the Surviving Company. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(b) All shares of common stock, par value $1.33 1/3 per share, of Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”) that are owned by Company or Parent (other than shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Company Common Stock held, directly or indirectly, by Company or Parent in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. All shares of Company Common Stock held by any wholly-owned subsidiary of Company or Parent shall be converted into such number of shares of stock of the Surviving Company such that each such subsidiary owns the same percentage of the outstanding common stock of the Surviving Company immediately following the Effective Time as such subsidiary owned in Company immediately prior to the Effective Time.

(c) Subject to Section 1.4(f), each share of Company Common Stock, except for shares of Company Common Stock owned by Company or Parent (other than Trust Account Common Shares and DPC Common Shares), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive 0.8595 (the “Exchange Ratio”) of a share of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) (the “Merger Consideration”).

(d) All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends to which holders of Company Common Stock become entitled in accordance with Section 2.3(c).

(e) (i) Each share of the Specified Series (as hereinafter defined) of Company Preferred Stock outstanding immediately prior to the Effective Time shall automatically be converted into a share of preferred stock of Parent having rights, privileges, powers and preferences substantially identical to those of the relevant Specified Series. (ii) Each share of the Convertible Series (as hereinafter defined) of Company Preferred Stock outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall have the rights, privileges, powers and preferences as set forth in the Surviving Company’s certificate of incorporation, as amended as provided in Section 1.6.

(f) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Merger Consideration.

1.5  Stock Options and Other Stock-Based Awards; ESPP.

(a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Company Common Stock granted under the Long-Term Incentive Compensation Plan for Managers and Producers, as amended through October 22, 2007, the Long-Term

Incentive Compensation Plan, as amended through October 22, 2007, the Employee Stock Compensation Plan, as amended through October 22, 2007, the Equity Capital Accumulation Plan, the Deferred Restricted Unit Plan for Executive Officers, the First Republic Employee Stock Option Plan, as amended and restated, the First Republic 1998 Stock Option Plan, as amended and restated, and the Deferred Stock Unit Plan for Non-Employee Directors (collectively, the “Company Stock Plans”) that is outstanding immediately prior to the Effective Time (collectively, the “Company Options”) shall be converted into an option (an “Adjusted Option”) to purchase, the number of whole shares of Parent Common Stock that is equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of Parent Common Stock (rounded up to the nearest whole penny) equal to the exercise price for each such share of Company Common Stock subject to such Company Option immediately prior to the Effective Time divided by the Exchange Ratio, and otherwise on the same terms and conditions (including applicable vesting requirements and any accelerated vesting thereof) as applied to each such Company Option immediately prior to the Effective Time provided, that, in the case of any Company Option to which Section 421 of the Code applies as of the Effective Time by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

(b) As of the Effective Time, each restricted share of Company Common Stock granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “Company Restricted Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a restricted share with respect to the number of shares of Parent Common Stock that is equal to the number of shares of Company Common Stock subject to the Company Restricted Share immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole share) (a “Parent Restricted Share”), and otherwise on the same terms and conditions (including applicable vesting requirements and any accelerated vesting thereof) as applied to each such Company Restricted Share immediately prior to the Effective Time.

(c) As of the Effective Time, each restricted share unit with respect to shares of Company Common Stock granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “Company RSUs”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a restricted share unit with respect to the number of shares of Parent Common Stock that is equal to the number of shares of Company Common Stock subject to the Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole share) (a “Parent RSU”), and otherwise on the same terms and conditions (including applicable vesting requirements, any accelerated vesting thereof and deferral provisions) as applied to each such Company RSU immediately prior to the Effective Time. The obligations in respect of the Parent RSUs shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such Parent RSUs.

(d) As of the Effective Time, each share unit with respect to shares of Company Common Stock granted under the Financial Advisor Capital Accumulation Award Plan, as amended through October 22, 2007 (the “Company Cap Plan”) that is outstanding immediately prior to the Effective Time (collectively, the “Company Cap Units”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a share unit with respect to the number of shares of Parent Common Stock that is equal to the number of shares of Company Common Stock subject to the Company Cap Unit immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole share) (a “Parent Cap Unit”), and otherwise on the same terms and conditions (including applicable vesting requirements, accelerated vesting thereof and deferral provisions) as applied to such Company Cap Units immediately prior to the Effective Time. The obligations in respect of the Parent Cap Units shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such Parent Cap Units.

(e) As of the Effective Time, all amounts denominated in Company Common Stock and held in participant accounts (other than Company RSUs and Company Cap Units) (collectively, the “Company Deferred Equity Units”) either pursuant to (i) the Company Stock Plans or (ii) any nonqualified deferred compensation program or any individual deferred compensation agreements (the “Company Deferred Equity

Unit Plans”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into deferred equity units with respect to the number of shares of Parent Common Stock that is equal to the number of shares of Company Common Stock in which such Company Deferred Equity Units are denominated immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole share) (a “Parent Deferred Equity Unit”), and otherwise on the same terms and conditions (including applicable vesting requirements, accelerated vesting thereof and deferral provisions) as applied to such Company Deferred Equity Units immediately prior to the Effective Time. The obligations in respect of the Parent Deferred Equity Units shall be payable or distributable in accordance with the terms of the Company Stock Plan or Company Deferred Equity Unit Plan relating to such Parent Deferred Equity Units.

(f) As of the Effective Time, Parent shall assume the obligations and succeed to the rights of Company under the Company Stock Plans, the Company Cap Plan and the Company Deferred Equity Unit Plans with respect to the Company Options (as converted into Adjusted Options), the Company Restricted Shares (as converted into Parent Restricted Shares), the Company RSUs (as converted into Parent RSUs), the Company Deferred Equity Units (as converted into Parent Deferred Equity Units) and the Company Cap Units (as converted into Parent Cap Units). Company and Parent agree that prior to the Effective Time each of the Company Stock Plans, the Company Cap Plan and the Company Deferred Equity Unit Plans shall be amended (i) to reflect the transactions contemplated by this Agreement, including the conversion of the Company Options, Company Restricted Shares, Company RSUs, Company Cap Units and Company Deferred Equity Units pursuant to paragraphs (a), (b), (c), (d) and (e) above and the substitution of Parent for Company thereunder to the extent appropriate to effectuate the assumption of such Company Stock Plans, the Company Cap Plan and the Company Deferred Equity Unit Plans by Parent, (ii) to preclude any automatic or formulaic grant of options, restricted shares or other awards thereunder on or after the Effective Time, and (iii) to the extent requested by Parent and subject to compliance with applicable law and the terms of the plan, to terminate any or all Company Stock Plans, the Company Cap Plan and the Company Deferred Equity Unit Plans effective immediately prior to the Effective Time (other than with respect to outstanding awards thereunder). From and after the Effective Time, all references to Company (other than any references relating to a “Change in Control” of Company) in each Company Stock Plan, the Company Cap Plan and each Company Deferred Equity Unit Plan and in each agreement evidencing any award of Company Options, Company Restricted Shares, Company RSUs, Company Cap Units or Company Deferred Equity Units shall be deemed to refer to Parent, unless Parent in good faith determines otherwise.

(g) Company shall, prior to the Effective Time, take all actions necessary to terminate the 1986 Employee Stock Purchase Plan (the “Company ESPP”) effective as of the Effective Time and all outstanding rights thereunder at the Effective Time. The offering period in effect as of immediately prior to the Effective Time shall end and each participant in the Company ESPP will be credited with the number of share(s) of Company Common Stock purchased for his or her account(s) under the Company ESPP in respect of the applicable offering period in accordance with the terms of the Company ESPP.

(h) Prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, shall adopt resolutions and take all other actions necessary to effectuate the provisions of this Section 1.5 and to ensure that, notwithstanding anything to the contrary, following the Effective Time, no service provider of the Company and its Subsidiaries shall have any right to acquire any securities of the Company, the Surviving Company or any Subsidiary thereof or to receive any payment, right or benefit with respect to any award previously granted under the Company Stock Plans (whether hereunder, under any Company Stock Plan or individual award agreement or otherwise) except the right to receive an Adjusted Option, Parent RSU, Parent Restricted Share, Parent Cap Unit or Parent Deferred Equity Unit or a payment, right or benefit with respect thereto as provided in this Section 1.5.

1.6  Certificate of Incorporation and Bylaws of the Surviving Company.  At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time (as amended effective immediately prior to the Effective Time to give effect to the modifications set forth on Exhibit B hereto (such modifications the “Certificate Amendment”)) shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such bylaws.

1.7  Directors and Officers.  The directors of Company and its Subsidiaries immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time. The directors, if any, and officers of Merger Sub shall, from and after the Effective Time, become the directors and officers, respectively, of the Surviving Company until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation of the Surviving Company. At the Effective Time, the number of directors constituting the whole board of directors of Parent shall be increased by three (3) and the board of directors of Parent shall consist of (a) those directors of Parent who are serving thereon immediately prior to the Effective Time, and (b) three (3) directors as mutually agreed to by Parent and Company from among those individuals serving as directors of Company immediately prior to the Effective Time.

1.8  Tax Consequences.  It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1  Exchange Agent.  Prior to the Effective Time, Parent shall appoint a bank or trust company Subsidiary of Parent or another bank or trust company reasonably acceptable to Company, or Parent’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2  Deposit of Merger Consideration.  At or prior to the Effective Time, Parent shall (i) authorize the Exchange Agent to issue an aggregate number of shares of Parent Common Stock equal to the aggregate Merger Consideration, and (ii) deposit, or cause to be deposited with, the Exchange Agent, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(f) (the “Exchange Fund”).

2.3  Delivery of Merger Consideration.

(a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”)) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in respect of the shares of Company Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c) No dividends or other distributions with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Certificate.

(d) In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of Company, the fractional shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock comprising the Merger Consideration shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Parent) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of Parent Common Stock otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, each former stockholder of Company who otherwise would be entitled to receive such fractional share shall be paid an amount in cash (rounded to the nearest cent) equal to such holder’s proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of Parent Common Stock that would otherwise have been issued pursuant to this Article II. As soon as practicable following the Closing Date, the Exchange Agent shall determine the excess of (i) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent over (ii) the aggregate number of full shares of Parent Common Stock to be distributed to holders of shares of Company Common Stock (such excess, the “Excess Shares”), and the Exchange Agent, as agent for the former holders of Company Common Stock, shall sell the Excess Shares at the prevailing prices on the New York Stock Exchange (the “NYSE”). The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. All commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares shall reduce, but not below zero, the amount of cash paid to former stockholders of Company in respect of fractional shares. The Exchange Agent shall determine the portion of the proceeds of such sale to which each former holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the proceeds of such sale by a fraction the numerator of which is the amount of fractional share interests to which such holder of Company Common Stock is entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled. Until the proceeds of such sale have been distributed to the former holders of shares of Company Common Stock, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to such former holders of shares of Company Common Stock in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former holders of shares of Company Common Stock.

(g) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Company as of the first anniversary of the Effective Time may be paid to Parent. In such event, any former stockholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (i) as disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Company and publicly available prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), or (ii) as disclosed in the disclosure schedule (the “Company Disclosure Schedule”) delivered by Company to Parent prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Company’s covenants contained herein, provided, however, that disclosure in any section of such schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement, provided, further, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2 and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect (as defined in Section 3.8) on Company), Company hereby represents and warrants to Parent as follows:

3.1  Corporate Organization.

(a) Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) True, complete and correct copies of the Restated Certificate of Incorporation of Company (the “Company Certificate”), and the Amended and Restated Bylaws of Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Parent.

(c) Each Subsidiary of Company (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate power and authority or other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. As used in this Agreement, the word “Subsidiary”, when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, with respect to which such party owns, directly or indirectly, 50 percent or more of the equity interests or such party has the power to elect 50 percent or more of the directors or equivalent governing persons.

(d) The minute books of Company previously made available to Parent contain true, complete and correct records of all meetings and other corporate actions held or taken since January 1, 2007 of its stockholders and Board of Directors and the audit committee of its Board of Directors.

3.2  Capitalization.  (a) The authorized capital stock of Company consists of 3,000,000,000 shares of common stock, par value $1.33 1/3 per share, of which, as of August 29, 2008 (the “Company Capitalization Date”), 1,529,754,261 shares were issued and outstanding, and 25,000,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”), of which, as of the Company Capitalization Date, (i) 50,000 shares are designated as “Floating Rate Non-Cumulative Preferred Stock, Series 1”, 21,000 of which were outstanding, (ii) 50,000 shares are designated as “Floating Rate Non-Cumulative Preferred Stock, Series 2”, 37,000 of which were outstanding, (iii) 43,333 shares are designated as “6.375% Non-Cumulative Preferred Stock, Series 3”, 27,000 of which were outstanding, (iv) 23,333 shares are designated as “Floating Rate Non-Cumulative Preferred Stock, Series 4”, 20,000 of which were outstanding; (v) 50,000 shares of Preferred Stock are designated as “Floating Rate Non-Cumulative Preferred Stock, Series 5”, 50,000 of which were outstanding, (vi) 65,000 shares are designated as “6.70% Non-Cumulative Perpetual Preferred Stock, Series 6”, 65,000 of which were outstanding, (vii) 50,000 shares are designated as “6.25% Non-Cumulative Perpetual Preferred Stock, Series 7”, 50,000 of which were outstanding, (viii) 97,750 shares are designated as “8.625% Non-Cumulative Preferred Stock, Series 8”, 89,100 of which were outstanding (clauses (i) through (viii) collectively, the “Specified Series”), (ix) 66,000 shares are designated as “9.00% Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock, Series 1”, none of which were outstanding, (x) 12,000 shares are designated as “9.00% Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock, Series 2”, 12,000 of which were outstanding and (xi) 5,000 shares are designated as “9.00% Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock, Series 3”, 5,000 of which were outstanding (clauses (x) and (xi) collectively, the “Convertible Series”). As of the Company Capitalization Date, the Company held 432,087,182 shares of Company Common Stock in its treasury. As of the Company Capitalization Date, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance except for (i) 214,909,111 shares of Company Common Stock reserved for issuance in connection with existing awards under employee benefit, stock option and dividend reinvestment and stock purchase plans and 83,849,895 shares of Company Common Stock reserved for issuance in connection with future awards that have not yet been made under employee benefit, stock option and dividend reinvestment and stock purchase plans, (ii) 1,778,120 shares of Company Common Stock reserved for issuance in connection with Exchangeable Shares issued by Merrill Lynch & Co. Canada Ltd, (iii) 31,788,990 shares of Company Common Stock reserved for issuance upon the conversion of the Company’s zero-coupon contingent convertible debt (Liquid Yield Option Notes), and (iv) an aggregate of 58,585,859 shares of Company Common Stock reserved for issuance upon conversion of the series of Company Preferred Stock listed in clauses (ix), (x) and (xi) of the first sentence of this paragraph. As of the date of this Agreement, 304,421,097 shares of Company Common Stock were reserved for issuance pursuant to the Stock Option Agreement. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Company may vote (“Voting Debt”) are issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement, and other than as set forth in Section 3.2(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, Company Preferred Stock, Voting Debt or any other equity securities of Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of Company. As of the date of this Agreement, except pursuant to this Agreement, and other than as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no contractual obligations of Company or any of its Subsidiaries (I) to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any equity security of Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Company or its Subsidiaries or (II) pursuant to which Company or any of its Subsidiaries is or could be required to register shares of Company capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Within five business days following the date hereof, Company shall have provided Parent with a true, complete and correct list of the aggregate number of shares of Company Common Stock issuable upon the exercise of each Company Option and settlement of each Company RSU, Company Cap Unit and Company Deferred Equity Unit granted under the Company Stock Plans, Company Cap Plan or Company Deferred Equity Unit Plans that were outstanding as of the Company Capitalization Date and the weighted average exercise price for the Company Options. Other than the Company Options, Company Restricted Shares, Company RSUs, Company Cap Units and Company Deferred Equity Units that are outstanding as of the Company Capitalization Date, no other equity-based awards are outstanding as of the Company Capitalization Date. Since the Company Capitalization Date through the date hereof, the Company has not (i) issued or repurchased any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of Company, other than the issuance of shares of Company Common Stock in connection with the exercise of Company Options or settlement of the Company RSUs, Company Cap Units or Company Deferred Equity Units granted under the Company Stock Plans, Company Cap Plan or Company Deferred Equity Unit Plans that were outstanding on the Company Capitalization Date or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company capital stock or any other equity-based awards under any of the Company Stock Plans.

(c) Except for any director qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Company are owned by Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3  Authority; No Violation.  (a) Company has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby (including the Certificate Amendment) have been duly, validly and unanimously approved by the Board of Directors of Company. Such unanimous approval by the Board of Directors is sufficient to render inapplicable the provisions of Section 3 of Article VII of the Company Certificate. The Board of Directors of Company has determined unanimously that this Agreement is advisable and in the best interests of Company and its stockholders and has directed that this Agreement be submitted to Company’s stockholders for approval and adoption at a duly held meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of Company are necessary to approve this Agreement or the Stock Option Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitute the valid and binding obligations of Company, enforceable against Company in accordance with their terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) Neither the execution and delivery of this Agreement or the Stock Option Agreement by Company nor the consummation by Company of the transactions contemplated hereby or thereby, nor compliance by Company with any of the terms or provisions of this Agreement or the Stock Option Agreement, will (i) violate any provision of the Company Certificate or Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, Company Securitization Document, agreement, bylaw or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4  Consents and Approvals.  Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the Securities and Exchange Commission (the “SEC”), NYSE, non-U.S. and state securities authorities, the Financial Industry Regulatory Authority (“FINRA”), the Commodities and Futures Trading Commission (“CFTC”), the Federal Energy Regulatory Commission (“FERC”), applicable securities, commodities and futures exchanges, the United Kingdom Financial Services Authority (“FSA”), and other industry self-regulatory organizations (“SRO”), (ii) the filing of an application (the “BHCA Application”) with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under Section 4 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and approval of such application, (iii) the filing of any required applications with the Federal Deposit Insurance Corporation (the “FDIC”), the Utah Department of Financial Institutions, the New York State Banking Division and any other non-U.S., federal or state banking, consumer finance, mortgage banking, insurance or other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clauses (i) and (ii), the “Regulatory Approvals”), (iv) the filing with the SEC of a Proxy Statement in definitive form relating to the respective meetings of Company’s and Parent’s stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Joint Proxy Statement”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (v) the filing of the

Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (vi) any notices to or filings with the Small Business Administration (the “SBA”), (vii) any notices or filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the antitrust laws and regulations of any non-U.S. jurisdiction and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Company of the Merger and the other transactions contemplated by this Agreement or the Stock Option Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Company of this Agreement or the Stock Option Agreement.

3.5  Reports; Regulatory Matters.

(a) Company and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2006 with (i) FINRA, (ii) the SEC, (iii) the Office of Thrift Supervision (the “OTS”), (iv) the FDIC, (v) the NYSE, (vi) any state consumer finance, mortgage banking or insurance regulatory authority or agency, (vii) any non-U.S. regulatory authority and (viii) any SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2006, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any non-U.S. entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or other Governmental Entity in the ordinary course of the business of Company and its Subsidiaries, no Regulatory Agency or other Governmental Entity has initiated since January 1, 2006 or has pending any proceeding, enforcement action or, to the knowledge of Company, investigation into the business, disclosures or operations of Company or any of its Subsidiaries. Since January 1, 2006, no Regulatory Agency or other Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Company, investigation into the business, disclosures or operations of Company or any of its Subsidiaries. There is no unresolved, or, to Company’s knowledge, threatened criticism, comment, exception or stop order by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries. Since January 1, 2006, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Entity with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or other Governmental Entity in Company’s ordinary course of business).

(b) Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or formal or informal enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2006 a recipient of any supervisory letter from, or since January 1, 2006 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts or affects in any material respect the conduct of its business (or to Company’s knowledge that, upon consummation of the Merger, would restrict in any material respect the conduct of the business of Parent or any of its Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated companies or their Subsidiaries (each item in this sentence, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised since January 1, 2006 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement. The Company and each of its subsidiaries are currently in compliance with all applicable laws and regulations relating to capital adequacy and, to the knowledge of Company, there has not been any event or occurrence since January 1, 2006 that would result in a determination that Merrill Lynch Bank & Trust Co., FSB or Merrill Lynch Bank USA is not “well capitalized” as a matter of applicable banking law.

(c) Company has previously made available to Parent an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Company or any of its Subsidiaries pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since January 1, 2006 (the “Company SEC Reports”) and prior to the date of this Agreement and (ii) communication mailed by Company to its stockholders since January 1, 2006 and prior to the date of this Agreement. No such Company SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. Each current Subsidiary of Company that has filed since January 1, 2006 a Form S-3 registration statement with the SEC meets the requirements for the use of Form S-3, and no event has occurred that would reasonably be expected to result in Form S-3 eligibility requirements no longer being satisfied by any such Subsidiary. No executive officer of Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

3.6  Financial Statements.

(a) The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Deloitte & Touche LLP has not resigned or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Company nor any of its Subsidiaries has any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 2008 (including any notes thereto) and (ii) liabilities incurred in the ordinary course of business consistent with past practice since June 27, 2008 or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 3.6(c). Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange

Act) to ensure that material information relating to Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Company by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s outside auditors and the audit committee of Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting. These disclosures were made in writing by management to Company’s auditors and audit committee, a copy of which has previously been made available to Parent. As of the date hereof, there is no reason to believe that Company’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since December 28, 2007, (i) neither Company nor any of its Subsidiaries nor, to the knowledge of Company, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to the Board of Directors of Company or any committee thereof or to any director or officer of Company.

3.7  Broker’s Fees.  Neither Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than as set forth in Section 3.7 of the Company Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to Parent.

3.8  Absence of Certain Changes or Events.  (a) Since June 27, 2008, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent or Company, as the case may be, a material adverse effect on (i) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to clause (i), a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable generally to companies in the industries in which such party and its Subsidiaries operate, (B) changes, after the date hereof, in laws, rules, regulations or the interpretation of laws, rules or regulations by Governmental Authorities of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement, (D) changes in global, national or regional political conditions (including acts of terrorism or war) or general business, economic or market conditions, including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes in the United States or foreign securities markets, in each case generally affecting the industries in which such party or its Subsidiaries operate and including changes to any previously correctly applied asset marks resulting therefrom, (E) the execution of this Agreement or the public disclosure of this Agreement or the transactions contemplated hereby, including acts of competitors or losses of employees to the extent resulting therefrom, (F) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof or (G) changes in the trading price of a party’s common stock, in and of itself, but not including any underlying causes, except, with respect to clauses (A), (B) and (D), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

(b) Since June 27, 2008 through and including the date of this Agreement, Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

(c) Since June 27, 2008 through and including the date of this Agreement, neither Company nor any of its Subsidiaries has (i) except for (A) normal increases for or payments to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Executive Officers”)) made in the ordinary course of business consistent with past practice or (B) as required by applicable law or contractual obligations existing as of the date hereof, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any Executive Officer or other employee or director from the amount thereof in effect as of June 27, 2008, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (in each case, except as required under the terms of agreements or severance plans listed on Section 3.11 of the Company Disclosure Schedule, as in effect as of the date hereof ), or paid any cash bonus in excess of $1,000,000 other than the customary year-end bonuses in amounts consistent with past practice and other than the monthly incentive payments made to financial advisors under current Company programs, (ii) granted any options to purchase shares of Company Common Stock, any restricted shares of Company Common Stock or any right to acquire any shares of its capital stock, or any right to payment based on the value of Company’s capital stock, to any Executive Officer or other employee or director other than grants to employees (other than Executive Officers) made in the ordinary course of business consistent with past practice under the Company Stock Plans or grants relating to shares of Company Common Stock with an aggregate value for all such grants of less than $1 million for any individual, (iii) changed any financial accounting methods, principles or practices of Company or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (iv) suffered any strike, work stoppage, slow-down, or other labor disturbance, or (v) except for publicly disclosed ordinary dividends on the Company Common Stock or Company Preferred Stock and except for distributions by wholly-owned Subsidiaries of Company to Company or another wholly-owned Subsidiary of Company, made or declared any distribution in cash or kind to its stockholder or repurchased any shares of its capital stock or other equity interests.

3.9  Legal Proceedings.  (a) Neither Company nor any of its Subsidiaries is a party to any, and there are no pending or, to Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries or to which any of their assets are subject.

(b) There is no judgment, settlement agreement, order, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated savings and loan holding companies or their Subsidiaries) imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its Subsidiaries).

3.10  Taxes and Tax Returns.

(a) Each of Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. The federal, state and local income Tax Returns of Company and its Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) or other relevant taxing authority for all years to and including 2001, and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by reserves that are adequate under GAAP. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon Company or any of its Subsidiaries for which Company does not have reserves that are adequate under GAAP. Neither Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing agreement or arrangement (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries). Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) subsequent to such transaction becoming listed.

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract.

(c) As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Company or any of its Subsidiaries.

(d) Without regard to this Agreement or the Stock Option Agreement, Company has not undergone any “ownership change” within the meaning of Section 382 of the Code and, other than as a result of an acquisition by Company or any of its Subsidiaries, the availability of any net operating loss and other carryovers available to Company or its Subsidiaries has not been affected by Sections 382, 383 or 384 of the Code or by the SRLY limitations of Treasury Regulation Sections 1.1502-21, 1.1502-21T or 1.1502-22.

(e) Company and its Subsidiaries have complied in all material respects with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and have, within the time and in the manner prescribed by applicable law, withheld from and paid over all amounts required to be so withheld and paid over under applicable laws.

3.11 Employee Matters.

(a) Section 3.11 of the Company Disclosure Schedule (which shall be delivered by Company to Parent within five business days following the date hereof), sets forth a true, complete and correct list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each material employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, for the benefit of any employee, former employee, director or former director of Company or any of its Subsidiaries entered into, maintained or contributed to by Company or any of its Subsidiaries or to which Company or any of its Subsidiaries is obligated to contribute, or with respect to which Company or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of Company or any of its Subsidiaries or to any beneficiary or dependent thereof (such plans, programs, agreements and commitments, herein referred to as the “Company Benefit Plans”).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the Company Benefit Plans has been operated and administered in all material respects with applicable law, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or has pending an application for such determination from the Internal Revenue Service with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired, and, to the knowledge of the Company, there is not any reason why any such determination letter should be revoked; (iii) with respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA did not exceed the then current value of assets of such Company Benefit Plan or, if such liabilities did exceed such assets, the amount thereof was properly reflected on the financial statements of Company or its applicable Subsidiary previously filed with the SEC; (iv) no Company Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or any Company Subsidiary beyond their retirement or other termination of service, other than (1) coverage mandated by applicable law or (2) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (v) no Controlled Group Liability has been incurred by the Company, a Company Subsidiary or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to the Company, a Company Subsidiary or any of their respective ERISA Affiliates of incurring any such liability; (vi) neither the Company nor any Company Subsidiary contributes on behalf of employees of the Company or any Company Subsidiary to a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vii) all contributions or other amounts payable by the Company or a Company Subsidiary with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles; (viii) neither the Company nor a Company Subsidiary has engaged in a transaction in connection with which the Company or a Company Subsidiary reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; and (ix) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto which could reasonably be expected to result in any liability of the Company or any Company Subsidiary.

(c) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2006, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed and final Treasury Regulations issued thereunder and (2) Internal Revenue Service Notice 2005-1, all subsequent Internal Revenue Service Notices and other interim guidance on Section 409A of the Code.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Company Options have been granted in compliance with the terms of the applicable Company Benefit Plans, with applicable law, and with the applicable provisions of the Company Certificate and Company Bylaws as in effect at the applicable time, and all such Company Options are accurately disclosed as required under applicable law in the Company SEC Reports, including the financial statements contained therein or attached thereto (if amended or superseded by a filing with the SEC made prior to the date of this Agreement, as so amended or superseded).

(e) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Company or any of its Subsidiaries or to such individuals in the aggregate,

(ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any material limitation on the right of Company or any of its Subsidiaries to amend, merge or, terminate any Company Benefit Plan or related trust. No Company Benefit Plan provides for the reimbursement of excise Taxes under Section 4999 of the Code or any income Taxes under the Code.

(f) No labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any of its subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries is in compliance in all material respects with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

(g) “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and section 4980B of the Code.

(h) “ERISA Affiliate” means any entity if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C) or Code Sections 414(b) or (c) or a Member of an affiliated service group for purposes of Code Section 414(m).

3.12  Compliance with Applicable Law.  (a) Company and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, law, rule, regulation or legal requirement applicable to Company or any of its Subsidiaries.

(b) Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law. None of Company, any of its Subsidiaries, or any director, officer or employee of Company or of any of its Subsidiaries has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.13  Certain Contracts.  (a) Neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed prior to the date hereof, (ii) that contains a non-compete or client or customer non-solicit requirement or other provision that materially restricts the conduct of, or the manner of conducting, any line of business material to the Company and its Subsidiaries, taken as a whole, or, to the knowledge of Company, upon consummation of the Merger could materially restrict the ability of Parent, the Surviving Company or any of their respective Subsidiaries to engage in any material line of business, (iii) that obligates Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Company or any of their respective Subsidiaries to conduct business with any third party on an exclusive or preferential basis, in any case of the preceding which is material, (iv) with or to a labor union or guild (including any collective bargaining agreement). Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to as an “Company Contract”.

(b) (i) Each Company Contract is valid and binding on Company or its applicable Subsidiary, enforceable against it in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect, (ii) Company and each of its Subsidiaries and, to Company’s knowledge, each other party thereto has duly performed all obligations required to be performed by it to date under each Company Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Company or any of its Subsidiaries or, to Company’s knowledge, any other party thereto under any such Company Contract. There are no disputes pending or, to Company’s knowledge, threatened with respect to any Company Contract.

3.14  Risk Management Instruments.  (a) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, servicing rights, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any Company Option.

(b) All Derivative Transactions, whether entered into for the account of Company or any of its Subsidiaries or for the account of a customer of Company or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are valid and binding obligations of Company or one of its Subsidiaries enforceable against it in accordance with their terms (subject to the Bankruptcy and Equity Exception), and are in full force and effect. Company and its Subsidiaries and, to Company’s knowledge, all other parties thereto have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Company’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.15  Investment Securities and Commodities.  (a) Except as would not reasonably be expected to have a Material Adverse Effect on Company, each of Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or its Subsidiaries. Such securities and commodities are valued on the books of Company in accordance with GAAP in all material respects.

(b) Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures which Company believes are prudent and reasonable in the context of such businesses.

3.16  Property.  Company or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Company SEC Reports as being owned by Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Company’s knowledge, the lessor. The Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, ordinary wear and tear excepted. There are no pending or, to the knowledge of Company, threatened condemnation proceedings against the Real Property. Company and its Subsidiaries are in compliance with all applicable health and safety related requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970. Company and its Subsidiaries own and have good and valid title to, or have valid rights to use, all material tangible personal property used by them in connection with the conduct of their businesses, in each case, free and clear of all Liens, other than Permitted Encumbrances.

3.17  Intellectual Property.

(a) Definitions.  For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Company IP” means all Intellectual Property owned, used, held for use or exploited by Company or any of its Subsidiaries.

“Intellectual Property” means collectively, all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, whether owned, used or held for use under license, whether registered or unregistered, including such rights in and to: (i) trademarks, service marks, brand names, certification marks, trade dress, logos, trade names and corporate names and other indications of origin, and the goodwill associated with any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, provisional patent applications, re-examinations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights (collectively, “Patents”), and inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory law and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any person (collectively, “Trade Secrets”); (iv) all works of authorship (whether copyrightable or not), copyrights and proprietary rights in copyrighted works including writings, other works of authorship, and databases (or other collections of information, data, works or other materials) (collectively, “Copyrights”); (v) software, including data files, source code, object code, firmware, mask works, application programming interfaces, computerized databases and other software-related specifications and documentation (collectively, “Software”); (vi) designs and industrial designs; (vii) Internet domain names; (viii) rights of publicity and other rights to use the names and likeness of individuals; (ix) moral rights; and (x) claims, causes of action and defenses relating to the past, present and future enforcement of any of the foregoing; in each case of (i) to (ix) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Entity in any jurisdiction.

“License Agreement” means any legally binding contract, whether written or oral, and any amendments thereto (including license agreements, sub-license agreements, research agreements, development agreements, distribution agreements, consent to use agreements, customer or client contracts, coexistence, non assertion or settlement agreements), pursuant to which any interest in, or any right to use or exploit any Intellectual Property has been granted.

“Licensed Company IP” means the Intellectual Property owned by a third party that Company or any of its Subsidiaries has a right to use or exploit by virtue of a License Agreement.

“Owned Company IP” means the Intellectual Property that is owned by Company or any of its Subsidiaries.

(b) Company and its Subsidiaries collectively own all right, title and interest in, or have the valid right to use, all of the Company IP, free and clear of any Liens, and there are no obligations to, covenants to or restrictions from third parties affecting Company’s or its applicable Subsidiary’s use, enforcement, transfer or licensing of the Owned Company IP.

(c) The Owned Company IP and Licensed Company IP constitute all the Intellectual Property necessary and sufficient to conduct the businesses of Company and its Subsidiaries as they are currently conducted, as they have been conducted since December 28, 2007.

(d) The Owned Company IP and, to the knowledge of Company, Licensed Company IP, are valid, subsisting and enforceable.

(e) Neither Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any third party.

(f) No Owned Company IP or Licensed Company IP is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. To the knowledge of Company, no third party has infringed, misappropriated or otherwise violated any Owned Company IP.

3.18  Environmental Liability.  There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature, whether relating to the Real Property or otherwise, seeking to impose, or that are reasonably likely to result in, any liability or obligation of Company or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation, ordinance, or other requirement of any Governmental Entity, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any similar state laws (“Environmental Laws”), pending or threatened against Company or any of its Subsidiaries. To the knowledge of Company, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, cause of action, notice, investigation, or remediation activities that would result in any such liability or obligation of Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing. Company, its Subsidiaries, and the activities, operations and conditions on the Real Property have complied with all applicable Environmental Laws.

3.19  Broker-Dealer, Fund and Investment Advisory Matters.

(a) Each of Company and its Subsidiaries and each of their respective officers and employees who are required to be registered, licensed or qualified as (i) a broker-dealer, investment adviser, futures commission merchant, commodity trading advisor or commodity pool operator or (ii) a registered principal, registered representative, investment adviser representative, insurance agent, salesperson, or in any other capacity, with the SEC or any securities or insurance commission or other Governmental Entity are duly registered as such and such registrations are in full force and effect, or are in the process of being registered as such within the time periods required by applicable law. Each of Company and its Subsidiaries and each of their respective officers and employees are in compliance with all applicable federal, state and foreign laws requiring any such registration, licensing or qualification, and are not subject to any liability or disability by reason of the failure to be so registered, licensed or qualified. There is no action, suit, proceeding or investigation pending or, to the knowledge of Company, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registration, license or qualification.

(b) With respect to Company and each Subsidiary that serves in a capacity described in Section 9(a) or 9(b) of the 1940 Act with respect to a Fund, (i) such person is not (taking into account any applicable exemption) ineligible under such Section 9(a) or 9(b) to serve in such capacity, (ii) no “affiliated person” (as defined in Section 2(a)(3) of the 1940 Act) of such person is (taking into account any applicable exemption) ineligible under such Section 9(b) to serve as an “affiliated person” of such person and (iii) there is no proceeding or investigation pending and served on Company or any Company Subsidiary or, to Company’s knowledge, pending and not so served or threatened by any Governmental Entity, which would result in (A) the ineligibility of such person to serve in such capacity under such Section 9(a) or 9(b) or (B) the ineligibility under such Section 9(b) of such “affiliated person” to serve as an “affiliated person” of such person.

(c) With respect to Company and each Subsidiary that acts as an investment adviser within the meaning of the Advisers Act, (i) such person is not (taking into account any applicable exemption) ineligible pursuant to Section 203(e) of the Advisers Act to act as an investment adviser, (ii) no “person associated” (as defined in Section 202(a)(17) of the Advisers Act) with such person is (taking into account any applicable exemption) ineligible under Section 203(f) of the Advisers Act to serve as a “person associated” with an investment adviser and (iii) there is no proceeding or investigation pending and served on Company or any Company Subsidiary or, to Company’s knowledge, pending and not so served or threatened by any Governmental Entity, which would result in (A) the ineligibility under such Section 203(e) of such person to act as an investment adviser or (B) the ineligibility under such Section 203(f) of such “person associated” with such person to serve as a “person associated” with an investment adviser.

(d) With respect to Company and each Subsidiary that acts as a broker or dealer within the meaning of the Exchange Act, (i) such person is not (taking into account any applicable exemption) ineligible pursuant to Section 15(b)(4) of the Exchange Act to act as a broker or dealer, (ii) no “person associated” (as defined in Section 3(a)(18) of the Exchange Act) with such person is (taking into account any applicable exemption) ineligible under Section 15(b)(6) of the Exchange Act to serve as a “person associated” with a broker or dealer and (iii) there is no proceeding or investigation pending and served on Company or any Subsidiary or, to Company’s knowledge, pending and not so served or threatened by any Governmental Entity, which would result in (A) the ineligibility under such Section 15(b)(4) of such person to act as a broker or dealer or (B) the ineligibility under such Section 15(b)(6) of such “person associated” with such person to serve as a “person associated” with a broker or dealer.

(e) Each Fund sponsored by Company or any Subsidiary and, to Company’s knowledge, each other Fund (“Non-Sponsored Fund”) has filed all registrations, reports, prospectuses, proxy statements, statements of additional information, financial statements, sales literature, statements, notices and other filings required to be filed by it with any Governmental Entity (other than Tax Returns), including all amendments or supplements to any of the above for the past two years, in each case to the extent related to its business. Each Fund sponsored by Company or any Subsidiary and, to Company’s knowledge, each Non-Sponsored Fund, holds all legally required licenses, registrations, franchises, permits and authorizations and are in compliance with, and are not in violation of, under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity of competent jurisdiction, and neither Company nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above.

(f) Each of Company and its Subsidiaries, and, to Company’s knowledge, its solicitors, third party administrators, managers, brokers and distributors, have marketed, sold and issued investment products and securities in compliance with all applicable laws governing sales processes and practices and in compliance with all advisory or other agreements under which such products and securities are sold or under which such investment management, investment advisory and sub-advisory services are provided. Company and each Subsidiary has at all times since January 1, 2003 rendered investment advisory services to Clients and Funds sponsored by Company or any Subsidiary and, to Company’s knowledge, Non-Sponsored Funds, with whom they are or were a party to an Investment Advisory Agreement, in compliance with all requirements, if any, as to investment objectives, portfolio composition and portfolio management, the terms of the applicable Investment Advisory Agreement, written instructions from such Clients and Funds, prospectuses, registration statements, offering memorandums, board of director or trustee directives, applicable law and, to Company’s knowledge, the organizational documents of such Clients and Funds.

(g) Each Fund sponsored by Company or its Subsidiaries that is a juridical entity is duly organized, validly existing and, with respect to jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business conducted as of the date of this Agreement, and is qualified to do business in each jurisdiction where it is required to be so qualified under applicable law. The shares or units of each Fund sponsored by Company or its Subsidiaries (i) have been issued and sold by such Fund in compliance with applicable law, (ii) are, in the case of such public Funds only, qualified for public offering and sale by such Funds in each jurisdiction where offers are made to the extent required under applicable law and (iii) to the extent applicable, have been duly authorized and validly issued and are fully paid and non-assessable.

(h) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “1940 Act” shall mean the Investment Company Act of 1940, as amended.

(ii) “Advisers Act” shall mean the Investment Advisers Act of 1940, as amended.

(iii) “Client” means any person to which Company or any of its Subsidiaries provides investment management or investment advisory services, including any sub-advisory services, pursuant to an Investment Advisory Agreement.

(iv) “Fund” means any pooled investment vehicle (including each portfolio or series thereof, if any) for which Company or any of its Subsidiaries acts as investment adviser, investment sub-adviser, manager, general partner or sponsor, whether or not registered or qualified for offer and sale to members of the public generally with any Governmental Entity.

(v) “Investment Advisory Agreement” means an agreement under which Company or any of its Subsidiaries acts as an investment adviser or sub-adviser to, or manages any investment or trading account of, any Client.

3.20  Securitization Matters.  In each case except as would not reasonably be expected to have a Material Adverse Effect on Company:

(a) Each of Company and its applicable Subsidiaries and, to the knowledge of Company, each other party thereto has performed in all material respects the obligations to be performed by it under each of the Company Securitization Documents, including any required filing of any financing statements, continuation statements or amendments under the Uniform Commercial Code of each applicable jurisdiction with the appropriate filing offices.

(b) Each of the Company Securitization Interests, each series of certificates or other securities issued by any Company Securitization Trust and each of the Company Securitization Documents to which Company, any of its Subsidiaries, or any Company Securitization Trust, as the case may be, is a party, is in full force and effect and is a valid, binding and enforceable obligation of Company, such Subsidiary or any Company Securitization Trust, as the case may be, and, to the knowledge of Company, of the other parties thereto, subject to the Bankruptcy and Equity Exception. Each Company Securitization Interest (including, without limitation, each Retained Interest) is fully paid and subject to no further assessment or obligation, other than required servicing or master servicing advances in transactions for which Company or any of its Subsidiaries serves as servicer or master servicer.

(c) All Company Securitization Documents required to be qualified under the Trust Indenture Act of 1939, as amended, have been so qualified and no Company Securitization Trust is required to be registered under the 1940 Act. The sale of all securities issued by any Company Securitization Trust was either duly registered under, or exempt from the registration requirements of, the Securities Act.

(d) Since January 1, 2006, on a consolidated basis, Company has properly accounted for the sale of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements,

commitments, guarantees and interest-bearing assets) payable to the Company or its Subsidiaries (collectively, “Loans”) under GAAP, including Statement of Financial Accounting Standards No. 140, and including in respect of the reporting of income arising from the sale of such Loans.

(e) On a consolidated basis, Company consolidates any variable interest entity as required under GAAP, including FIN 46 and FIN 46R, as in effect as of the date hereof in connection with any transaction related to a Company Securitization Trust.

(f) All reports required to be filed since January 1, 2006 with the SEC or any other Governmental Entity in connection with any offering of securities in any loan or other asset securitization transaction in which Company or any of its Subsidiaries was an issuer, sponsor or depositor (a “Company Sponsored Asset Securitization Transaction”) complied as to form in all material respects with the published rules and regulations of the SEC or such other Governmental Entity with respect thereto. No person has failed in any respect to make the certifications required of him or her under Section 302 of the Sarbanes-Oxley Act with respect to such reports. All assessments and attestations regarding servicing compliance required to be delivered or filed by Company or any of its Subsidiaries have been timely and accurately filed, and no material instances of noncompliance have been identified in such assessments or attestations. Since December 28, 2007, neither Company nor any of its Subsidiaries nor, to the knowledge of Company, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Company Securitization Trust or their respective internal accounting controls.

(g) No event or condition exists which does now or with either notice or the passage of time would constitute a default, event of default, early redemption event, payout event, early amortization event or other similar event under any Company Securitization Document. No Adverse Development has occurred and is continuing in connection with any Company Sponsored Asset Securitization Transaction. No event or condition exists which constitutes a Servicer Default or other similar event permitting the termination of the servicer under any of the Company Securitization Documents (a “Servicer Default or Termination”). The consummation of the transactions contemplated hereby (including the Merger) shall not cause the occurrence of any Adverse Development or Servicer Default or Termination.

(h) For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Adverse Development” means any event or condition which is or with either notice or the passage of time would (i) constitute a breach, default, event of default, early redemption event, payout event, early amortization event or other similar event under any Company Securitization Document or (ii) trigger any requirement under any Company Securitization Document to (x) fund an increase in any form of internal credit enhancement, external credit enhancement, spread account or similar account (other than with respect to spread accounts that have already been funded), (y) draw on any such internal or external credit enhancement or account under the terms of any Company Securitization Document or (z) otherwise increase any otherwise required credit enhancement required under the Company Securitization Documents.

“Company Securitization Documents” includes each security issued by any Company Securitization Trust, and each loan sale agreement, pooling and servicing agreement, indenture, bond insurance agreement (and related policy), pool insurance agreement (and related policy), guarantee, swap or derivative contract, prospectus, offering circular, underwriting agreement, purchase agreement and each other material agreement related to any such security and each supplement, terms or pricing agreement or other agreement relating to the foregoing and each document required to be delivered in connection therewith.

“Company Securitization Interests” means any securities, any Retained Interest, any reserve account, cash collateral account, other residual or servicing interest or other ongoing obligations (in each case whether or not certificated) owned by Company or any of its Subsidiaries created pursuant to or associated with any Company Securitization Document.

“Company Securitization Trust” means any trust or other special purpose vehicle created by Company.

“Retained Interest” means any interest retained by Company or any of its Subsidiaries pursuant to the Company Securitization Documents.

“Servicer Default” means a servicer or master servicer default or similar event, as specified in the relevant pooling and servicing agreement, indenture or other Company Securitization Document, as the case may be.

(i) For purposes of this Section 3.20 and Section 3.5(c), “Subsidiary” shall include any Subsidiary of Company and, if and to the extent not otherwise included, also include each issuer, sponsor and/or depositor in each Company Sponsored Asset Securitization Transaction.

3.21  State Takeover Laws.  The Board of Directors of Company has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in Section 203 of the DGCL or any other “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”).

3.22  Interested Party Transactions.  Except as set forth in the Company SEC Documents or Section 3.22 of the Company Disclosure Schedule, no event has occurred since December 28, 2007 that would be required to be reported by Company pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

3.23  Reorganization.  As of the date of this Agreement, Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24  Opinion.  The Board of Directors of Company has received the opinion of Merrill Lynch, Pierce, Fenner & Smith, Incorporated, to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25  Company Information.  The information relating to Company and its Subsidiaries that is provided by Company or its representatives for inclusion in the Proxy Statement and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Company and its Subsidiaries and other portions within the reasonable control of Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (i) as disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Parent and publicly available prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), or (ii) as disclosed in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by Parent to Company prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Parent’s covenants contained herein, provided, however, that disclosure in any section of such schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement, provided, further, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on Parent), Parent hereby represents and warrants to Company as follows:

4.1  Corporate Organization.  (a) Parent is, and Merger Sub will be, a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Parent has and Merger Sub will have the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Parent is duly registered as a bank holding company under the BHC Act and is a financial holding company pursuant to Section 4(1) of the BHC Act and meets the applicable requirements for qualification as such. True, complete and correct copies of the Amended and Restated Certificate of Incorporation, as amended (the “Parent Certificate”), and Bylaws of Parent (the “Parent Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Company.

(b) Each Subsidiary of Parent (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate power and authority or other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

4.2  Capitalization.  The authorized capital stock of Parent consists of 7,500,000,000 shares of Parent Common Stock, of which, as of July 31, 2008 (the “Parent Capitalization Date”), 4,560,112,687 shares were issued and outstanding, and 100,000,000 shares of preferred stock, $0.01 par value (the “Parent Preferred Stock”), of which, as of the Parent Capitalization Date, (i) 3,000,000 shares were authorized as ESOP Convertible Preferred Stock, Series C, none of which were issued and outstanding, (ii) 35,045 shares were authorized as Cumulative Redeemable Preferred Stock, Series B, 7,667 of which were issued and outstanding, (iii) 20,000,000 shares were authorized as $2.50 Cumulative Convertible Preferred Stock, Series BB, none of which were issued and outstanding, (iv) 85,100 shares were authorized as Floating Rate Non-Cumulative Preferred Stock, Series E, of which and issued 81,000 shares were issued and outstanding, (v) 34,500 shares were authorized as 6.204% Non-Cumulative Series D Preferred Stock, of which 33,000 were issued and outstanding, (vi) 7,001 were authorized as Floating Rate Non-Cumulative Preferred Stock, Series F, none of which were issued and outstanding, (vii) 8,501 were authorized as Adjustable Rate Non-Cumulative Preferred Stock, Series G, none of which were issued and outstanding, (viii) 25,300 were authorized as 6.625% Non-Cumulative Preferred Stock, Series I, 22,000 of which were issued and outstanding, (ix) 41,400 were authorized as 7.25% Non-Cumulative Preferred Stock, Series J, 41,400 of which were issued and outstanding, (x) 6,900,000 were authorized as 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L, 6,900,000 of which were issued and outstanding, (xi) 240,000 were authorized as Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series K, 240,000 of which were issued and outstanding, (xii) 160,000 were authorized as Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M, 160,000 of which were issued and outstanding, and (xiii) 124,200 were authorized as 8.20% Non-Cumulative Preferred Stock, Series H, 117,000 of which were issued and outstanding. As of the Parent Capitalization Date, no shares of Parent Common Stock were held in Parent’s treasury. As of the Parent Capitalization Date, no shares of Parent Common Stock or Parent Preferred Stock were reserved for issuance, except for (i) 373,427,609 shares of Parent Common Stock reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of Parent or a Subsidiary of Parent in effect as of the date of this Agreement (the “Parent Stock

Plans”), (ii) 159,954 shares of Parent Common Stock reserved for issuance pursuant to a convertible note agreement (the “Convertible Note Agreement”) and (iii) 138,000,000 shares of Parent Common Stock reserved for issuance upon conversion of the 7.25% Non-Cumulative Perpetual Convertible Preferred Stock, Series L and (iv) 13,181,696 shares of Parent Common Stock reserved for the conversion of Countrywide Financial Corporation Series A and Series B Convertible Debentures Due 2037. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Parent is issued or outstanding. As of the Parent Capitalization Date, except pursuant to this Agreement, the Parent Stock Plans, the Convertible Note Agreement, Parent’s dividend reinvestment plan and stock repurchase plans entered into by Parent from time to time, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or other equity securities of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.3  Authority; No Violation.   (a) Parent has and Merger Sub will have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent, and will be so approved in the case of Merger Sub. The Board of Directors of Parent has determined that this Agreement and the transactions contemplated hereby are in the best interests of Parent and its stockholders and has directed that the issuance of Parent Common Stock in connection with the Merger be submitted to Parent’s stockholders for approval and adoption at a duly held meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock present or represented and entitled to vote at such meeting, no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by Company) constitutes the valid and binding obligation of Parent, enforceable against each of Parent in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Certificate or the Parent Bylaws or the certificate of incorporation or bylaws of Merger Sub, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any law, judgment, order, injunction or decree applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4  Consents and Approvals.   Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Joint Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) any notices to or filings with the SBA, (v) any notices or filings required under the HSR Act and the antitrust laws and regulations of any foreign jurisdiction, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and approval of listing of such Parent Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Parent or Merger Sub of this Agreement.

4.5  Reports; Regulatory Matters.

(a) Parent and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2006 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2006, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or other Governmental Entity in the ordinary course of the business of Parent and its Subsidiaries, no Regulatory Agency or other Governmental Entity has initiated since January 1, 2006 or has pending any proceeding, enforcement action or, to the knowledge of Parent, investigation into the business, disclosures or operations of Parent or any of its Subsidiaries. Since January 1, 2006, no Regulatory Agency or other Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Parent, investigation into the business, disclosures or operations of Parent or any of its Subsidiaries. There is no unresolved violation, criticism, comment or exception by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries. Since January 1, 2006 there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Entity with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or other Governmental Entity in Parent’s ordinary course of business).

(b) Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or formal or informal enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2006 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2006 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts or affects in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to bank holding companies or their Subsidiaries (each, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised since January 1, 2006 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.

(c) Parent has previously made available to Company an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent pursuant to the Securities Act or the Exchange Act since January 1, 2006 (the “Parent SEC Reports”) and prior to the date of this Agreement and (ii) communication mailed by Parent to its stockholders since January 1, 2006 and prior to the date of this Agreement. No such Parent SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.6  Financial Statements.

(a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. PricewaterhouseCoopers LLP has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Parent nor any of its Subsidiaries has any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2008 or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6(c). Parent (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures were made in writing by management to Parent’s auditors and audit committee, a copy of which has previously been made available to Company. As of the date hereof, there is no reason to believe that Parent’s outside auditors, chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since December 31, 2007, (x) neither Parent nor any of its Subsidiaries nor, to the knowledge of the officers of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent.

4.7  Broker’s Fees.   Neither Parent nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the Parent Disclosure Schedule.

4.8  Absence of Certain Changes or Events.

(a) Since June 30, 2008, no event or events have occurred that have had or would reasonably be expected to have a Material Adverse Effect on Parent.

(b) Since June 30, 2008 through and including the date of this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

4.9  Legal Proceedings.   (a) Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or to which any of their assets are subject.

(b) There is no judgment, order, injunction, decree or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

4.10  Taxes and Tax Returns.   Each of Parent and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Parent or any of its Subsidiaries for which Parent does not have reserves that are adequate under GAAP.

4.11  Compliance with Applicable Law.   Parent and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, law applicable to Parent or any of its Subsidiaries.

4.12  Reorganization; Approvals.   As of the date of this Agreement, Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.13  Opinion.   The Board of Directors of Parent has received the opinions of Fox-Pitt Kelton, Cochran Caronia Waller (USA) LLC and J.C. Flowers & Co. LLC , to the effect that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to Parent. Such opinions have not been amended or rescinded as of the date of this Agreement.

4.14  Certain Contracts.   (a) Neither Parent nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this

Agreement that has not been filed or incorporated by reference in the Parent SEC Reports filed prior to the date hereof (any such contract, arrangement, commitment or understanding, whether or not set forth in the Parent Disclosure Schedule, is referred to as a “Parent Contract”).

(b) (i) Each Parent Contract is valid and binding on Parent or its applicable Subsidiary, enforceable against it in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect, (ii) Parent and each of its Subsidiaries and, to Parent’s knowledge, each other party thereto has duly performed all obligations required to be performed by it to date under each Parent Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Parent or any of its Subsidiaries or, to Parent’s knowledge, any other party thereto under any such Parent Contract. There are no disputes pending or, to Parent’s knowledge, threatened with respect to any Parent Contract.

4.15  Risk Management Instruments.  All Derivative Transactions, whether entered into for the account of Parent or any of its Subsidiaries or for the account of a customer of Parent or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are valid and binding obligations of Parent or one of its Subsidiaries enforceable against it in accordance with their terms (subject to the Bankruptcy and Equity Exception), and are in full force and effect. Parent and its Subsidiaries and, to Parent’s knowledge, all other parties thereto have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Parent’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder

4.16  Intellectual Property.

(a) Definitions.   For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Parent IP” means all Intellectual Property owned, used, held for use or exploited by Parent or any of its Subsidiaries.

“Licensed Parent IP” means the Intellectual Property owned by a third party that Parent or any of its Subsidiaries has a right to use or exploit by virtue of a License Agreement.

“Owned Parent IP” means the Intellectual Property that is owned by Parent or any of its Subsidiaries.

(b) Parent and its Subsidiaries collectively own all right, title and interest in, or have the valid right to use, all of the Parent IP, free and clear of any Liens, and there are no obligations to, covenants to or restrictions from third parties affecting Parent’s or its applicable Subsidiary’s use, enforcement, transfer or licensing of the Owned Parent IP.

(c) The Owned Parent IP and Licensed Parent IP constitute all the Intellectual Property necessary and sufficient to conduct the businesses of Parent and its Subsidiaries as they are currently conducted, as they have been conducted since December 31, 2007.

(d) The Owned Parent IP and, to the knowledge of Parent, Licensed Parent IP, are valid, subsisting and enforceable.

(e) Neither Parent nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any third party.

(f) No Owned Parent IP or Licensed Parent IP is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. To the knowledge of Parent, no third party has infringed, misappropriated or otherwise violated any Owned Parent IP.

4.17 Parent Information.  The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in the Joint Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1  Conduct of Businesses Prior to the Effective Time.  Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of the other party, during the period from the date of this Agreement to the Effective Time, each of Company and Parent shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability of Company, Parent or Merger Sub to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

5.2  Company Forbearances.  During the period from the date of this Agreement to the Effective Time, except as set forth in this Section 5.2 of the Company Disclosure Schedule or except as expressly contemplated or permitted by this Agreement, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, securitizations, sales of certificates of deposit and entering into repurchase agreements, participation in structured note programs and the rollover of indebtedness for borrowed money outstanding as of the date hereof from time to time as such indebtedness becomes due and payable, in each case in the ordinary course of business consistent with past practice);

(b) (i) adjust, split, combine or reclassify any of its capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) for regular quarterly cash dividends on the Company Common Stock at a rate not in excess of $0.35 per share with record dates and payment dates consistent with the prior year, (B) dividends on the Company Preferred Stock, (C) dividends paid by any of the Subsidiaries of Company to Company or to any of its wholly-owned Subsidiaries, and (D) the acceptance of shares of Company Common Stock in payment of the exercise price or withholding Taxes incurred by any employee or director in connection with the exercise of stock options or stock appreciation rights or the vesting of restricted shares of (or settlement of other equity-based awards in respect of) Company Common Stock granted under a Company Stock Plan, the Company Cap Plan or a Company Deferred Equity Unit Plan, in each case in accordance with past practice and the terms of the applicable the Company Stock Plan, Company Cap Plan and related award agreements or a Company Deferred Equity Unit Plan);

(iii) grant any stock options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company’s capital stock or other equity-based award with respect to shares of Company Common Stock under any of the Company Stock Plans, the Company Cap Plan or any of the Company Deferred Equity Unit Plans or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv) issue any additional shares of capital stock or other securities, except pursuant to the exercise of stock options or stock appreciation rights or the settlement of other equity-based awards granted under a Company Stock Plan, the Company Cap Plan or a Company Deferred Equity Unit Plan that are outstanding as of the date of this Agreement;

(c) except as required under applicable law or the terms of any Company Benefit Plan existing as of the date hereof, (i) increase in any manner the compensation or benefits of any of the current or former directors, officers or employees of Company or its Subsidiaries (collectively, “Employees”), (ii) pay any amounts to Employees not required by any current plan or agreement (other than base salary in the ordinary course of business), (iii) become a party to, establish, amend, commence participation in, make any adjustment, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation (including any employee co-investment fund), severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (or newly hired employees), (iv) accelerate the vesting of any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans, (v) (x) hire employees in the position of Vice President or above or (y) terminate the employment of any employee in the position of Vice President or above (other than due to terminations for cause) or (vi) take any action which could reasonably be expected to give rise to a “good reason” (or any term of similar import) claim;

(d) sell, transfer, pledge, lease, license, mortgage, encumber or otherwise dispose of any material amount of its properties or assets (including pursuant to securitizations) to any individual, corporation or other entity other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such person or any material claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement;

(e) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating, securitization and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(f) transfer ownership, or grant any license or other rights, to any person or entity of or in respect of any material Company IP, other than grants of non-exclusive licenses pursuant to License Agreements entered into in the ordinary course of business consistent with past practice;

(g) other than in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

(h) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(i) amend its charter or bylaws, or otherwise take any action to exempt any person or entity (other than Parent or its Subsidiaries) or any action taken by any person or entity from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(j) (i) amend or otherwise modify, except in the ordinary course of business, or knowingly violate, in each case in any material respect, the terms of, any Company Contract, or (ii) create, renew or amend any agreement or contract or, except as may be required by applicable law, other binding obligation of Company or its Subsidiaries containing (A) any material restriction on the ability of Company or its Subsidiaries to conduct its business as it is presently being conducted or (B) any material restriction on the ability of Company or its affiliates to engage in any type of activity or business;

(k) commence or settle any material claim, action or proceeding;

(l) take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(m) implement or adopt any material change in its Tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

(n) file or amend any material Tax Return, make or change any material Tax election, or settle or compromise any material Tax liability, in each case, other than in the ordinary course of business or as required by law; or

(o) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3  Parent Forbearances.  Except as expressly permitted by this Agreement or with the prior written consent of Company, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, (a) amend, repeal or otherwise modify any provision of the Parent Certificate or the Parent Bylaws in a manner that would adversely affect Company, the stockholders of Company or the transactions contemplated by this Agreement; (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; (c) take any action or willfully fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; (d) take any action that would be reasonably expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement; or (e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1  Regulatory Matters.  (a) Parent and Company shall promptly prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Company shall thereafter mail or deliver the Joint Proxy Statement to its stockholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties (including any unions, works councils or other labor organizations) and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Company and Parent shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Company or

Parent, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(c) Each of Parent and Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Each of Parent and Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Parent Requisite Regulatory Approval or Company Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed.

6.2  Access to Information.  (a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of Company and Parent shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request (in the case of access or a request by Company, the foregoing rights provided by this Section 6.2(a) shall be limited to information concerning Parent that is reasonably related to the prospective value of Parent Common Stock or to Parent’s ability to consummate the transactions contemplated hereby). Neither Company nor Parent, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of September 14, 2008 (the “Confidentiality Agreement”).

(c) No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

6.3  Stockholder Approval.  Each of Company and Parent shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of obtaining the requisite stockholder approval required in connection with the Merger, on substantially the terms and conditions set forth in this Agreement, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of Company shall use its reasonable best efforts to obtain from its stockholders the stockholder vote approving the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement, and shall recommend such approval except to the extent expressly permitted under Section 6.10(d). Company shall submit this Agreement to its stockholders at the stockholder meeting even if its Board of Directors shall have withdrawn, modified or qualified its recommendation. The Board of Directors of Company has adopted resolutions approving the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the Merger, on such terms and conditions, be submitted to Company’s stockholders for their consideration. The Board of Directors of Parent shall use its reasonable best efforts to obtain from its stockholders the stockholder vote approving the issuance of Parent Common Stock in the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the issuance of Parent Common Stock contemplated by this Agreement, and shall recommend such approval except to the extent making such recommendation would cause the Board of Directors of Parent to violate its fiduciary duties to Parent stockholders under applicable law. Parent shall submit the stock issuance proposal to its stockholders at the stockholder meeting even if its Board of Directors shall have withdrawn, modified or qualified its recommendation. The Board of Directors of Parent has adopted resolutions approving the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the issuance of Parent Common Stock in the Merger, on such terms and conditions, be submitted to Parent’s stockholders for their consideration.

6.4  NYSE Listing.  Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.5  Employee Matters.  (a) For the period from the Effective Time through December 31, 2009, Parent shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are actively employed by Company and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that were provided to such Covered Employees immediately prior to the Effective Time.

(b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Parent or any of its Subsidiaries, Parent shall (i) cause such employee benefit plan to recognize the service of such Covered Employee with Company or its Subsidiaries (or their predecessor entities) for purposes of eligibility, participation, vesting, and, except under defined benefit pension plans, benefit accrual under such employee benefit plan of Parent or any of its Subsidiaries (including, without limitation, for purposes of the Company Stock Plans, the Company Cap Plan and the Company Deferred Equity Unit Plans as assumed by Parent pursuant to Section 1.5), to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service, and (ii) with respect to any health, dental, vision or other welfare plan of Parent or any of its Subsidiaries (other than Company and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, use its reasonable best efforts to (x) cause any pre-existing condition limitations or eligibility waiting periods under such Parent or Subsidiary plan to be waived with respect to such Covered Employee, to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (y) recognize any health, dental or vision expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries.

(c) From and after the Effective Time, Parent shall, or shall cause its Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof or as may be amended after the date hereof (i) with the prior written consent of Parent or (ii) as permitted pursuant to Section 5.2(c) of this Agreement, each Company Benefit Plan.

(d) Nothing in this Section 6.5 shall be construed to limit the right of Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to prohibit the Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries) from terminating the employment of any particular Covered Employee following the Closing Date.

(e) Without limiting the generality of Section 9.10, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or other employee benefit plan for any purpose.

6.6  Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Company or any of its Subsidiaries or who is or was serving at the request of Company or any of its Subsidiaries as a director or officer of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of Company or any of its Subsidiaries prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their reasonable best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or bylaws (or comparable organizational documents), and any indemnification agreements which are existing as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time or taken at the request of Parent pursuant to Section 6.7, it being understood that nothing in this sentence shall require any amendment to the certificate of incorporation or bylaws of the Surviving Company.

(b) From and after the Effective Time, Parent shall or shall cause the Surviving Company to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Company or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Parent pursuant to Section 6.7.

(c) Parent shall cause the individuals serving as officers and directors of Company or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall Parent be required to expend annually in the aggregate an amount in excess of 250% of the annual premiums currently paid by Company (which current amount is set forth in Section 6.6 of the Company Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided further that if Parent is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Parent shall obtain as much comparable insurance as is available for the Insurance Amount.

(d) The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.7  Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of Company, on the other) or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Parent’s sole expense, take all such necessary action as may be reasonably requested by Parent.

6.8  Advice of Changes.  Each of Parent and Company shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; and provided further that a failure to comply with this Section 6.8 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.9  Exemption from Liability Under Section 16(b).  Prior to the Effective Time, Parent and Company shall each take all such steps as may be reasonably necessary or appropriate, and the parties shall cooperate with each other as necessary, to cause any deemed disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock or any deemed acquisition of shares of Parent Common Stock by an individual who after the Merger is expected to be subject to Section 16(b) of the Exchange Act with respect to Parent, in each case in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.10  No Solicitation.

(a) None of Company, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other representative) of Company or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving Company or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals, including the indication of any intention to propose any of the foregoing, being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, the Board of Directors of Company shall be permitted, prior to the meeting of Company stockholders to be held pursuant to Section 6.3, and subject to compliance with the other terms of this Section 6.10 and to first entering into a confidentiality agreement with the person proposing such Alternative Proposal on terms substantially similar to, and no less favorable to Company than, those contained in the Confidentiality Agreement, to consider and participate in discussions and negotiations with respect to a bona fide Alternative Proposal received by Company, and furnish information in connection therewith (provided that the Company shall simultaneously provide to Parent any such information that was not previously provided to Parent) if and only to the extent that and so long as the Board of Directors of Company determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties to Company stockholders under applicable law.

As used in this Agreement, “Alternative Transaction” means any of (i) a transaction pursuant to which any person (or group of persons) (other than Parent or its affiliates), directly or indirectly, acquires or would acquire more than 15% of the outstanding shares of Company or any of its Subsidiaries or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to a merger with Company or any of its Subsidiaries, whether from Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving Company or any of its Subsidiaries (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons) (other than Parent or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of Company and securities of the entity surviving any merger or business combination including any of Company’s Subsidiaries) of Company or any of its Subsidiaries representing more than 15% of the fair market value of all the assets, net revenues or net income of Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving Company or any of its Subsidiaries other than the transactions contemplated by this Agreement.

(b) Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries, other than any such request that does not relate to and would not reasonably be expected to lead to, an Alternative Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting non-public information or access to the books and records of Company or any of its Subsidiaries, and a copy (if in writing) and summary of the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. Company shall use its best efforts to keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. Company shall also provide Parent 24 hours written notice before it enters into any discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.10(a). The Company shall not enter into any confidentiality or other agreement that would impede its ability to comply with its obligations under this Section 6.10(b).

(c) Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all persons other than Parent who have been furnished confidential information regarding Company in connection with the solicitation of or discussions regarding an Alternative Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. Company agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which Company or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Alternative Proposal. Neither Company nor the Board of Directors of Company shall approve or take any action to render inapplicable to any Alternative Proposal or Alternative Transaction Section 203 of the DGCL or any similar Takeover Statutes.

(d) Except as expressly permitted by this Section 6.10(d), neither the Board of Directors of Company nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, the recommendation by the Board of Directors of Company of this Agreement and/or the Merger to Company’s stockholders, (ii) take any public action or make any public statement in connection with the meeting of Company stockholder to be held pursuant to Section 6.3 substantively inconsistent with such recommendation or (iii) approve or recommend, or publicly propose to approve or recommend, or fail to recommend against, any Alternative Proposal (any of the actions described in clauses (i), (ii) or (iii), a “Change of Recommendation”). Notwithstanding the foregoing, the Board of Directors of Company may make a Change of Recommendation, if, and only if, each of the following conditions is satisfied:

(i) it receives an Alternative Proposal not solicited in breach of this Section 6.10 that constitutes a Superior Proposal and such Superior Proposal has not been withdrawn;

(ii) it determines in good faith (after consultation with outside legal counsel), that in light of a Superior Proposal the failure to effect such Change of Recommendation would cause it to violate its fiduciary duties to Company stockholders under applicable law;

(iii) Parent has received written notice from Company (a “Change of Recommendation Notice”) at least three business days prior to such Change of Recommendation, which notice shall (1) state expressly that Company has received an Alternative Proposal which the Board of Directors of Company has determined is a Superior Proposal and that Company intends to effect a Change of Recommendation and the manner in which it intends or may intend to do so and (2) include the identity of the person making such Alternative Proposal and a copy (if in writing) and summary of material terms of such Alternative Proposal; provided that any material amendment to the terms of such Alternative Proposal shall require a new Change of Recommendation Notice and at least two business days prior to such Change of Recommendation; and

(iv) during any such notice period, Company and its advisors have negotiated in good faith with Parent (provided that Parent desires to negotiate) to make adjustments in the terms and conditions of this Agreement such that such Alternative Proposal would no longer constitute a Superior Proposal.

As used in this Agreement, “Superior Proposal” means any proposal made by a third party (A) to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 100% of the outstanding shares of Company Common Stock or 100% of the assets, net revenues or net income of Company and its Subsidiaries, taken as a whole and (B) which is otherwise on terms which the Board of Directors of Company determines in its reasonable good faith judgment (after consultation with its financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, that the proposal, (i) if consummated would result in a transaction that is more favorable, from a financial point of view, to Company’s stockholders than the Merger and the other transactions contemplated hereby and (ii) is reasonably capable of being completed, including to the extent required, financing which is then committed or which, in the good faith judgment of the Board of Directors of Company, is reasonably capable of being obtained by such third party.

(e) Company shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other representatives) of Company or its Subsidiaries are aware of the restrictions described in this Section 6.10 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.10 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other representative) of Company or its Subsidiaries shall be deemed to be a breach of this Section 6.10 by Company.

(f) Nothing contained in this Section 6.10 shall prohibit Company or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

6.11  Dividends.  After the date of this Agreement, each of Parent and Company shall coordinate with the other regarding the declaration of any dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.

6.12  Redemption of Exchangeable Shares.  Prior to the Effective Time, the Company shall take all actions necessary to redeem, and shall redeem, the Exchangeable Shares of Merrill Lynch & Co. Canada Ltd. in accordance with the terms of such securities.

6.13  Tax Matters.  Company shall consult with Parent regarding any significant transactions or Tax Return positions reasonably expected to materially increase or affect the Company’s net operating losses or capital losses for any taxable year or period and shall, in Company’s reasonable discretion, take account of Parent’s views on such matters to the extent reasonably feasible.

ARTICLE VII

CONDITIONS PRECEDENT

7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approvals.  (i) This Agreement, on substantially the terms and conditions set forth in this Agreement, shall have been adopted by the requisite affirmative vote of the holders of Company Common Stock entitled to vote thereon, and (ii) the issuance of Parent Common Stock in the Merger, on substantially the terms and conditions set forth in this Agreement, shall have been approved by the requisite affirmative vote of the holders of Parent Common Stock entitled to vote thereon.

(b) NYSE Listing.  The shares of Parent Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Form S-4.  The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

7.2  Conditions to Obligations of Parent.  The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties.  Subject to the standard set forth in Section 9.2, the representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the foregoing effect.

(b) Performance of Obligations of Company.  Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to such effect.

(c) Federal Tax Opinion.  Parent shall have received the opinion of its counsel, Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Parent, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Company and Parent.

(d) Regulatory Approvals.  All approvals set forth in Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Parent Requisite Regulatory Approvals”).

7.3  Conditions to Obligations of Company.  The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a)  Representations and Warranties.  Subject to the standard set forth in Section 9.2, the representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent.  Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

(c) Federal Tax Opinion.  Company shall have received the opinion of its counsel, Shearman & Sterling LLP, in form and substance reasonably satisfactory to Company, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Company and Parent.

(d) Regulatory Approvals.  All approvals set forth in Section 3.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Company Requisite Regulatory Approvals”).

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Company:

(a) by mutual consent of Company and Parent in a written instrument authorized by the Boards of Directors of Company and Parent;

(b) by either Company or Parent, if any Governmental Entity that must grant a Parent Requisite Regulatory Approval or a Company Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(c) by either Company or Parent, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) by either Company or Parent (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, in the case of a termination by Parent, or Parent or Merger Sub, in the case of a termination by Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e) by Parent, if (i) the Board of Directors of Company shall have (A) failed to recommend in the Joint Proxy Statement the approval and adoption of this Agreement, (B) made any Change of Recommendation, (C) approved or recommended, or publicly proposed to approve or recommend, any Alternative Proposal, whether or not permitted by the terms hereof or (D) failed to recommend to Company’s stockholders that they reject any tender offer or exchange offer that constitutes an Alternative Transaction within the ten business day period specified in Rule 14e-2(a) of the Exchange Act, or (ii) Company shall have breached its obligations under Section 6.3 in any material respect;

(f) by Company, if Parent shall have breached its obligations under Section 6.3 in any material respect;

(g) by either Company or Parent, if the approval of Company stockholders required by Section 7.1(a) shall not have been obtained at a meeting of Company stockholders convened for purposes of approving and adopting this Agreement; or

(h) by either Company or Parent, if the approval of Parent stockholders required by Section 7.1(a) shall not have been obtained at a meeting of Parent stockholders convened for purposes of approving the issuance of Parent Common Stock in the Merger.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g) or (h) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2  Effect of Termination.  In the event of termination of this Agreement by either Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, Parent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8 and 9.10 shall survive any termination of this Agreement, and (ii) neither Company nor Parent shall be relieved or released from any liabilities or damages arising out of its knowing breach of any provision of this Agreement. Notwithstanding the foregoing, in the event of any termination of this Agreement, the Stock Option Agreement shall remain in full force and affect in accordance with its terms.

8.3  Fees and Expenses.  Except with respect to costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Company and Parent, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

8.4  Amendment.  This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the respective stockholders of Company and Parent; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Company or Parent, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5  Extension; Waiver.  At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1  Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”). If the conditions set forth in Article VII are satisfied or waived during the two weeks immediately prior to the end of a fiscal quarter of Parent, then Parent may postpone the Closing until the first full week after the end of that fiscal quarter.

9.2  Standard.  No representation or warranty of Company contained in Article III or of Parent contained in Article IV shall be deemed untrue, inaccurate or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of Company, or Article IV, in the case of Parent, has had or would reasonably be expected to have a Material Adverse Effect with respect to Company or Parent, respectively (disregarding for purposes of this Section 9.2 all qualifications or limitations set forth in any representations or warranties as to “materiality,” “Material Adverse Effect” and words of similar import). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.2(a) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Sections 3.2(b), 3.3(a), 3.3(b)(i), 3.7 and 3.25, in the case of Company, and Sections 4.2, 4.3(a), 4.3(b)(i) and 4.7, in the case of Parent, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.8(a), in the case of Company, and Section 4.8(a), in the case of Parent, shall be deemed untrue and incorrect if not true and correct in all respects.

9.3  Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.4  Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Company, to:

Merrill Lynch & Co., Inc.
4 World Financial Center
250 Vesey Street
New York, NY 10080

Attention: Rosemary T. Berkery
           Vice Chairman and General Counsel
Facsimile: (212) 449-9336

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022

Attention: John J. Madden
           John A. Marzulli, Jr.
           Scott D. Petepiece
Fax: (212) 848-7179

(b) if to Parent, to:

Bank of America Corporation
Bank of America Corporate Center
100 North Tryon Street
Charlotte, NC 28255

Attention: Timothy J. Mayopoulos,
           Executive Vice President and General Counsel
Facsimile: (704) 370-3515

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Attention: Edward D. Herlihy
           Lawrence S. Makow
           Nicholas G. Demmo
Fax: (212) 403-2000

9.5  Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.6  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.7  Entire Agreement.  This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement and the Stock Option Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement and the Stock Option Agreement.

9.8  Governing Law; Jurisdiction.  This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.9  Publicity.  Neither Company nor Parent shall, and neither Company nor Parent shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Parent, in the case of a proposed announcement or statement by Company, or Company, in the case of a proposed announcement or statement by Parent; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE.

9.10  Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.6, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, Company and Parent have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MERRILL LYNCH & CO., INC.

By:	/s/ John A. Thain
Name:     John A. Thain

Title:	Chairman and Chief Executive Officer

BANK OF AMERICA CORPORATION

By:	/s/ Kenneth D. Lewis
Name:     Kenneth D. Lewis

Title:	Chairman, Chief Executive Officer and President

Signature Page to Agreement and Plan of Merger

Exhibit A

[Stock Option Agreement, dated September 15, 2008, between Merrill Lynch & Co., Inc.
as Issuer and Bank of America Corporation as Grantee, attached as Appendix B]

AA-1

Exhibit B

Immediately prior to the Effective Time, the Company Certificate shall be amended as follows:

(1) Section 5 of the Certificate of Designations of the 9.00% Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock, Series 2 and Section 5 of the Certificate of Designations of the 9.00% Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock, Series 3 shall each be amended to provide that (a) each share of such series of Company Preferred Stock shall vote together as a single class with the shares of Company Common Stock on all matters presented for a vote of the holders of Company Common Stock, and (b) each such share shall be entitled to 600 votes.

At the Effective Time, the Company Certificate shall be amended as follows:

(1) Section 2B.(b) of Article IV of the Company Certificate shall be amended to provide that, effective as of the Effective Time, each holder of Company Common Stock shall be entitled to 250,000 votes for each share thereof held by such holder.

(2) Section 1 of Article XI of the Company Certificate shall be amended to provide that, effective as of the Effective Time, holders of Company Common Stock may take action without a meeting by written consent of the holders of 80% of the shares of Company Common Stock outstanding and entitled to vote.

AB-1

AMENDMENT NO. 1
TO THE
AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 (this “Amendment”), dated as of October 21, 2008, to the Agreement and Plan of Merger, dated as of September 15, 2008 (the “Merger Agreement”), by and between Merrill Lynch & Co., Inc. and Bank of America Corporation.

WHEREAS, Section 8.4 of the Merger Agreement provides for the amendment of the Merger Agreement in accordance with the terms set forth therein; and

WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

 Section 1.1  Definitions; References.  Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Merger Agreement. Each reference to “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement” shall, from and after the date hereof, refer to the Merger Agreement as amended by this Amendment.

ARTICLE II

AMENDMENTS TO MERGER AGREEMENT

Section 2.1  Amendment to Section 1.5(g).  Section 1.5(g) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(g) As of the Effective Time, Parent shall assume the obligations and succeed to the rights of Company under the 1986 Employee Stock Purchase Plan (the “Company ESPP”) and all outstanding rights thereunder at the Effective Time. Company and Parent agree that prior to the Effective Time, the Company ESPP shall be amended to reflect the transactions contemplated by this Agreement, including the substitution of Parent for Company thereunder to the extent appropriate to effectuate the assumption of the Company ESPP. As of immediately after the Effective Time, a maximum of up to 16,449,696 shares of Parent Common Stock (less the number of shares of Company Common Stock issued under the ESPP with respect to any purchase periods ending prior to the Effective Time, multiplied by the Exchange Ratio) will be authorized for issuance to employees of the Surviving Company and its Subsidiaries under the Company ESPP, as assumed by Parent. Nothing herein shall limit Parent’s right to amend or terminate the Company ESPP following the Effective Time in accordance with its terms.

ARTICLE III

MISCELLANEOUS

 Section 3.1  No Further Amendment.  Except as expressly amended hereby, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein.

AC-1

Section 3.2  Effect of Amendment.  This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby.

Section 3.3  Governing Law.  This Amendment shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles.

Section 3.4  Separability Clause.  In case any one or more of the provisions contained in this Amendment should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected, impaired, prejudiced or disturbed thereby.

Section 3.5  Counterparts.  This Amendment may be simultaneously executed in several counterparts, and all such counterparts executed and delivered, each as an original, shall constitute one and the same instrument.

Section 3.6  Headings.  The descriptive headings of the several Sections of this Amendment were formulated, used and inserted in this Amendment for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, Company and Parent have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

MERRILL LYNCH & CO., INC.

By:	/s/ Nelson Chai
Name:     Nelson Chai

Title:	Chief Financial Officer, Executive Vice President

BANK OF AMERICA CORPORATION

By:	/s/ David M. Belk
Name:     David M. Belk

Title:	Senior Vice President

AC-2

APPENDIX B

THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
CERTAIN PROVISIONS CONTAINED HEREIN AND TO
RESALE RESTRICTIONS UNDER THE
SECURITIES ACT OF 1933, AS AMENDED

STOCK OPTION AGREEMENT, dated September 15, 2008, between MERRILL LYNCH & CO., INC., a Delaware corporation (“Issuer”), and BANK OF AMERICA CORPORATION, a Delaware corporation (“Grantee”).

W I T N E S S E T H:

WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which agreement has been executed by the parties hereto in connection with this Stock Option Agreement (the “Agreement”); and

WHEREAS, as a condition to Grantee’s entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the “Option”) to purchase, subject to the terms hereof, up to 304,421,097 fully paid and nonassessable shares of Issuer’s Common Stock, par value $1.33 1/3 per share (“Common Stock”), at a price of $17.05 per share (the “Option Price”); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer’s issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

(b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 180 days following such Subsequent Triggering Event. Each of the following shall be an “Exercise Termination Event”: (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.1(d) (unless the breach by Issuer giving rise to such right of termination is non-volitional) or Section 8.1(e) of the Merger Agreement; or (iii) the passage of 18 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(d) (unless the breach by Issuer giving rise to such right of termination is non-volitional) or Section 8.1(e) of the Merger Agreement. The term “Holder” shall mean the holder or holders of the Option.

(b) The term “Initial Triggering Event” shall mean any of the following events or transactions occurring after the date hereof:

(i) Issuer or any of its Subsidiaries (each an “Issuer Subsidiary”), without having received Grantee’s prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term “person” for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a “Grantee Subsidiary”) or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Subsidiary of Grantee. For purposes of this Agreement, “Acquisition Transaction” shall mean (w) a merger, consolidation or share exchange, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”)) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer (provided that this clause (y) shall not be triggered as a result of Temasek Capital (Private) Limited or its subsidiaries acquiring beneficial ownership of 10% or more of the outstanding shares of Common Stock solely as a result of their holdings of Common Stock as of the date hereof taken together with their acquisition of additional shares of Common Stock under their existing agreement to purchase Common Stock entered into with Issuer on July 28, 2008), or (z) any substantially similar transaction; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement;

(ii) Any event set forth in Section 8.1(e) of the Merger Agreement shall have occurred;

(iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder); provided that this clause (iii) shall not be triggered as a result of Temasek Capital (Private) Limited or its subsidiaries acquiring beneficial ownership of 10% or more of the outstanding shares of Common Stock solely as a result of their holdings of Common Stock as of the date hereof taken together with their acquisition of additional shares of Common Stock under their existing agreement to purchase Common Stock entered into with Issuer on July 28, 2008;

(iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders that is public or becomes the subject of public disclosure to engage in an Acquisition Transaction;

(v) After the receipt by Issuer or its stockholders of any bona fide inquiry or proposal (or the bona fide indication of any intention to propose) from a third party to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as defined below); or

(vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

(c) The term “Subsequent Triggering Event” shall mean either of the following events or transactions occurring after the date hereof:

(i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding Common Stock; or

(ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

(d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has knowledge, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

(e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the “Notice Date”) specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the “Closing Date”); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall as soon as reasonably practicable file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

(f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

(g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

(h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

“The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor.”

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the “1933 Act”), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

(i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. § 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the “BHCA”), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state or other regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such other regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms “Agreement” and “Option” as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer’s obligations hereunder.

6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 180 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option (“Option Shares”) in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder’s Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

7. (a) Immediately prior to, or after, the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder immediately prior to the Repurchase Event (or, as requested by the Holder, after the Repurchase Event) at a price (the “Option Repurchase Price”) equal to the product of the number of shares for which this Option may then be exercised multiplied by the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, and (ii) at the request of the owner of Option Shares from time to time (the “Owner”), delivered prior to an Exercise Termination Event and within 90 days of the occurrence of a Repurchase Event (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the “Option Share Repurchase Price”) equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term “Market/Offer Price” shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer’s assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

(b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

(c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

(d) For purposes of this Section 7, a “Repurchase Event” shall be deemed to have occurred (i) upon the consummation of an Acquisition Transaction with respect to Issuer (and not solely involving one or more subsidiaries of Issuer) (except that the percentage referred to in clause (y) of the definition thereof shall be 50%) or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock.

8. [Intentionally Omitted]

9. [Intentionally Omitted]

10. The 90-day or 180-day periods for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

11. Issuer hereby represents and warrants to Grantee as follows:

(a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

(b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common

Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

(c) The Board of Directors of Issuer has unanimously approved this Agreement and the transactions contemplated hereby (including by reserving shares for issuance of shares of Common Stock on exercise of the Option) and taken any other action as required to render inapplicable to such agreement and transactions Section 203 of the Delaware General Corporation Law and, to the knowledge of Issuer, any similar Takeover Statutes.

12. Grantee hereby represents and warrants to Issuer that:

(a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

(b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

13. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 180 days following such Subsequent Triggering Event (or such later period as provided in Section 10); provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee’s behalf, or (iv) any other manner approved by the Federal Reserve Board.

14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

15. [Intentionally Omitted]

16. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee’s Total Profit (as hereinafter defined) exceed $2 billion and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Issuer, or (iv) any combination thereof, so that Grantee’s actually realized Total Profit shall not exceed $2 billion after taking into account the foregoing actions.

(b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would result in a Notional Total Profit (as defined below) of more than $2 billion.

(c) As used herein, the term “Total Profit” shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer’s repurchase of the Option (or any portion thereof)

pursuant to Section 7, (ii) (x) the amount received by Grantee pursuant to Issuer’s repurchase of Option Shares pursuant to Section 7, less (y) the Grantee’s purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee’s purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any amount equivalent to the foregoing with respect to the Substitute Option.

(d) As used herein, the term “Notional Total Profit” with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

17. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

18. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

19. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

20. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (except to the extent that mandatory provisions of federal or state law apply).

21. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

22. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

23. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

24. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

MERRILL LYNCH & CO., INC.
  (Issuer)

By:	/s/ John A. Thain
Name:     John A. Thain

Title:	Chairman and Chief Executive Officer

BANK OF AMERICA CORPORATION
  (Grantee)

By:	/s/ Kenneth D. Lewis
Name:     Kenneth D. Lewis

Title:	Chairman and Chief Executive Officer

Signature Page to Stock Option Agreement

APPENDIX C

September 14, 2008

The Board of Directors
Bank of America Corporation
100 N. Tryon St.
Charlotte, NC 28255

Members of the Board of Directors:

We understand that Bank of America Corporation (“Acquiror”) and Merrill Lynch & Co. (the “Company”) propose to enter into an Agreement and Plan of Merger, to be dated as of September 15, 2008 (the “Agreement”), pursuant to which Acquiror will acquire the Company by means of a merger of a wholly-owned subsidiary of Acquiror with and into the Company (the “Merger”). Pursuant to the Merger, each outstanding share of common stock of the Company (“Company Common Stock”) will be converted into the right to receive 0.8595 shares (the “Exchange Ratio”) of common stock of Acquiror (“Acquiror Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to Acquiror of the Exchange Ratio. In connection with this opinion, we have: (i) reviewed the financial terms and conditions of the Merger; (ii) analyzed certain historical and prospective business and financial information relating to the Company and Acquiror; (iii) held discussions with members of the senior managements of the Company and Acquiror with respect to the businesses and prospects of the Company; (iv) reviewed public information with respect to certain other companies we believed to be relevant; (v) reviewed the financial terms of certain business combinations involving companies we believed to be relevant; (vi) reviewed historical stock prices and trading volumes of the Company common stock and Acquiror common stock; and (vii) conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the information we reviewed in connection with the activities described in the foregoing paragraph and upon which our opinion is based, including public information and information provided by each of the Company and the Acquiror. We did not independently verify the accuracy or completeness of any such information, nor will we do so in the future, and we did not and do not assume any responsibility for doing so. With respect to all cost savings assumptions and other forward-looking data, we have assumed, with your permission, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. We have relied as to all legal matters on advice of counsel to the Company, and have assumed that both the Company and the Acquiror will continue as going concerns for all periods relative to our analysis and that the Merger will be consummated on the financial terms and conditions of the Merger as they are proposed as of the date hereof, without any waiver of any material terms or conditions by the Company. We also have assumed that all governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Acquiror or the Company or on the potential benefits of the Merger in any way meaningful to our analysis. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which shares of Acquiror Common Stock or Company Common Stock may trade at any time subsequent to the announcement of the Merger.

We have acted as financial advisor to Acquiror in connection with, and have participated in certain of the negotiations leading to, the Merger. Acquiror has agreed to pay us a fee for our services in connection with the Merger and to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

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Our opinion does not address the underlying business decision of Acquiror to engage in the Merger or the relative merits of the Merger as compared to other alternatives that may be available to Acquiror. This opinion addresses only the fairness to Acquiror, from a financial point of view, of the Exchange Ratio as of the date hereof. We do not express any view on, and our opinion does not address, any other term or aspect of the Merger or the Agreement. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Acquiror in connection with its consideration of the Merger and such opinion does not constitute a recommendation as how any stockholder of either the Acquiror or the Company should vote with respect to the Merger or any other matter.

Based on and subject to the foregoing, we are of the opinion that as of the date hereof the Exchange Ratio is fair, from a financial point of view, to Acquiror.

Very truly yours,

J.C. FLOWERS & CO. LLC

By	/s/ J. Christopher Flowers
Name:     J. Christopher Flowers

Title:	Chairman

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APPENDIX D

September 14, 2008

Board of Directors of Bank of America Corporation
100 North Tryon Street
Bank of America Corporate Center
Charlotte, NC 28255

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to Bank of America Corporation (the “Company”) of the Exchange Ratio (as defined below) to be paid by the Company pursuant to the terms of, and subject to the conditions set forth in, the Agreement and Plan of Merger to be dated as of September 15, 2008 (the “Merger Agreement”) by and between the Company and Merrill Lynch & Co., Inc. (“Merrill Lynch”).

Pursuant to the terms of, and subject to the conditions set forth in, the Merger Agreement, a newly-formed wholly-owned subsidiary of the Company (the “Merger Sub”) will be merged (the “Merger”) with and into Merrill Lynch and each issued and outstanding share of common stock of Merrill Lynch, $1.33 1/3 par value per share, except for certain shares as specified in the Merger Agreement, will be converted into the right to receive 0.8595 of a share (the “Exchange Ratio”) of the common stock, $0.01 par value per share, of the Company. You have not asked us to express, and we are not expressing, any opinion with respect to any of the other terms, conditions, determinations or actions with respect to the Merger.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) the financial terms and conditions of a preliminary draft of the Merger Agreement; (b) certain audited historical financial statements of the Company and of Merrill Lynch for the five years ended December 31, 2007; (c) information regarding the strategic, financial and operational benefits anticipated from the Merger and the prospects of the Company (with and without the Merger); (d) the pro forma impact of the Merger on the earnings per share of the Company (before and after taking into consideration any goodwill created as a result of the Merger) based on certain pro forma financial information prepared by the senior management of the Company; (e) information regarding the amount and timing of potential cost savings and related expenses and synergies which senior management of the Company expects will result from the Merger, as well as certain estimated restructuring charges and negative revenue adjustments which senior management of the Company expects to result from the Merger (the “Expected Synergies”); (f) information regarding publicly available financial terms of certain recently-completed transactions in the investment banking industry; (g) current and historical market prices and trading volumes of the common stock of the Company and Merrill Lynch; and (h) certain other publicly available information on the Company and Merrill Lynch. We have also considered certain other matters which we have deemed relevant to our inquiry and have taken into account certain traditionally accepted financial and investment banking procedures and considerations as we have deemed relevant.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by, or otherwise reviewed or discussed with, us for purposes of this opinion. We have not made or obtained an independent valuation or appraisal of the assets, liabilities (contingent, derivative, off-balance sheet or otherwise) or solvency of the Company or Merrill Lynch, including particularly any mark-to-market balance sheet adjustments resulting from the Merger, market conditions or otherwise. We relied solely upon information provided to us by the Company and other publicly available information with respect to Merrill Lynch’s financial condition, results of operations and prospects.

We have been advised by the senior management of the Company that the assumptions utilized in our analyses or otherwise examined by us, including the Expected Synergies prepared by the Company, have been reasonably prepared by, and reflect the best currently available estimates, assumptions and judgments of, the senior management of the Company. In that regard, we have assumed, with your consent, that the Expected Synergies and consensus earnings estimates used in our analyses will be realized in the amounts and at the times contemplated thereby. We express no opinion with respect to the Expected Synergies or any such assumptions or related information or data, or the estimates, assumptions and judgments on which they are based. We were not requested to, and did not, participate in the negotiation or structuring of the Merger nor were we asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage.

Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal matters on advice of counsel to the Company, and have assumed that both the Company and Merrill Lynch will continue as going concerns for all periods relative to our analysis and that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company.

We expect to receive a fee for rendering this opinion. We also expect to receive substantial additional compensation contingent upon the successful completion of the Merger for our role as a financial advisor to the Company in connection with the Merger. The Company has also agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

Other than as described below, during the period from September 13, 2006 to September 14, 2008, we have not had any material financial advisory relationship with the Company or Merrill Lynch. Our firm issues independent equity research covering the Company and Merrill Lynch. Also, from time to time, our firm participates with affiliates of the Company and/or Merrill Lynch in various underwriting syndicates (including as a lead or co-lead managing underwriter) of various public securities offerings, and for which services we receive customary fees.

In the ordinary course of business, we or our affiliates may actively trade the equity securities of the Company and Merrill Lynch for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, we are affiliated with J.C. Flowers I L.P. and J.C. Flowers II L.P., investment funds managed by J. Christopher Flowers and entities controlled by him. An affiliate of such entities also served as a financial advisor to the Company in connection with the Merger, for which it expects to receive substantial compensation contingent in part upon the successful completion of the Merger. We were formerly an affiliate of the Swiss Re group of companies, which still holds a minority voting interest in our firm. Swiss Re and its subsidiaries, divisions, branches and affiliates are involved in a range of investment and financial business, both for their own accounts and for the account of their clients.

We are expressing no opinion herein as to the price at which the common stock of the Company or Merrill Lynch will trade at any future time or as to the effect of the Merger on the trading price of the common stock of the Company or Merrill Lynch. Such trading price may be affected by a number of factors, including but not limited to (i) dispositions of the common stock of the Company by stockholders within a short period of time after the effective date of the Merger, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or Merrill Lynch or in the financial institution and/or investment banking industries, (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (vi) timely completion of the Merger on terms and conditions that are acceptable to all parties at interest.

Our investment banking services and our opinion were provided solely for the internal and confidential use and benefit of the Board of Directors and senior management of the Company in connection with their consideration of the Merger. Our opinion is limited to the fairness to the Company, from a financial point of view, of the Exchange Ratio to be paid by the Company in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to any stockholder of either the Company or Merrill Lynch as to how such stockholder should vote on the proposed Merger. We express no opinion herein about the fairness of the compensation to any officers, directors or employees of the Company or Merrill Lynch, or any class of such persons, relative to the Company’s public stockholders. It is understood that this letter may not be summarized, described, reproduced, disseminated, quoted from, referred to or otherwise disclosed without our prior written consent, except that this opinion may be included in its entirety in a submission to regulatory authorities or in a registration statement, prospectus and/or proxy statement mailed to the Company’s stockholders with respect to the Merger, provided that we will have the right to review and approve in advance all such disclosures, including any description or reference to us or this opinion prior to any filing thereof with the Securities and Exchange Commission, any regulatory authority and prior to any dissemination to the Company’s stockholders.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio to be paid by the Company in the Merger is fair, from a financial point of view, to the Company. This opinion has been approved by our fairness committee.

Very truly yours,

/s/  Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC
FOX-PITT KELTON
COCHRAN CARONIA WALLER (USA) LLC

APPENDIX E

September 14, 2008

Board of Directors
Merrill Lynch & Co., Inc.
4 World Financial Center
New York, NY 10080

Members of the Board of Directors:

Bank of America Corporation (“Bank of America”) and Merrill, Lynch & Co., Inc. (“Merrill Lynch”) propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which a wholly owned subsidiary of Bank of America will be merged with and into Merrill Lynch in a transaction (the “Merger”) in which each issued and outstanding share of Merrill Lynch’s common stock, par value $1.33 1/3 per share (the “Merrill Lynch Shares”), other than (i) Merrill Lynch Shares that are owned by Merrill Lynch or Bank of America (other than Merrill Lynch Shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties) and (ii) Merrill Lynch Shares held, directly or indirectly, by Merrill Lynch or Bank of America in respect of a debt previously contracted, will be converted into the right to receive 0.8595 of a share (the “Exchange Ratio”) of the common stock of Bank of America, par value $.01 per share (the “Bank of America Shares”). In connection with the entry into the Agreement, Merrill Lynch and Bank of America propose to enter into a Stock Option Agreement (the “Option Agreement”) pursuant to which Merrill Lynch would grant to Bank of America an option to buy up to 304,421,097 Merrill Lynch Shares, subject to the terms and condition thereof.

You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to holders of Merrill Lynch Shares.

In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to Merrill Lynch and Bank of America that we deemed to be relevant;

(2) Reviewed certain information relating to the business, earnings, cash flow, assets, liabilities, issuer ratings and overall liquidity position and prospects of Merrill Lynch and Bank of America, as well as the amount and timing of the cost savings and related expenses expected to result from the Merger (the “Expected Cost Savings”) furnished to us by Merrill Lynch;

(3) Conducted discussions with members of senior management and representatives of Merrill Lynch and Bank of America concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Cost Savings;

(4) Reviewed the market prices and valuation multiples for the Merrill Lynch Shares and the Bank of America Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Reviewed the results of operations of Merrill Lynch and Bank of America and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7) Participated in certain discussions and negotiations among representatives of Merrill Lynch and Bank of America and their financial and legal advisors;

(8) Reviewed the potential pro forma impact of the Merger;

(9) Reviewed drafts dated September 14, 2008 of the Agreement and the Option Agreement; and

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(10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Merrill Lynch or Bank of America or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of Merrill Lynch or Bank of America under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of Merrill Lynch or Bank of America. With respect to the Expected Cost Savings furnished to or discussed with us by Merrill Lynch or Bank of America, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of Merrill Lynch’s or Bank of America’s management as to the expected future financial performance of Merrill Lynch or Bank of America, as the case may be, and the Expected Cost Savings. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final forms of the Agreement and the Option Agreement will be substantially similar to the last drafts reviewed by us.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

In connection with the preparation of this opinion, we have not been authorized by Merrill Lynch or the Board of Directors to solicit, nor have we solicited, third party indications of interest for the acquisition of all or any part of Merrill Lynch.

We are a wholly-owned subsidiary of Merrill Lynch and are acting as financial advisor to Merrill Lynch in connection with the Merger and will receive a fee from Merrill Lynch for our services, a significant portion of which is contingent upon the consummation of the Merger. We have, in the past, provided financial advisory and financing services to Bank of America and Merrill Lynch and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Merrill Lynch Shares and other securities of Merrill Lynch, as well as the Bank of America Shares and other securities of Bank of America, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of Merrill Lynch. Our opinion does not address the merits of the underlying decision by Merrill Lynch to engage in the Merger and does not constitute a recommendation to any shareholder of Merrill Lynch as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Merrill Lynch, other than the holders of the Merrill Lynch Shares. In rendering this opinion, we express no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio. Our opinion has been authorized for issuance by the Americas Fairness Opinion (and Valuation Letter) Committee of Merrill Lynch.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to holders of Merrill Lynch Shares.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated
MERRILL LYNCH, PIERCE, FENNER &
SMITH INCORPORATED

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APPENDIX F

BANK OF AMERICA CORPORATION
2003 KEY ASSOCIATE STOCK PLAN,
AS AMENDED AND RESTATED

Instrument of Amendment

THIS INSTRUMENT OF AMENDMENT (the “Instrument”) is executed as of the   day of           , 2008 by BANK OF AMERICA CORPORATION, a Delaware corporation (the “Company”).

Statement of Purpose

The Company sponsors the Bank of America Corporation 2003 Key Associate Stock Plan, as amended and restated effective April 1, 2004, and as subsequently amended effective April 26, 2006 (the “Plan”). The Company desires to amend the Plan as set forth herein to (i) make available additional shares of the Company’s common stock for awards under the Plan, (ii) extend the term of the Plan from December 31, 2011 to December 31, 2013 and (iii) otherwise meet current needs. In accordance with Section 14.1 of the Plan, the amendments set forth herein have been approved by the Board of Directors of the Company and are also subject to the approval of the Company’s stockholders at the Special Meeting of Stockholders scheduled for December 5, 2008.

NOW, THEREFORE, the Company hereby amends the Plan as follows, effective as of the date of stockholder approval:

1. Clause (iii) of the last sentence of Section 1.1 of the Plan is amended to read as follows:

“. . . (iii) the close of business on December 31, 2013.”

2. Article 4 of the Plan is amended to read as follows:

“Article 4. Shares Subject to the Plan

4.1  Number of Shares Available for Grants.  Subject to the provisions of this Article 4 (after giving effect to the two-for-one stock split effective August 27, 2004), the aggregate number of Shares available for grants of Awards under the Plan shall not exceed the sum of (A) two hundred million (200,000,000) Shares plus (B) the number of Shares available for awards under the Prior Plan as of December 31, 2002 plus (C) any Shares that were subject to an award under the Prior Plan which award is canceled, terminates, expires or lapses for any reason from and after the Effective Date plus (D) effective as of April 1, 2004, one hundred two million (102,000,000) Shares plus (E) effective upon approval of the Company’s stockholders at the Spring 2006 Annual Meeting of Stockholders, one hundred eighty million (180,000,000) Shares plus (F) effective upon the closing of the merger between the Company and Merrill Lynch & Co., Inc., one hundred five million (105,000,000) Shares plus (G) any Shares that were subject to an award under the Merrill Lynch & Co., Inc. Long Term Incentive Compensation Plan for Executive Officers or the Merrill Lynch Financial Advisor Capital Accumulation Award Plan which award is canceled, terminates, expires, lapses or is settled in cash for any reason from and after the closing of the merger between the Company and Merrill Lynch & Co., Inc.

4.2  Lapsed Awards.  If any Award is canceled, terminates, expires, or lapses for any reason, any Shares subject to such Award shall not count against the aggregate number of Shares available for grants under the Plan set forth in Section 4.1 above.

4.3  Shares Used to Pay Option Price and Withholding Taxes.  If, in accordance with the terms of the Plan, a Participant pays the Option Price for an Option or satisfies any tax withholding requirement with respect to any taxable event arising as a result of this Plan by either tendering previously owned Shares or having the Company withhold Shares, then such Shares surrendered to pay the Option Price or used to satisfy such tax withholding requirements shall not count against the aggregate number of Shares available for grant under the Plan set forth in Section 4.1 above. Notwithstanding the foregoing, the provisions of this Section 4.3 shall not apply from and after January 1, 2006.

4.4  Other Items Not Included.  The following items shall not count against the aggregate number of Shares available for grants under the Plan set forth in Section 4.1 above: (i) the payment in cash of dividends or dividend equivalents under any outstanding Award; (ii) any Award that is settled in cash rather than by issuance of Shares; or (iii) Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become Key Associates as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company or any Subsidiary.

4.5  Award Limits.  Notwithstanding any provision herein to the contrary, the following provisions shall apply (subject to adjustment in accordance with Section 4.6 below):

(i) in no event shall a Participant receive an Award or Awards during any one (1) calendar year covering in the aggregate more than four million (4,000,000) Shares (whether such Award or Awards may be settled in Shares, cash or any combination of Shares and cash);

(ii) in no event shall there be granted during the term of the Plan Incentive Stock Options covering more than an aggregate of forty million (40,000,000) Shares;

(iii) in no event shall there be granted from and after the closing of the merger between the Company and Merrill Lynch & Co., Inc., Shares of Restricted Stock or Restricted Stock Units covering more than an aggregate of:

(A) One hundred eighty-six million three hundred thousand (186,300,000) Shares, plus

(B) the number of Shares covering any Award made under this subparagraph (iii) from and after the closing of the merger between the Company and Merrill Lynch & Co., Inc. that again become available for issuance under Section 4.2 above because the Award is canceled, terminates, expires, or lapses for any reason; plus

(C) the number of Shares that were subject to an award under the Merrill Lynch & Co., Inc. Long Term Incentive Compensation Plan for Executive Officers or the Merrill Lynch Financial Advisor Capital Accumulation Award Plan which award is canceled, terminates, expires, lapses or is settled in cash for any reason from and after the closing of the merger between the Company and Merrill Lynch & Co., Inc., if such award had been originally awarded as a Merrill Lynch restricted stock share or unit;

provided, however, that in the event the full number of Shares under this subparagraph (iii) have been used, the Company may grant additional Shares of Restricted Stock or Restricted Stock Units from the remaining available Shares for grants under Section 4.1 with each such Share of Restricted Stock or Restricted Stock Unit counting as 2.5 Shares against such remaining available Shares under Section 4.1.

4.6  Adjustments in Authorized Shares.  In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be issued under the Plan and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that (i) the number of Shares subject to any Award shall always be a whole number and (ii) such adjustment shall be made in a manner consistent with the requirements of Code Section 409A in order for any Options or SARs to remain exempt from the requirements of Code Section 409A.

4.7  Source of Shares.  Shares issued under the Plan may be original issue shares, treasury stock or shares purchased in the open market or otherwise, all as determined by the Chief Financial Officer of the Company (or the Chief Financial Officer’s designee) from time to time, unless otherwise determined by the Committee.”

3. Sections 6.11 and 7.10 of the Plan are amended to read “Reserved,” and Section 14.4 of the Plan is amended to read as follows:

“14.4 No Repricing.  Notwithstanding any provision herein to the contrary, the repricing of Options or SARs is prohibited without prior approval of the Company’s stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of an Option or SAR to lower its Option Price or grant price; (B) any other action that is treated as a “repricing” under generally accepted accounting principles; and (C) repurchasing for cash or canceling an Option or SAR at a time when its Option Price or grant price is greater than the Fair Market Value of the underlying Shares in exchange for another Award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change under Section 4.6 above. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.”

4. Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Instrument to be executed by its duly authorized officer as of the day and year first above written.

BANK OF AMERICA CORPORATION

By:
Name:
Title:

MERRILL LYNCH & CO., INC.
PROXY
Special Meeting
December 5, 2008
Important Notice Regarding Internet Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement are available at http://www.ml.com/specialmeetingmaterials/2008/proxystatement
MERRILL LYNCH & CO., INC.
Special Meeting of Stockholders
December 5, 2008
8:00 AM Eastern time
Merrill Lynch Headquarters
4 World Financial Center
New York, New York
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Rosemary T. Berkery, Nelson Chai and Gregory J. Fleming hereby are appointed individually as proxies (with full power to act without the others and with full power of substitution) to attend and to vote for the undersigned on the matters listed on the reverse side hereof at the Special Meeting of Stockholders to be held on December 5, 2008, or at any adjournment or postponement of that meeting and, in their discretion, upon other matters that properly arise at the meeting. This proxy revokes all proxies previously given for the same shares of stock.
The shares represented by this proxy will be voted in accordance with instructions given on the back of this card. If this proxy is signed and returned without specific instructions as to any item or all items, it will be voted FOR the adoption of the Agreement and Plan of Merger, FOR the approval of the amendment to the Restated Certificate of Incorporation and FOR the approval of an adjournment of the Special Meeting,, if necessary or appropriate.
Please vote on the reverse of this card. Sign, date and return this card promptly using the enclosed envelope. Sign exactly as name appears above. Each joint tenant should sign. When signing as attorney, trustee, etc., give full title.
Address Changes/Comments: ___ ___
___ ___
(If you noted any address changes/comments above, please mark corresponding box on the reverse side.)
(To be signed on the reverse side)

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0 0 0 -— -— —
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(3) Approve adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting for the foregoing proposals
(1) Adopt the Agreement and Plan of Merger, dated as of September 15, 2008, by and between Merrill Lynch & Co., Inc. and Bank of America Corporation
(2) Approve the Amendment to the Restated Certificate of Incorporation of Merrill Lynch & Co., Inc.
vote FOR proposals (1), (2) and (3).0
VOTE BY INTERNET — www.proxyvote.com
Use the internet to transmit voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on December 4, 2008. Have this proxy card in hand when you access the web site and follow the instructions to create an electronic voting instruction form.
C/O PROXY SERVICES
P.O. BOX 9112
FARMINGDALE, NY 11735
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to help protect the environment and reduce the costs incurred by Merrill Lynch & Co., Inc. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit voting instructions up until 11:59 p.m. Eastern time on December 4, 2008. Have this proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date this proxy card and return it in the postage-paid envelope provided or return it to Merrill Lynch & Co., Inc., c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: MLNCH1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. MERRILL LYNCH & CO., INC. The Board of Directors recommends a The Board
Recommends
FOR AGAINST ABSTAIN
For comments and/or address changes, please check this box and write them on the other side of this card. 0 0
Yes N o
Please indicate if you plan to attend this meeting.
Yes
N o
If you want to vote shares held in a brokerage account at Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) in person at the Special Meeting, you must obtain a proxy from MLPF&S. Please check YES to the right to receive such a proxy.
0 0 Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date